Exhibit 99.2

Prospectus

REGARDING THE ADMISSION TO LISTING ON THE MTAX STANDARD 1 ORGANIZED AND MANAGED BY BORSA ITALIANA

S.P.A. OF SHARES OF COMMON STOCK OF

Cell Therapeutics, Inc.

TO BE ISSUED IN THE CONTEXT OF A SHARE CAPITAL INCREASE UP TO EURO 60 MILLION IN A SINGLE TRANSACTION OR

SERIES OF TRANSACTIONS TO SOCIÉTÉ GÉNÉRALE REPRESENTING MORE THAN 10% OF THE SHARES OF COMMON STOCK

CURRENTLY OUTSTANDING

ISSUER

CELL THERAPEUTICS INC.

SUBSCRIBER

Société Générale

Prospectus filed with CONSOB on January 14, 2008 following authorization to the publication thereof communicated by means of CONSOB note n. 8001861 of January 8, 2008.

The fulfillment of the publication of this Listing Prospectus does not entail any opinion of CONSOB as to the opportunity of the proposed investment and the merit of the data and information related thereto.

1.1	Risks related to future losses

CTI was incorporated in 1991 and has incurred a net operating loss every year, as of September 30, 2007. CTI had an accumulated deficit of approximately $1,070.4 million. CTI has not declared or paid any dividends on shares of common stock and does not currently expect to do so in the future.

Please refer to risk factor 4.1.1 to in the Chapter 4 of this Prospectus for more information.

1.2	Risks related to forecasts concerning the achievement of the break even point in 2009

In the context of a press release dated September 26, 2007, as well as of an interview occurred on December 13, 2007 and reported on MF on December 19, 2007, the company’s CEO made some considerations on the situation, the strategy and the plans of the Company, mentioning that the latter may reach the break-even point in 2009 and a profit in 2010 subject to the desired occurrence of some uncertain events.

Please refer to risk factor 4.1.2 to in the Chapter 4 of this Prospectus for more information.

1.3	Risks related to a substantial amount of debt

CTI has a substantial amount of debt outstanding, and its annual interest expense with respect to its debt is significant. Unless CTI generates substantial sales from one of its potential products or raises substantial additional capital, it may not be able to repay this debt or the interest, liquidated damages or other payments with respect to its debt. The net financial indebtedness as of October 31, 2007 was $125.2 million.

Please refer to risk factor 4.1.3 to in the Chapter 4 of this Prospectus for more information.

1.4	Risks related to assets and shareholder deficit

As of September 30, 2007, CTI had a total shareholder deficit of approximately $119.3 million, and total assets of approximately $85.0 million.

Please refer to risk factor 4.1.4 to in the Chapter 4 of this Prospectus for more information.

1.5	Risks related to undertakings in the 2003 listing prospectus

In the 2003 Listing Prospectus, the Company mentioned in section 12.6, “shareholders’ meetings”, that all CTI shareholders would have been able to exercise their voting rights pursuant to certain modalities (including by phone or over the Internet), but, due to some legal restrictions and in spite of the Company’s effort to provide for remedies, such modalities were not available to Italian shareholders.

Please refer to risk factor 4.1.7 to in the Chapter 4 of this Prospectus for more information.

1.6	Risks related to the voting procedures and delivery of the meeting documentation

The holding of CTI’s shares vis-a’-vis Monte Titoli entails certain limits to the range of modalities pursuant to which the relevant holders (the “Italian Shareholders”), with regard to the US shareholder, may receive information about the Company (including the inability of the Italian Shareholders to receive the shareholder meeting documentation at their own address) and avail themselves of certain voting modalities such as internet and phone.

Please refer to risk factor 4.1.8 to in the Chapter 4 of this Prospectus for more information.

INDEX

INDEX		3

GLOSSARY		7

SUMMARY		14

CHAPTER 1	PERSONS RESPONSIBLE FOR THIS PROSPECTUS	31

CHAPTER 2	AUDITORS	32

CHAPTER 3	SELECTED FINANCIAL INFORMATION	34

CHAPTER 4	RISK FACTORS	46

CHAPTER 5	COMPANY INFORMATION	74

CHAPTER 6	BUSINESS OVERVIEW	83

CHAPTER 7	ORGANIZATIONAL STRUCTURE	107

CHAPTER 8	PROPERTY, PLANT AND EQUIPMENT	109

CHAPTER 9	OPERATING AND FINANCIAL REVIEW	111

CHAPTER 10	CAPITAL RESOURCES	125

CHAPTER 11	RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES	138

CHAPTER 12	RECENT DEVELOPMENTS	140

CHAPTER 13	PROFIT FORECASTS OR ESTIMATES	142

CHAPTER 14	ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR MANAGEMENT	143

CHAPTER 15	REMUNERATION AND BENEFIT	151

CHAPTER 16	PRACTICES OF THE BOARD OF DIRECTORS	156

CHAPTER 17	EMPLOYEES	159

CHAPTER 18	MAJOR SHAREHOLDERS	163

CHAPTER 19	RELATED PARTY TRANSACTIONS	164

CHAPTER 20	FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL POSITION AND PROFITS AND LOSSES	166

CHAPTER 21	ADDITIONAL INFORMATION	266

CHAPTER 22	MATERIAL CONTRACTS	303

CHAPTER 23	THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND DECLARATIONS OF ANY INTEREST	308

CHAPTER 24	DOCUMENTS AVAILABLE TO THE PUBLIC	309

CHAPTER 25	INFORMATION ON HOLDING	310

CHAPTER 26	PERSONS RESPONSIBLE FOR THIS PROSPECTUS	311

CHAPTER 27	RISK FACTORS	312

CHAPTER 28	KEY INFORMATION	313

CHAPTER 29	INFORMATION CONCERNING THE SECURITIES TO BE OFFERED/ ADMITTED TO TRADING	316

CHAPTER 30	TERMS AND CONDITIONS OF THE OFFERS	319

CHAPTER 31	ADMISSION TO TRADING AND DEALING ARRANGEMENTS	324

CHAPTER 32	SELLING SHAREHOLDERS	325

CHAPTER 33	EXPENSE OF THE ISSUE/OFFERS	326

CHAPTER 34	DILUTION	327

CHAPTER 35	ADDITIONAL INFORMATION	328

ANNEXES		329

DEFINITIONS

The important terms and definitions used in this Prospectus are listed below. These definitions and terms shall have the meaning set out below unless otherwise provided.

Auditors:	Stonefield Josephson, Inc., a company with its registered office in Los Angeles, California.

Authorized Common Shares:	The total number of shares of the Company’s common stock that the Company is permitted to issue (100,000,000 as of the date of the Prospectus, including the issued and outstanding Common Shares) without obtaining stockholder approval (except as may be required by the Nasdaq Marketplace Rules).

Authorized Preferred Shares:	The total number of shares of the Company’s preferred stock that the Company is permitted to issue (10,000,000 as of the date of the Prospectus, including the issued and outstanding Preferred Shares) without obtaining stockholder approval (except as may be required by the Nasdaq Marketplace Rules). The Board of Directors may determine the terms of the preferred shares in its sole discretion.

Average Volume:	Average daily trading volume (block trades excluded) of the Common Shares on MTAX during a Reference Period, pursuant to the Step-Up Equity Financing Agreement.

Borsa Instructions:	The Istruzioni al Regolamento dei Mercati organizzati e gestiti da Borsa Italiana S.p.A. effective as of November 5, 2007.

Borsa Italiana:	Borsa Italiana S.p.A. with registered office in Milan, Piazza Affari 6.

Business Day:	Each day between Monday and Friday, inclusive, of any given week in which banks are open and stock exchanges are open for trading in Italy and the United States.

Common Shares:	The shares of common stock of the Issuer (ISIN Code US1509344040), no par value per share, listed on the NASDAQ Global Market and on MTAX.

CONSOB:	Commissione Nazionale per le Societa e la Borsa (Italian National Commission for Companies and the Stock Exchange).

CONSOB Regulation:	Regulations implementing Italian Legislative Decree No 58 of February 24, 1998, regarding issuers regulation (adopted by CONSOB with resolution No 11971 dated May 14, 1999 as subsequently amended).

CTI Europe:	Cell Therapeutics Europe S.r.l. with registered office in Via Ariosto 23, Milan.

CTI or the Issuer or the Company:	Cell Therapeutics, Inc. having its registered office located in the State of Washington at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119 (U.S.).

Date of the Prospectus:	The date on which the Prospectus has been published.

Exchange Act:	The U.S. Securities Exchange Act of 1934, as amended.

Group:	The Company and the Company’s Subsidiaries

Increase Option:	The Issuer’s right to increase (the “Increase Option”) the total amount of the Share Capital Increase reserved to Société Générale up to Euro 60 million of common Shares

Italian Stock Exchange:	Borsa Italiana S.p.A.

Maximum Amount:	The maximum amount of New Common Shares issued by the Issuer to Société Générale in accordance with the provisions of the Step-up Equity Financing Agreement having an aggregate issue price equal to Euro 45 million, provided that the Issuer may, in its sole discretion and by written notice to Société Générale, increase such maximum amount to Euro 60 million.

Monte Titoli:	Monte Titoli S.p.A., having its registered office in Milan, via Mantegna, 6.

MTAX:	MTAX, Standard 1, organized and managed by Borsa Italiana.

Nasdaq:	National Association of Securities Dealers Automated Quotations system and the Nasdaq Global Market (the U.S. exchange on which the Company’s stock is listed)

New Common Shares:	The newly issued Common Shares pursuant to a Share Capital Increase.

Nasdaq Marketplace Rules	The rules of the Nasdaq Global Market

Offer:	The issuance of New Common Shares, in a single transaction or series of transactions, to Société Générale in an amount not to exceed Euro 60 million and to be issued pursuant to the terms of the Step-Up Equity Financing Agreement.

Preferred Shares:	Shares of 3% Convertible Preferred Series A, Series B and Series C stock and shares of 7% Convertible Preferred Series D stock. The terms of Preferred Shares restrict the payment of dividends on the Common Shares unless the Company has paid or set aside the cumulative dividends then owed on the Preferred Shares. In addition, each Preferred Shares is entitled to a liquidation preference equal to the stated value of such holder’s Preferred Shares plus any accrued and unpaid dividends and other payments that may be due on the shares before the holders of the Common Shares or any other junior securities of the Company receive any payments upon such liquidation. The terms and conditions of the Preferred Shares are set forth in the Company’s articles of incorporation, as amended, which can be found in an exhibit to the Registrant’s Current Report on Form 8-K filed on April 16, 2007 (with amendments to the articles in exhibits to the Registrant’s Current Reports on Form 8-K filed on July 27, 2007, August 21, 2007 and December 3, 2007), which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

Reference Period:	The 3-day period between the third trading day on the MTAX (included) following the date of the Share Issue Notice and the fifth trading day on the MTAX (included) following the date of the Share Issue Notice unless extended pursuant to the Step-up Equity Financing Agreement.

Share Capital Increase:	The share capital increase in a single transaction or a series of transactions reserved to Société Générale by means of one or more tranches in an amount not to exceed Euro 60 million.

Share Issue Notice:	The notice by which the Issuer notifies Société Générale of its decision to issue New Common Shares in accordance with the terms and conditions of the Step-up Equity Financing Agreement.

Share Issue Price:	For each tranche issued pursuant to the Step-Up Equity Financing Agreement, the price equal to 94% of the lowest volume-weighted average price (block trades excluded) of the Common Shares on the Italian Stock Exchange calculated on any trading day during the relevant Reference Period and rounded down to 0.01.

Société Générale:	Société Générale S.A. with registered office at 29 boulevard Haussmann – 75009 Paris, France, registered under No. 552 120 222 RCS Paris.

Step-Up Equity Financing Agreement:	The agreement entered into between the Issuer and Société Générale on June 21, 2006, as amended.

SEC:	The U.S. Securities and Exchange Commission

Unified Financial Act or TUF:	Italian Legislative Decree No 58 of February 24, 1998, as amended and supplemented.

US GAAP:	U.S. generally accepted accounting principles.

Volume-Weighted Average Price:	The lowest volume weighted average price (block trades excluded) of the Common Shares on the Italian Stock Exchange during the relevant Issue Reference Period and rounded down to 0.01, as provided by the terms of the Step-Up Equity Financing Agreement.

GLOSSARY OF THE MEDICAL AND TECHNICAL TERMS USED IN THIS PROSPECTUS

In consideration of the activity that the Company carries out in the biotechnology sector, it has been deemed convenient to prepare the following glossary of the technical terms which will be most frequently used in this Prospectus.

Anthracyclines	Antibiotics which act to inhibit tumor growth by causing damage to DNA.

Chemotherapy	The treatment of a tumor through the use of various chemical compounds, especially cytotoxic agents, which prevent cellular proliferation and reduce tumor growth.

Clinical data	Patient and other information collected and recorded during and as part of an ongoing clinical trial.

Clinical development (or clinical experimentation)	Series of consequential studies regulated by the regulatory healthy authorities involving the trials of experimental drugs on humans with the aim of their possible introduction to the market. Clinical trials are typically conducted in three sequential phases, but the phases may overlap or be combined. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage, (ii) identify possible adverse effects and safety risks, and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population.

Corporate Integrity Agreement	An agreement with the federal government whereby the company’s actions with respect to promotion and sales practices are reviewed and reported to the federal government for a period of time.

Cytotoxic agents	Chemicals or compounds that are directly toxic to cells, preventing their reproduction or growth.

Data Safety Monitoring Board, or DSMB	The Data Safety Monitoring Board, or DSMB, is a group consisting of external investigators and company personnel which periodically reviews safety data from an ongoing clinical trial. The DSMB may make recommendations with regard to an ongoing study based on their review of the safety data and their knowledge of treatment of the disease.

Data Monitoring Committee	See Data Safety Monitoring Board

EMEA	European Medicines Evaluation Agency. The inter-governmental agency responsible for approving drug candidates for marketing in the European Union.

Fast Track	Fast track designation is granted to expedite the review process of applications for approval of new drugs intended to treat serious or life-threatening conditions where potential to address an unmet medical need is demonstrated.

FDA	U.S. Food and Drug Administration, the governmental agency in the United States responsible for approving new drug applications.

First-line	Preferred treatment for the diagnosed illness.

Formulation	Pharmaceutical preparation which enables the administration of a drug’s active principles (i.e., of the components of a drug with pharmacological activity) in the desired manner, due to the use of excipients; the final preparation is ready for clinical use.

cGMP/GLP/GCP (current good manufacturing practice/good laboratory practice/ good clinical practice)	International rules aimed at ensuring the quality of, respectively: (i) the pharmaceutical production processes; (ii) the carrying out of non-clinical trials for regulatory purposes; and (iii) the trials on humans and the definition of trial guidelines.

Hazard ratio	The relative likelihood of experiencing a particular event. In a survival study, this is the relative likelihood of death. A hazard ratio (HR) of 0.5 indicates that one group has half the risk of the other group.

“Intent to treat” analysis	Intent to treat analysis means including all patients randomized to an arm of a clinical trial, regardless of their adherence to the entry criteria, regardless of the treatment they actually received, and regardless of the subsequent withdrawal from treatment or deviation from the protocol.

Investigational New Drug	An application that a drug sponsor must submit to FDA before beginning tests of a new drug on humans. The IND contains the plan for the study and is supposed to give a complete picture of the drug, including its structural formula, animal test results, and manufacturing information.

In vitro	Activities performed outside the living body and in an artificial environment.

In vivo	Experimentation carried out on animals or humans, (meaning, “in the living body”).

Log rank	Log rank describes a standard statistical method for testing the null hypothesis that there is no difference between the populations in the probability of an event at any given time point. A log rank test is most likely to detect a difference between groups when the risk of an event is consistently greater for one group than another.

Marker	Indicator of the presence of a specific kind of tumor, identifiable by means of specific laboratory tests.

Metastatic	Spread of a tumor by cells migrating from a primary site (primary tumor) to a secondary site where a new tumor develops (metastatic secondary tumor).

Mitoxantrone	Intercalating cancer drug with a high level of activity on leukemia and lymphoma, but also used in the combined treatment of breast, prostate and ovarian cancer.

Milestone	A scheduled event that is used to measure progress toward a final set target.

MAA or Marketing authorization application	An application submitted to the EMEA for review and approval to begin marketing a drug in Europe. An MAA is similar to the NDA in the U.S.

NDA or New drug application	When the sponsor of a new drug believes that enough evidence on the drug’s safety and effectiveness has been obtained to meet FDA’s requirements for marketing approval, the sponsor submits to FDA a new drug application (NDA). The application must contain data from specific technical viewpoints for review, including chemistry, pharmacology, medical, biopharmaceutics, and statistics. If the NDA is approved, the product may be marketed in the United States.

Non-Hodgkin’s lymphoma, or NHL	A particular type of malignant tumor that starts in the lymphoid tissue (also called lymph or lymphatic tissue).

Non-small cell lung cancer, or NSCLC

Non-small cell lung cancer, or NSCLC, is one of two main types of lung cancer. There are three sub-types of NSCLC. The cells in these sub-types differ in size, shape, and chemical make-up.

•   squamous cell carcinoma: They are linked to smoking and tend to be found near the bronchus.

•   adenocarcinoma: It is usually found in the outer part of the lung.

•   large-cell undifferentiated carcinoma: It tends to grow and spread quickly.

Off-label	Use of a drug for a disease or condition other than the indication for which it was approved by a regulatory authority, such as the FDA or EMEA.

Oncology	Branch of medicine which studies the characteristics of tumors, their classification, diagnosis and therapy.

Pivotal study or Pivotal trial	Clinical trial on which a drug’s safety and efficacy is based and which provides the data that the FDA uses to decide whether or not to approve a drug. A pivotal study will generally be a phase III, well-controlled, randomized trial.

Pharmacokinetics	Branch of pharmacology which studies the behavior of compounds in living organisms by means of the evaluation of ADME (absorption, distribution, metabolism and elimination) of the drug in a living organism. If the tests are carried out using toxic doses, the appropriate term is toxicokinetics.

Pharmacology	Science of the study of drugs, their preparation, their effects and their action mechanisms.

Phase I, Phase II, Phase III	See “Clinical Development”.

Polyglutamate	A biodegradable polymer of glutamic acid, a naturally occurring amino acid.

Pooled analysis	Pooled analysis means combining analyses from more than one clinical trial.

Preclinical data	Data collected from studies performed in the laboratory or in animals, which is used to predict the potential safety, tolerability, and activity of a potential drug before it has entered clinical trials in humans. (See also preclinical development).

Preclinical development	Laboratory tests (in vitro and in vivo) before testing on humans. This phase involves in vitro and in vivo experimentation to evaluate the activity and toxicity of the compounds and the first stages in the study of the formulation.

Product	Depending on the context, (i) a pharmaceutical or biopharmaceutical substance which is already on the market; or (ii) a pharmaceutical or biopharmaceutical substance which is potentially marketable (potential product or product in clinical development).

Product candidate	A pharmaceutical or biopharmaceutical substance in any phase of research and development between initial research and the completion of the clinical trials and market approval.

Progression-free survival	The time interval during which a patient’s disease is determined to be stable until the time when the disease is determined to be progressing.

PS2 Patient	A poor performance status patient. Performance status (PS) is a measure of disease symptoms defined by the Eastern Cooperative Oncology Group. It is rated on a scale from PS0 to PS5. Patients who are considered “good performance status” or PS0 or PS1 have minimal or no symptoms of disease and are able to maintain their activities of daily living. Patients with performance status 2 or greater are considered “poor performance status.” PS2 patients are ambulatory and capable of self care and up and about more than 50% of their waking hours, but are unable to carry out work activities.

Qui tam action	Qui tam is a legal provision in the United States under the False Claims Act, which allows for a private individual, or whistleblower with knowledge of past or present fraud committed against the U.S. federal government to bring suit on its behalf.

Randomized study	A clinical trial, typically conducted at several different centers, in which patients have been randomly assigned to receive either the study drug or control drug.

Refractory	Not responsive to the relevant treatment.

Regulatory healthy authorities	The authorities which regulate the various stages of experimentation (pre-clinical and clinical) of potential pharmaceutical products and grant/revoke the relative authorization for marketing and sale of the products. In Italy the relevant authority is the Ministry of Health (Ministero della Sanità) and the Superior Institute of Health (Istituto Superiore della Sanità), in Europe, the European Agency for the Valuation of Medicinal Products (Agenzia Europea per la Valutazione dei Prodotti Medicinali) (EMEA) and, in the U.S., the Food and Drug Administration (FDA).

Resistance (to anti-tumor compounds)	Capability of cancer cells to become less sensitive to the effect of compounds which are intended to weaken them.

Second-line	Treatment following first-line treatment; used if the initial treatment is unsuccessful or if the disease re-occurs.

Shelf registration statement	A registration statement that allows an issuer in the United States to offer securities from time to time, provided that the securities have been described in the registration statement and the registration statement has been declared effective by the SEC.

Special Protocol Assessment, or SPA	The SPA process allows for an agreement between companies and the FDA on the design of a study, including clinical drug supply, pivotal trial design, clinical endpoints, conduct, data analysis, and other clinical trial issues, and is intended to provide assurance that if pre-specified trial results are achieved, they may serve as the primary basis for an efficacy claim in support of an NDA.

Taxol	Anti-cancer agent very effective on numerous forms of solid tumors such as breast, ovarian and lung cancers.

United States Attorney’s Office, or USAO	The principal litigators of the United States, under the U.S. Attorney General.

United States Public Company Accounting Oversight Board	A private-sector, non-profit corporation, created by the U.S. Sarbanes-Oxley Act of 2002, to oversee the auditors of U.S. public companies in order to protect the interests of investors and further the public interest in the preparation of informative, fair, and independent audit reports.

SUMMARY

A)	NOTICE

THE INVESTMENTS PROPOSED IN THIS PROSPECTUS INVOLVES THE RISKS TYPICALLY CONNECTED TO INVESTMENTS IN SHARES.

IN ORDER TO PROPERLY EVALUATE THE RISK RELATING TO ANY INVESTMENT IN SHARES, THE INFORMATION CONTAINED HEREIN SHOULD BE READ IN CONJUNCTION WITH THE RISK FACTORS AND THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

IN PARTICULAR:

(A)	THIS SUMMARY SHOULD BE READ AS AN INTRODUCTION TO THE PROSPECTUS;

(B)	ANY DECISION TO INVEST IN THE SHARES SHOULD BE BASED ON A CONSIDERATION OF THE PROSPECTUS AS A WHOLE BY INVESTORS;

(C)	WHERE A CLAIM RELATING TO THE INFORMATION CONTAINED IN A PROSPECTUS IS BROUGHT BEFORE A COURT, THE PLAINTIFF INVESTOR MIGHT HAVE TO BEAR THE COSTS OF TRANSLATING THE PROSPECTUS BEFORE ANY LEGAL PROCEEDING MAY BE INITIATED; AND

(D)	CIVIL LIABILITY WILL BE APPLIED TO THOSE PERSONS SUBMITTING THE SUMMARY, INCLUDING ANY TRANSLATION THEREOF, AND APPLIED FOR ITS NOTIFICATION, BUT ONLY IF THE SUMMARY IS MISLEADING, INACCURATE OR INCONSISTENT WHEN READ TOGETHER WITH THE OTHER PARTS OF THE PROSPECTUS.

THE TERMS IN CAPITAL LETTER HAVE THE SAME MEANING AS SET FORTH IN THE PREVIOUS PARAGRAPH “GLOSSARY”.

THE COMPANY EFFECTED A ONE-FOR-FOUR REVERSE STOCK SPLIT ON APRIL 15, 2007. EXCEPT FOR INFORMATION DATED AFTER APRIL 15, 2007 AND INFORMATION RELATED TO COMPENSATION IN CHAPTER 15 OF THIS PROSPECTUS, SHARE INFORMATION CONTAINED IN THIS PROSPECTUS IS ON A PRE-SPLIT BASIS.

B)	RISK FACTORS

The subsequent paragraph includes the headings of the risk factors relating to the Issuer and its group, the industry in which the Issuer operates, as well as the proposed investment

1.	Risks relating to the Issuer and its group

1.1	Risks related to future losses

1.2	Risks related to the achievement of the break even point in 2009

1.3	Risks related to a substantial amount of debt

1.4	Risks related to assets and shareholder deficit

1.5	Risks related to the need to raise additional funds in the near future

1.6	Risks related to dilution from implementation of the Step-Up Equity Financing Agreement

1.7	Risks related to undertakings in the 2003 listing prospectus

1.8	Risks related to the voting procedures and delivery of the meeting documentation

1.9	Risks related to the Company’s need to obtain a quorum for its meetings of shareholders

1.10	Risks of failure in financing efforts for failure to receive shareholder approval when needed

1.11	Risks related to compliance with the regulatory structure of Italy, which could result in administrative challenges

1.12	Risks related to the Company’s internal control over financial reporting

1.13	Risks related to the License and Co-Development agreement entered into with Novartis Pharmaceutical Company Ltd.

1.14	Risks related to the inability to successfully identify and complete valuable acquisition opportunities and not achieve the anticipated growth CTI would otherwise achieve were such acquisitions accomplished

1.15	Risks related to the inability to successfully integrate recent and future acquisitions, resulting in management’s attention being diverted, and efforts to integrate future acquisitions consuming significant resources

1.16	Risks related to the inability to complete the acquisition of Zevalin potentially causing adverse effects on CTI’s financial and CTI operating results.

1.17	Risks associated with the inability to expand label usage of Zevalin and not recognize the full value of the asset potentially causing adverse effects on CTI’s expected financial and operating results

1.18	Risks related to the fact that CTI’s three STELLAR phase III clinical trials for the treatment of non-small cell lung cancer did not meet their primary endpoints

1.19	Risks related to reliance on third parties’ intellectual property

1.20	Risks related to purchasing necessary materials

1.21	Risks related to dependence on third-party manufacturers

1.22	Risks related to the successful development of additional products

1.23	Risks related to the need to in-license drug compounds

1.24	Risks related to third-party collaborations

1.25	Risks related to international business

1.26	Risks related to the achievement of the full potential of the merger with Novuspharma

1.27	Risks related to fluctuations in the exchange rate of the U.S. dollar relative to the Euro

1.28	Risks related to anti-takeover provisions

1.29	Risks related to forward-looking statements

2.	Risks relating to the industry in which the Issuer operates

2.1	Risks related to extensive government regulation

2.2	Risks related to potential litigation

2.3	Risks related to competition and rapid technological changes

2.4	Risks related to reimbursement and healthcare cost containment initiatives

2.5	Risks related to commercialization of the Company’s drug candidates

2.6	Risks related to the protection of intellectual property of CTI

2.7	Risks related to infringement of third parties’ intellectual property

2.8	Risks related to clinical trials

2.9	Risks related to reliance on novel technologies

2.10	Risks related to products liability and insurance

2.11	Risks related to the use of hazardous materials

2.12	Risks related to animal testing

3.	Risks relating to the financial instruments offered

3.1	Risks related to the volatility of CTI’s stock price

C)	INFORMATION ABOUT THE ISSUER, ACTIVITY AND PRODUCTS

C1)	HISTORY AND GROWTH

CTI, a biopharmaceutical company, incorporated in 1991 under the laws of the State of Washington (U.S.), focuses on the development, acquisition and commercialization of novel treatments for cancer.

On March 18, 1997 CTI’s registration statement on Form S-1 was declared effective for its initial public offering (“IPO”) of 3 million shares of its common stock at an offering price of $10.00 per share, which resulted in net proceeds of $26.8 million. CTI’s common stock has been listed on the Nasdaq in the U.S. since March 21, 1997.

In June 1998, CTI entered into an agreement with PG-TXL Company, L.P. and scientists at the M.D. Anderson Cancer Center, granting CTI an exclusive worldwide license to the rights to polyglutamate, a biodegradable polymer of glutamic acid, a naturally occurring amino acid, and related polymers with applications to anti-cancer drugs.

In October 2002, CTI initiated a XYOTAX phase III clinical trial for second-line treatment of non-small cell lung cancer (STELLAR 2), and two phase III trials of XYOTAX in the first-line treatment of poor performance status patients with non-small cell lung cancer (STELLAR 3 and 4). The studies were designed to determine if XYOTAX could increase the overall survival of patients while reducing serious side effects associated with the treatment of first-line or second-line NSCLC.

In June 2003, CTI received fast track designation from the FDA for any XYOTAX pivotal trials CTI conducts in poor performance status, or PS2, patients with advanced non-small cell lung cancer. Fast track designation is granted to expedite the review process of applications for approval of new drugs intended to treat serious or life-threatening conditions where potential to address an unmet medical need is demonstrated.

On June 16, 2003, CTI entered into a merger agreement with Novuspharma and on October 23, 2003 the shareholders of CTI and Novuspharma approved the merger at special shareholders meetings; the merger was effective starting from January 1, 2004 and CTI’s shares were admitted to listing on the Nuovo Mercato on January 2, 2004.

In early March 2004, CTI announced that the FDA provided guidance through the Special Protocol Assessment, or SPA, process for a randomized pivotal trial, which was expected to initiate later that month. The clinical study, known as the EXTEND trial, of pixantrone is for the treatment of patients with relapsed, aggressive non-Hodgkin’s lymphoma, or NHL. In July 2004, the FDA granted pixantrone fast track designation for the potential treatment of relapsed, aggressive non-Hodgkin’s lymphoma, or NHL.

In March 2005, CTI announced that the phase III study of XYOTAX in combination with carboplatin, known as STELLAR 3, missed its primary endpoint. The trail reached statistical significance as to non-inferiority survival with respect to the therapy based on paclitaxel in combination with carboplatin.

In the first half of 2005, CTI commenced a cost savings initiative, including a reduction of workforce, in an effort to conserve capital and focus on programs with the greatest near-term commercial potential.

In May 2005, CTI announced the results of its phase III clinical studies of XYOTAX in NSCLC, known as STELLAR 2 and 4. Although both trials missed their primary endpoints of superior overall survival, they demonstrated equivalent survival with significant reductions in serious side effects when compared to either docetaxel or gemcitabine/vinorelbine.

In July 2005, CTI completed the divestiture of TRISENOX and certain proteasome assets to Cephalon Inc. The divestiture included all TRISENOX assets.

In December 2005, CTI launched a clinical trial, known as the PIONEER or PGT305 trial, of XYOTAX versus paclitaxel chemotherapy for the treatment of poor performance status, or PS2, female patients with chemotherapy-naïve advanced stage NSCLC.

In February 2006, CTI presented results that confirm the observation of enhanced efficacy in the presence of estrogen seen in the STELLAR first-line trials. In the three first-line trials of XYOTAX (PGT202, STELLAR 3, and STELLAR 4), women of pre-menopausal age or with normal estrogen levels had the strongest survival advantage over their counterparts CTI believes these data indicate a potential favorable alternative for women with normal estrogen levels who have NSCLC. In addition, CTI’s phase III trials demonstrated that single agent XYOTAX (175-210mg/m²) has a significantly reduced incidence of severe side effects, including a reduction in severe neutropenia, febrile neutropenia, infection and anemia when compared to patients receiving standard chemotherapy agents gemcitabine, vinorelbine or docetaxel.

In September 2006, CTI entered into an exclusive worldwide licensing agreement with Novartis International Pharmaceutical Ltd., or Novartis, for the development and commercialization of XYOTAX. Total product registration and sales milestones due from Novartis for XYOTAX under the agreement could reach up to $270 million. The agreement also provides Novartis with an option to develop and commercialize pixantrone based on agreed terms. In September 2006, in connection with the licensing agreement with Novartis, CTI also entered into a securities purchase agreement with Novartis, under which CTI agreed to sell and Novartis agreed to purchase an aggregate of 8,670,520 shares of CTI common stock for a total purchase price of $15 million. In October 2006, both the co-development and securities purchase agreements became effective upon the receipt of antitrust regulatory clearance, and accordingly, CTI closed the sale of the shares of common stock to Novartis.

In November 2006, CTI suspended enrollment in the PIONEER trial to allow data related to recently enrolled patients to mature and to assess the differences in early cycle deaths observed between arms of the study. In December 2006, we agreed with the recommendation of the Data Safety Monitoring Board agreed to close the PIONEER lung cancer clinical trial due, in part, to the diminishing utility of the PIONEER trial given the Company’s plans to submit a new protocol to the FDA. In early 2007, CTI submitted two new protocols under a Special Protocol Assessment, or SPA, to the FDA, The new trials, known as PGT306 and PGT307, focus exclusively on NSCLC in women with pre-menopausal estrogen levels, the subset of patients where XYOTAX demonstrated the greatest potential survival advantage in the STELLAR trials. CTI initiated the PGT307 clinical trial in September 2007. Although the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of XYOTAX in the NSCLC setting, the Company believes that compelling results from PGT307, along with supporting evidence from prior clinical trials, will enable CTI to submit an NDA in the United States.

The chart below sets forth the structure of the Company and its subsidiaries as of December 31, 2006:

All subsidiaries above are wholly-owned. In addition

•

In May 2007, CTI formed Aequus Biopharma, Inc., and contributed a license to CTI’s Genetic Polymer™ technology in exchange for 70% of the equity ownership of Aequus Biopharma. The Genetic Polymer technology was created at CTI to speed the manufacture, development and commercialization of novel biopharmeceuticals.

•

In July 2007, CTI acquired Systems Medicine, Inc., a privately held oncology company. Systems Medicine will continue to operate as a wholly-owned subsidiary of CTI, utilizing its genomic-based platform to guide development of CTI’s oncology products, including brostallicin. For more information on this acquisition, see Chapter 5, paragraph 5.1 of this Prospectus.

C2)	BUSINESS OVERVIEW

C.2.1	Summary description of the business and industry

CTI is a U.S.-based biopharmaceutical company focused on the development, acquisition and commercialization of novel treatments for cancer. CTI’s goal is to build a leading biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. CTI’s research, development, acquisition and in-licensing activities concentrate on identifying and developing new, less toxic and more effective ways to treat cancer. The Company is developing XYOTAX, paclitaxel poliglumex, for the treatment of non-small cell lung cancer, or NSCLC, and ovarian cancer. The Company is developing pixantrone, a novel anthracycline derivative, for the treatment of non-Hodgkin’s lymphoma, or NHL. The Company is developing brostallicin, a novel synthetic second-generation DNA minor groove binder, for relapsed/refractory soft tissue sarcoma. The Company has also developed CT-2106, polyglutamate camptothecin, for the potential treatment of colorectal and ovarian cancers, but has delayed development of CT-2106 at this time and has no clinical trial material for additional trials.

CTI was incorporated in Washington in 1991. Its principal executive offices are located at 501 Elliott Avenue West, Seattle, Washington 98119. The telephone number is (206) 282-7100. CTI’s website can be found at www.cticseattle.com. The Company makes available, free of charge on its website, its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other filings pursuant to Section 13(a) or 15(d) of the Exchange Act, and amendments to such filings, as soon as reasonably practicable after each is electronically filed with, or furnished to, the Securities and Exchange Commission, or the SEC.

C.2.2	Activities carried out by the subsidiaries

•	CTI Technologies, Inc. is a Nevada, U.S., based company that owns certain patents. Share capital at December 31, 2006 amounts to $12,500,010 issued and fully paid.

•	Cell Therapeutics Europe S.r.l, is an Italian company that performs certain research and development activities. Share capital at December 31, 2006 amounts to $142,406,129 issued and fully paid.

•

CTI Corporate Development, Inc. held the lease for the airplane used by CTI for corporate travel. The airplane lease was terminated in November 2005 and this subsidiary is inactive. There was no share capital at December 31, 2006.

•

Cell Therapeutics (Ireland) Holding Limited is an Irish company created to license and market certain intellectual property. This company was winding up in December 2006 and there was no share capital at December 31, 2006.

•

CTI’s majority owned subsidiary, PanGenex, Inc., was dissolved in 2004 and CTI’s wholly-owned subsidiaries, Cell Therapeutics (UK) Limited and PolaRx were sold to Cephalon in connection with the divestiture of TRISENOX in July 2005.

•

In May 2007, CTI formed Aequus Biopharma, Inc., and contributed a license to develop CTI’s Genetic Polymer ™ technology in exchange for 70% of the equity ownership of Aequus Biopharma. The Genetic Polymer technology that was created at CTI to speed the manufacture, development and commercialization of novel biopharmeceuticals.

•

In July 2007, CTI acquired Systems Medicine, Inc., a privately held oncology company. Systems Medicine will continue to operate as a wholly-owned subsidiary of CTI, utilizing its genomic-based platform to guide development of CTI’s oncology products, including brostallicin. For more information on this acquisition, see Chapter 5, paragraph 5.1, of this Prospectus.

C.2.3	Future plans and strategy

CTI’s goal is to become a leading cancer drug company. CTI intends to achieve this goal through the implementation of the following strategies:

•

target development and registration strategies in the United States and Europe that take advantage of the ability to accelerate approval either because there is an unmet medical need, or because the Company’s product profiles demonstrate significant improvement in efficacy, toxicity or safety over competitive drugs;

•	devote a substantial portion of its efforts to develop XYOTAX and pixantrone;

•

focus research and development capabilities on continued application of CTI’s patented polymer drug delivery technology to expand its portfolio of improved versions of currently marketed anti-cancer drugs, and actively investigate approaches to improving current therapeutic agents against validated drug targets in order to discover novel agents with improved side effect and efficacy profiles compared to competitor drugs;

•	actively explore opportunities to in-license or acquire complementary products, technologies or companies.

C.2.4	Share capital and main shareholders

As of September 30, 2007, the authorized share capital paid up is equal to 100,000,000 shares of Common Stock, represented by 51,404,265 shares of Common Stock outstanding and 10,000,000 shares of authorized preferred stock, of which 6,850 shares of Series A preferred stock, 15,380 shares of Series B preferred stock, and 8,284 shares of Series C preferred stock are outstanding. The Company also issued 6,500 of Series D preferred stock on December 3, 2007, and 4,700 shares of the Series D preferred stock were outstanding as of December 7, 2007.

As of September 30, 2007, the Company is not aware of any shareholders owning, directly or indirectly, a percentage of shares of common stock in the Company’s capital higher than 2% thereof, based on the information publicly available.

C.2.5	Board of directors

The following table lists members of CTI’s Board of directors, including the year that they were appointed and their term expiration:

Position	Director Since	Term Expiration	First and Last Name	Place and Date of Birth
Chairman of the Board	1994	2010 Annual Meeting	Phillip M. Nudelman, Ph.D. (1)(2)(3)	Oregon, 12-13-35

Director	1991	2008 Annual Meeting	James A. Bianco, M.D.	New York, 7-26-56

Director	2005	2010 Annual Meeting	John H. Bauer (2)	Indiana, 12-23-40

Director	2001	2008 Annual Meeting	Vartan Gregorian, Ph. D. (2)(3)	Iran, 4-8-34

Director	1997	2009 Annual Meeting	Mary O. Mundinger, DrPH (3)	New York, 4-26-37

Director	1991	2009 Annual Meeting	Jack W. Singer, M.D.	New York, 11-9-42

Director	2006	2008 Annual Meeting	Frederick W. Telling, Ph.D. (1)(2)	Pennsylvania, 10-21-51

Director	2007	2008 Annual Meeting	Richard L. Love (1)(4)	Virginia, 7-29-43

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and governance committee.
(4)	Appointed by the Board of Directors pursuant to CTI’s Bylaws. Such appointment is subject to ratification by the Company’s shareholders at the next properly convened meeting of the Company’s shareholders.

The members of the Board of Directors are domiciled, for the purposes of their office, at the Company’s registered office.

C.2.6	Audit Committee

The Company is subject to the laws of the State of Washington (U.S.), which do not provide for the mandatory formation of a corporate body with controlling functions, such as the board of statutory auditors (collegio sindacale) under Italian law. However, certain internal control functions, similar to those performed by the board of statutory auditors within Italian companies, are performed by the

Company’s audit committee (the “Audit Committee”). The audit committee has responsibility for assisting the board of directors in fulfilling its responsibilities related to the Company’s corporate accounting and reporting practices and the quality and integrity of its financial reporting.

The following table lists our members of the Company’s Audit Committee, including the year that they were appointed and their term expiration:

POSITION	DIRECTOR SINCE	TERM EXPIRATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	2005	2010 ANNUAL MEETING*	JOHN H. BAUER	INDIANA, 12-23-40

MEMBER	2001	2008 ANNUAL MEETING	VARTAN GREGORIAN, PH. D.	IRAN, 4-8-34

MEMBER	1994	2010 ANNUAL MEETING	PHILLIP M. NUDELMAN, PH.D.	OREGON, 12-13-35

MEMBER	2006	2008 ANNUAL MEETING	FREDERICK W. TELLING, PH.D.	PENNSYLVANIA, 10-21-51

All the members of the Audit Committee will be domiciled for their office at the Company’s registered offices.

C.2.7	Compensation Committee

On December 9, 1992, the Board formed a standing compensation committee (“Compensation Committee”), adopted a written charter for the committee, which was amended and restated on September 17, 2002, and appointed its initial members. The Compensation Committee currently has three members, all of whom are non-executive directors. Pursuant to the Compensation Committee Charter, all of the members of the Compensation Committee must be “independent” within the meaning of the Nasdaq rules, must be non-employee directors pursuant to the rules and regulations of the SEC and must be “outside directors” as defined in the U.S. Internal Revenue Code of 1986, as amended.

At the date of this Prospectus, the Compensation Committee of the Company is composed as follows:

POSITION	DIRECTOR SINCE	TERM EXPIRATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	1994	2010 ANNUAL MEETING	PHILLIP M. NUDELMAN, PH.D.	OREGON, 12-13-35

MEMBER	2006	2008 ANNUAL MEETING	FREDERICK W. TELLING, PH.D.	PENNSYLVANIA, 10-21-51

MEMBER	2007	2008 ANNUAL MEETING	RICHARD R. LOVE*	VIRGINIA, 7-29-43

*	Appointed by the Board of Directors pursuant to CTI’s Bylaws. Such appointment is subject to ratification by the Company’s shareholders at the next properly convened meeting of the Company’s shareholders.

All the members of the Compensation Committee will be domiciled for their office at the Company’s registered offices.

The Compensation Committee is composed of directors who are not employees. The Compensation Committee has broad responsibility for assuring that the Company’s executive officers, including its chief executive officer, are effectively compensated in terms of salaries, supplemental compensation and benefits that are internally equitable and externally competitive. The Compensation Committee also administers the 2007 and 1994 Equity Incentive Plans, the Cell Therapeutics. Inc. Novuspharma S.p.A. Stock Option Plan and the 2007 Employee Stock Purchase Plan. In addition, the Compensation Committee produces an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of shareholders.

C.2.8	Nominating and Governance Committee

In July 2002, the Board formed a standing nominating and governance committee (“Nominating Committee”) and appointed its initial members. The written charter for the committee was adopted on September 17, 2002. The Nominating Committee has three members. In accordance with the requirements of the Nominating Committee Charter, all three of the members of the Nominating Committee are “independent” within the meaning of the rules and regulations of the SEC and the Nasdaq rules.

At the date of this Prospectus, the Nominating Committee of the Company is composed as follows:

POSITION	DIRECTOR SINCE	TERM EXPIRATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	2001	2008 ANNUAL MEETING	VARTAN GREGORIAN, PH. D.	IRAN, 4-8-34

MEMBER	1997	2009 ANNUAL MEETING*	MARY O. MUNDINGER, DRPH	NEW YORK, 4-26-37

MEMBER	1994	2010 ANNUAL MEETING	PHILLIP M. NUDELMAN, PH.D.	OREGON, 12-13-35

All the members of the Nominating Committee will be domiciled for their office at the Company’s registered offices.

The Nominating Committee ensures that the board of directors is properly constituted in addition to evaluating both the composition and governance of the Company’s board of directors and its corporate governance. The Nominating Committee also oversees the board evaluation process.

C.2.9	Executive Committee

The Issuer does not currently maintain and has no present intention to establish an Executive Committee of the Board.

C.2.10	Chief Executive Officer and Principal Executive Officers

At the date of this Prospectus, the principal executive officers of the Company are as follows:

TITLE	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH	SENIORITY
President, Chief Executive Officer	James A. Bianco, M.D.	New York, 7-26-56	1991

Executive Vice President, Finance and Administration	Louis A. Bianco	New York, 10-24-52	1991

Executive Vice President, Corporate Communications	Dan Eramian	Massachusetts, 7-30-48	2006

Executive Vice President, Chief Medical Officer	Jack W. Singer, M.D.	New York, 11-9-42	1992

Executive Vice President, Clinical Development and Regulatory Affairs	Scott C. Stromatt, M.D.	Florida, 7-10-57	2003

As of December 31, 2006, the number of employees of the Company was 197.

C.2.11	Auditors

The balance sheet and the income statement for the periods ended December 31, 2006 (which are located in Appendix B to this Prospectus), were independently audited by Stonefield Josephson, Inc. (a certified independent public accounting firm registered with the United States Public Company Accounting Oversight Board), a company with its registered office in Los Angeles, California.

D)	RELATED PARTY TRANSACTIONS

All intercompany transactions between CTI and its subsidiaries are eliminated in CTI’s consolidated financials statements and other amounts included in this document and are publicly available in the Company’s public filings. None of CTI’s subsidiaries produce financial statements that are publicly available.

In the case of termination, the Company has severance agreements with our executive officers that provide benefits for eighteen to twenty-four months. See Chapter 15, section 15.1 and 15.2 for further disclosure on remuneration of key management personnel and discussion on CTI’s post-employment benefit plan for the benefit of CTI employees.

In November 2002, the Company entered into a two-year Sponsored Research Agreement with the Hope Heart Institute, a non-profit corporation, to perform research specified by CTI and reviewed by a joint research committee comprised of individuals from CTI and from the Hope Heart Institute. In addition to monthly payments, CTI granted a fully vested warrant to the Hope Heart Institute to purchase 100,000 shares of CTI common stock at a purchase price of $10.00 per share. Phillip M. Nudelman, Ph.D., is the chairman of CTI’s board of directors, and a member of the Company’s audit, compensation, and nominating and governance committees, and President, Chief Executive Officer and a member of the board of directors of the Hope Heart Institute. Jack W. Singer, M.D., who is a member of CTI’s board of directors and the Company’s Executive Vice President, Chief Medical Officer, was a member of the Scientific Advisory Board of the Hope Heart Institute in 2002. During 2004, CTI made payments to the Hope Heart Institute of $45,000 for research related expenses. CTI also made charitable contributions of $6,500, $24,000 and $11,000 in 2006, 2005 and 2004, respectively. In 2004, we terminated the Sponsored Research Agreement.

In December 2004, CTI entered into a licensing agreement with DiaKine Therapeutics, Inc., or DiaKine, for the development and commercialization of Lisofylline. CTI received an upfront payment of $250,000 in 2004 and additional payments of $427,000 in 2005. These payments were recorded as deferred revenue and are being recognized as revenue over the estimated development term in the agreement of December 31, 2013. Jack W. Singer, M.D., is a member of the board of Directors for DiaKine.

In May 2007, CTI formed Aequus Biopharma, Inc., and contributed a license to develop CTI’s Genetic Polymer ™ technology in exchange of 70% of the equity ownership of Aequus Biopharma. The Genetic Polymer technology that was created at CTI to speed the manufacture, development and commercialization of novel biopharmeceuticals. James A. Bianco, the Company’s President, Chief Executive Officer and Director was granted 1,000,000 shares of restricted stock in Aequus Biopharma,

Inc. at the time of its formation for services to Aequus as a consultant pursuant to a consulting agreement entered into by Dr. Bianco and Aequus at the time of formation, which agreement has a term of two years. Jack W. Singer, a Director of the Company was granted 1,000,000 shares of restricted stock in Aequus Biopharma, Inc. at the time of its formation for services to Aequus as a consultant pursuant to a consulting agreement entered into by Dr. Singer and Aequus at the time of formation, which agreement has a term of two years. Among other consulting services to be provided under their consulting agreements, Dr. Bianco and Dr. Singer assisted in the organization of Aequus Biopharma, Inc. and the recruitment of the executive management team for Aequus Biopharma, Inc.

In July 2007, CTI acquired Systems Medicine, Inc., a privately held oncology company. Systems Medicine will continue to operate as a wholly-owned subsidiary of CTI, utilizing its genomic-based platform to guide development of CTI’s oncology products, including brostallicin. Richard Love, a Director of the Company, previously owned shares of Systems Medicine. Mr. Love acquired 969,064 shares (approximately 11%) of Systems Medicine in November 2005 and April 2007. His shares were relinquished in July 2007 in connection with the acquisition of Systems Medicine by CTI.

E1)	TABLES SUMMARIZING THE COMPANY’S FINANCIAL INFORMATION FOR THE PERIODS ENDED DECEMBER 31, 2006, 2005 AND 2004

CELL THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share amounts)

	December 31,
	2006	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$17,129	$50,022	$105,033
Restricted cash	—	25,596	—
Securities available—for—sale	36,708	18,858	10,840
Interest receivable	570	187	147
Accounts receivable, net	183	2,306	879
Inventory	—	—	920
Prepaid expenses and other current assets	9,948	10,107	10,113

Total current assets	64,538	107,076	127,932
Property and equipment, net	7,915	12,278	22,360
Goodwill	17,064	17,064	17,064
Other intangibles, net	1,663	2,239	4,175
Other assets	10,641	16,783	13,465

Total assets	$101,821	$155,440	$184,996

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$639	$3,370	$7,309
Accrued expenses	28,567	17,558	25,020
Current portion of deferred revenue	80	80	408
Current portion of long-term obligations	2,816	2,880	1,382
Current portion of derivative liability	2,270	—	—
Current portion of convertible senior notes	—	6,900	—

	December 31,
	2006	2005	2004
Total current liabilities	34,372	30,788	34,119
Deferred revenue, less current portion	478	558	1,310
Long-term obligations, less current portion	4,667	7,326	5,053
Royalty obligation	—	—	25,123
7.5% convertible senior notes (including fair value of derivative liability of $1,300)	45,916	—	—
6.75% Convertible senior notes	6,945	72,146	—
Convertible senior subordinated notes	82,557	122,079	160,459
Convertible subordinated notes	28,490	29,640	29,640
Commitments and contingencies
Shareholders’ deficit:
Preferred stock, no par value:
Authorized shares – 10,000,000
Series C, 100,000 shares designated, none issued or outstanding	—	—	—
Common Stock
Authorized shares – 200,000,000
Issued and outstanding shares – 145,588,923, 73,421,721, and 63,862,658 at December 31, 2006, 2005 and 2004, respectively	860,691	721,544	652,773
Deferred stock-based compensation	—	(1,669)	(2,736)
Accumulated other comprehensive income (loss)	(1,187)	(1,683)	2,039
Accumulated deficit	(961,108)	(825,289)	(722,784)

Total shareholders’ deficit	(101,604)	(107,097)	(70,708)

Total liabilities and shareholders’ deficit	$101,821	$155,440	$184,996

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Revenues:
Product sales	$—	$14,599	$26,626
License and contract revenue	80	1,493	2,968

Total revenues	80	16,092	29,594

Operating expenses:
Cost of product sold	—	518	1,104
Research and development	61,994	68,767	101,127
Selling, general and administrative	35,303	61,717	78,522
Acquired in-process research and development	—	—	87,375
Amortization of purchased intangibles	792	1,254	2,294
Restructuring charges and related asset impairments	591	12,780	—
Gain on divestiture of TRISENOX	—	(71,211)	—

Total operating expenses	98,680	73,825	270,422

Loss from operations	(98,600)	(57,733)	(240,828)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Other income (expense):
Investment and other income	2,866	2,588	1,636
Interest expense	(19,829)	(16,546)	(10,988)
Foreign exchange gain (loss)	1,877	8	(2,118)
Make-whole interest expense	(24,753)	(1,013)	—
Debt conversion expense	—	(23,608)	—
Gain on derivative liabilities	6,024	236	—
Gain on exchange of convertible notes	7,978	—	—
Settlement expense	(11,382)	—	—
Loss on extinguishment of royalty obligation	—	(6,437)	—

Other expense, net	(37,219)	(44,772)	(11,470)

Net loss	$(135,819)	$(102,505)	$(252,298)

Basic and diluted net loss per share	$(1.21)	$(1.59)	$(4.67)

Shares used in calculation of basic and diluted net loss per share	112,283	64,553	54,052

E2)	TABLES SUMMARIZING THE COMPANY’S FINANCIAL INFORMATION FOR THE INTERIM PERIODS ENDED SEPTEMBER 30, 2007 AND 2006

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1)

(In thousands of US dollars, except share amounts)

	September 30, 2007 (2)	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,700	$17,129
Securities available-for-sale	26,251	36,708
Interest receivable	362	570
Prepaid expenses and other current assets	10,053	10,131

Total current assets	48,366	64,538
Property and equipment, net	6,106	7,915
Goodwill	17,064	17,064
Other intangibles, net	1,186	1,663
Other assets	12,231	10,641

Total assets	$84,953	$101,821

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,299	$639
Accrued expenses	23,308	28,567
Current portion of deferred revenue	80	80

	September 30, 2007 (2)	December 31, 2006
	(unaudited)
Current portion of long-term obligations	1,698	2,816
Current portion of derivative liability	—	2,270
Current portion of convertible senior subordinated notes	27,407	—
Current portion of convertible subordinated notes	28,490	—

Total current liabilities	82,282	34,372
Deferred revenue, less current portion	418	478
Long-term obligations, less current portion	3,921	4,667
7.5% convertible senior notes	32,155	45,916
6.75% convertible senior notes	6,926	6,945
Convertible senior subordinated notes	55,150	82,557
Convertible subordinated notes	—	28,490

Total liabilities	180,852	203,425
Commitments and contingencies
Minority interest in subsidiary	149	—
Preferred stock, no par value:
Authorized shares – 10,000,000
Series A 3% Convertible Preferred Stock, $1,000 stated value, 20,000 shares designated; 6,850 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	5,188	—
Series B 3% Convertible Preferred Stock, $1,000 stated value, 37,200 shares designated; 15,380 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	11,883	—
Series C 3% Convertible Preferred Stock, $1,000 stated value, 20,250 shares designated; 8,284 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	6,229	—

Shareholders’ deficit:
Common Stock
Authorized shares – 100,000,000
Issued and outstanding shares – 51,404,265 and 36,397,230 at September 30, 2007 and December 31, 2006, respectively	954,015	860,691
Accumulated other comprehensive loss	(3,012)	(1,187)
Accumulated deficit	(1,070,351)	(961,108)

Total shareholders’ deficit	(119,348)	(101,604)

Total liabilities and shareholders’ deficit	$84,953	$101,821

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(In thousands of US dollars, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007 (2)	2006 (2)	2007 (2)	2006 (2)
	(In thousands)
Revenues:
License and contract revenue	$20	$20	$60	$60

	Three months ended September 30,		Nine months ended September 30,
	2007 (2)	2006 (2)	2007 (2)	2006 (2)
	(In thousands)
Total revenues	20	20	60	60

Operating expenses:
Research and development	18,566	14,443	50,368	45,370
Selling, general and administrative	8,874	9,057	24,594	27,819
Acquired in-process research and development	21,343	—	21,343	—
Amortization of purchased intangibles	219	200	638	588

Total operating expenses	49,002	23,700	96,943	73,777

Loss from operations	(48,982)	(23,680)	(96,883)	(73,717)
Other income (expense):
Investment and other income	626	607	2,067	1,843
Interest expense	(2,463)	(3,552)	(10,057)	(16,888)
Foreign exchange gain (loss)	2,308	(115)	3,142	997
Make-whole interest expense	—	(213)	(2,310)	(24,753)
Gain (loss) on derivative liabilities	4	(879)	3,618	5,204
Gain on exchange of convertible notes	—	—	—	7,978
Settlement expense	—	—	(160)	(883)

Other income (expense), net	475	(4,152)	(3,700)	(26,502)

Loss before minority interest	(48,507)	$(27,832)	$(100,583)	$(100,219)
Minority interest in net loss of subsidiary	36	—	36	—

Net loss	(48,471)	$(27,832)	$(100,547)	$(100,219)
Preferred stock beneficial conversion feature	(3,918)	—	(8,301)	—
Preferred stock dividends	(214)	—	(395)	—

Net loss attributable to common shareholders	$(52,603)	$(27,832)	$(109,243)	$(100,219)

Basic and diluted net loss per common share	$(1.09)	$(1.00)	$(2.55)	$(3.93)

Shares used in calculation of basic and diluted net loss per common share	48,202	27,890	42,873	25,533

(1)	The Company’s financial information was retroactively restated to reflect a one-four-four reverse stock split that occurred on April 15, 2007. Shares outstanding and per share information has been adjusted to reflect this reverse stock split.
(2)	Subject to limited review.

F)	INFORMATION REGARDING THE OFFERS AND FINANCIAL INSTRUMENTS

In relation to the Offer, pursuant to the Step-up Equity Financing Agreement, Société Générale has agreed to purchase, in one or more tranches, up to Euro 60 million of New Common Shares. Any Société Générale offer will take place no later than January 31, 2009, without prejudice to the extension agreed by the parties.

The number of New Common Shares to be subscribed by Société Générale shall be determined by Société Générale at the end of the relevant Reference Period between a minimum and a maximum thresholds calculated on the basis of the volumes and of the volatility of the market prices recorded during the Reference Period. In particular, the minimum threshold corresponds to: (i) if the volatility of the price of the Common Shares, calculated on the ten days preceding the last day of the Reference Period, is equal to or less than 45%, the lower between (a) the double of the Average Volume and (b) 2,400,000 Common Shares; (ii) if the volatility of the price of the Common Shares, calculated on the ten days preceding the last day of the Reference Period, is greater than 45%, then the lower between (a) 1.5 times the Average Volume and (b) 1,800,000 Common Shares. The maximum threshold corresponds to the higher of (a) 8 times the Average Volume, and (b) 10,000,000 Common Shares. The maximum threshold cannot exceed the maximum amount of New Common Shares that the Issuer is willing to issue for each tranche, as disclosed in the Share Issue Notice.

Both the Issuer and Société Générale have the right to postpone each issue/subscription of New Common Shares in the event, inter alia, that the closing price of the Common Shares recorded on the second Business Day of a Reference Period is lower, by more than 4%, than the closing price recorded on the date of the Share Issue Notice. In such a situation, the relevant issue may be postponed for up to five Business Days until either the Issuer or Société Générale decide to cancel the issuance or until the closing price of the Common Shares falls within 4% of the closing price on the date of the Share Issue Notice. In the event that this situation lasts for more than five days, the issue is automatically cancelled.

Pursuant to the Step-up Equity Financing Agreement, the Share Issue Price of the New Common Shares for each relevant tranche shall be equal to 94% of the lowest volume-weighted average price (block trades excluded) of the Common Shares on the Italian Stock Exchange calculated on any trading day during the relevant Reference Period and rounded down to 0.01 (“Volume Average Price”). The share issue price of the New Common Shares will be determined at the time of the issuance.

For further details on the Step-up Equity Financing Agreement, please see Chapter 22, paragraph 22.1.2 and Annex B of this Prospectus.

Any Share Capital Increase will be authorized by the Board of Directors prior to the commencement thereof.

The Issuer will retain broad discretion over the use of the net proceeds from any Share Capital Increase. The Issuer anticipates using the net proceeds from any Share Capital Increase primarily for clinical development of drug candidates, as well as commercialization activities and general corporate purposes, including working capital and research expenses. The Issuer also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Pending the use of the net proceeds, the Issuer intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities. For further Information, please see Chapter 28, Section 28.4 of this Prospectus.

G)	DOCUMENTS AVAILABLE TO THE PUBLIC

The following documents are available to the public during the life of this prospectus:

1.	All financial information publicly filed, including CTI’s consolidated annual reports for the financial years ending as of December 31, 2004, 2005 and 2006 and quarterly reports for the quarters ending as of September 30, 2007 and 2006 can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

2.	CTI’s amended and restated bylaws currently in force can be found in appendix H of the Registrant’s Registration Statement on Form S-4 (no. 333-106906), which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

3.	CTI’s amended and restated articles of incorporation currently in force, as amended can be found in an exhibit to the Registrant’s Current Report on Form 8-K filed on April 16, 2007 (with amendments to the articles in exhibits to the Registrant’s Current Reports on Form 8-K filed on July 27, 2007, August 21, 2007, and December 3, 2007) and which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

4.	CTI’s Step-Up Equity Financing Agreement and related amendments can be found on the Company’s website at www.cticseattle.com/investors_sec.htm as follows:

•	The Step-Up Equity Financing Agreement can be found in exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 23, 2006.

•	Amendment No. 1 to the Step-Up Equity Financing Agreement can be found in exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 3, 2006.

•	Amendment No. 2 to the Step-Up Equity Financing Agreement can be found in exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2006.

•	Amendment No. 3 to the Step-Up Equity Financing Agreement can be found in exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 21, 2006.

5.	A copy of Grant Thornton LLP’s letter to the SEC dated September 1, 2005 can be found in exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on September 2, 2005, which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

CHAPTER 1 PERSONS RESPONSIBLE FOR THIS PROSPECTUS

1.1	Persons responsible for this Prospectus

Cell Therapeutics Inc, a company incorporated in 1991 under the laws of the State of Washington (U.S.), with its registered office located in the State of Washington at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119 (U.S.), is responsible, in its quality as the issuer, for the completeness and truthfulness of the information contained in this Prospectus.

1.2	Statement of responsibility for this Prospectus

The Issuer declares that this Prospectus is consistent with the copy filed with CONSOB on January 14, 2008, following the communication of the release of the relevant nulla-osta by means of notice no. 8001861 of January 8, 2008.

Having adopted all reasonable diligence for such purposes, the Issuer declares that the information contained herein is - so far as it is aware - in accordance with the facts and there is no omission which may change the import hereof.

CHAPTER 2 AUDITORS

2.1	Auditors appointed by the Issuer to audit the financial statements contained in this Prospectus

The Issuer’s financial statements for the years ended December 31, 2004 (which are located in Appendix B to this Prospectus) were audited by Grant Thornton LLP, a company with its registered office in Seattle, Washington (U.S.) and a certified independent public accounting firm registered with the United States Public Company Accounting Oversight Board.

The Issuer’s financial statements for the years ended December 31, 2005 and December 31, 2006 (which are located in Appendix B to this Prospectus) were audited by Stonefield Josephson, Inc., (the “Auditors”), a company with its registered office in Los Angeles, California (U.S.) and a certified independent public accounting firm registered with the United States Public Company Accounting Oversight Board.

The external auditor opinions for the financial statements for the years ended December 31, 2006, 2005 and 2004 are included in the Company’s Annual Report on Form 10-K filed on March 16, 2007, which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm. The Company’s financial statements and external auditor opinions are also attached to this Prospectus as Appendix B.

The issuer’s condensed consolidated financial statements for the interim periods ended September 30, 2007 and 2006 included in Form 10-Q filed with the SEC on November 9, 2007 were reviewed by Stonefield Josephson in accordance with the standards of the Public Company Accounting Oversight Board (United States).

Stonefield Josephson, Inc.’s address is 2049 Century Park East, Suite 400, Los Angeles, CA 90067.

2.2	Revocation of the Auditors’ appointed

On August 31, 2004, Ernst & Young LLP informed CTI that Ernst & Young LLP had resigned as CTI’s independent registered public accounting firm. Ernst & Young LLP had audited CTI’s financial statements since 1992. The reports of Ernst & Young LLP on CTI’s consolidated financial statements for the years ended December 31, 2002 and 2003 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits of CTI’s consolidated financial statements for the years ended December 31, 2002 and 2003, and through the subsequent interim periods, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference thereto in its report. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. CTI requested Ernst & Young LLP to furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements made herein. A copy of that letter dated September 10, 2004 was filed as Exhibit 16.1 to CTI’s Form 8-K/A filed on September 10, 2004. Ernst & Young LLP did not seek CTI’s consent to its resignation. As a result, the audit committee did not recommend or approve the resignation of Ernst & Young LLP.

On October 18, 2004, CTI’s audit committee engaged Grant Thornton LLP as the Company’s independent auditors to provide financial audit services. Grant Thornton LLP did not audit CTI’s financial statements in either 2002 or 2003 or any subsequent interim period and did not perform any services prior to October 18, 2004. Additionally, during 2002 and 2003 and the subsequent interim period through October 18, 2004, CTI did not consult with Grant Thornton LLP regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on CTI’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

On August 31, 2005, Grant Thornton LLP informed CTI that Grant Thornton LLP had resigned as CTI’s independent registered public accounting firm. Grant Thornton LLP had audited CTI’s financial statements since 2004. The reports of Grant Thornton LLP on CTI’s consolidated financial statements for the year ended December 31, 2004 did not contain any adverse opinion, or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audit of CTI’s consolidated financial statements for the year ended December 31, 2004, and through the subsequent interim periods, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton LLP, would have caused it to make reference thereto in its report. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K. CTI requested Grant Thornton LLP to furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether it agrees with the statements made herein. A copy of that letter dated September 1, 2005 was filed as Exhibit 16.1 to CTI’s Form 8-K filed on September 2, 2005. Grant Thornton LLP did not seek CTI’s consent to its resignation. As a result, the audit committee did not recommend or approve the resignation of Grant Thornton LLP.

On October 7, 2005, the audit committee engaged Stonefield Josephson, Inc. as CTI’s new independent auditors to provide financial audit services. Stonefield Josephson, Inc. did not audit CTI’s financial statements in either 2003 or 2004 or any subsequent interim period and did not perform any services prior to October 18, 2004. Additionally, during 2003 and 2004 and the subsequent interim period through October 7, 2005, CTI did not consult with Stonefield Josephson regarding (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on CTI’s financial statements; or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as described in Item 304(a)(1)(v) of Regulation

S-K).

CHAPTER 3 SELECTED FINANCIAL INFORMATION

3.1	Introduction

The selected financial information contained in this Chapter is taken from the Issuer’s financial statements for the periods ended December 31, 2006, 2005 and 2004, as well as the Issuer’s reports for the interim periods ended September 30, 2007 and 2006.

The information in this Chapter must be read alongside the information provided in other parts of this Prospectus and in the documents incorporated by reference.

3.2	Selected financial information for the years ended on December 31, 2006, 2005 and 2004

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share amounts)

	December 31,
	2006	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$17,129	$50,022	$105,033
Restricted cash	—	25,596	—
Securities available—for—sale(1)	36,708	18,858	10,840
Interest receivable	570	187	147
Accounts receivable, net	183	2,306	879
Inventory	—	—	920
Prepaid expenses and other current assets	9,948	10,107	10,113

Total current assets	64,538	107,076	127,932
Property and equipment, net	7,915	12,278	22,360
Goodwill	17,064	17,064	17,064
Other intangibles, net	1,663	2,239	4,175
Other assets	10,641	16,783	13,465

Total assets	$101,821	$155,440	$184,996

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$639	$3,370	$7,309
Accrued expenses	28,567	17,558	25,020
Current portion of deferred revenue	80	80	408
Current portion of long-term obligations	2,816	2,880	1,382
Current portion of derivative liability	2,270	—	—
Current portion of convertible senior notes	—	6,900	—

Total current liabilities	34,372	30,788	34,119
Deferred revenue, less current portion	478	558	1,310
Long-term obligations, less current portion	4,667	7,326	5,053
Royalty obligation	—	—	25,123
7.5% convertible senior notes (including fair value of derivative liability of $1,300)	45,916	—	—
6.75% Convertible senior notes	6,945	72,146	—
Convertible senior subordinated notes	82,557	122,079	160,459

	December 31,
	2006	2005	2004
Convertible subordinated notes	28,490	29,640	29,640
Commitments and contingencies
Shareholders’ deficit:
Preferred stock, no par value:
Authorized shares – 10,000,000
Series C, 100,000 shares designated, none issued or outstanding	—	—	—
Common Stock
Authorized shares – 200,000,000
Issued and outstanding shares – 145,588,923, 73,421,721, and 63,862,658 at December 31, 2006, 2005 and 2004, respectively	860,691	721,544	652,773
Deferred stock-based compensation	—	(1,669)	(2,736)
Accumulated other comprehensive income (loss)	(1,187)	(1,683)	2,039
Accumulated deficit	(961,108)	(825,289)	(722,784)

Total shareholders’ deficit	(101,604)	(107,097)	(70,708)

Total liabilities and shareholders’ deficit	$101,821	$155,440	$184,996

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Revenues:
Product sales	$—	$14,599	$26,626
License and contract revenue	80	1,493	2,968

Total revenues	80	16,092	29,594

Operating expenses:
Cost of product sold	—	518	1,104
Research and development	61,994	68,767	101,127
Selling, general and administrative	35,303	61,717	78,522
Acquired in-process research and development	—	—	87,375
Amortization of purchased intangibles	792	1,254	2,294
Restructuring charges and related asset impairments	591	12,780	—
Gain on divestiture of TRISENOX	—	(71,211)	—

Total operating expenses	98,680	73,825	270,422

Loss from operations	(98,600)	(57,733)	(240,828)
Other income (expense):
Investment and other income	2,866	2,588	1,636
Interest expense	(19,829)	(16,546)	(10,988)
Foreign exchange gain (loss)	1,877	8	(2,118)
Make-whole interest expense	(24,753)	(1,013)	—
Debt conversion expense	—	(23,608)	—

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Gain on derivative liabilities	6,024	236	—
Gain on exchange of convertible notes	7,978	—	—
Settlement expense	(11,382)	—	—
Loss on extinguishment of royalty obligation	—	(6,437)	—

Other expense, net	(37,219)	(44,772)	(11,470)

Net loss	$(135,819)	$(102,505)	$(252,298)

Basic and diluted net loss per share	$(1.21)	$(1.59)	$(4.67)

Shares used in calculation of basic and diluted net loss per share	112,283	64,553	54,052

CELL THERAPEUTICS, INC.

(In thousands of US dollars)

Net Financial Standing	December 31, 2006	December 31, 2005	December 31, 2004
Cash and cash equivalents	(17,129)	(50,022)	(105,033)
Restricted cash	—	(25,596)	—
Securities available-for-sale (1)	(36,708)	(18,858)	(10,840)
Long term obligations, current portion	2,816	2,880	1,382
Current portion of derivative liability	2,270	—	—
Convertible senior notes, current portion	—	6,900	—
Net Financial Standing, current portion	(48,751)	(84,696)	(114,491)
Convertible senior subordinated notes	82,557	122,079	160,459
Convertible subordinated notes	28,490	29,640	29,640
Long term obligations, less current portion	4,667	7,326	5,053
Convertible senior notes, less current portion	52,861	72,146	—
Net Financial Standing, less current portion	168,575	231,191	195,152
Net Financial Indebtedness	119,824	146,495	80,661

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Year Ended December 31,
	2006	2005	2004
Operating activities
Net loss	$(135,819)	$(102,505)	$(252,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,430	9,975	10,311
Acquired in-process research and development	—	—	87,375
Equity-based compensation expense	4,150	3,381	5,417
Loss on disposition of property and equipment	63	157	505
Amortization of investment premium	74	303	1,123
Non-cash gain on exchange of convertible notes	(7,978)	—	—
Noncash gain on derivative liabilities	(6,024)	(236)	—
Noncash interest expense	10,977	2,930	1,091
Noncash loss on liquidation of subsidiary	41	—	—
Asset impairments	—	3,020	—
Debt conversion expense	—	23,608	—
Gain on divestiture of TRISENOX	—	(71,211)	—
Loss on extinguishment of royalty obligation	—	6,437	—
Noncash rent (benefit) expense	(15)	180	415
Loss on sale of investment securities	(1)	14	29
Changes in operating assets and liabilities:
Restricted cash	1,054	(1,045)	—
Interest receivable	(383)	(40)	1,109
Accounts receivable, net	1,700	(894)	(221)
Inventory	—	4	88
Prepaid expenses and other current assets	583	1,971	(1,068)
Other assets	2,907	(1,452)	2,734
Accounts payable	(2,925)	(3,451)	(1,651)
Accrued expenses	11,476	(5,181)	(2,292)
Deferred revenue	(80)	(1,081)	(819)
Excess facilities obligations	(2,383)	6,334	—
Other long-term obligations	(453)	3,550	—

Total adjustments	19,213	(22,727)	104,146

Net cash used in operating activities	(116,606)	(125,232)	(148,152)

Investing activities
Net proceeds from divestiture of TRISENOX	—	70,417	—
Purchases of securities available-for-sale	(68,905)	(46,827)	(59,011)
Proceeds from maturities of securities available-for-sale	14,665	22,693	79,333
Proceeds from sales of securities available-for-sale	36,353	15,815	50,830

	Year Ended December 31,
	2006	2005	2004
Purchases of property and equipment	(534)	(2,016)	(4,632)
Proceeds from sale of property and equipment	539	253	—
Additional consideration related to PolaRx acquisition	—	—	(4,969)
Repayment of notes receivable from officers	—	—	3,500
Net cash acquired in the Novuspharma merger	—	—	89,391

Net cash provided by (used in) investing activities	(17,882)	60,335	154,442

Financing activities
Proceeds from issuance of common stock, net	37,764	—	63,846
Repurchase of common stock and warrants	(3,025)	—	—
Proceeds from issuance of 7.5% convertible senior notes, net	31,174	—	—
Proceeds from issuance of common stock to Novartis	14,837	—	—
Proceeds from issuance of 6.75% convertible senior notes, net	—	77,704	—
Restricted cash from issuance of 6.75% convertible senior notes	—	(24,600)	—
Release of restricted cash related to 6.75% convertible senior notes	24,600	—	—
Mandatory redemptions of 6.75% convertible senior notes	(2,655)	—	—
Proceeds from common stock warrants exercised	164	—	—
Proceeds from royalty based financing	—	—	25,000
Repayment of royalty obligation	—	(39,388)	—
Proceeds from common stock options exercised and stock sold via employee stock purchase plan	17	238	2,220
Repayment of long-term obligations	(138)	(1,805)	(2,172)

Net cash provided by financing activities	102,738	12,149	88,894

Effect of exchange rate changes on cash and cash equivalents	(1,143)	(2,263)	1,411

Net increase (decrease) in cash and cash equivalents	(32,893)	(55,011)	96,595
Cash and cash equivalents at beginning of period	50,022	105,033	8,438

Cash and cash equivalents at end of period	$17,129	$50,022	$105,033

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$34,177	$12,640	$9,823

Cash paid for taxes	$—	$—	$—

Supplemental disclosure of noncash financing and investing activities
Conversion of 6.75% convertible senior notes to common stock	$69,345	$3,000	$—

Conversion of 7.5% convertible senior notes to common stock	$17,560	$—	$—

	Year Ended December 31,
	2006	2005	2004
Conversion of convertible senior subordinated notes to common stock, including accrued interest	$4	$39,047	$—

Issuance of warrants to underwriter of convertible senior notes	$—	$564	$—

Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$39,518	$—	$—

Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$1,150	$—	$—

Issuance of 7.5% convertible senior notes in exchange for 5.75% subordinated and senior subordinated notes	$33,156	$—	$—

Common stock issued for acquisition of Novuspharma	$—	$—	$189,760

(1)	Securities available-for-sale consist of the following debt securities as of December 31 (in thousands):

Type of Security	2006	2005	2004
Corporate obligations	30,437	16,507	8,683
U.S. government obligations	6,271	2,351	2,157
Total	36,708	18,858	10,840

As of December 31, 2006, 2005, and 2004, all securities available-for-sale had contractual maturities of less than one year. Gross realized gains and losses to date were not material. As of these dates there were no impairment provisions on securities available-for-sale and all securities available-for-sale were held in the United States and were denominated in US dollars.

The securities outstanding as of December 31, 2006 had fixed interest rates ranging from 2.5% to 8.8%. As of December 31, 2005, the securities outstanding had fixed interest rates ranging from 1.9% to 7.7%. As of December 31, 2004, the securities outstanding had fixed interest rates ranging from 1.6% to 8.3%.

3.3	Selected financial information for the interim periods ended September 30, 2007 and 2006

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1)

(In thousands of US dollars, except share amounts)

	September 30, 2007 (2)	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,700	$17,129
Securities available-for-sale	26,251	36,708
Interest receivable	362	570

	September 30, 2007 (2)	December 31, 2006
Prepaid expenses and other current assets	10,053	10,131

Total current assets	48,366	64,538
Property and equipment, net	6,106	7,915
Goodwill	17,064	17,064
Other intangibles, net	1,186	1,663
Other assets	12,231	10,641

Total assets	$84,953	$101,821

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,299	$639
Accrued expenses	23,308	28,567
Current portion of deferred revenue	80	80
Current portion of long-term obligations	1,698	2,816
Current portion of derivative liability	—	2,270
Current portion of convertible senior subordinated notes	27,407	—
Current portion of convertible subordinated notes	28,490	—

Total current liabilities	82,282	34,372
Deferred revenue, less current portion	418	478
Long-term obligations, less current portion	3,921	4,667
7.5% convertible senior notes	32,155	45,916
6.75% convertible senior notes	6,926	6,945
Convertible senior subordinated notes	55,150	82,557
Convertible subordinated notes	—	28,490

Total liabilities	180,852	203,425
Commitments and contingencies
Minority interest in subsidiary	149	—
Preferred stock, no par value:
Authorized shares – 10,000,000
Series A 3% Convertible Preferred Stock, $1,000 stated value, 20,000 shares designated; 6,850 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	5,188	—
Series B 3% Convertible Preferred Stock, $1,000 stated value, 37,200 shares designated; 15,380 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	11,883	—
Series C 3% Convertible Preferred Stock, $1,000 stated value, 20,250 shares designated; 8,284 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	6,229	—
Shareholders’ deficit:
Common Stock
Authorized shares – 100,000,000
Issued and outstanding shares – 51,404,265 and 36,397,230 at September 30, 2007 and December 31, 2006, respectively	954,015	860,691
Accumulated other comprehensive loss	(3,012)	(1,187)
Accumulated deficit	(1,070,351)	(961,108)

Total shareholders’ deficit	(119,348)	(101,604)

Total liabilities and shareholders’ deficit	$84,953	$101,821

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(In thousands of US dollars, except per share amounts)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2007 (2)	2006 (2)	2007 (2)	2006 (2)
	(In thousands)
Revenues:
License and contract revenue	$20	$20	$60	$60

Total revenues	20	20	60	60

Operating expenses:
Research and development	18,566	14,443	50,368	45,370
Selling, general and administrative	8,874	9,057	24,594	27,819
Acquired in-process research and development	21,343	—	21,343	—
Amortization of purchased intangibles	219	200	638	588

Total operating expenses	49,002	23,700	96,943	73,777

Loss from operations	(48,982)	(23,680)	(96,883)	(73,717)
Other income (expense):
Investment and other income	626	607	2,067	1,843
Interest expense	(2,463)	(3,552)	(10,057)	(16,888)
Foreign exchange gain (loss)	2,308	(115)	3,142	997
Make-whole interest expense	—	(213)	(2,310)	(24,753)
Gain (loss) on derivative liabilities	4	(879)	3,618	5,204
Gain on exchange of convertible notes	—	—	—	7,978
Settlement expense	—	—	(160)	(883)

Other income (expense), net	475	(4,152)	(3,700)	(26,502)

Loss before minority interest	(48,507)	$(27,832)	$(100,583)	$(100,219)
Minority interest in net loss of subsidiary	36	—	36	—

Net loss	(48,471)	$(27,832)	$(100,547)	$(100,219)
Preferred stock beneficial conversion feature	(3,918)	—	(8,301)	—
Preferred stock dividends	(214)	—	(395)	—

Net loss attributable to common shareholders	$(52,603)	$(27,832)	$(109,243)	$(100,219)

Basic and diluted net loss per common share	$(1.09)	$(1.00)	$(2.55)	$(3.93)

Shares used in calculation of basic and diluted net loss per common share	48,202	27,890	42,873	25,533

CELL THERAPEUTICS, INC.

(In thousands of US dollars)

Net Financial Standing	October 31, 2007 (3)	September 30, 2007 (2)	December 31, 2006
Cash and cash equivalents	(10,315)	(11,700)	(17,129)
Securities available-for-sale (4)	(20,148)	(26,251)	(36,708)
Long term obligations, current portion	1,253	1,698	2,816
Current portion of derivative liability	—	—	2,270
Current portion of convertible senior subordinated notes	27,407	27,407	—
Current portion of convertible subordinated notes	28,490	28,490	—
Net Financial Standing, current portion	26,687	19,644	(48,751)
Convertible senior subordinated notes	55,150	55,150	82,557
Convertible subordinated notes	—	—	28,490
Long term obligations, less current portion	4,236	3,921	4,667
Convertible senior notes	39,111	39,081	52,861
Net Financial Standing, less current portion	98,497	98,152	168,575
Net Financial Indebtedness	125,184	117,796	119,824

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(unaudited)

	Nine Months Ended September 30,
	2007 (2)	2006 (2)
Operating activities
Net loss	$(100,547)	$(100,219)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	21,343	—
Depreciation and amortization	3,806	4,850
Minority interest in net loss of subsidiary	(36)	—

	Nine Months Ended September 30,
	2007 (2)	2006 (2)
Equity-based compensation expense	954	3,579
Loss on disposition of property and equipment	7	91
Amortization (accretion) of investment premium (discount)	(223)	85
Non-cash gain on convertible notes	—	(7,978)
Non-cash gain on derivative liabilities	(3,618)	(5,204)
Non-cash interest expense	3,910	10,445
Non-cash rent benefit	(144)	(11)
Loss on sale of investment securities	2	—
Changes in operating assets and liabilities:
Restricted cash	—	877
Interest receivable	209	(458)
Prepaid expenses and other current assets	711	4,714
Other assets	(2,183)	103
Accounts payable	(974)	(2,767)
Accrued expenses	(6,358)	2,189
Deferred revenue	(60)	(60)
Excess facilities obligations	(1,843)	(1,913)
Other long-term obligations	76	(416)

Total adjustments	15,579	8,126

Net cash used in operating activities	(84,968)	(92,093)

Investing activities
Cash acquired in acquisition of Systems Medicine, Inc., net	675	—
Purchases of securities available-for-sale	(34,682)	(57,635)
Proceeds from sales of securities available-for-sale	7,484	—
Proceeds from maturities of securities available-for-sale	37,872	25,113
Purchases of property and equipment	(1,066)	(472)
Proceeds from sale of property and equipment	—	511

Net cash provided by investing activities	10,283	(32,483)

Financing activities
Proceeds from issuance of Series A 3% convertible preferred stock and warrants, net	18,608	—
Proceeds from issuance of Series B 3% convertible preferred stock and warrants, net	34,844	—
Proceeds from issuance of Series C 3% convertible preferred stock and warrants, net	18,955	—
Sale of common stock, net of offering costs	—	37,903
Proceeds from issuance of 7.5% convertible senior notes, net	—	31,177
Release of restricted cash related to 6.75% convertible senior notes	—	24,712
Mandatory redemptions of 6.75% convertible senior notes	—	(2,655)
Proceeds from common stock sold via the employee stock purchase plan	—	17
Payment of dividends on preferred stock	(183)	—
Repayment of long-term obligations	(79)	(122)

Net cash provided by financing activities	72,145	91,032

Effect of exchange rate changes on cash and cash equivalents	(2,889)	(350)
Net decrease in cash and cash equivalents	(5,429)	(33,894)
Cash and cash equivalents at beginning of period	17,129	50,022

	Nine Months Ended September 30,
	2007 (2)	2006 (2)
Cash and cash equivalents at end of period	$11,700	$16,128

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$6,556	$29,281

Cash paid for taxes	$—	$—

Supplemental disclosure of noncash financing and investing activities
Issuance of common stock for acquisition of Systems Medicine, Inc.	$19,872	$—

Conversion of Series A 3% convertible preferred stock to common stock	$9,959	$—

Conversion of Series B 3% convertible preferred stock to common stock	$16,859	$—

Conversion of Series C 3% convertible preferred stock to common stock	$8,998	$—

Conversion of 7.5% convertible senior notes to common stock	$15,294	$15,902

Conversion of 6.75% convertible senior notes to common stock	$—	$69,345

Conversion of convertible senior subordinated notes to common stock	$—	$4

Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$—	$39,518

Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$—	$1,150

Issuance of 7.5% convertible senior notes in exchange for 5.75% subordinated and senior subordinated notes	$—	$33,156

(1)	The Company’s financial information was retroactively restated to reflect a one-four-four reverse stock split that occurred on April 15, 2007. Shares outstanding and per share information has been adjusted to reflect this reverse stock split.
(2)	Subject to limited review.
(3)	Not reviewed by the Company’s auditors.
(4)	Securities available-for-sale consist of the following debt securities as of September 30, 2007 (in thousands):

Type of Security	September 30, 2007
Corporate obligations	5,006
U.S. government obligations	4,498
Municipal government obligations	16,747

Total	26,251

As of September 30, 2007, $25.3 million securities available-for-sale had contractual maturities of less than one year and $1.0 million securities available-for-sale had contractual maturities of less than one year. Gross realized gains and losses to date were not material. As of these dates there were no impairment provisions on securities available-for-sale and all securities available-for-sale were held in the United States and were denominated in US dollars. The securities outstanding as of September 30, 2007 had fixed interest rates ranging from 2.3% to 7.0%.

CHAPTER 4 RISK FACTORS

4.1	RISK FACTORS RELATING TO THE ISSUER AND ITS GROUP

THE TRANSACTIONS DESCRIBED IN THIS PROSPECTUS HAVE CERTAIN RISKS RELATING TO INVESTMENT IN SHARES.

FOR THE PURPOSES OF A CORRECT ASSESSMENT OF THE INVESTMENTS, INVESTORS ARE INVITED TO EVALUATE THE SPECIFIC RISK FACTORS RELATING TO CTI, TO ITS GROUP, TO THE INDUSTRY IN WHICH IT CARRIES OUT ITS ACTIVITIES AND TO THE OFFER. THE RISK FACTORS BELOW SHOULD BE READ TOGETHER WITH THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

ANY REFERENCE TO SECTION AND CHAPTER SHALL BE UNDERSTOOD AS REFERENCE TO SECTIONS AND CHAPTERS OF THIS PROSPECTUS.

4.1.1	RISKS RELATED TO FUTURE LOSSES

CTI WAS INCORPORATED IN 1991 AND HAS INCURRED A NET OPERATING LOSS EVERY YEAR. AS OF SEPTEMBER 30, 2007, CTI HAD AN ACCUMULATED NET DEFICIT OF APPROXIMATELY $1,070.4 MILLION. CTI IS PURSUING REGULATORY APPROVAL FOR XYOTAX, PIXANTRONE AND BROSTALLICIN AND WILL NEED TO CONDUCT RESEARCH, DEVELOPMENT, TESTING AND REGULATORY COMPLIANCE ACTIVITIES, EXPENSES WHICH, TOGETHER WITH PROJECTED GENERAL AND ADMINISTRATIVE EXPENSES, WILL RESULT IN OPERATING LOSSES FOR THE FORESEEABLE FUTURE. CTI’S ABILITY TO REACH PROFITABILITY IS DEPENDENT UPON ALL OF THESE FACTORS, AND CTI CANNOT PREDICT WHEN IT MAY REACH PROFITABILITY. FURTHER, CTI MAY NEVER BECOME PROFITABLE, EVEN IF IT IS ABLE TO COMMERCIALIZE PRODUCTS CURRENTLY IN DEVELOPMENT OR OTHERWISE.

CTI HAS NOT DECLARED OR PAID ANY DIVIDENDS ON SHARES OF COMMON STOCK AND DOES NOT CURRENTLY EXPECT TO DO SO IN THE FUTURE. IN ADDITION, PURSUANT TO THE COMPANY’S ARTICLES OF INCORPORATION, THE COMPANY HAS AGREED NOT TO PAY CASH DIVIDENDS OR DISTRIBUTIONS ON ANY SECURITIES OF THE COMPANY JUNIOR TO THE PREFERRED SHARES WITHOUT THE APPROVAL OF AT LEAST 67% IN STATED VALUE OF THE THEN OUTSTANDING PREFERRED SHARES.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTERS 9 AND 20 OF THIS PROSPECTUS

4.1.2	RISK RELATED TO FORECASTS CONCERNING THE ACHIEVEMENT OF THE BREAK EVEN POINT IN 2009

IN THE CONTEXT OF A PRESS RELEASE DATED SEPTEMBER 26, 2007, AS WELL AS OF AN INTERVIEW THAT OCCURRED ON DECEMBER 13, 2007 AND REPORTED ON MF ON DECEMBER 19, 2007, THE COMPANY’S CEO MADE SOME CONSIDERATIONS ON THE SITUATION, THE STRATEGY AND THE PLANS OF THE COMPANY, MENTIONING THAT THE LATTER MAY REACH THE BREAK-EVEN POINT IN 2009 AND A PROFIT IN 2010 SUBJECT TO THE DESIRED OCCURRENCE OF SOME UNCERTAIN EVENTS.

THE PRESS RELEASE AND THE DECLARATIONS REPORTED IN THE MF ARTICLE SPECIFIED, IN PARTICULAR, THAT SUCH AUSPICE IS BASED ON A NUMBER OF FACTORS, ALSO OUT OF THE CONTROL OF THE COMPANY, INCLUDING BUT NOT LIMITED TO, SUCCESSFUL CLINICAL TRIALS, REGULATORY APPROVAL BY THE APPROPRIATE REGULATORY AUTHORITIES AND ADEQUATE SALES OF APPROVED PRODUCTS, ANY OR ALL OF WHICH MAY NOT OCCUR BY 2009 OR 2010, IF AT ALL.

THE CONSIDERATIONS MADE BY THE COMPANY’S CEO WERE AND ARE NOT, THEREFORE, VALID AS AND SHOULD NOT BE TAKEN AS FORECASTS OR ESTIMATES OF PROFITS, BUT THEY RATHER REPRESENT COMMENTS ON THE DESIRED DEVELOPMENT OF THE COMPANY, AS WELL AS OF THE COMPANY’S BUSINESS, ALSO IN CONSIDERATION OF THE SECTOR IN WHICH THE COMPANY OPERATES.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 13 OF THIS PROSPECTUS

4.1.3	RISKS RELATED TO A SUBSTANTIAL AMOUNT OF DEBT

CTI HAS A SUBSTANTIAL AMOUNT OF DEBT OUTSTANDING, AND ITS ANNUAL INTEREST EXPENSE WITH RESPECT TO ITS DEBT IS SIGNIFICANT. UNLESS CTI GENERATES SUBSTANTIAL SALES FROM ONE OF ITS POTENTIAL PRODUCTS OR RAISES SUBSTANTIAL ADDITIONAL CAPITAL, IT MAY NOT BE ABLE TO REPAY THIS DEBT OR THE INTEREST, LIQUIDATED DAMAGES OR OTHER PAYMENTS WITH RESPECT TO ITS DEBT. PRIOR TO THIS DEBT BECOMING DUE, CTI MAY ENGAGE IN ONE OR MORE RESTRUCTURING TRANSACTIONS WHICH COULD INVOLVE, AMONG OTHER THINGS, AN EFFECTIVE INCREASE IN INTEREST RATES, ALTERATION OF TERMS OR EXCHANGES INVOLVING THE ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK OR ENTERING INTO OTHER ARRANGEMENTS WHICH MAY DILUTE OR BE ADVERSE TO THE VALUE OF ITS COMMON STOCK.

THE CONSOLIDATED NET FINANCIAL INDEBTEDNESS OF THE GROUP AS OF SEPTEMBER 30, 2007 IS $117.8 MILLION AS COMPARED TO THE CONSOLIDATED ASSETS AND LIABILITIES OF THE GROUP OF $85.0 MILLION AND $180.9 MILLION, RESPECTIVELY, AS OF SEPTEMBER 30, 2007.THE FOLLOWING TABLE SHOWS THE CONSOLIDATED NET FINANCIAL INDETEDNESS OF THE GROUP AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006 AND THE SHAREHODLER DEFICIT AS OF SEPTEMBER 30, 2007 AND DECEMBER 31, 2006 (IN THOUSANDS OF US DOLLARS):

	SEPTEMBER 30, 2007	DECEMBER 31, 2006
NET FINANCIAL INDEBTEDNESS	117,796	119,824
SHAREHOLDER DEFICIT	(119,348)	(101,604)

THE NET FINANCIAL INDEBTEDNESS AS OF OCTOBER 31, 2007 WAS $125.2 MILLION.

AS INDICATED IN 4.1.1, CTI WAS INCORPORATED IN 1991 AND HAS INCURRED A NET OPERATING LOSS EVERY YEAR. AS OF SEPTEMBER 30, 2007, CTI HAD AN ACCUMULATED DEFICIT OF APPROXIMATELY $1,070.4 MILLION. AS OF THE DATE OF THIS PROSPECTUS, CTI HAS NOT GENERATED ANY SIGNIFICANT REVENUES AND IS NOT ABLE TO CALCULATE ANY LEVERAGE RATIO (DEFINED AS THE RATIO BETWEEN EQUITY AND FINANCIAL

INDEBTEDNESS). THE SHAREHOLDER DEFICIT AS OF SEPTEMBER 30, 2007 WAS $ 119.3 MILLION AND THE NET FINANCIAL INDEBTEDNESS WAS $117.8 MILLION. SIMILARLY, THE FINANCIAL CHARGES CAN NOT BE COMPARED TO THE REVENUES BECAUSE CTI DID NOT GENERATE ANY SIGNIFICANT REVENUES AS OF THE DATE OF THE PROSPECTUS AS SUMARIZED IN THE TABLE BELOW (IN THOUSANDS OF US DOLLARS).

	NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2007	NINE MONTHS PERIOD ENDED SEPTEMBER 30, 2006
REVENUES	60	60
INTEREST EXPENSE	(12,367)	(41,641)

FOR MORE INFORMATION, PLEASE REFER TO CHAPTERS 10 AND 20 OF THIS PROSPECTUS.

4.1.4	RISKS RELATED TO ASSETS AND SHAREHOLDER DEFICIT

AS OF SEPTEMBER 30, 2007, CTI HAD A TOTAL SHAREHOLDER DEFICIT OF APPROXIMATELY $119.3 MILLION, AND TOTAL ASSETS OF APPROXIMATELY $85.0 MILLION. THERE ARE NO PROVISIONS UNDER US LAW THAT GOVERN THE INTEGRITY OF THE COMPANY’S SHARE CAPITAL, AND THEREFORE THE COMPANY’S SHAREHOLDER DEFICIT MAY CONTINUE AND MAY INCREASE WITHOUT THE NEED FOR SHARE CAPITAL TO BE ADJUSTED.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTERS 9 AND 20 OF THIS PROSPECTUS

4.1.5	RISKS RELATED TO THE NEED TO RAISE ADDITIONAL FUNDS IN THE NEAR FUTURE

SINCE THE BEGINNING OF 2007, CTI HAS SOLD SHARES OF ITS SERIES A 3% CONVERTIBLE PREFERRED STOCK, SERIES B 3% CONVERTIBLE PREFERRED STOCK, SERIES C 3% CONVERTIBLE PREFERRED STOCK AND SERIES D 7% CONVERTIBLE PREFERRED STOCK IN FOUR SEPARATE OFFERINGS, PURSUANT TO WHICH IT RAISED AN AGGREGATE OF APPROXIMATELY $83.95 MILLION IN GROSS PROCEEDS. HOWEVER, CTI EXPECTS THAT ITS EXISTING CASH AND CASH EQUIVALENTS, SECURITIES AVAILABLE FOR SALE AND INTEREST RECEIVABLE, INCLUDING AMOUNTS RECEIVED FROM THE PREFERRED STOCK ISSUANCES, WILL NOT BE SUFFICIENT TO FUND ITS OPERATIONS AT CURRENT LEVELS FOR THE NEXT 12 MONTHS AND ACCORDINGLY, IT EXPECTS THAT IT WILL NEED TO RAISE ADDITIONAL FUNDS. CTI IS EXPLORING ALTERNATIVES TO RAISE ADDITIONAL CAPITAL THROUGH PUBLIC OR PRIVATE EQUITY FINANCINGS, PARTNERSHIPS, DEBT FINANCINGS, BANK BORROWINGS OR OTHER SOURCES, INCLUDING BUT NOT LIMITED TO THE STEP-UP EQUITY FINANCING AGREEMENT DESCRIBED IN THIS PROSPECTUS. IN PARTICULAR, IT WILL NEED TO RAISE ADDITIONAL FUNDS TO COMPLETE THE PHASE III CLINICAL TRIALS FOR XYOTAX, PIXANTRONE AND BROSTALLICIN.

CTI MAY RAISE SUCH CAPITAL THROUGH PUBLIC OR PRIVATE EQUITY FINANCINGS, PARTNERSHIPS, DEBT FINANCINGS OR RESTRUCTURINGS, BANK BORROWINGS OR OTHER

SOURCES. ALTHOUGH CTI EXPECTS TO BE ABLE TO RAISE FUNDS THROUGH THESE SOURCES, AND SPECIFICALLY USING THE STEP-UP EQUITY FINANCING AGREEMENT DESCRIBED IN THIS PROSPECTUS, ADDITIONAL FUNDING MAY NOT BE AVAILABLE ON FAVORABLE TERMS OR AT ALL. IF ADEQUATE FUNDS ARE NOT OTHERWISE AVAILABLE, CTI WILL FURTHER CURTAIL OPERATIONS SIGNIFICANTLY, INCLUDING THE DELAY, MODIFICATION OR CANCELLATION OF OPERATIONS AND PLANS RELATED TO XYOTAX, PIXANTRONE, BROSTALLICIN AND OTHER PRODUCTS WHICH IT MAY BE DEVELOPING. TO OBTAIN ADDITIONAL FUNDING, CTI MAY NEED TO ENTER INTO ARRANGEMENTS THAT REQUIRE IT TO RELINQUISH RIGHTS TO CERTAIN TECHNOLOGIES, DRUG CANDIDATES, POTENTIAL PRODUCTS AND/OR POTENTIAL MARKETS. IN ADDITION, SOME FINANCING ALTERNATIVES, SUCH AS THE STEP–UP EQUITY FINANCING AGREEMENT DESCRIBED IN THIS PROSPECTUS, MAY REQUIRE CTI TO MEET ADDITIONAL REGULATORY REQUIREMENTS IN ITALY AND THE U.S., WHICH MAY INCREASE CTI’S COSTS AND ADVERSELY AFFECT ITS ABILITY TO OBTAIN FINANCING. TO THE EXTENT THAT ADDITIONAL CAPITAL IS RAISED THROUGH THE ISSUANCE OF EQUITY, OR SECURITIES CONVERTIBLE INTO EQUITY, SHAREHOLDERS MAY EXPERIENCE DILUTION OF THEIR PROPORTIONATE OWNERSHIP OF CTI.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTERS 10 AND 20, AND TO CHAPTER 28, PARAGRAPH 28.1 OF THIS PROSPECTUS

4.1.6	RISKS RELATED TO DILUTION RESULTING FROM IMPLEMENTATION OF THE STEP-UP EQUITY FINANCING AGREEMENT

TO THE EXTENT THAT CTI RAISES ADDITIONAL CAPITAL THROUGH THE SALE OF COMMON SHARES PURSUANT TO THE STEP-UP EQUITY FINANCING AGREEMENT, THE OWNERSHIP INTEREST OF THE COMPANY’S SHAREHOLDERS WILL BE DILUTED, AS THE CURRENT SHAREHOLDERS OF THE COMPANY DO NOT POSSESS PREEMPTIVE RIGHTS, AND THE PRICE OF THE SHARES SOLD TO SOCIETE GENERALE UNDER THE AGREEMENT WILL BE AT A PRICE THAT IS DISCOUNTED COMPARED TO THE MARKET VALUE OF THE STOCK.

4.1.7	RISKS RELATED TO UNDERTAKINGS IN 2003 LISTING PROSPECTUS

SECTIONS 12.5 AND 12.6 OF THE COMPANY’S LISTING PROSPECTUS PUBLISHED IN 2003 (THE “2003 LISTING PROSPECTUS”), DESCRIBED THE MODALITIES PURSUANT TO WHICH THE SHAREHOLDERS’ MEETINGS WOULD HAVE BEEN CALLED AND HELD.

IN THE 2003 LISTING PROSPECTUS, THE COMPANY MENTIONED IN SECTION 12.6, “SHAREHOLDERS’ MEETINGS”, THAT “[…] CTI SHAREHOLDERS ARE ENTITLED TO VOTE […] BY SENDING VIA MAIL TO THE COMPANY A PROXY CARD CONTAINED IN THE PROXY STATEMENT OR BY VOTING ON THE INTERNET OR BY TELEPHONE”. ALSO FOR THE PURPOSES OF REACHING THE SHAREHOLDERS MEETING QUORUM, THE COMPANY HAS BEEN TRYING TO FACILITATE THE VOTING BY ITS ITALIAN SHAREHOLDERS, BUT ITALIAN LAWS (IN PARTICULAR, PRIVACY LAW) PREVENT THE COMPANY (OR THE SERVICE AGENT THAT DELIVERS THE MEETING DOCUMENTATION TO THE SHAREHOLDERS) FROM KNOWING THE NAMES OF ALL ITS SHAREHOLDERS (AS CONFIRMED IN A LEGAL OPINION REQUESTED AND OBTAINED BY THE COMPANY) AND, SINCE THE IDENTIFICATION OF EACH SHAREHOLDER IS A CONDITION TO ALLOW SHAREHOLDERS TO VOTE OVER THE INTERNET OR BY PHONE, SO FAR THE COMPANY HAS NOT BEEN IN A POSITION TO PROVIDE SUCH FACILITY TO ITS ITALIAN SHAREHOLDERS.

NEVERTHELESS, FOR THE FUTURE, ITALIAN SHAREHOLDERS WILLING TO VOTE OVER THE INTERNET OR BY PHONE WILL BE ALLOWED TO DO SO IF THEY FOLLOW THE PROCEDURES DESCRIBED IN SECTION 21.2.5 OF THIS PROSPECTUS.

4.1.8	RISKS RELATED TO THE VOTING PROCEDURES AND DELIVERY OF THE MEETING DOCUMENTATION

THE HOLDING OF CTI’S SHARES VIS-A’-VIS MONTE TITOLI ENTAILS CERTAIN LIMITS TO THE RANGE OF MODALITIES PURSUANT TO WHICH THE RELEVANT HOLDERS (THE “ITALIAN SHAREHOLDERS”), WITH REGARD TO THE US SHAREHOLDER, MAY RECEIVE INFORMATION ABOUT THE COMPANY (INCLUDING THE INABILITY OF THE ITALIAN SHAREHOLDERS TO RECEIVE THE SHAREHOLDER MEETING DOCUMENTATION AT THEIR OWN ADDRESS) AND AVAIL THEMSELVES OF CERTAIN VOTING MODALITIES SUCH AS INTERNET AND PHONE.

SHAREHOLDERS’ MEETING DOCUMENTATION

AN ITALIAN SHAREHOLDER WISHING TO RECEIVE THE MEETING DOCUMENTATION AT HIS/HER OWN ADDRESS (PROVIDED HE/SHE DOES NOT ALREADY HAVE AN AGREEMENT IN PLACE WITH HIS/HER ITALIAN DEPOSITARY BANK AIMED AT ALLOWING THE ITALIAN SHAREHOLDER TO RECEIVE THE SHAREHOLDER MEETING DOCUMENTATION AT HIS/HER ADDRESS OR ALLOWING THE TRANSMISSION OF HIS/HER PERSONAL DETAILS TO THE COMPANY OR TO ANOTHER SUJECT POSSIBLY APPOINTED), SHOULD REQUEST TO TRANSFER (AT ITS OWN EXPENSE) HIS OR HER SECURITIES TO A US INTERMEDIARY/BROKER PRIOR TO THE RECORD DATE OR REQUEST TO BE REGISTERED IN THE COMPANY’S SHAREHOLDERS BOOK (WHICH WOULD IMPLY THAT THE SHARES ARE HELD WITH COMPUTERSHARE IN THE UNITED STATES) IN ORDER TO BE TREATED AS A U.S. SHAREHOLDER.

VOTING PROCEDURES

AN ITALIAN SHAREHOLDER WISHING TO AVAIL HIMSELF/HERSELF OF THE SPECIFIC VOTING MODALITIES VIA INTERNET OR PHONE, SHOULD REQUEST TO TRANSFER (AT ITS OWN EXPENSE) HIS OR HER SECURITIES TO A US INTERMEDIARY/BROKER PRIOR TO THE RECORD DATE OR REQUEST TO BE REGISTERED IN THE COMPANY’S SHAREHOLDERS BOOK.

THE CUSTODY TRANSFER PROCEDURE AS DESCRIBED IN DETAIL UNDER PARAGRAPH 21.5.2 DESCRIBED UNDER PARAGRAPH 21.5.2 OF CHAPTER 21 PERMITS U.S AFFILIATEBROKER-DEALERS TO EXERCISE THEIR DISCRETIONARY AUTHORITY IN VOTING TO THE EXTENT THAT THE ITALIAN SHAREHOLDER: (I) DID NOT OBJECT, ALSO THROUGH SILENT ASSENT, TO THE TRANSFER OF THE SHARES AND, ONCE THE SHARES WERE TRANSFERRED, (II) DID NOT EXERCISE THE RIGHT TO VOTE PURSUANT TO THE MODALITIES PROVIDED IN THE PROXY STATEMENT; (iii) DID NOT INSTRUCT U.S AFFILIATEBROKER-DEALERS, THROUGH HIS/HER DEPOSITARY BANK, TO VOTE OR (IV) DID NOT INSTRUCT U.S. AFFILIATE BROKER-DEALERS, THROUGH THEIR DEPOSITARY BANK , TO ABSTAIN FROM TAKING ANY ACTION IN RELATION TO THE SHARES, INCLUDING THE ATTENDANCE TO THE MEETING AND THE EXERCISE OF VOTING RIGHTS.

THE PROCEDURES CONCERNING THE APPLICATION OF NYSE RULE 452, WHICH PERMIT AFFILIATE BROKER-DEALERS TO EXERCISE THEIR DISCRETIONARY AUTHORITY, ARE

DIFFERENT DEPENDING ON WHETHER THE SHAREHOLDER’S SHARES ARE TRANSFERRED FROM ITALIAN ACCOUNTS TO U.S. ACCOUNTS OR ARE ALREADY HELD ON U.S. ACCOUNTS; IN SUCH RESPECT, IN THE FIRST CASE SHAREHOLDERS DO NOT RECEIVE, AT THEIR ADDRESS, THE PROXY STATEMENT, THAT INCLUDES THE MATTERS TO BE DISCUSSED DURING THE SHAREHOLDERS’ MEETING ON WHICH AFFILIATE BROKER-DEALERS ARE ALLOWED TO EXERCISE DISCRETIONARY AUTHORITY (AS DESCRIBED UNDER PARAGRAPH 21.5.2 LETT. C3 OF THE CHAPTER 21), ALTHOUGH SUCH PROXY STATEMENT WOULD BE OTHERWISE PUT AT DISPOSAL OF THE SHAREHOLDER ACCORDING TO THE MODALITIES DESCRIBED UNDER PARAGRAPH 21.5.2 LETT. B OF CHAPTER 21. FURTHERMORE, THE APPLICATION OF THE NYSE RULE 452 TO THE SHAREHOLDER NOT HOLDING THE SHARES ON U.S. ACCOUNTS REQUIRES THE COMPLIANCE WITH CERTAIN REQUIREMENTS TO BE FULFILED IN ORDER TO TRANSFER THE SHARES ON THE U.S. ACCOUNT AS FULLY DESCRIBED IN CHAPTER 21, PARAGRAPH 21.2.5, LETT. C3 AND C4 AND THE CORRESPONDING PAYMENT BY THE COMPANY OF RELATED COSTS.

AN ITALIAN SHAREHOLDER, WHOSE DEPOSITARY BANK DECIDES TO TAKE PART IN THE CUSTODY TRANSFER, RECEIVES (AS BETTER DESCRIBED UNDER PARAGRAPH 21.2.5) THROUGH HIS BANK, A LETTER FROM THE COMPANY’S CEO, JIM BIANCO, PROVIDING INFORMATION ON THE COMING SHAREHOLDERS’ MEETING,. AN ITALIAN SHAREHOLDER, WHOSE DEPOSITARY BANK REFUSES, INSTEAD, TO TAKE PART IN THE CUSTODY TRANSFER, WILL NOT RECEIVE SUCH LETTER AND WILL BE INFORMED OF THE MEETING ONLY FOLLOWING PUBLICATION OF THE TWO SHAREHOLDERS MEETING CALL NOTICES. IN FACT, PRIOR TO ANY SHAREHOLDERS’ MEETING THE COMPANY PUBLISHED TWO NOTICES (ONE BEFORE THE RECORD DATE AND ONE BEFORE THE MEETING) PROVIDING CERTAIN INFORMATION, INCLUDING THE DATE OF THE SHAREHOLDERS’ MEETING AND WHERE TO FIND INFORMATION ON SUCH MEETING. IN PREPARATION FOR ANY SHAREHOLDERS’ MEETING THE COMPANY CONTACTS EACH AND EVERY DEPOSITARY BANK (ALSO OFFERING TO SUSTAIN ANY APPLICABLE COST), AND WHETHER AN ITALIAN SHAREHOLDER EVENTUALLY RECEIVES THE COMPANY CEO’S LETTER WILL ULTIMATELY DEPEND ON WHETHER THE DEPOSITARY BANK ADHERES TO SUCH PROCEDURE.

THE COMPANY INTENDS TO USE THE SAME TRANSFER PROCEDURE FOR THE SPECIAL SHAREHOLDER MEETING SCHEDULED FOR JANUARY 28, 2008, FOR THE PROPOSALS IN CONNECTION WITH WHICH IT IS POSSIBLE TO APPLY THE CUSTODY TRANSFER. IN PREPARATION FOR THIS MEETING, THE COMPANY CONTACTED ALL OF THE ITALIAN BANKS WHOSE LISTS WERE PROVIDED BY MONTE TITOLI’S BOOKS AS HOLDERS OF CTI SHARES, ALTHOUGH ONLY A PORTION OF THEM HAVE AGREED TO THE CUSTODY TRANSFER PROCEDURE.

THE COMPANY IS CURRENTLY EXPLORING ANY ALTERNATIVE SOLUTION TO FACILITATE THE PARTICIPATION IN SHAREHOLDERS’ MEETINGS (INCLUDING THE EXERCISE OF VOTING RIGHTS) BY ITALIAN SHAREHOLDERS AND THE REACHING OF QUORUMS TO VALIDLY CONDUCT BUSINESS AT ITS SHAREHOLDERS’ MEETINGS. FOR THE TIME BEING AND FAILING THE FINDING OF ANY ALTERNATIVE SOLUTION, THE COMPANY HAS NOT RULED OUT USING THE SAME PROCESS ADOPTED IN CONNECTION WITH THE SPECIAL MEETING HELD IN APRIL AND THE MEETING SCHEDULED FOR SEPTEMBER 2007, SUBJECT TO THE COOPERATION OF THE BANKS HOLDING CTI SHARES VIS-À-VIS MONTE TITOLI.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 21, PARAGRAPH 21.2.5 OF THIS PROSPECTUS

4.1.9	RISKS RELATED TO THE COMPANY’S NEED TO OBTAIN A QUORUM FOR ITS MEETINGS OF SHAREHOLDERS

CTI’S BYLAWS REQUIRE THAT A QUORUM, CONSISTING OF A MAJORITY OF THE OUTSTANDING SHARES OF VOTING STOCK, BE REPRESENTED IN PERSON OR BY PROXY IN ORDER TO TRANSACT BUSINESS AT A MEETING OF OUR SHAREHOLDERS. A QUORUM WAS NOT PRESENT AT EITHER OF OUR SCHEDULED ANNUAL MEETINGS OF SHAREHOLDERS IN 2006. WHILE CTI WAS ABLE TO OBTAIN A QUORUM AT A SPECIAL MEETING OF THE SHAREHOLDERS ON APRIL 10, 2007 AND AT ITS ANNUAL SHAREHOLDERS MEETING ON SEPTEMBER 25, 2007, CTI MAY BE UNABLE TO GET A QUORUM AT FUTURE ANNUAL OR SPECIAL MEETINGS OF SHAREHOLERS. IF CTI IS UNABLE TO OBTAIN A QUORUM AT FUTURE SHAREHOLDER MEETINGS AND THUS FAILS TO GET SHAREHOLDER APPROVAL OF CORPORATE ACTIONS, SUCH FAILURE COULD HAVE A MATERIALLY ADVERSE EFFECT ON THE COMPANY. IT IS POSSIBLE THAT EVEN IF THE COMPANY IS ABLE TO OBTAIN A QUORUM FOR ITS FUTURE SHAREHOLDER MEETINGS, CTI MAY STILL NOT RECEIVE ENOUGH VOTES TO APPROVE THE PROXY PROPOSALS AND SUCH FAILURE COULD HAVE A MATERIALLY ADVERSE EFFECT ON THE COMPANY.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 21, PARAGRAPH 21.2.5 OF THIS PROSPECTUS

4.1.10	RISKS OF FAILURE IN FINANCING EFFORTS FOR FAILURE TO RECEIVE SHAREHOLDER APPROVAL WHEN NEEDED

CTI IS REQUIRED UNDER THE NASDAQ MARKETPLACE RULES TO OBTAIN SHAREHOLDER APPROVAL FOR ANY ISSUANCE OF ADDITIONAL EQUITY SECURITIES THAT WOULD COMPRISE MORE THAN 20% OF ITS TOTAL SHARES OF COMMON STOCK OUTSTANDING BEFORE THE ISSUANCE OF THE SECURITIES AT A DISCOUNT TO THE GREATER OF BOOK OR MARKET VALUE IN AN OFFERING THAT IS NOT DEEMED TO BE A “PUBLIC OFFERING” BY NASDAQ. FUNDING OF ITS OPERATIONS IN THE FUTURE MAY REQUIRE SHAREHOLDER APPROVAL FOR PURPOSES OF COMPLYING WITH THE NASDAQ MARKETPLACE RULES.

IN SEPTEMBER 2006, CTI RECEIVED $40 MILLION IN GROSS PROCEEDS FROM AN OFFERING OF 23,121,394 SHARES OF CTI COMMON STOCK. THE SHARES WERE SOLD UNDER AN EXISTING SHELF OFFERING FILED IN APRIL 2006 AT AN OFFERING PRICE OF $1.73 PER SHARE. CTI ALSO ISSUED TO THE PURCHASING INVESTORS WARRANTS TO PURCHASE AN ADDITIONAL 5,780,352 SHARES AT $1.73 PER SHARE IF EXERCISED WITHIN 90 DAYS. THERE WAS APPROXIMATELY $2.2 MILLION IN EXPENSES RELATED TO THIS OFFERING. IN OCTOBER 2006, CTI WAS NOTIFIED BY NASDAQ THAT THIS OFFERING DID NOT COMPLY WITH THE SHAREHOLDER APPROVAL REQUIREMENTS. IN RESPONSE TO THIS NOTIFICATION, CTI REPURCHASED 1,094,000 SHARES OF COMMON STOCK AND 5,660,352 WARRANTS FOR AN AGGREGATE PRICE OF $3,024,691 THEREBY REDUCING THE NUMBER OF SHARES BELOW THE 20% THRESHOLD. SUBSEQUENT TO THIS, THE NASDAQ CONFIRMED THAT CTI HAD REGAINED COMPLIANCE WITH NASDAQ MARKETPLACE RULE 4350(I)(1)(D) AND THE MATTER WAS CLOSED.

CTI COULD REQUIRE SUCH APPROVAL IN THE FUTURE TO RAISE ADDITIONAL FUNDS, BUT MIGHT NOT BE SUCCESSFUL IN OBTAINING ANY SUCH REQUIRED SHAREHOLDER APPROVAL.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 5, PARAGRAPH 5.1.5 AND CHAPTER 21, PARAGRAPH 21.2 OF THIS PROSPECTUS

4.1.11	RISKS RELATED TO COMPLIANCE WITH THE REGULATORY STRUCTURE OF ITALY, WHICH COULD RESULT IN ADMINISTRATIVE CHALLENGES

CTI’S STOCK IS TRADED ON THE MTAX MARKET AND IT IS REQUIRED TO ALSO COMPLY WITH THE RULES AND REGULATIONS OF CONSOB AND BORSA ITALIANA, WHICH COLLECTIVELY REGULATE COMPANIES LISTED ON ITALY’S PUBLIC MARKETS. CONDUCTING CTI’S OPERATIONS IN A MANNER THAT COMPLIES WITH ALL APPLICABLE LAWS AND RULES REQUIRES IT TO DEVOTE ADDITIONAL TIME AND RESOURCES TO REGULATORY COMPLIANCE MATTERS. FOR EXAMPLE, THE PROCESS OF SEEKING TO UNDERSTAND AND COMPLY WITH THE LAWS OF EACH COUNTRY, INCLUDING TAX, LABOR AND REGULATORY LAWS, MIGHT REQUIRE IT TO INCUR THE EXPENSE OF ENGAGING ADDITIONAL OUTSIDE COUNSEL, ACCOUNTANTS AND OTHER PROFESSIONAL ADVISORS AND MIGHT RESULT IN DELAYED BUSINESS INITIATIVES AS IT SEEKS TO ENSURE THAT EACH NEW INITIATIVE WILL COMPLY WITH ALL REGULATORY REGIMES. COMPLIANCE WITH ITALIAN LISTING REQUIREMENTS MAY DELAY ADDITIONAL ISSUANCES OF CTI’S COMMON STOCK AND IT IS TAKING APPROPRIATE STEPS TO CONFORM TO THE REQUIREMENTS OF THE ITALIAN STOCK EXCHANGE AND CONSOB TO ALLOW SUCH ADDITIONAL ISSUANCES.

FOR MORE INFORMATION CONCERNING THE APPLICATION OF THE ITALIAN LAW TO THE COMPANY, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.5.2 AND CHAPTER 16, PARAGRAPH 16.4 OF THIS PROSPECTUS

4.1.12	RISKS RELATED TO THE COMPANY’S INTERNAL CONTROL OVER FINANCIAL REPORTING

A MATERIAL WEAKNESS IS A CONTROL DEFICIENCY, OR A COMBINATION OF CONTROL DEFICIENCIES, THAT RESULTS IN MORE THAN A REMOTE LIKELIHOOD THAT A MATERIAL MISSTATEMENT OF THE ANNUAL OR INTERIM FINANCIAL STATEMENTS WILL NOT BE PREVENTED OR DETECTED. CTI IDENTIFIED THAT AS OF DECEMBER 31, 2006, IT HAD THE FOLLOWING MATERIAL WEAKNESS RELATIVE TO THE EFFECTIVENESS OF ITS INTERNAL CONTROL OVER FINANCIAL REPORTING:

•

CTI DID NOT MAINTAIN AN EFFECTIVE REVIEW AND APPROVAL PROCESS IN CTI (EUROPE) TO ENSURE THE ACCURACY OF ACCOUNTS PAYABLE AND ACCRUED EXPENSES FOR CERTAIN ACTIVITIES SHARED BY HEADQUARTERS AND CTI (EUROPE) IN CONFORMITY WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.

•	CTI DID NOT MAINTAIN EFFECTIVE INTERNAL CONTROLS RELATED TO THE FINANCIAL REPORTING PROCESS TO DETECT ERRORS THAT ARE NOT IDENTIFIED BY THE PROCESS LEVEL CONTROLS IN CTI (EUROPE).

DURING THE FIRST NINE MONTHS OF 2007, TO REMEDY THE MATERIAL WEAKNESSES IN CTI’S INTERNAL CONTROL OVER FINANCIAL REPORTING, CTI IMPLEMENTED ENHANCED REVIEW

AND APPROVAL PROCEDURES THAT ARE DESIGNED TO HELP ENSURE IT ACCURATELY RECORDS ACCOUNTS PAYABLE AND ACCRUED EXPENSE BALANCES IN CTI (EUROPE), AND TRAINED PERSONNEL IN KEY FINANCE POSITIONS IN CTI (EUROPE) REGARDING THE ENHANCED PROCEDURES AND APPROPRIATE LEVELS OF OVERSIGHT AND REVIEW.

THE EXISTENCE OF A MATERIAL WEAKNESS IS AN INDICATION THAT THERE IS MORE THAN A REMOTE LIKELIHOOD THAT A MATERIAL MISSTATEMENT OF CTI’S FINANCIAL STATEMENTS WILL NOT BE PREVENTED OR DETECTED IN THE CURRENT OR ANY FUTURE PERIOD. IF IT FAILS TO MAINTAIN AN EFFECTIVE SYSTEM OF INTERNAL CONTROLS, CTI MAY NOT BE ABLE TO REPORT ITS FINANCIAL RESULTS ACCURATELY, WHICH MAY CAUSE INVESTORS TO LOSE CONFIDENCE IN ITS REPORTED FINANCIAL INFORMATION AND HAVE AN ADVERSE EFFECT ON THE TRADING PRICE OF ITS COMMON STOCK.

FOR MORE INFORMATION CONCERNING THE AUDIT COMMITEE, PLEASE REFER TO CHAPTER 14, PARAGRAPH 14.1.1 OF THIS PROSPECTUS

4.1.13	RISKS RELATED TO THE LICENSE AND CO-DEVELOPMENT AGREEMENT ENTERED INTO WITH NOVARTIS PHARMACEUTICAL COMPANY LTD.

CTI HAS ENTERED INTO A LICENSE AND CO-DEVELOPMENT AGREEMENT RELATED TO XYOTAX AND PIXANTRONE WITH NOVARTIS INTERNATIONAL PHARMACEUTICAL LTD., OR NOVARTIS, PURSUANT TO WHICH CTI GRANTED TO NOVARTIS AN EXCLUSIVE WORLDWIDE LICENSE FOR THE DEVELOPMENT AND COMMERCIALIZATION OF XYOTAX.

NOVARTIS HAS THE RIGHT TO ELECT TO PARTICIPATE IN AND CONTROL THE FUTURE DEVELOPMENT AND COMMERCIALIZATION OF XYOTAX (THE “XYOTAX ELECTION”) AT ANY TIME UNTIL THIRTY (30) DAYS AFTER THE APPROVAL OF XYOTAX IN THE U.S. OR EUROPE WHICH SATISFIES CERTAIN CONDITIONS (THE “XYOTAX PARTICIPATION PERIOD”). NOVARTIS IS UNDER NO OBLIGATION TO MAKE SUCH ELECTION, AND THERE IS NO GUARANTEE THAT CTI WILL EVER RECEIVE APPROVAL OF XYOTAX. IF THE XYOTAX PARTICIPATION PERIOD LAPSES BEFORE NOVARTIS HAS MADE THE XYOTAX ELECTION, THEN ALL RIGHTS TO XYOTAX REVERT BACK TO CTI. IF NOVARTIS DOES MAKE THE XYOTAX ELECTION, THEN IT WOULD BE OBLIGATED TO PAY 100% OF THE DEVELEOPMENT AND COMMERCIALIZATION COSTS INCURRED AFTER THE ELECTION PROVIDED THAT CTI WOULD REIMBURSE NOVARTIS FOR 20% OF THE DEVELOPMENT COSTS ASSOCIATED WITH LABEL EXPANSION OR REGULATORY REQUIRED POST-APPROVAL TRIALS. ADDITIONALLY, IF NOVARTIS MAKES THE XYOTAX ELECTION, THEN SUBJECT TO CERTAIN CONDITIONS, CTI WOULD (I) HAVE THE RIGHT TO DEVOTE UP TO 35 FULL TIME EMPLOYEES TO XYOTAX COMMERCIALIZATION EFFORTS, (II) RECEIVE A ROYALTY ON XYOTAX WORLDWIDE NET SALES, AND (III) BE ELIGIBLE TO RECEIVE UP TO $270 MILLION OF MILESTONE PAYMENTS IF ALL MILESTONES ARE ACHIEVED. MILESTONE PAYMENTS ARE BASED ON A MIX OF TARGET LEVELS REGARDING SALES LEVELS (DOLLAR THRESHOLDS) AND REGULATORY APPROVALS FOR VARIOUS INDICATIONS.

WITH REGARD TO PIXANTRONE, NOVARTIS MAY EXERCISE ITS OPTION TO ENTER INTO AN EXCLUSIVE WORLDWIDE LICENSE TO DEVELOP AND COMMERCIALIZE PIXANTRONE (THE “PIXANTRONE OPTION”) AT ANY TIME UNTIL THE LATER TO OCCUR OF (I) THREE HUNDRED AND SIXTY-FIVE (365) DAYS AFTER THE DATABASE ON CTI’S ONGOING PHASE III STUDY OF PIXANTRONE IS LOCKED OR (II) THIRTY (30) DAYS AFTER THE EXPIRATION OF THE XYOTAX

PARTICIPATION PERIOD. IF NOVARTIS EXERCISES THE PIXANTRONE OPTION, THEN CTI AND NOVARTIS ARE OBLIGATED TO USE COMMERCIALLY REASONABLE EFFORTS TO NEGOTIATE IN GOOD FAITH THE DETAILS OF A DEFINITIVE AGREEMENT BASED ON CERTAIN AGREED TERMS. THE AGREED FINANCIAL TERMS VARY DEPENDING ON WHETHER OR NOT NOVARTIS HAS ALSO MADE THE XYOTAX ELECTION. IN GENERAL, IF NOVARTIS HAS DECIDED NOT TO MAKE THE XYOTAX ELECTION, THEN CTI WOULD BE ELIGIBLE TO RECEIVE (I) A CUSTOMARY ROYALTY ON PIXANTRONE WORLDWIDE SALES AND (II) UP TO $71 MILLION IN MILESTONE PAYMENTS (IF ALL MILESTONES WERE ACHIEVED). IF NOVARTIS DECIDES TO EXERCISE ITS PIXANTRONE OPTION AND AT SUCH TIME HAS EXERCISED, OR HAS NOT GIVEN UP, ITS RIGHTS WITH RESPECT TO XYOTAX, THEN CTI WOULD BE ELIGIBLE TO RECEIVE (I) UP TO $104 MILLION OF MILESTONE PAYMENTS (IF ALL MILESTONES WERE ACHIEVED), (II) A $7.5 MILLION LICENSE FEE, (III) A CUSTOMARY ROYALTY ON WORLDWIDE PIXANTRONE SALES, AND (IV) EXPENSE REIMBURSEMENT AND FUTURE EXPENSE SHARING ON TERMS SIMILAR TO THOSE RELATED TO THE XYOTAX ELECTION. MILESTONE PAYMENTS UNDER THE PIXANTRONE OPTION ARE ALSO BASED ON A MIX OF TARGETS REGARDING SALES LEVELS AND REGULATORY APPROVALS.

CTI WILL NOT RECEIVE ANY ROYALTY OR MILESTONE PAYMENTS UNDER THIS AGREEMENT UNLESS NOVARTIS ELECTS TO PARTICIPATE IN THE DEVELOPMENT AND COMMERCIALIZATION OF XYOTAX OR IF NOVARTIS EXERCISES ITS OPTION RELATED TO PIXANTRONE AND CTI IS ABLE TO REACH A DEFINITIVE AGREEMENT WITH NOVARTIS REGARDING PIXANTRONE. NOVARTIS IS UNDER NO OBLIGATION TO MAKE SUCH ELECTION OR EXERCISE SUCH RIGHT AND MAY NEVER DO SO. IN ADDITION, EVEN IF NOVARTIS EXERCISES SUCH RIGHTS, ANY ROYALTIES AND MILESTONE PAYMENTS CTI MAY BE ELIGIBLE TO RECEIVE FROM NOVARTIS ARE SUBJECT TO THE RECEIPT OF THE NECESSARY REGULATORY APPROVALS AND THE ATTAINMENT OF CERTAIN SALES LEVELS. CTI MAY NEVER RECEIVE THE NECESSARY REGULATORY APPROVALS AND ITS PRODUCTS MAY NOT REACH THE NECESSARY SALES LEVELS.

FOR MORE INFORMATION CONCERNING THE ABOVE MENTIONED AGREEMENT, PLEASE REFER TO CHAPTER 22, PARAGRAPH 22.1.1 OF THIS PROSPECTUS

4.1.14	RISKS RELATED TO THE INABILITY TO SUCCESSFULLY IDENTIFY AND COMPLETE VALUABLE ACQUISITION OPPORTUNITIES AND NOT ACHIEVE THE ANTICIPATED GROWTH CTI WOULD OTHERWISE ACHIEVE WERE SUCH ACQUISITIONS ACCOMPLISHED.

CTI CURRENTLY PLANS TO FURTHER EXPAND ITS PRODUCT PORTFOLIO THROUGH ACQUISITIONS OF OTHER COMPLEMENTARY BUSINESSES OR TECHNOLOGIES OR MARKETED PRODUCTS. FOR EXAMPLE, IN JULY 2007, CTI ACQUIRED SMI, A PRIVATELY HELD ONCOLOGY COMPANY, AND GAINED WORLDWIDE RIGHTS TO BROSTALLICIN, A DNA MINOR GROOVE BINDING AGENT WITH PROVEN ANTI-TUMOR ACTIVITY WHICH IS CURRENTLY IN PHASE II CLINICAL STUDIES. ADDITIONALLY, IN AUGUST 2007, CTI ENTERED INTO AN ASSET PURCHASE AGREEMENT WITH BIIB FOR THE PURCHASE OF ZEVALIN FOR DEVELOPMENT, MARKETING AND SALE IN THE UNITED STATES. IN DECEMBER 2007, CTI CLOSED THE ACQUISITION FROM BIOGEN IDEC INC OF ZEVALIN. MERGERS AND ACQUISITIONS ARE

INHERENTLY RISKY, AND CTI CANNOT ASSURE THAT THE COMPANY WILL BE ABLE TO COMPLETE THESE ACQUISITIONS OR THAT THE COMPANY’S ACQUISITIONS WILL BE SUCCESSFUL. THE SUCCESSFUL EXECUTION OF CTI’S ACQUISITION STRATEGY WILL DEPEND ON THE COMPANY’S ABILITY TO IDENTIFY, NEGOTIATE, COMPLETE AND INTEGRATE SUCH ACQUISITIONS AND, IF NECESSARY, OBTAIN SATISFACTORY DEBT OR EQUITY FINANCING TO FUND THOSE ACQUISITIONS. FAILURE TO MANAGE AND SUCCESSFULLY INTEGRATE ACQUIRED BUSINESSES COULD HARM CTI’S BUSINESS.

4.1.15	RISKS RELATED TO THE INABILITY TO SUCCESSFULLY INTEGRATE RECENT AND FUTURE ACQUISITIONS, RESULTING IN MANAGEMENT’S ATTENTION BEING DIVERTED, AND EFFORTS TO INTEGRATE FUTURE ACQUISITIONS CONSUMING SIGNIFICANT RESOURCES.

THE ACQUISITION OF SMI AND THE ACQUISITION OF ZEVALIN OR ANY OTHER FUTURE ACQUISITION THAT CTI MAY UNDERTAKE, WILL ALSO INVOLVE NUMEROUS RISKS RELATED TO THE INTEGRATION OF THE ACQUIRED ASSET OR ENTITY INTO THE COMPANY AFTER THE ACQUISITION IS COMPLETED. THESE RISKS INCLUDE THE FOLLOWING:

•	DIFFICULTIES IN INTEGRATING THE OPERATIONS, TECHNOLOGIES, AND PRODUCTS OF THE ACQUIRED COMPANIES;

•	DIVERSION OF MANAGEMENT’S ATTENTION FROM NORMAL DAILY OPERATIONS OF THE BUSINESS;

•	INABILITY TO MAINTAIN THE KEY BUSINESS RELATIONSHIPS AND THE REPUTATIONS OF ACQUIRED BUSINESSES;

•	ENTRY INTO MARKETS IN WHICH CTI HAS LIMITED OR NO PRIOR EXPERIENCE AND IN WHICH COMPETITORS HAVE STRONGER MARKET POSITIONS;

•	DEPENDENCE ON UNFAMILIAR AFFILIATES AND PARTNERS;

•	REDUCTION IN THE DEVELOPMENT OR COMMERCIALIZATION OF EXISTING PRODUCTS DUE TO INCREASED FOCUS ON THE DEVELOPMENT OR COMMERCIALIZATION OF THE ACQUIRED PRODUCTS;

•	RESPONSIBILITY FOR THE LIABILITIES OF ACQUIRED BUSINESSES;

•	INABILITY TO MAINTAIN CTI’S INTERNAL STANDARDS, CONTROLS, PROCEDURES AND POLICIES AT THE ACQUIRED COMPANIES OR BUSINESSES; AND

•	POTENTIAL LOSS OF KEY EMPLOYEES OF THE ACQUIRED COMPANIES.

IN ADDITION, IF CTI FINANCES OR OTHERWISE COMPLETE ACQUISITIONS BY ISSUING EQUITY OR CONVERTIBLE DEBT SECURITIES, CTI’S EXISTING SHAREHOLDERS MAY BE DILUTED.

4.1.16	RISKS RELATED TO THE INABILITY TO COMPLETE THE ACQUISITION OF ZEVALIN POTENTALLY CAUSING ADVERSE EFFECTS ON CTI’S FINANCIAL AND OPERATING RESULTS.

AS DISCUSSED ABOVE, THE COMPLETION OF THE ZEVALIN ACQUISITION IS SUBJECT TO CUSTOMARY CLOSING CONDITIONS, INCLUDING RECEIPT OF THIRD PARTY CONSENTS. CTI CANNOT BE ASSURED THAT ALL CLOSING CONDITIONS WILL BE SATISFIED. FAILURE TO COMPLETE THE ACQUISITION WOULD PREVENT CTI FROM REALIZING THE ANTICIPATED BENEFITS OF THE TRANSACTION, INCLUDING THE ABILITY TO GENERATE REVENUE FROM THE COMMERCIAL SALE OF ZEVALIN. IN ADDITION, SUBSTANTIAL COST WILL HAVE BEEN INCURRED IN CONNECTION WITH THE TRANSACTION, WHICH WILL PRODUCE LITTLE OR NO BENEFIT IF THE ACQUISITION IS NOT COMPLETED. THESE FACTORS MAY ADVERSELY AFFECT CTI’S FINANCIAL AND OPERATING RESULTS AS WELL AS THE TRADING PRICE OF CTI’S COMMON STOCK.

4.1.17	RISKS ASSOCIATED WITH THE INABILITY TO EXPAND LABEL USAGE OF ZEVALIN AND NOT RECOGNIZE THE FULL VALUE OF THE ASSET POTENTIALLY CAUSING ADVERSE EFFECTS ON CTI’S EXPECTED FINANCIAL AND OPERATING RESULTS.

IN THE EVENT THAT CTI IS ABLE TO COMPLETE THE ACQUISITION OF ZEVALIN, THE COMPANY INTENDS TO SEEK EXPANSION OF THE APPROVED USES, OR LABELED USES, OF ZEVALIN. HOWEVER, THERE CAN BE NO GUARANTEE THAT CTI WILL BE ABLE TO GET APPROVAL FOR SUCH LABEL EXPANSION IN FULL OR IN PART. IF CTI IS NOT ABLE TO OBTAIN APPROVAL FOR EXPANSION OF THE LABELED USES FOR ZEVALIN, OR IF CTI IS OTHERWISE UNABLE TO FULFILL ITS MARKETING, SALES AND DISTRIBUTION PLANS FOR ZEVALIN, CTI MAY NOT RECOGNIZE THE FULL ANTICIPATED VALUE OF ZEVALIN, IN WHICH CASE THE COMPANY MAY NOT ACHIEVE ITS ANTICIPATED FINANCIAL AND OPERATING RESULTS.

4.1.18	RISKS RELATED TO THE FACT THAT CTI’S THREE STELLAR PHASE III CLINICAL TRIALS FOR THE TREATMENT OF NON-SMALL CELL LUNG CANCER DID NOT MEET THEIR PRIMARY ENDPOINTS

IN MARCH 2005, CTI ANNOUNCED THE RESULTS OF STELLAR 3, AND IN MAY 2005, IT ANNOUNCED THE RESULTS OF STELLAR 2 AND 4, ITS PHASE III CLINICAL TRIALS OF XYOTAX IN NON-SMALL CELL LUNG CANCER. ALL THREE TRIALS DID NOT ACHIEVE THEIR PRIMARY ENDPOINTS OF SUPERIOR OVERALL SURVIVAL COMPARED TO CURRENT MARKETED AGENTS FOR TREATING NSCLC, WHICH MEANS THE RESULTS OF THE TRIALS WERE NOT IN LINE WITH WHAT CTI HAD ANTICIPATED. SINCE THE RESULTS DID NOT MEET THE ENDPOINTS, THE RESULTS COULD DELAY, LIMIT OR PRECLUDE REGULATORY APPROVAL. NEGATIVE OR INCONCLUSIVE RESULTS OR ADVERSE MEDICAL EVENTS DURING A CLINICAL TRIAL COULD DELAY, LIMIT OR PREVENT REGULATORY APPROVAL. SINCE THE PRIMARY ENDPOINTS OF

THE TRIALS WERE NOT MET, THE FDA COULD REQUIRE ADDITIONAL TRIALS OR NEW TRIAL DESIGNS, ALL OF WHICH WOULD BE COSTLY AND TIME-CONSUMING. REGULATORY APPROVAL IS REQUIRED IN ORDER FOR CTI TO BE ABLE TO MARKET ANY PRODUCTS, AND CTI’S SUCCESS DEPENDS IN LARGE PART ON OBTAINING REGULATORY APPROVAL OF XYOTAX.

IN DECEMBER 2006, CTI CLOSED THE PIONEER CLINICAL TRIAL AND IN 2007, INITIATED A NEW STUDY, PGT307, WHICH FOCUSES ON THE PRIMARY EFFICACY ENDPOINT OF SURVIVAL IN WOMEN WITH NSCLC AND PRE-MENOPAUSAL ESTROGEN LEVELS. CTI HAS DECIDED NOT TO INITIATE AN ADDITIONAL STUDY, THE PGT306 TRIAL, FOR WHICH IT SUBMITTED A SPECIAL PROTOCOL ASSESSMENT, OR SPA, BECAUSE CTI BELIEVES THAT COMPELLING EVIDENCE FROM THE PGT307 TRIAL, ALONG WITH SUPPORTING EVIDENCE FROM EARLIER CLINICAL TRIALS, MAY BE ADEQUATE TO SUBMIT AN NDA. CTI MAY NOT RECEIVE POSITIVE COMPELLING EVIDENCE OR POSITIVE RESULTS FROM THE PGT307 TRIAL, WHICH WOULD PRECLUDE ITS PLANNED SUBMISSION OF AN NDA.

BASED ON DISCUSSIONS WITH THE EMEA SCIENTIFIC ADVICE WORKING PARTY, CTI PLANS TO SUBMIT AN MAA IN EUROPE BASED ON RESULTS OF THE STELLAR TRIALS, SPECIFICALLY THE STELLAR 4 TRIAL, HOWEVER A SUCCESSFUL REGULATORY OUTCOME FROM THE EMEA IS NOT ASSURED AS THE EMEA’S FINAL OPINION CANNOT BE PREDICTED UNTIL THEY HAVE HAD THE OPPORTUNITY TO COMPLETE A THOROUGH REVIEW OF THE CLINICAL DATA THAT WILL BE PRESENTED IN THE MAA.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 OF THIS PROSPECTUS

4.1.19	RISKS RELATED TO RELIANCE ON THIRD PARTIES’ INTELLECTUAL PROPERTY

CTI HAS LICENSED INTELLECTUAL PROPERTY, INCLUDING PATENT APPLICATIONS FROM THE UNIVERSITY OF VERMONT, HOFFMAN LA ROCHE AND OTHERS, INCLUDING THE INTELLECTUAL PROPERTY RELATING TO PIXANTRONE. CTI HAS ALSO IN-LICENSED THE INTELLECTUAL PROPERTY RELATING TO ITS DRUG DELIVERY TECHNOLOGY THAT USES POLYMERS THAT ARE LINKED TO DRUGS, KNOWN AS POLYMER-DRUG CONJUGATES, INCLUDING XYOTAX AND CT-2106. SOME OF CTI’S PRODUCT DEVELOPMENT PROGRAMS DEPEND ON ITS ABILITY TO MAINTAIN RIGHTS UNDER THESE LICENSES. EACH LICENSOR HAS THE POWER TO TERMINATE ITS AGREEMENT WITH CTI IF IT FAILS TO MEET ITS OBLIGATIONS UNDER THESE LICENSES. CTI MAY NOT BE ABLE TO MEET ITS OBLIGATIONS UNDER THESE LICENSES. IF CTI DEFAULTS UNDER ANY LICENSE AGREEMENTS, IT MAY LOSE ITS RIGHT TO MARKET AND SELL ANY PRODUCTS BASED ON THE LICENSED TECHNOLOGY.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.4 OF THIS PROSPECTUS

4.1.20	RISKS RELATED TO PURCHASING NECESSARY MATERIALS

CTI MAY NOT BE ABLE TO CONTINUE TO PURCHASE THE MATERIALS NECESSARY TO PRODUCE XYOTAX, INCLUDING PACLITAXEL, IN ADEQUATE VOLUME AND QUALITY.

PACLITAXEL IS DERIVED FROM CERTAIN VARIETIES OF YEW TREES AND THE SUPPLY OF PACLITAXEL IS CONTROLLED BY A LIMITED NUMBER OF COMPANIES. PACLITAXEL IS AVAILABLE AND CTI HAS PURCHASED IT FROM SEVERAL SOURCES. CTI PURCHASES THE RAW MATERIALS PACLITAXEL AND POLYGLUTAMIC ACID FROM A SINGLE SOURCE ON A PURCHASE ORDER BASIS. SHOULD THE PACLITAXEL OR POLYGLUTAMIC ACID PURCHASED FROM ITS SOURCES PROVE TO BE INSUFFICIENT IN QUANTITY OR QUALITY, SHOULD A SUPPLIER FAIL TO DELIVER IN A TIMELY FASHION OR AT ALL, OR SHOULD THESE RELATIONSHIPS TERMINATE, CTI MAY NOT BE ABLE TO OBTAIN A SUFFICIENT SUPPLY FROM ALTERNATE SOURCES ON ACCEPTABLE TERMS, OR AT ALL.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4.3 OF THIS PROSPECTUS

4.1.21	RISKS RELATED TO DEPENDENCE ON THIRD-PARTY MANUFACTURERS

CTI DOES NOT CURRENTLY HAVE INTERNAL ANALYTICAL LABORATORY OR MANUFACTURING FACILITIES TO ALLOW THE TESTING OR PRODUCTION OF DRUG PRODUCTS IN COMPLIANCE WITH CGMPS. BECAUSE CTI DOES NOT DIRECTLY CONTROL ITS SUPPLIERS, THESE VENDORS MAY NOT BE ABLE TO PROVIDE CTI WITH FINISHED PRODUCT WHEN THE COMPANY NEEDS IT.

CTI WILL BE DEPENDENT UPON THESE THIRD-PARTIES TO SUPPLY IT IN A TIMELY MANNER WITH PRODUCTS MANUFACTURED IN COMPLIANCE WITH CGMPS OR SIMILAR MANUFACTURING STANDARDS IMPOSED BY FOREIGN REGULATORY AUTHORITIES WHERE ITS PRODUCTS WILL BE TESTED AND/OR MARKETED. WHILE THE FDA AND OTHER REGULATORY AUTHORITIES MAINTAIN OVERSIGHT FOR CGMP COMPLIANCE OF DRUG MANUFACTURERS, CONTRACT MANUFACTURERS MAY AT TIMES VIOLATE CGMPS. THE FDA AND OTHER REGULATORY AUTHORITIES MAY TAKE ACTION AGAINST A CONTRACT MANUFACTURER WHO VIOLATES CGMPS. ONE OF CTI’S PRODUCTS UNDER DEVELOPMENT, XYOTAX, HAS A COMPLEX MANUFACTURING PROCESS, WHICH MAY PREVENT IT FROM OBTAINING A SUFFICIENT SUPPLY OF DRUG PRODUCT FOR THE CLINICAL TRIALS AND COMMERCIAL ACTIVITIES CURRENTLY PLANNED OR UNDERWAY ON A TIMELY BASIS, IF AT ALL. THE ACTIVE PHARMACEUTICAL INGREDIENT AND FINISHED PRODUCT FOR PIXANTRONE ARE BOTH MANUFACTURED BY A SINGLE VENDOR. IF THE CT-2106 TRIALS ARE SUCCESSFUL AND CTI NEEDS TO MANUFACTURE ADDITIONAL MATERIALS FOR NEW CLINICAL TRIALS, IT WILL NEED TO IDENTIFY AND QUALIFY VENDORS TO MANUFACTURE SUCH MATERIALS AND IT MAY NOT BE ABLE TO DO SO IN A TIMELY MANNER, IF AT ALL.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1 OF THIS PROSPECTUS

4.1.22	RISKS RELATED TO THE SUCCESSFUL DEVELOPMENT OF ADDITIONAL PRODUCTS

CTI DIVESTED ITS SOLE COMMERCIAL PRODUCT, TRISENOX, IN JULY 2005. XYOTAX, PIXANTRONE, BROSTALLICIN AND CT-2106 ARE CURRENTLY IN CLINICAL TRIALS AND MAY NOT BE SUCCESSFUL. FOR EXAMPLE, ITS STELLAR PHASE III CLINICAL TRIALS FOR XYOTAX FOR THE TREATMENT OF NON-SMALL CELL LUNG CANCER FAILED TO MEET THEIR PRIMARY ENDPOINTS. A NUMBER OF COMPANIES IN THE PHARMACEUTICAL INDUSTRY, INCLUDING

CTI, HAVE SUFFERED SIGNIFICANT SETBACKS IN ADVANCED CLINICAL TRIALS, EVEN AFTER REPORTING PROMISING RESULTS IN EARLIER TRIALS. CTI WILL NEED TO COMMIT SIGNIFICANT TIME AND RESOURCES TO DEVELOP THIS AND ADDITIONAL PRODUCT CANDIDATES. CTI’S PRODUCT CANDIDATES WILL BE SUCCESSFUL ONLY IF:

•	ITS PRODUCT CANDIDATES ARE DEVELOPED TO A STAGE THAT WILL ENABLE IT TO COMMERCIALIZE THEM OR SELL RELATED MARKETING RIGHTS TO PHARMACEUTICAL COMPANIES;

•	IT IS ABLE TO COMMERCIALIZE PRODUCT CANDIDATES IN CLINICAL DEVELOPMENT OR SELL THE MARKETING RIGHTS TO THIRD PARTIES; AND

•	ITS PRODUCT CANDIDATES, IF DEVELOPED, ARE APPROVED BY THE REGULATORY AUTHORITIES.

CTI IS DEPENDENT ON THE SUCCESSFUL COMPLETION OF THESE GOALS IN ORDER TO GENERATE REVENUES. THE FAILURE TO GENERATE SUCH REVENUES MAY PRECLUDE IT FROM CONTINUING OUR RESEARCH AND DEVELOPMENT OF THESE AND OTHER PRODUCT CANDIDATES.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 AND PARAGRAPH 6.1.2 OF THIS PROSPECTUS

4.1.23	RISKS RELATED TO THE NEED TO IN-LICENSE DRUG COMPOUNDS

ONE COMPONENT OF CTI’S BUSINESS STRATEGY IS IN-LICENSING DRUG COMPOUNDS DEVELOPED BY OTHER PHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES OR ACADEMIC RESEARCH LABORATORIES. SUBSTANTIALLY ALL OF CTI’S COMPOUNDS IN CLINICAL DEVELOPMENT ARE IN-LICENSED FROM A THIRD-PARTY, INCLUDING XYOTAX, PIXANTRONE AND CT-2106.

COMPETITION FOR NEW PROMISING COMPOUNDS AND COMMERCIAL PRODUCTS CAN BE INTENSE. IF CTI IS NOT ABLE TO IDENTIFY FUTURE IN-LICENSING OPPORTUNITIES AND ENTER INTO FUTURE LICENSING ARRANGEMENTS ON ACCEPTABLE TERMS, ITS FUTURE PRODUCT PORTFOLIO AND POTENTIAL PROFITABILITY COULD BE HARMED.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4.2 OF THIS PROSPECTUS

4.1.24	RISKS RELATED TO THIRD-PARTY COLLABORATIONS

CTI HAS ENTERED INTO COLLABORATIVE ARRANGEMENTS WITH THIRD-PARTIES TO DEVELOP AND/OR COMMERCIALIZE PRODUCT CANDIDATES AND IS CURRENTLY SEEKING ADDITIONAL COLLABORATIONS. FOR EXAMPLE, IT ENTERED INTO AN AGREEMENT WITH THE GYNECOLOGIC ONCOLOGY GROUP TO PERFORM A PHASE III TRIAL OF XYOTAX IN PATIENTS WITH OVARIAN CANCER. ADDITIONAL COLLABORATIONS MIGHT BE NECESSARY IN ORDER FOR CTI TO FUND ITS RESEARCH AND DEVELOPMENT ACTIVITIES AND THIRD-PARTY MANUFACTURING ARRANGEMENTS, SEEK AND OBTAIN REGULATORY APPROVALS AND SUCCESSFULLY COMMERCIALIZE ITS EXISTING AND FUTURE PRODUCT CANDIDATES. IF CTI FAILS TO ENTER INTO ADDITIONAL COLLABORATIVE ARRANGEMENTS OR FAILS TO MAINTAIN ITS EXISTING COLLABORATIVE ARRANGEMENTS, THE NUMBER OF PRODUCT CANDIDATES FROM WHICH IT COULD RECEIVE FUTURE REVENUES WOULD DECLINE.

CTI’S DEPENDENCE ON COLLABORATIVE ARRANGEMENTS WITH THIRD-PARTIES WILL SUBJECT IT TO A NUMBER OF RISKS THAT COULD HARM ITS ABILITY TO DEVELOP AND COMMERCIALIZE PRODUCTS, INCLUDING THAT:

•	COLLABORATIVE ARRANGEMENTS MAY NOT BE ON TERMS FAVORABLE TO CTI;

•	DISAGREEMENTS WITH PARTNERS MAY RESULT IN DELAYS IN THE DEVELOPMENT AND MARKETING OF PRODUCTS, TERMINATION OF CTI’S COLLABORATION AGREEMENTS OR TIME CONSUMING AND EXPENSIVE LEGAL ACTION;

•

CTI CANNOT CONTROL THE AMOUNT AND TIMING OF RESOURCES PARTNERS DEVOTE TO PRODUCT CANDIDATES OR THEIR PRIORITIZATION OF PRODUCT CANDIDATES AND PARTNERS MAY NOT ALLOCATE SUFFICIENT FUNDS OR RESOURCES TO THE DEVELOPMENT, PROMOTION OR MARKETING OF OUR PRODUCTS, OR MAY NOT PERFORM THEIR OBLIGATIONS AS EXPECTED;

•	PARTNERS MAY CHOOSE TO DEVELOP, INDEPENDENTLY OR WITH OTHER COMPANIES, ALTERNATIVE PRODUCTS OR TREATMENTS, INCLUDING PRODUCTS OR TREATMENTS WHICH COMPETE WITH CTI’S;

•	AGREEMENTS WITH PARTNERS MAY EXPIRE OR BE TERMINATED WITHOUT RENEWAL, OR PARTNERS MAY BREACH COLLABORATION AGREEMENTS WITH CTI;

•	BUSINESS COMBINATIONS OR SIGNIFICANT CHANGES IN A PARTNER’S BUSINESS STRATEGY MIGHT ADVERSELY AFFECT THAT PARTNER’S WILLINGNESS OR ABILITY TO COMPLETE ITS OBLIGATIONS TO CTI; AND

•	THE TERMS AND CONDITIONS OF THE RELEVANT AGREEMENTS MAY NO LONGER BE SUITABLE.

THE OCCURRENCE OF ANY OF THESE EVENTS COULD ADVERSELY AFFECT THE DEVELOPMENT OR COMMERCIALIZATION OF CTI’S PRODUCTS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4 OF THIS PROSPECTUS

4.1.25	RISKS RELATED TO INTERNATIONAL BUSINESS

A PORTION OF CTI’S BUSINESS IS BASED IN ITALY. CTI IS SUBJECT TO DUTIES AND RISKS ARISING FROM CARRYING OUT BUSINESS IN COUNTRIES OTHER THAN ITS HOME COUNTRY, IN PARTICULAR:

•	EMPLOYMENT LAW, INCLUDING COLLECTIVE BARGAINING AGREEMENTS NEGOTIATED AT THE NATIONAL LEVEL AND OVER WHICH CTI HAS NO CONTROL;

•

EUROPEAN DATA PROTECTION REGULATIONS, UNDER WHICH CTI WILL BE UNABLE TO SEND PRIVATE PERSONAL DATA, INCLUDING MANY EMPLOYMENT RECORDS AND SOME CLINICAL TRIAL DATA, FROM ITS ITALIAN OFFICES TO ITS U.S. OFFICES UNTIL ITS U.S. OFFICES SELF-CERTIFY THEIR ADHERENCE TO THE SAFE HARBOR FRAMEWORK ESTABLISHED BY THE U. S. DEPARTMENT OF COMMERCE IN CONSULTATION WITH THE EUROPEAN COMMISSION;

•	TARIFFS, CUSTOMS, DUTIES AND OTHER TRADE BARRIERS; AND

•	CAPITAL CONTROLS, TERRORISM AND OTHER POLITICAL RISKS.

TO THE EXTENT SUCH REGULATIONS ARE DIFFERENT FROM US LAWS, CTI MAY HAVE DIFFICULTY COMPLYING WITH SUCH REGULATIONS, OR CTI MAY BE UNABLE TO CONDUCT ITS BUSINESS IN THE WAY IT IS ACCUSTOMED TO DOING SO. FOR EXAMPLE, CTI HAD TO POSTPONE ITS ANNUAL MEETING IN 2006 BECAUSE IT WAS UNABLE TO OBTAIN A QUORUM OF ITS SHAREHOLDERS BECAUSE OF THE PRIVACY LAWS IN ITALY, WHICH HAVE MADE IT DIFFICULT FOR CTI TO DETERMINE WHO ITS SHAREHOLDERS ARE AND HOW TO CONTACT THEM.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.5.2 OF THIS PROSPECTUS

4.1.26	RISKS RELATED TO THE ACHIEVEMENT OF THE FULL POTENTIAL OF THE MERGER WITH NOVUSPHARMA

CTI IS ALSO SUBJECT TO THE FOLLOWING OPERATIONAL CHALLENGES, AMONG OTHERS, AS A RESULT OF ITS MERGER WITH NOVUSPHARMA AND HAVING A PORTION OF ITS BUSINESS AND OPERATIONS BASED IN ITALY:

•	EFFECTIVELY PURSUING THE CLINICAL DEVELOPMENT AND REGULATORY APPROVALS OF ALL PRODUCT CANDIDATES;

•	SUCCESSFULLY COMMERCIALIZING PRODUCTS UNDER DEVELOPMENT;

•	COORDINATING RESEARCH AND DEVELOPMENT ACTIVITIES TO ENHANCE INTRODUCTION OF NEW PRODUCTS AND TECHNOLOGIES;

•	COALESCING THE ITALIAN BUSINESS CULTURE WITH ITS OWN AND MAINTAINING EMPLOYEE MORALE; AND

•

MAINTAINING APPROPRIATE UNIFORM STANDARDS, CONTROLS, PROCEDURES AND POLICIES RELATING TO FINANCIAL REPORTING AND EMPLOYMENT RELATED MATTERS, AND THE CONDUCT OF DEVELOPMENT ACTIVITIES THAT COMPLY WITH BOTH U.S. AND ITALIAN LAWS AND REGULATIONS.

ALTHOUGH THE MERGER AND THE INTEGRATION OF NOVUSPHARMA IS COMPLETE, CTI MAY NOT SUCCEED IN ADDRESSING THESE CHALLENGES, RISKS AND DUTIES TO ACHIEVE THE FULL POTENTIAL OF THE MERGER. ANY OF THESE CHALLENGES, RISKS AND DUTIES MAY BE EXACERBATED BY THE GEOGRAPHIC SEPARATION OF OUR OPERATIONS IN THE UNITED STATES AND IN ITALY. THESE RISKS RELATED TO DOING BUSINESS IN ITALY COULD HARM THE RESULTS OF CTI’S OPERATIONS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 5, PARAGRAPH 5.1.5 OF THIS PROSPECTUS

4.1.27	RISKS RELATED TO FLUCTUATIONS IN THE EXCHANGE RATE OF THE U.S. DOLLAR RELATIVE TO THE EURO

AS A RESULT OF OPERATIONS IN ITALY, CTI IS EXPOSED TO RISKS ASSOCIATED WITH FOREIGN CURRENCY TRANSACTIONS INSOFAR AS IT USES U.S. DOLLARS TO MAKE CONTRACT PAYMENTS DENOMINATED IN EUROS OR VICE VERSA. AS THE NET POSITIONS OF CTI’S FOREIGN CURRENCY TRANSACTIONS MIGHT FLUCTUATE, ITS EARNINGS MIGHT BE NEGATIVELY AFFECTED. IN ADDITION, CTI IS EXPOSED TO RISKS ASSOCIATED WITH THE TRANSLATION OF EURO-DENOMINATED FINANCIAL RESULTS AND ACCOUNTS INTO U.S. DOLLARS. CTI’S REPORTING CURRENCY WILL REMAIN AS THE U.S. DOLLAR; HOWEVER, A PORTION OF ITS CONSOLIDATED FINANCIAL OBLIGATIONS WILL ARISE IN EUROS. IN ADDITION, THE CARRYING VALUE OF SOME OF CTI’S ASSETS AND LIABILITIES WILL BE AFFECTED BY FLUCTUATIONS IN THE VALUE OF THE U.S. DOLLAR AS COMPARED TO THE EURO. CHANGES IN THE VALUE OF THE U.S. DOLLAR AS COMPARED TO THE EURO MIGHT HAVE AN ADVERSE EFFECT ON CTI’S REPORTED RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 9, PARAGRAPH 9.2.1 AND CHAPTER 20 OF THIS PROSPECTUS

4.1.28	RISKS RELATED TO ANTI-TAKEOVER PROVISIONS

PROVISIONS OF CTI’S ARTICLES OF INCORPORATION AND BYLAWS MAY HAVE THE EFFECT OF DETERRING OR DELAYING ATTEMPTS BY ITS SHAREHOLDERS TO REMOVE OR REPLACE MANAGEMENT, TO COMMENCE PROXY CONTESTS, OR TO EFFECT CHANGES IN CONTROL. THESE PROVISIONS INCLUDE:

•	A CLASSIFIED BOARD SO THAT ONLY APPROXIMATELY ONE THIRD OF THE BOARD OF DIRECTORS IS ELECTED EACH YEAR;

•	ELIMINATION OF CUMULATIVE VOTING IN THE ELECTION OF DIRECTORS;

•	PROCEDURES FOR ADVANCE NOTIFICATION OF SHAREHOLDER NOMINATIONS AND PROPOSALS;

•	THE ABILITY OF CTI’S BOARD OF DIRECTORS TO AMEND ITS BYLAWS WITHOUT SHAREHOLDER APPROVAL; AND

•

THE ABILITY OF CTI’S BOARD OF DIRECTORS TO ISSUE SHARES OF PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL UPON THE TERMS AND CONDITIONS AND WITH THE RIGHTS, PRIVILEGES AND PREFERENCES AS THE BOARD OF DIRECTORS MAY DETERMINE.

IN ADDITION, AS A WASHINGTON CORPORATION, CTI IS SUBJECT TO WASHINGTON LAW WHICH IMPOSES RESTRICTIONS ON SOME TRANSACTIONS BETWEEN A CORPORATION AND CERTAIN SIGNIFICANT SHAREHOLDERS.

THESE PROVISIONS, ALONE OR TOGETHER, COULD HAVE THE EFFECT OF DETERRING OR DELAYING CHANGES IN INCUMBENT MANAGEMENT, PROXY CONTESTS OR CHANGES IN CONTROL.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 21, PARAGRAPH 21.2 OF THIS PROSPECTUS

4.1.29	RISKS RELATING TO FORWARD-LOOKING STATEMENTS

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE BASED ON CURRENT EXPECTATIONS REGARDING THE COMPANY, THE GROWTH OF ITS BUSINESS, ITS FINANCIAL PERFORMANCE AND THE DEVELOPMENT OF THE INDUSTRY IN WHICH THE COMPANY OPERATES. SINCE THESE FORWARD-LOOKING STATEMENTS REFLECT CTI’S CURRENT ESTIMATES REGARDING FUTURE EVENTS, THEY INVOLVE RISKS AND UNCERTAINTIES.

THEREFORE, NO UNDUE RELIANCE SHOULD BE PLACED ON ANY FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS AS THEY SPEAK ONLY AS OF THE DATE ON WHICH SUCH STATEMENTS WERE MADE. IN EVALUATING THESE FORWARD-LOOKING STATEMENTS, INVESTORS SHOULD ALSO CONSIDER THE OTHER RISK FACTORS CONTAINED IN THIS PROSPECTUS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6 OF THIS PROSPECTUS

4.2	RISK FACTORS RELATING TO THE INDUSTRY IN WHICH THE ISSUER OPERATES

4.2.1	RISKS RELATED TO EXTENSIVE GOVERNMENT REGULATION

CTI IS SUBJECT TO RIGOROUS AND EXTENSIVE REGULATION BY THE FDA IN THE UNITED STATES AND BY COMPARABLE AGENCIES IN OTHER STATES AND COUNTRIES. FAILURE TO COMPLY WITH REGULATORY REQUIREMENTS COULD RESULT IN VARIOUS ADVERSE CONSEQUENCES, INCLUDING POSSIBLE DELAY IN APPROVAL OR REFUSAL TO APPROVE A PRODUCT, WITHDRAWAL OF APPROVED PRODUCTS FROM THE MARKET, PRODUCT SEIZURES, INJUNCTIONS, MONETARY PENALTIES, OR CRIMINAL PROSECUTION.

CTI’S PRODUCTS MAY NOT BE MARKETED IN THE UNITED STATES UNTIL THEY HAVE BEEN APPROVED BY THE FDA AND MAY NOT BE MARKETED IN OTHER COUNTRIES UNTIL THEY HAVE RECEIVED APPROVAL FROM THE APPROPRIATE AGENCIES. NONE OF ITS CURRENT PRODUCTS HAVE RECEIVED APPROVAL. OBTAINING REGULATORY APPROVAL REQUIRES SUBSTANTIAL TIME, EFFORT AND FINANCIAL RESOURCES, AND CTI MAY NOT BE ABLE TO OBTAIN APPROVAL OF ANY OF ITS PRODUCTS ON A TIMELY BASIS, OR AT ALL. IF CTI’S PRODUCTS ARE NOT APPROVED IN A TIMELY FASHION, ITS BUSINESS AND FINANCIAL CONDITION MAY BE ADVERSELY AFFECTED.

IN ADDITION, BOTH BEFORE AND AFTER APPROVAL, CTI’S CONTRACT MANUFACTURERS AND ITS PRODUCTS ARE SUBJECT TO NUMEROUS FDA REQUIREMENTS COVERING, AMONG OTHER THINGS, TESTING, MANUFACTURING, QUALITY CONTROL, LABELING, ADVERTISING, PROMOTION, DISTRIBUTION AND EXPORT. MANUFACTURING PROCESSES MUST CONFORM TO CURRENT GOOD MANUFACTURING PRACTICE, OR CGMPS. THE FDA AND OTHER REGULATORY AUTHORITIES PERIODICALLY INSPECT MANUFACTURING FACILITIES TO ASSESS COMPLIANCE WITH CGMPS. ACCORDINGLY, MANUFACTURERS MUST CONTINUE TO EXPEND TIME, MONEY AND EFFORT TO MAINTAIN COMPLIANCE.

THE MARKETING AND PROMOTION OF PHARMACEUTICALS IS ALSO HEAVILY REGULATED, PARTICULARLY WITH REGARD TO PROHIBITION ON THE PROMOTION OF PRODUCTS FOR OFF-LABEL USES. IN APRIL 2007, CTI ENTERED INTO A SETTLEMENT AGREEMENT WITH THE UNITED STATES ATTORNEY’S OFFICE, OR USAO, FOR THE WESTERN DISTRICT OF WASHINGTON ARISING OUT OF THEIR INVESTIGATION INTO CERTAIN OF CTI’S PRIOR MARKETING PRACTICES RELATING TO TRISENOX, WHICH WAS DIVESTED TO CEPHALON INC. IN JULY 2005. AS PART OF THAT SETTLEMENT AGREEMENT, AND IN ANTICIPATION OF THE ACQUIRING ZEVALIN, A COMMERCIALLY APPROVED DRUG, CTI ALSO ENTERED INTO A CORPORATE INTEGRITY AGREEMENT WITH THE HHS-OIG THAT REQUIRES US TO ESTABLISH A COMPLIANCE COMMITTEE AND COMPLIANCE PROGRAM AND ADOPT A FORMAL CODE OF CONDUCT. THE USAO SETTLEMENT DOES NOT ADDRESS SEPARATE CLAIMS BROUGHT AGAINST THE COMPANY BY THE PRIVATE PARTY PLAINTIFF IN SUCH MATTERS, WHICH GENERALLY RELATE TO ATTORNEY’S FEES AND EMPLOYMENT RELATED CLAIMS.

ADDITIONALLY, CTI IS SUBJECT TO NUMEROUS REGULATIONS AND STATUTES REGULATING THE MANNER OF SELLING AND OBTAINING REIMBURSEMENT FOR ITS PRODUCTS THAT RECEIVE MARKETING APPROVAL. FOR EXAMPLE, FEDERAL STATUTES GENERALLY PROHIBIT PROVIDING CERTAIN DISCOUNTS AND PAYMENTS TO PHYSICIANS TO ENCOURAGE THEM TO PRESCRIBE OUR PRODUCT. VIOLATIONS OF SUCH REGULATIONS OR STATUTES MAY RESULT IN TREBLE DAMAGES, CRIMINAL OR CIVIL PENALTIES, FINES OR EXCLUSION OF CTI OR ITS EMPLOYEES FROM PARTICIPATION IN FEDERAL AND STATE HEALTHCARE PROGRAMS. ALTHOUGH CTI HAS POLICIES PROHIBITING VIOLATIONS OF RELEVANT REGULATIONS AND STATUTES, UNAUTHORIZED ACTIONS OF ITS EMPLOYEES OR CONSULTANTS (INCLUDING UNLAWFUL OFF-LABEL PROMOTION), OR UNFAVORABLE INTERPRETATIONS OF SUCH REGULATIONS OR STATUTES MAY RESULT IN THIRD-PARTIES OR REGULATORY AGENCIES BRINGING LEGAL PROCEEDINGS OR ENFORCEMENT ACTIONS AGAINST IT.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 20, PARAGRAPH 20.8 OF THIS PROSPECTUS

4.2.2	RISKS RELATED TO POTENTIAL LITIGATION

CTI’S BUSINESS EXPOSES IT TO POTENTIAL LITIGATION RELATED TO THE REGULATIONS AND STATUTES THAT GOVERN ITS BUSINESS. FOR EXAMPLE, IN APRIL 2007, CTI ENTERED INTO A SETTLEMENT AGREEMENT WITH THE USAO FOR THE WESTERN DISTRICT OF WASHINGTON ARISING OUT OF THEIR INVESTIGATION INTO CERTAIN OF CTI’S PRIOR MARKETING PRACTICES RELATING TO TRISENOX DISCUSSED IN RISK FACTOR 4.2.1 ABOVE. THERE CAN BE NO ASSURANCE THAT CTI WILL NOT BE INVESTIGATED FOR SIMILAR ACTIVITIES IN THE FUTURE, WHICH COULD RESULT IN LITIGATION WHICH WOULD BE COSTLY AND HARM THE COMPANY’S BUSINESS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 20, PARAGRAPH 20.8 OF THIS PROSPECTUS

4.2.3	RISKS RELATED TO COMPETITION AND RAPID TECHNOLOGICAL CHANGES

COMPETITION IN THE ONCOLOGY MARKET IS INTENSE AND IS ACCENTUATED BY THE RAPID PACE OF TECHNOLOGICAL DEVELOPMENT. CTI ANTICIPATES THAT IT WILL FACE INCREASED

COMPETITION IN THE FUTURE AS NEW COMPANIES ENTER THE MARKET. CTI’S COMPETITORS IN THE UNITED STATES AND ELSEWHERE ARE NUMEROUS AND INCLUDE, AMONG OTHERS, MAJOR MULTINATIONAL PHARMACEUTICAL COMPANIES, SPECIALIZED BIOTECHNOLOGY COMPANIES AND UNIVERSITIES AND OTHER RESEARCH INSTITUTIONS. SPECIFICALLY:

•

IF CTI IS SUCCESSFUL IN BRINGING XYOTAX TO MARKET, IT WILL FACE DIRECT COMPETITION FROM ONCOLOGY-FOCUSED MULTINATIONAL CORPORATIONS. XYOTAX WILL COMPETE WITH OTHER TAXANES. MANY ONCOLOGY-FOCUSED MULTINATIONAL CORPORATIONS CURRENTLY MARKET OR ARE DEVELOPING TAXANES, EPOTHILONES, AND OTHER CYTOTOXIC AGENTS, WHICH INHIBIT CANCER CELLS BY A MECHANISM SIMILAR TO TAXANES, OR SIMILAR PRODUCTS INCLUDING, AMONG OTHERS, BRISTOL-MYERS SQUIBB CO., WHICH MARKETS PACLITAXEL; AVENTIS, WHICH MARKETS DOCETAXEL; GENENTECH AND OSI PHARMACEUTICALS, WHICH MARKETS TARCEVA™; GENENTECH, WHICH MARKETS AVASTIN™, LILLY, WHICH MARKETS ALIMTA®, AND AMERICAN PHARMACEUTICAL PARTNERS, WHICH MARKETS ABRAXANE™. IN ADDITION, SEVERAL COMPANIES SUCH AS NEOPHARM INC., SONUS PHARMACEUTICALS AND TELIK, INC. ARE ALSO DEVELOPING PRODUCTS WHICH COULD COMPETE WITH XYOTAX.

•

BECAUSE PIXANTRONE IS INTENDED TO PROVIDE LESS TOXIC TREATMENT TO PATIENTS WHO HAVE FAILED STANDARD CHEMOTHERAPY TREATMENT, IF PIXANTRONE IS BROUGHT TO MARKET, IT IS NOT EXPECTED TO COMPETE DIRECTLY WITH MANY EXISTING CHEMOTHERAPIES. HOWEVER, PIXANTRONE WILL FACE COMPETITION FROM CURRENTLY MARKETED ANTHRACYCLINES, SUCH AS MITOXANTRONE (NOVANTRONE®), AND NEW ANTI-CANCER DRUGS WITH REDUCED TOXICITY THAT MAY BE DEVELOPED AND MARKETED.

•

IF WE ARE SUCCESSFUL IN BRINGING BROSTALLICIN TO MARKET, WE WILL FACE DIRECT COMPETITION FROM OTHER MINOR GROOVE BINDING AGENTS INCLUDING, YONDELIS®, WHICH IS CURRENTLY DEVELOPED BY PHARMAMAR AND HAS RECEIVED AUTHORIZATION OF COMMERCIALIZATION FROM THE EUROPEAN COMMISSION FOR SOFT TISSUE SARCOMA.

MANY OF CTI’S COMPETITORS, EITHER ALONE OR TOGETHER WITH THEIR COLLABORATORS AND IN PARTICULAR, THE MULTINATIONAL PHARMACEUTICAL COMPANIES, HAVE SUBSTANTIALLY GREATER FINANCIAL RESOURCES AND DEVELOPMENT AND MARKETING TEAMS THAN IT. IN ADDITION, MANY OF ITS COMPETITORS, EITHER ALONE OR TOGETHER WITH THEIR COLLABORATORS, HAVE SIGNIFICANTLY GREATER EXPERIENCE THAN IT DOES IN DEVELOPING, MANUFACTURING AND MARKETING PRODUCTS. AS A RESULT, THESE COMPANIES’ PRODUCTS MIGHT COME TO MARKET SOONER OR MIGHT PROVE TO BE MORE EFFECTIVE, LESS EXPENSIVE, HAVE FEWER SIDE EFFECTS OR BE EASIER TO ADMINISTER THAN CTI’S. IN ANY SUCH CASE, SALES OF ITS PRODUCTS OR EVENTUAL PRODUCTS WOULD LIKELY SUFFER AND IT MIGHT NEVER RECOUP THE SIGNIFICANT INVESTMENTS IT IS MAKING TO DEVELOP THESE PRODUCT CANDIDATES.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.2 OF THIS PROSPECTUS

4.2.4	RISKS RELATED TO REIMBURSEMENT AND HEALTHCARE COST CONTAINMENT INITIATIVES

THE ONGOING EFFORTS OF GOVERNMENTAL AND THIRD-PARTY PAYORS TO CONTAIN OR REDUCE THE COST OF HEALTHCARE MAY AFFECT CTI’S ABILITY TO COMMERCIALIZE ITS PRODUCTS SUCCESSFULLY. GOVERNMENTAL AND OTHER THIRD-PARTY PAYORS CONTINUE TO ATTEMPT TO CONTAIN HEALTHCARE COSTS BY:

•	CHALLENGING THE PRICES CHARGED FOR HEALTH CARE PRODUCTS AND SERVICES,

•	LIMITING BOTH COVERAGE AND THE AMOUNT OF REIMBURSEMENT FOR NEW THERAPEUTIC PRODUCTS,

•	DENYING OR LIMITING COVERAGE FOR PRODUCTS THAT ARE APPROVED BY THE FDA BUT ARE CONSIDERED EXPERIMENTAL OR INVESTIGATIONAL BY THIRD-PARTY PAYORS,

•	REFUSING IN SOME CASES TO PROVIDE COVERAGE WHEN AN APPROVED PRODUCT IS USED FOR DISEASE INDICATIONS IN A WAY THAT HAS NOT RECEIVED FDA MARKETING APPROVAL, AND

•	DENYING COVERAGE ALTOGETHER.

THE TREND TOWARD MANAGED HEALTHCARE IN THE UNITED STATES, THE GROWTH OF ORGANIZATIONS SUCH AS HEALTH MAINTENANCE ORGANIZATIONS, AND LEGISLATIVE PROPOSALS TO REFORM HEALTHCARE AND GOVERNMENT INSURANCE PROGRAMS COULD SIGNIFICANTLY INFLUENCE THE PURCHASE OF HEALTHCARE SERVICES AND PRODUCTS, RESULTING IN LOWER PRICES AND REDUCING DEMAND FOR CTI’S PRODUCTS. IN ADDITION, IN ALMOST ALL EUROPEAN MARKETS, PRICING AND CHOICE OF PRESCRIPTION PHARMACEUTICALS ARE SUBJECT TO GOVERNMENTAL CONTROL. THEREFORE, THE PRICE OF CTI’S PRODUCTS AND THEIR REIMBURSEMENT IN EUROPE WILL BE DETERMINED BY NATIONAL REGULATORY AUTHORITIES.

EVEN IF CTI SUCCEEDS IN BRINGING ANY OF ITS PROPOSED PRODUCTS TO THE MARKET, THEY MAY NOT BE CONSIDERED COST-EFFECTIVE AND THIRD-PARTY REIMBURSEMENT MIGHT NOT BE AVAILABLE OR SUFFICIENT. IF ADEQUATE THIRD-PARTY COVERAGE IS NOT AVAILABLE, CTI MAY NOT BE ABLE TO MAINTAIN PRICE LEVELS SUFFICIENT TO REALIZE AN APPROPRIATE RETURN ON ITS INVESTMENT IN RESEARCH AND PRODUCT DEVELOPMENT. IN ADDITION, LEGISLATION AND REGULATIONS AFFECTING THE PRICING OF PHARMACEUTICALS MAY CHANGE IN WAYS ADVERSE TO CTI BEFORE OR AFTER ANY OF ITS PROPOSED PRODUCTS ARE APPROVED FOR MARKETING.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.2 OF THIS PROSPECTUS

4.2.5	RISKS RELATED TO COMMERCIALIZATION OF THE COMPANY’S DRUG CANDIDATES

SINCE CTI’S INCEPTION IN 1991, IT HAS DEDICATED SUBSTANTIALLY ALL OF ITS RESOURCES TO THE RESEARCH AND DEVELOPMENT OF ITS TECHNOLOGIES AND RELATED COMPOUNDS. ALL OF ITS COMPOUNDS CURRENTLY ARE IN RESEARCH OR DEVELOPMENT, AND NONE HAVE BEEN SUBMITTED FOR MARKETING APPROVAL.

PRIOR TO COMMERCIALIZATION, EACH PRODUCT CANDIDATE REQUIRES SIGNIFICANT RESEARCH, DEVELOPMENT AND PRECLINICAL TESTING AND EXTENSIVE CLINICAL

INVESTIGATION BEFORE SUBMISSION OF ANY REGULATORY APPLICATION FOR MARKETING APPROVAL. THE DEVELOPMENT OF ANTI-CANCER DRUGS, INCLUDING THOSE CTI IS CURRENTLY DEVELOPING, IS UNPREDICTABLE AND SUBJECT TO NUMEROUS RISKS. POTENTIAL PRODUCTS THAT APPEAR TO BE PROMISING AT EARLY STAGES OF DEVELOPMENT MAY NOT REACH THE MARKET FOR A NUMBER OF REASONS INCLUDING THAT THEY MAY:

•	BE FOUND INEFFECTIVE OR CAUSE HARMFUL SIDE EFFECTS DURING PRECLINICAL TESTING OR CLINICAL TRIALS,

•	FAIL TO RECEIVE NECESSARY REGULATORY APPROVALS,

•	BE DIFFICULT TO MANUFACTURE ON A SCALE NECESSARY FOR COMMERCIALIZATION,

•	BE UNECONOMICAL TO PRODUCE,

•	FAIL TO ACHIEVE MARKET ACCEPTANCE, OR

•	BE PRECLUDED FROM COMMERCIALIZATION BY PROPRIETARY RIGHTS OF THIRD PARTIES.

THE OCCURRENCE OF ANY OF THESE EVENTS COULD ADVERSELY AFFECT THE COMMERCIALIZATION OF CTI’S PRODUCTS. PRODUCTS, IF INTRODUCED, MAY NOT BE SUCCESSFULLY MARKETED AND/OR MAY NOT ACHIEVE CUSTOMER ACCEPTANCE. IF CTI FAILS TO COMMERCIALIZE PRODUCTS OR IF ITS FUTURE PRODUCTS DO NOT ACHIEVE SIGNIFICANT MARKET ACCEPTANCE, IT WILL NOT LIKELY GENERATE SIGNIFICANT REVENUES OR BECOME PROFITABLE.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 11, PARAGRAPH 11.2 OF THIS PROSPECTUS

4.2.6	RISKS RELATED TO PROTECTION OF INTELLECTUAL PROPERTY

DEVELOPMENT AND PROTECTION OF CTI’S INTELLECTUAL PROPERTY ARE CRITICAL TO ITS BUSINESS. IF IT DOES NOT ADEQUATELY PROTECT ITS INTELLECTUAL PROPERTY, COMPETITORS MAY BE ABLE TO PRACTICE ITS TECHNOLOGIES. CTI’S SUCCESS DEPENDS IN PART ON ITS ABILITY TO:

•	OBTAIN PATENT PROTECTION FOR ITS PRODUCTS OR PROCESSES BOTH IN THE UNITED STATES AND OTHER COUNTRIES,

•	PROTECT TRADE SECRETS, AND

•	PREVENT OTHERS FROM INFRINGING ON ITS PROPRIETARY RIGHTS.

WHEN POLYMERS ARE LINKED, OR CONJUGATED, TO DRUGS, THE RESULTS ARE REFERRED TO AS POLYMER-DRUG CONJUGATES. CTI IS DEVELOPING DRUG DELIVERY TECHNOLOGY THAT LINKS CHEMOTHERAPY TO BIODEGRADABLE POLYMERS. FOR EXAMPLE, XYOTAX IS PACLITAXEL, THE ACTIVE INGREDIENT IN TAXOL®, ONE OF THE WORLD’S BEST SELLING CANCER DRUGS, LINKED TO POLYGLUTAMATE. CTI MAY NOT RECEIVE A PATENT FOR ALL OF ITS POLYMER-DRUG CONJUGATES AND IT MAY BE CHALLENGED BY THE HOLDER OF A PATENT COVERING THE UNDERLYING DRUG AND/OR METHODS FOR ITS USE OR MANUFACTURE.

THE PATENT POSITION OF BIOPHARMACEUTICAL FIRMS GENERALLY IS HIGHLY UNCERTAIN AND INVOLVES COMPLEX LEGAL AND FACTUAL QUESTIONS. THE U.S. PATENT AND TRADEMARK OFFICE HAS NOT ESTABLISHED A CONSISTENT POLICY REGARDING THE BREADTH OF CLAIMS THAT IT WILL ALLOW IN BIOTECHNOLOGY PATENTS. IF IT ALLOWS BROAD CLAIMS, THE NUMBER AND COST OF PATENT INTERFERENCE PROCEEDINGS IN THE UNITED STATES AND THE RISK OF INFRINGEMENT LITIGATION MAY INCREASE. IF IT ALLOWS NARROW CLAIMS, THE RISK OF INFRINGEMENT MAY DECREASE, BUT THE VALUE OF OUR RIGHTS UNDER CTI’S PATENTS, LICENSES AND PATENT APPLICATIONS MAY ALSO DECREASE. PATENT APPLICATIONS IN WHICH CTI HAS RIGHTS MAY NEVER ISSUE AS PATENTS AND THE CLAIMS OF ANY ISSUED PATENTS MAY NOT AFFORD MEANINGFUL PROTECTION FOR ITS TECHNOLOGIES OR PRODUCTS. IN ADDITION, PATENTS ISSUED TO CTI OR OUR LICENSORS MAY BE CHALLENGED AND SUBSEQUENTLY NARROWED, INVALIDATED OR CIRCUMVENTED. LITIGATION, INTERFERENCE PROCEEDINGS OR OTHER GOVERNMENTAL PROCEEDINGS THAT CTI MAY BECOME INVOLVED IN WITH RESPECT TO ITS PROPRIETARY TECHNOLOGIES OR THE PROPRIETARY TECHNOLOGY OF OTHERS COULD RESULT IN SUBSTANTIAL COST TO IT. PATENT LITIGATION IS WIDESPREAD IN THE BIOTECHNOLOGY INDUSTRY, AND ANY PATENT LITIGATION COULD HARM CTI’S BUSINESS. COSTLY LITIGATION MIGHT BE NECESSARY TO PROTECT A PATENT POSITION OR TO DETERMINE THE SCOPE AND VALIDITY OF THIRD-PARTY PROPRIETARY RIGHTS, AND CTI MAY NOT HAVE THE REQUIRED RESOURCES TO PURSUE ANY SUCH LITIGATION OR TO PROTECT ITS PATENT RIGHTS. ANY ADVERSE OUTCOME IN LITIGATION WITH RESPECT TO THE INFRINGEMENT OR VALIDITY OF ANY PATENTS OWNED BY THIRD-PARTIES COULD SUBJECT CTI TO SIGNIFICANT LIABILITIES TO THIRD-PARTIES, REQUIRE DISPUTED RIGHTS TO BE LICENSED FROM THIRD-PARTIES OR REQUIRE IT TO CEASE USING A PRODUCT OR TECHNOLOGY.

CTI ALSO RELIES UPON TRADE SECRETS, PROPRIETARY KNOW-HOW AND CONTINUING TECHNOLOGICAL INNOVATION TO REMAIN COMPETITIVE. THIRD-PARTIES MAY INDEPENDENTLY DEVELOP SUCH KNOW-HOW OR OTHERWISE OBTAIN ACCESS TO ITS TECHNOLOGY. WHILE CTI REQUIRES ITS EMPLOYEES, CONSULTANTS AND CORPORATE PARTNERS WITH ACCESS TO PROPRIETARY INFORMATION TO ENTER INTO CONFIDENTIALITY AGREEMENTS, THESE AGREEMENTS MAY NOT BE HONORED

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4.1 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS PROSPECTUS

4.2.7	RISKS RELATED TO INFRINGEMENT OF THIRD PARTIES’ INTELLECTUAL PROPERTY

CTI ATTEMPTS TO MONITOR PATENT FILINGS BUT HAS NOT CONDUCTED AN EXHAUSTIVE SEARCH FOR PATENTS THAT MAY BE RELEVANT TO ITS PRODUCTS AND PRODUCT CANDIDATES IN AN EFFORT TO GUIDE THE DESIGN AND DEVELOPMENT OF ITS PRODUCTS TO AVOID INFRINGEMENT. CTI MAY NOT BE ABLE TO SUCCESSFULLY CHALLENGE THE VALIDITY OF THESE PATENTS AND COULD HAVE TO PAY SUBSTANTIAL DAMAGES, POSSIBLY INCLUDING TREBLE DAMAGES, FOR PAST INFRINGEMENT AND ATTORNEY’S FEES IF IT IS ULTIMATELY DETERMINED THAT ITS PRODUCTS INFRINGE A THIRD-PARTY’S PATENTS. FURTHER, CTI MAY BE PROHIBITED FROM SELLING ITS PRODUCTS BEFORE IT OBTAINS A LICENSE, WHICH, IF AVAILABLE AT ALL, MAY REQUIRE IT TO PAY SUBSTANTIAL ROYALTIES. MOREOVER, THIRD-PARTIES MAY CHALLENGE THE PATENTS THAT HAVE BEEN ISSUED OR LICENSED TO CTI. EVEN IF INFRINGEMENT CLAIMS AGAINST CTI ARE WITHOUT MERIT, OR IF

CTI CHALLENGE THE VALIDITY OF ISSUED PATENTS, LAWSUITS TAKE SIGNIFICANT TIME, MAY BE EXPENSIVE AND MAY DIVERT MANAGEMENT ATTENTION FROM OTHER BUSINESS CONCERNS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.4. AND CHAPTER 11, PARAGRAPH 11.1 OF THIS PROSPECTUS

4.2.8	RISKS RELATED TO CLINICAL TRIALS

BEFORE REGULATORY APPROVAL FOR ANY POTENTIAL PRODUCT CAN BE OBTAINED, CTI MUST UNDERTAKE EXTENSIVE CLINICAL TESTING ON HUMANS TO DEMONSTRATE THE SAFETY AND EFFICACY OF THE PRODUCT. ALTHOUGH FOR PLANNING PURPOSES CTI FORECASTS THE COMMENCEMENT AND COMPLETION OF CLINICAL TRIALS, THE ACTUAL TIMING OF THESE EVENTS CAN VARY DRAMATICALLY DUE TO A NUMBER OF FACTORS.

CTI MAY NOT OBTAIN AUTHORIZATION TO PERMIT PRODUCT CANDIDATES THAT ARE ALREADY IN THE PRECLINICAL DEVELOPMENT PHASE TO ENTER THE HUMAN CLINICAL TESTING PHASE. AUTHORIZED PRECLINICAL OR CLINICAL TESTING MAY NOT BE COMPLETED SUCCESSFULLY WITHIN ANY SPECIFIED TIME PERIOD BY CTI, OR WITHOUT SIGNIFICANT ADDITIONAL RESOURCES OR EXPERTISE TO THOSE ORIGINALLY EXPECTED TO BE NECESSARY. MANY DRUGS IN HUMAN CLINICAL TRIALS FAIL TO DEMONSTRATE THE DESIRED SAFETY AND EFFICACY CHARACTERISTICS. CLINICAL TESTING MAY NOT SHOW POTENTIAL PRODUCTS TO BE SAFE AND EFFICACIOUS AND POTENTIAL PRODUCTS MAY NOT BE APPROVED FOR A SPECIFIC INDICATION. FURTHER, THE RESULTS FROM PRECLINICAL STUDIES AND EARLY CLINICAL TRIALS MAY NOT BE INDICATIVE OF THE RESULTS THAT WILL BE OBTAINED IN LATER-STAGE CLINICAL TRIALS. DATA OBTAINED FROM CLINICAL TRIALS ARE SUSCEPTIBLE TO VARYING INTERPRETATIONS. GOVERNMENT REGULATORS AND CTI’S COLLABORATORS MAY NOT AGREE WITH CTI’S INTERPRETATION OF ITS CLINICAL TRIAL RESULTS. IN ADDITION, CTI OR REGULATORY AUTHORITIES MAY SUSPEND CLINICAL TRIALS AT ANY TIME ON THE BASIS THAT THE PARTICIPANTS ARE BEING EXPOSED TO UNACCEPTABLE HEALTH RISKS OR FOR OTHER REASONS. COMPLETION OF CLINICAL TRIALS DEPENDS ON, AMONG OTHER THINGS, THE NUMBER OF PATIENTS AVAILABLE FOR ENROLLMENT IN A PARTICULAR TRIAL, WHICH IS A FUNCTION OF MANY FACTORS, INCLUDING THE NUMBER OF PATIENTS WITH THE RELEVANT CONDITIONS, THE NATURE OF THE CLINICAL TESTING, THE PROXIMITY OF PATIENTS TO CLINICAL TESTING CENTERS, THE ELIGIBILITY CRITERIA FOR TESTS AS WELL AS COMPETITION WITH OTHER CLINICAL TESTING PROGRAMS INVOLVING THE SAME PATIENT PROFILE BUT DIFFERENT TREATMENTS.

CTI HAS LIMITED EXPERIENCE IN CONDUCTING CLINICAL TRIALS. IT EXPECTS TO CONTINUE TO RELY ON THIRD-PARTIES, SUCH AS CONTRACT RESEARCH ORGANIZATIONS, ACADEMIC INSTITUTIONS AND/OR COOPERATIVE GROUPS, TO CONDUCT, OVERSEE AND MONITOR CLINICAL TRIALS AS WELL AS TO PROCESS THE CLINICAL RESULTS AND MANAGE TEST REQUESTS, WHICH MAY RESULT IN DELAYS OR FAILURE TO COMPLETE TRIALS, IF THE THIRD-PARTIES FAIL TO PERFORM OR TO MEET THE APPLICABLE STANDARDS.

IF CTI FAILS TO COMMENCE OR COMPLETE, NEEDS TO PERFORM MORE OR LARGER CLINICAL TRIALS THAN PLANNED OR EXPERIENCES DELAYS IN ANY OF ITS PRESENT OR PLANNED CLINICAL TRIALS, ITS DEVELOPMENT COSTS MAY INCREASE AND/OR ITS ABILITY TO COMMERCIALIZE ITS PRODUCT CANDIDATES MAY BE ADVERSELY AFFECTED. IF DELAYS OR COSTS ARE SIGNIFICANT, CTI’S FINANCIAL RESULTS AND ITS ABILITY TO COMMERCIALIZE ITS PRODUCT CANDIDATES MAY BE ADVERSELY AFFECTED.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 AND 6.12 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS PROSPECTUS

4.2.9	RISKS RELATED TO RELIANCE ON NOVEL TECHNOLOGIES

CTI BASES SEVERAL OF ITS PRODUCT CANDIDATES UPON NOVEL TECHNOLOGIES THAT IT IS USING TO DEVELOP DRUGS FOR THE TREATMENT OF CANCER. THESE TECHNOLOGIES HAVE NOT BEEN PROVEN. FURTHERMORE, PRECLINICAL RESULTS IN ANIMAL STUDIES MAY NOT PREDICT OUTCOMES IN HUMAN CLINICAL TRIALS. CTI’S PRODUCT CANDIDATES MAY NOT BE PROVEN SAFE OR EFFECTIVE. IF THESE TECHNOLOGIES DO NOT WORK, CTI’S DRUG CANDIDATES MAY NOT DEVELOP INTO COMMERCIAL PRODUCTS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 AND 6.12 OF THIS PROSPECTUS

4.2.10	RISKS RELATED TO PRODUCTS LIABILITY AND INSURANCE

CTI’S BUSINESS EXPOSES IT TO POTENTIAL PRODUCT LIABILITY RISKS INHERENT IN THE TESTING, MANUFACTURING AND MARKETING OF HUMAN PHARMACEUTICAL PRODUCTS, AND IT MAY NOT BE ABLE TO AVOID SIGNIFICANT PRODUCT LIABILITY EXPOSURE. WHILE IT HAS INSURANCE COVERING PRODUCT USE IN ITS CLINICAL TRIALS, IT IS POSSIBLE THAT CTI WILL NOT BE ABLE TO MAINTAIN SUCH INSURANCE ON ACCEPTABLE TERMS OR THAT ANY INSURANCE OBTAINED WILL PROVIDE ADEQUATE COVERAGE AGAINST POTENTIAL LIABILITIES. CTI’S INABILITY TO OBTAIN SUFFICIENT INSURANCE COVERAGE AT AN ACCEPTABLE COST OR OTHERWISE TO PROTECT AGAINST POTENTIAL PRODUCT LIABILITY CLAIMS COULD PREVENT OR LIMIT THE COMMERCIALIZATION OF ANY PRODUCTS IT DEVELOPS. A SUCCESSFUL PRODUCT LIABILITY CLAIM IN EXCESS OF CTI’S INSURANCE COVERAGE COULD EXCEED ITS NET WORTH.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 OF THIS PROSPECTUS

4.2.11	RISKS RELATED TO THE USE OF HAZARDOUS MATERIALS

CTI’S RESEARCH AND DEVELOPMENT ACTIVITIES INVOLVE THE CONTROLLED USE OF HAZARDOUS MATERIALS, CHEMICALS AND VARIOUS RADIOACTIVE COMPOUNDS. CTI IS SUBJECT TO INTERNATIONAL, FEDERAL, STATE, AND LOCAL LAWS AND REGULATIONS GOVERNING THE USE, MANUFACTURE, STORAGE, HANDLING AND DISPOSAL OF SUCH MATERIALS AND CERTAIN WASTE PRODUCTS. ALTHOUGH CTI BELIEVES THAT ITS SAFETY PROCEDURES FOR HANDLING AND DISPOSING OF SUCH MATERIALS COMPLY WITH THE STANDARDS PRESCRIBED BY STATE AND FEDERAL REGULATIONS, THE RISK OF ACCIDENTAL CONTAMINATION OR INJURY FROM THESE MATERIALS CANNOT BE ELIMINATED COMPLETELY. IN THE EVENT OF SUCH AN ACCIDENT, IT COULD BE HELD LIABLE FOR ANY DAMAGES THAT RESULT AND ANY SUCH LIABILITY NOT COVERED BY INSURANCE COULD EXCEED ITS RESOURCES. COMPLIANCE WITH ENVIRONMENTAL LAWS AND REGULATIONS MAY BE EXPENSIVE, AND CURRENT OR FUTURE ENVIRONMENTAL REGULATIONS MAY IMPAIR CTI’S RESEARCH, DEVELOPMENT OR PRODUCTION EFFORTS.

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS PROSPECTUS

4.2.12	RISKS RELATED TO ANIMAL TESTING

CERTAIN OF CTI’S RESEARCH AND DEVELOPMENT ACTIVITIES INVOLVE ANIMAL TESTING. SUCH ACTIVITIES HAVE BEEN THE SUBJECT OF CONTROVERSY AND ADVERSE PUBLICITY. ANIMAL RIGHTS GROUPS AND OTHER ORGANIZATIONS AND INDIVIDUALS HAVE ATTEMPTED TO STOP ANIMAL TESTING ACTIVITIES BY PRESSING FOR LEGISLATION AND REGULATION IN THESE AREAS AND BY DISRUPTING ACTIVITIES THROUGH PROTESTS AND OTHER MEANS. TO THE EXTENT THE ACTIVITIES OF THESE GROUPS ARE SUCCESSFUL, CTI’S BUSINESS COULD BE MATERIALLY HARMED BY DELAYING OR INTERRUPTING ITS RESEARCH AND DEVELOPMENT ACTIVITIES

FOR MORE INFORMATION, PLEASE REFER TO CHAPTER 6, PARAGRAPH 6.1.1 AND CHAPTER 11, PARAGRAPH 11.1 OF THIS PROSPECTUS

4.3	RISK FACTORS RELATING TO THE FINANCIAL INSTRUMENTS OFFERED

4.3.1	RISKS RELATED TO THE VOLATILITY OF CTI’S STOCK PRICE

THE MARKET PRICE FOR SECURITIES OF BIOPHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES, INCLUDING CTI’S, HISTORICALLY HAS BEEN HIGHLY VOLATILE, AND THE MARKET FROM TIME TO TIME HAS EXPERIENCED SIGNIFICANT PRICE AND VOLUME FLUCTUATIONS THAT ARE UNRELATED TO THE OPERATING PERFORMANCE OF SUCH COMPANIES. FOR EXAMPLE, DURING THE TWELVE MONTH PERIOD ENDED SEPTEMBER 30, 2007, CTI’S STOCK PRICE, AS ADJUSTED TO REFLECT THE ONE-FOR-FOUR REVERSE STOCK SPLIT, RANGED FROM A LOW OF $2.85 TO A HIGH OF $7.80 ON NASDAQ AND A LOW OF €2.07 AND A HIGH OF €6.16 ON MTAX. FLUCTUATIONS IN THE TRADING PRICE OR LIQUIDITY OF CTI’S COMMON STOCK MAY ADVERSELY AFFECT THE VALUE OF YOUR INVESTMENT IN ITS COMMON STOCK.

FACTORS THAT MAY HAVE A SIGNIFICANT IMPACT ON THE MARKET PRICE AND MARKETABILITY OF CTI’S SECURITIES INCLUDE:

•	ANNOUNCEMENTS BY CTI OR OTHERS OF RESULTS OF PRECLINICAL TESTING AND CLINICAL TRIALS AND REGULATORY ACTIONS;

•	ANNOUNCEMENTS OF TECHNOLOGICAL INNOVATIONS OR NEW COMMERCIAL THERAPEUTIC PRODUCTS BY CTI, ITS COLLABORATIVE PARTNERS OR ITS PRESENT OR POTENTIAL COMPETITORS;

•	THE ISSUANCE OF ADDITIONAL DEBT, EQUITY OR OTHER SECURITIES;

•	CTI’S QUARTERLY OPERATING RESULTS;

•	DEVELOPMENTS OR DISPUTES CONCERNING PATENT OR OTHER PROPRIETARY RIGHTS;

•	DEVELOPMENTS IN CTI’S RELATIONSHIPS WITH COLLABORATIVE PARTNERS;

•	ACQUISITIONS OR DIVESTITURES;

•	LITIGATION AND GOVERNMENT PROCEEDINGS;

•	ADVERSE LEGISLATION, INCLUDING CHANGES IN GOVERNMENTAL REGULATION;

•	THIRD-PARTY REIMBURSEMENT POLICIES;

•	CHANGES IN SECURITIES ANALYSTS’ RECOMMENDATIONS;

•	CHANGES IN HEALTH CARE POLICIES AND PRACTICES;

•	ECONOMIC AND OTHER EXTERNAL FACTORS; AND

•	GENERAL MARKET CONDITIONS.

IN THE PAST, FOLLOWING PERIODS OF VOLATILITY IN THE MARKET PRICE OF A COMPANY’S SECURITIES, SECURITIES CLASS ACTION LITIGATION HAS OFTEN BEEN INSTITUTED. FOR EXAMPLE, IN THE CASE OF CTI, BEGINNING IN MARCH 2005, SEVERAL CLASS ACTION LAWSUITS WERE INSTITUTED AGAINST IT, JAMES BIANCO AND MAX LINK AND A DERIVATIVE ACTION LAWSUIT WAS FILED AGAINST CTI’S FULL BOARD OF DIRECTORS. WHILE THESE LAWSUITS WERE DISMISSED WITH PREJUDICE, AS A RESULT OF THESE TYPES OF LAWSUITS, CTI COULD INCUR SUBSTANTIAL LEGAL FEES AND ITS MANAGEMENT’S ATTENTION AND RESOURCES COULD BE DIVERTED FROM OPERATING ITS BUSINESS AS CTI RESPONDS TO THE LITIGATION.

FOR MORE INFORMATION ON THE SHARE VALUE, PLEASE REFER TO CHAPTER 20, PARAGRAPH 20.1.3 AND 20.7 OF THIS PROSPECTUS

CHAPTER 5 COMPANY INFORMATION

5.1	History and Development of the Company

5.1.1	The legal and commercial name of the issuer;

The Company name is Cell Therapeutics, Inc.

5.1.2	The place of registration of the issuer and its registration number;

The registered and the principal administrative offices of the Issuer are located in the State of Washington at 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119 (U.S.).

The Issuer is not registered with any companies’ register or any other registers having a legal relevance under the laws and regulations applicable to it.

5.1.3	Date of incorporation and the length of life of the issuer, except where indefinite;

The Company was incorporated in 1991 under the laws of the State of Washington (U.S.); pursuant to its Articles of Incorporation, the Issuer is to have perpetual existence.

5.1.4	The domicile and legal form of the issuer, the legislation under which the issuer operates, its country of incorporation, and the address and telephone number of its registered office (or principal place of business if different from its registered office);

As regards the domicile of the Issuer, please see under Paragraph 5.1.2 above.

The Issuer is incorporated under and governed by the laws of the State of Washington (U.S.). In case of disputes, the courts of the State of Washington and the courts of the U.S. shall have jurisdiction thereon.

The telephone number of the Issuer’s registered offices is (206) 282-7100.

5.1.5	Important events in the development of the issuer’s business.

CTI is a biopharmaceutical company incorporated in 1991 under the laws of the State of Washington (U.S.), which focuses on the development, acquisition and commercialization of novel treatments for cancer. One of CTI’s principal founders was James A. Bianco, who has been its President and Chief Executive Officer since February 1992, as well as one of its directors since September 1991.

In 1992, CTI completed a private placement of 2,225,139 shares of common stock generating net proceeds of $35.1 million. In 1993, CTI concluded a second equity financing through a private offering of common stock and warrants generating net proceeds of $12.3 million. In 1994, CTI sold additional units of common stock and warrants under terms equivalent to those of the second round of equity financing, generating net proceeds of $702,000. In 1995, CTI concluded a third round of equity financing through a private offering of Series A convertible preferred stock generating net proceeds of $30.5 million. In 1996, CTI concluded two rounds of equity financing through private offerings of Series A convertible preferred stock generating net proceeds of $16.9 million. In 1996, CTI also completed a placement of Series B convertible preferred stock to Johnson & Johnson Development Corporation generating net proceeds of $5.0 million.

On March 18, 1997, CTI’s registration statement on Form S-1 was declared effective for its IPO of 3 million shares of its common stock at an offering price of $10.00 per share, which resulted in net proceeds of $26.8 million. Concurrent with the closing of the IPO, CTI sold 300,000 shares of common stock to Johnson & Johnson Development Corporation at a price of $10.00 per share, resulting in net proceeds of $3.0 million. CTI’s common stock has been listed on the NASDAQ in the U.S. since March 21, 1997.

On October 27, 1997, CTI completed a follow-on public offering of 2.3 million shares of its common stock at an offering price of $16 per share, resulting in net proceeds of $34.3 million.

In June 1998, CTI entered into an agreement with PG-TXL Company, L.P. and scientists at the M.D. Anderson Cancer Center, granting it an exclusive worldwide license to the rights to polyglutamated paclitaxel, and to all potential uses of PG-TXL’s polymer technology.

In November 1999, CTI completed a $10,000,000 private placement of 10,000 shares of Series D convertible preferred stock (Series D) and warrants to acquire 1,523,810 shares of common stock, resulting in net proceeds of $9,344,960. CTI also issued warrants to purchase 50,000 shares of common stock to the placement agent of the Series D. All shares of Series D preferred stock have been converted into common stock. All remaining unexercised warrants expired in November 2004.

In January 2000, CTI acquired TRISENOX upon its acquisition of PolaRx, a single product company that owned the rights to TRISENOX.

In February 2000, CTI completed a $40 million private placement of 3,333,334 shares of common stock at an offering price of $12 per share, resulting in net proceeds of approximately $37.1 million. In connection with the offering, CTI issued 170,000 warrants to purchase shares of common stock to a placement agent and finder. All remaining unexercised warrants expired in August 2003.

In September 2000, CTI received approval of its NDA by the FDA for TRISENOX (arsenic trioxide), and also completed a public offering of 3.6 million shares of its common stock at $38 per share, which generated net proceeds of $127.5 million.

In October 2000, CTI commenced sales of TRISENOX.

In June 2001, CTI issued $150.0 million principal amount of 5.75% convertible subordinated notes due June 15, 2008. In September 2001, CTI issued an additional $25.0 million principal amount of these notes. Net proceeds to CTI were approximately $168.0 million.

In September 2001, CTI entered into a supply agreement with Natural Pharmaceuticals, Inc. for paclitaxel, a key starting material for its XYOTAX drug candidate.

In October 2001, CTI entered into a licensing agreement with Chugai Pharmaceutical Co., Ltd. for the development and commercialization of XYOTAX.

In March 2002, CTI received from the EMEA approval to market TRISENOX in the EU and commenced the launch and sale of TRISENOX in the EU during the second quarter of 2002.

In the fourth quarter of 2002, CTI initiated three pivotal XYOTAX phase III clinical trials. These include one phase III trial for the second-line treatment of NSCLC, and two phase III trials of XYOTAX in the front-line treatment of PS2 patients with NSCLC.

In December 2002, CTI entered into a distribution agreement with Nippon Shinyaku Co. Ltd. for TRISENOX in Asia. Also in December 2002, CTI exchanged $145.4 million aggregate principal amount of its existing convertible subordinated notes for $85.5 million in new convertible senior subordinated notes due June 15, 2008.

On June 2003, CTI issued $75 million principal amount of 4% convertible senior subordinated notes due July 1, 2010. Net proceeds to CTI were approximately $72.1 million.

On June 16, 2003, CTI entered into a merger agreement with Novuspharma, and on October 23 2003, the shareholders of CTI approved the merger at a special meeting. The merger with Novuspharma was effective starting from January 1, 2004, and CTI’s shares were admitted to listing starting from January 2, 2004.

In April 2004, CTI and the Gynecologic Oncology Group, or GOG, signed a clinical trials agreement for the GOG to sponsor and conduct a phase III clinical trial of XYOTAX in patients with ovarian cancer. The GOG submitted an IND to the FDA, including an SPA, for the trial in July 2004.

In August 2004, CTI received approximately $49.2 million in gross proceeds from a public offering of 10,350,000 shares of CTI’s common stock, including 9,000,000 shares initially sold and an additional 1,350,000 shares following the underwriter’s exercise of their over-allotment option. These shares were sold under a shelf registration statement filed in February 2004 at a public offering price of $4.75 per share. There was approximately $3.5 million in expenses, including underwriter’s discounts and commissions related to this offering.

In December 2004, CTI received approximately $18.4 million in gross proceeds from a direct registered offering of 2,585,915 shares of our common stock to several institutional investors. These shares were sold under the same registration statement filed in February 2004 at a price of $7.10 per share. CTI incurred expenses of approximately $0.1 million related to this offering.

In March 2005, CTI announced that the phase III study of XYOTAX in combination with carboplatin, known as STELLAR 3, missed its primary endpoint; however, it met statistical significance for non-inferiority of survival compared to paclitaxel in combination with carboplatin.

Furthermore, in March 2005, the GOG initiated the phase III clinical trial examining the ability of XYOTAX™ to maintain remission and prolong the survival of ovarian cancer patients.

In May 2005, CTI announced the results of its phase III clinical studies of XYOTAX in NSCLC, known as STELLAR 2 and 4. The studies were designed to determine if XYOTAX could increase the overall survival of patients while reducing serious side effects associated with the treatment of first-line or second line NSCLC. Although both trials missed their primary endpoints of superior overall survival, they demonstrated equivalent survival with significant reductions in serious side effects when compared to either docetaxel or gemcitabine/vinorelbine.

In July 2005, CTI divested TRISENOX and certain proteasome assets to Cephalon, Inc. for approximately $32.5 million net proceeds, including proceeds from transition services provided and after repayment of the PharmaBio agreement for TRISENOX. In addition, CTI may receive in the future up to an additional $100 million in cash if certain sales and regulatory milestones are achieved. The divestiture included all TRISENOX assets, including the capital stock of two of CTI’s wholly owned subsidiaries, Cell Therapeutics (UK) Limited, a United Kingdom corporation, and PolaRx Pharmaceuticals, Inc., a Delaware corporation. Cephalon is unrelated third party, and the transaction was done on an arms’ length basis.

In November 2005, CTI issued $82 million principal amount of 6.75% convertible senior notes, or 6.75% notes, due October 31, 2010. Net proceeds to CTI were approximately $77.7 million. In conjunction with this issuance, CTI entered into a Conversion and Placement Agreement, or CAP agreement, with two existing holders of approximately $18.5 million of CTI’s outstanding 5.75% convertible senior subordinated notes, or 5.75% notes, and approximately $19.9 million of CTI’s outstanding 4% convertible senior subordinated notes, or 4% notes. Pursuant to this agreement, the CAP holders agreed to exercise their right to convert their 5.75% notes and 4% notes into approximately 3,323,370 shares of CTI common stock. In connection with the conversion, CTI also issued to the CAP holders a $23.6 million conversion inducement, which consisted of 3,377,932 shares of common stock and 6,500,000 shares issuable upon exercise of zero strike price warrants. CTI issued 6,500,000 shares of common stock upon exercise of these warrants during 2006.

In December 2005, CTI launched a clinical trial, known as the PIONEER trial, in women of XYOTAX versus paclitaxel chemotherapy for the treatment of poor performance status, or PS2, patients with chemotherapy-naïve advanced stage NSCLC.

In April 2006, CTI issued $66.3 million aggregate principal amount of 7.5% convertible senior notes, or 7.5% notes, approximately $33.2 million of which was issued in a registered offering for cash with net proceeds of approximately $31.2 million. Approximately, $33.2 million was issued in a private exchange for approximately $39.5 million aggregate principal amount of our 5.75% convertible senior subordinated notes and approximately $1.2 million aggregate principal amount of our 5.75% convertible subordinated notes.

On June 21, 2006, CTI entered into a Step-Up Equity Financing Agreement with Société Générale. For further information see Chapter 22, Section 22.2.1 of this Prospectus.

In September 2006, CTI entered into an exclusive worldwide licensing agreement with Novartis International Pharmaceutical Ltd., or Novartis, for the development and commercialization of XYOTAX. In connection with this agreement, Novartis has the right to elect to participate in and control the future development and commercialization of XYOTAX (the “XYOTAX Election”) at any time prior to thirty (30) days after the approval of XYOTAX in the U.S. or Europe which satisfies certain conditions (the “XYOTAX Participation Period”). If the XYOTAX Participation Period lapses before Novartis makes the XYOTAX Election, all rights in XYOTAX will revert to CTI. If Novartis does make the XYOTAX Election, then Novartis would be obliged to pay 100% of the development and commercialization costs incurred after the election, provided that CTI would reimburse Novartis for 20% of the development costs associated with label expansion or regulatory required post-approval trials. Additionally, in the event Novartis exercises the XYOTAX Election, CTI would be entitled to receive from a one-time payment based on the achievement of certain milestones (such as product approval or sales targets) and royalty payments based on the amount of net sales of XYOTAX worldwide. Total product registration and sales milestones due from Novartis for XYOTAX under the agreement could reach up to $270 million. The agreement also provides Novartis with an option to develop and commercialize pixantrone based on agreed terms. In September 2006, in connection with licensing agreement with Novartis, CTI also entered into a securities purchase agreement with Novartis, under which CTI agreed to sell and Novartis agreed to purchase an aggregate of 8,670,520 shares of CTI common stock for a total purchase price of $15 million. In October 2006, both the co-development and securities purchase agreements became effective upon the receipt of antitrust regulatory clearance, and accordingly, CTI closed the sale of the shares of common stock to Novartis.

In September 2006, CTI received $40 million in gross proceeds from an offering of 23,121,394 shares of CTI common stock. The shares were sold under an existing shelf offering filed in April 2006 at an offering price of $1.73 per share. CTI also issued to the purchasing investors warrants to purchase an additional 5,780,352 shares at $1.73 per share if exercised within 90 days. There was approximately $2.2 million in expenses related to this offering. In October 2006, CTI was notified by the NASDAQ Stock Market, or NASDAQ, that this offering did not comply with the shareholder approval requirements set forth in NASDAQ Marketplace Rule 4350(i)(1)(D). This rule requires shareholder approval for transactions other than “public offerings” that exceed 20% of the outstanding shares at a price less than market value. In response to this notification, CTI repurchased 1,094,000 shares of common stock and 5,660,352 warrants for an aggregate price of $3,024,691 thereby reducing the number of shares below the 20% threshold. Subsequent to this, the NASDAQ confirmed that CTI had regained compliance with NASDAQ Marketplace Rule 4350(i)(1)(D) and the matter was closed.

In December 2006, CTI announced that the Company and the Data Safety Monitoring Board (DSMB) agreed to close the PGT305 PIONEER lung cancer clinical trial and take patients off both treatment arms. CTI’s decision was due, in part, to the diminishing utility of the current trial given its plans to submit a new protocol to the FDA and in light of the aberrantly low rate of deaths in the control group.

In early 2007, we submitted two new protocols under a Special Protocol Assessment, or SPA, to the FDA. These new trials, known as PGT306 and PGT307 focus exclusively on NSCLC in women with pre-menopausal estrogen levels, the subset of patients where XYOTAX demonstrated the greatest potential survival advantage in the STELLAR trials. Based on discussions related to the SPA for the PGT306 Phase III study, the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of XYOTAX in the NSCLC setting. In Europe, we plan to submit a marketing authorization application, or MAA, in the first half of 2008, for first-line treatment of patients with advanced NSCLC who are PS2, based on a non-inferior survival and improved side effect profile which we believe was demonstrated in our STELLAR 2, 3, and 4 pivotal trials. The basis for this filing has been reviewed by the Scientific Advice Working Party, or SAWP, at the European Medicines Agency, or EMEA; the EMEA agreed that switching the primary endpoint from superiority to noninferiority is feasible if the retrospective justification provided in the marketing application is adequate.

In February 2007, the Company received $20 million in gross proceeds upon the issuance of 20,000 shares of its Series A 3% convertible preferred stock in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 5,979,065 shares of CTI’s common stock, no par value at an exercise price of $1.61 per share.

The Company held a special meeting of its shareholders on April 10, 2007 and obtained the approval of an increase in the number of its authorized shares. On April 15, 2007, the Company effected a one-for-four reverse stock split that was approved by the Company’s Board of Directors in January 2007.

In April 2007, the Company received $37.2 million in gross proceeds upon the issuance of 37,200 shares of its Series B 3% convertible preferred stock in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 2,763,731 shares of CTI’s common stock, no par value at an exercise price of $6.48 per share.

In May 2007, CTI formed Aequus Biopharma, Inc., and contributed a license to develop CTI’s Genetic Polymer ™ technology in exchange for 70% of the equity ownership of Aequus Biopharma. The Genetic Polymer technology that was created at CTI to speed the manufacture, development and commercialization of novel biopharmeceuticals.

In July 2007, the Company received $20.25 million in gross proceeds upon the issuance of 20,250 shares of its Series C 3% convertible preferred stock in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 2,596,148 shares of CTI’s common stock, no par value at an exercise price of $4.53 per share.

In July 2007, CTI acquired Systems Medicine, Inc., a privately held oncology company. Systems Medicine will continue to operate as a wholly-owned subsidiary of CTI, utilizing its genomic-based platform to guide development of CTI’s oncology products, including brostallicin. For more information on this acquisition, see Chapter 12 of this Prospectus.

In August 2007, CTI entered into an asset purchase agreement with Biogen Idec Inc., or BIIB, for the purchase of ZEVALIN ® (ibritumomab tiuxetan), a radiopharmaceutical product, for development, marketing and sale in the United States. On December 2007, CTI closed the acquisition of the ZEVALIN®. Pursuant to the terms of the Acquisition, CTI paid $10,000,000 to BIIB upon closing, and will make additional royalty payments based on net sales related to ZEVALIN® from the date the transaction closed until the latest of (a) the expiration date of the last to expire of any patents related to ZEVALIN®, (b) the first date on which any third person lawfully sells a biosimilar product in the United States or (c) December 31, 2015. CTI could also pay BIIB two additional future payments of $10,000,000 upon the achievement of certain FDA milestones. In connection with the closing of the ZEVALIN® acquisition, CTI entered into a supply agreement with BIIB, as well as a security agreement for the benefit of BIIB.

In December 2007, the Company received $6.5 million in gross proceeds upon the issuance of 6,500 shares of its Series D 7% convertible preferred stock in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 1,244,016 shares of CTI’s common stock, no par value at an exercise price of $2.55 per share.

In December 2007, the Company exchanged approximately $36,08 million of its existing 5,75% convertible subordinated notes due in 2008 for approximately $23,25 million of a new series of 5,75% senior convertible notes due in 2011 and also issued 5,459,574 shares of its common stock, no par value in that debt cancellation and exchange. The Company did not receive any proceeds from the exchange but it reduced its overall indebtedness and extended the maturity date on the remaining portion tendered. As of December 31, 2007, approximately $19,8 million of convertible notes remain outstanding and mature in June 2008 together with additional outstanding indebtedness.

In December 2007, CTI announced the possibility to anticipate the submission of the marketing authorization application (MAA) in Europe in the first quarter of 2008, based on the STELLAR 4 phase III clinical trial results, for XYOTAX as a single agent for first-line treatment of non-small cell lung cancer (NSCLC) in patients with poor performance status. CTI was able to accelerate the anticipated submission date of its MAA for Xyotax based on a more accurate projection of application needs following its meeting with the rapporteur and co-rapporteur assigned by the EMEA. Previously, CTI had built in several extra months for incorporating revisions based on rapporteur and co-rapporteur comments.

In December 2007, the Company received $7 million in gross proceeds upon the issuance of 3,469,999 shares of its common stock, no par value, at an issue price of $2.02, and warrants to purchase an additional 3,469,999 shares of its common stock, no par value, at an exercise price of $2.02. The proceeds of the offering were aimed at, in particular, completing the purchase of ZEVALIN®.

5.2	INVESTMENTS

5.2.1	Investments made by the Company in the years ended December 31, 2006, 2005 and 2004

The table below states the balance of the tangible and intangible fixed assets at September 30, 2007 and December 31, 2006, 2005, and 2004.

Fixed Assets	September 30, 2007 (thousands $) (unaudited)%		December 31, 2006 (thousands $)%		December 31, 2005 (thousands $)%		December 31, 2004 (thousands $)%
Intangible assets	18,250	75%	18,727	70%	19,303	61%	21,239	49%
Tangible fixed assets	6,106	25%	7,915	30%	12,278	39%	22,360	51%
Total fixed assets	24,356	100%	26,642	100%	31,581	100%	43,599	100%

Further details concerning investments are presented here below and in Chapter 20 of this Listing Prospectus.

5.2.1.1	Intangible assets

Intangible assets consist of goodwill and other acquisition-related assets.

The goodwill relates to the 2000 acquisition of PolaRx Biopharmaceuticals Inc (PolaRx). On January 7, 2000, CTI acquired PolaRx Biopharmaceuticals, Inc., a biopharmaceutical company that owns the rights to TRISENOX (arsenic trioxide, ATO), an anti-cancer compound for which CTI submitted and received approval for a New Drug Application with the FDA. Under the terms of the Agreements and Plan of Merger and Reorganization, dated January 7, 2000, CTI assumed PolaRx’s liabilities and settlements. PolaRx’s shareholders received 5.0 million shares of CTI common stock. The aggregate consideration of $ 36.2 million consisted of the 5.0 million shares of common stock (valued at $ 31.4 million), assumed net liabilities of $ 3.9 million and transaction costs of approximately $ 0.9 million.

CTI was also required to make contingent payments of up to $ 9.0 million and future royalties if certain milestones and target net sales specified in the merger agreement are attained. Any additional or contingent payments made to PolaRx shareholders was considered additional purchase price and capitalized as additional goodwill.

There were no changes in the net carrying amount of goodwill during the years ended December 31, 2006, 2005 and 2004 for the nine months ended September 30, 2007.

Goodwill is not amortized but is tested for impairment at least annually or more frequently if indicators of impairment are present. If goodwill is impaired, it is written down; however, no impairment of goodwill has been recorded to date.

Other intangible assets are composed of the following as of September 30, 2007 and December 31, 2006, 2005, and 2004 (in thousands of US dollars):

	September 30, 2007 (unaudited)
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Assembled workforce	$5,551	$(4,365)	$1,186

	December 31, 2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Assembled workforce	$5,088	$(3,425)	$1,663

	December 31, 2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Assembled workforce	$4,566	$(2,327)	$2,239

	December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and other intangibles	$6,674	$(6,674)	$—
Assembled workforce	5,219	(1,044)	4,175

Total other intangibles assets	$11,893	$(7,718)	$4,175

The change in the value of intangible assets is as follows (in thousands of US dollars):

	Patents and Other Intangibles	Assembled Workforce
Balance as of January 1, 2004	$1,335	$—
Increase due to acquisition of Novuspharma	—	4,868
Amortization	(1,335)	(959)
Increase due to exchange rate	—	266

Balance as of December 31, 2004	—	4,175
Impairment	—	(232)
Amortization	—	(1,254)
Decrease due to exchange rate	—	(450)

Balance as of December 31, 2005	—	2,239
Amortization	—	(792)
Increase due to exchange rate	—	216

Balance as of December 31, 2006	—	1,663
Increase due to acquisition of Systems Medicine, Inc.	—	68
Amortization	—	(638)
Increase due to exchange rate	—	93

Balance as of September 30, 2007 (unaudited)	$—	$1,186

Intangible assets with finite lives are carried at cost less accumulated amortization. Amortizations are computed using the straight-line method over the estimated useful lives of respective assets, which is approximately five years.

In 2004, CTI recorded an intangible asset related to the assembled workforce acquired in our acquisition of Novuspharma. The assembled workforce amount was determined by assigning value to Novuspharma’s skilled assembled workforce based on a replacement cost approach. In 2005, restructuring charges and related asset impairments included an impairment charge of $0.2 million due to the termination of certain Italian employees included in the original valuation of this asset. As of December 31, 2006, CTI expects amortization expense on assembled workforce to be approximately $0.8 million for each of the next two years, at which time it will be fully amortized. Amortization for the year ended December 31, 2006 was approximately $0.8 million. Amortization for the nine months ended September 30, 2007 was approximately $0.6 million.

In July 2007, CTI recorded an intangible asset related to the assembled workforce acquired in our acquisition of Systems Medicine, Inc. The assembled workforce amount was determined by assigning value to Systems Medicine, Inc.’s skilled assembled workforce based on a replacement cost approach. The assembled workforce asset is being amortized over a period of five years. Amortization for the nine months ended September 30, 2007 was approximately $2,000.

5.2.1.1	Tangible fixed assets

Property and equipment, including assets pledged as security in financing agreements in 2005 and 2004 are carried at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the lesser of the useful life or the term of the applicable lease using the straight-line method. Depreciation commences at the time assets are placed in service and is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to five years.

Property and equipment are composed of the following as of September 30, 2007 and December 31 2006, 2005, and 2004 (in thousands of US dollars):

	September 30, 2007	December 31,
		2006	2005	2004
	(unaudited)
Leasehold improvements	11,447	11,208	12,694	12,753
Lab equipment	6,920	6,311	5,483	11,394
Furniture and office equipment	19,353	17,878	17,122	18,617
	37,720	35,397	35,299	42,764
Less: accumulated depreciation and amortization	(31,614)	(27,482)	(23,021)	(20,404)
	6,106	7,915	12,278	22,360

5.2.2	Information on current investments as at the date of the Prospectus and related sources of financing

Other than research and development activities, CTI has no investments that are in progress as of the date of the Prospectus. Please see the sections entitled “Research and development expenses” in Section 9.2.2 of this Prospectus for information regarding CTI’s investment in research and development activities for the nine months ended September 30, 2007.

5.2.3	Information on major future investments as a part of commitment undertaken by the Company management

As of the date of this Prospectus, CTI management has not entered into any significant commitments for investments in tangible or intangible assets.

CHAPTER 6 BUSINESS OVERVIEW

Introduction

CTI develops, acquires and commercializes novel treatments for cancer. CTI’s goal is to build a leading biopharmaceutical company with a diversified portfolio of proprietary oncology drugs. CTI’s research, development, acquisition and in-licensing activities concentrate on identifying and developing new, less toxic and more effective ways to treat cancer.

6.1	Principal activities

6.1.1	Business Model: Description of main business of the Company

CTI licensed polymer technology that provides a new way to modify and deliver cancer drugs preferentially to tumor tissue. More direct delivery to tumor tissue may reduce the toxic side effects and improve the anti-tumor activity of chemotherapy agents. CTI’s technology links, or conjugates, active chemotherapy drugs to biodegradable polymers, including polyglutamate. Blood vessels in tumor tissue, unlike blood vessels in normal tissue, are porous and molecules of a certain size, like polyglutamate, become trapped in the tissue. Once inside the tumor cell, enzymes metabolize the protein polymer, releasing the paclitaxel chemotherapy. In addition, when bound to the polymer, the chemotherapy is rendered inactive, potentially sparing normal tissue’s exposure to high levels of unbound, active chemotherapy and its associated toxicities. The chemotherapeutic agent is metabolized and released once inside a cell, such as a tumor cell.

CTI is developing XYOTAX, paclitaxel poliglumex, for the treatment of non-small cell lung cancer and ovarian cancer. As announced in March and May, 2005, CTI’s STELLAR 2, 3, and 4 phase III clinical studies for XYOTAX did not meet their primary endpoints of superior overall survival. However, CTI believes a pooled analysis of STELLAR 3 and 4 studies for treatment of first-line NSCLC patients who have poor performance status, or PS2, demonstrates a statistically significant survival advantage among women receiving XYOTAX when compared to women or men receiving standard chemotherapy. A survival advantage for women over men was also demonstrated in a first-line phase II clinical trial of XYOTAX and carboplatin, known as the PGT202 trial, supporting the potential benefit observed in the STELLAR 3 and 4 trials. In December, 2005, CTI initiated a phase III clinical trial, known as the PIONEER, or PGT305, study, for XYOTAX as first-line monotherapy in PS2 women with NSCLC. In November 2006, CTI suspended enrollment in the PIONEER trial to allow data related to recently enrolled patients to mature and to assess the differences in early cycle deaths observed between arms of the study. In December 2006, CTI agreed with the recommendation of the Data Safety Monitoring Board to close the PIONEER lung cancer clinical trial due, in part, to the diminishing utility of the PIONEER trial given CTI’s plans to submit a new protocol to the U.S. Food and Drug Administration, or FDA. In early 2007, CTI submitted two new protocols under a Special Protocol Assessment, or SPA, to the FDA. The new trials, known as PGT306 and PGT307, focus exclusively on NSCLC in women with pre-menopausal estrogen levels, the subset of patients where XYOTAX demonstrated the greatest potential survival advantage in the STELLAR trials. CTI believes the lack of safe and effective treatment for women with advanced first-line NSCLC who have pre-menopausal estrogen levels represents an unmet medical need. CTI initiated the PGT307 trial in September 2007. Although the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of XYOTAX in the NSCLC setting, we believe that compelling results from PGT307, along with supporting evidence from prior clinical trials, will enable us to submit a new drug application, or NDA, in the United States. In Europe, CTI plans to submit a marketing authorization application, or MAA, for first-line treatment of patients with advanced NSCLC who are PS2, based on a non-inferior survival and improved side effect profile which CTI believes was demonstrated in its STELLAR 2, 3, and 4 pivotal trials. The basis for this filing has been reviewed by the Scientific Advice Working Party, or SAWP, at the European Medicines Agency, or EMEA.

CTI is developing pixantrone, a novel anthracycline derivative, for the treatment of non-Hodgkin’s lymphoma, or NHL. An interim analysis of CTI’s ongoing phase III study of pixantrone, known as the EXTEND study, was performed by the independent Data Monitoring Committee in the third quarter of 2006. Based on their review, the study will continue. Pixantrone is also being studied in a phase II/III study, known as RAPID or PIX203, in which pixantrone is substituted for doxorubicin in the R-CHOP regimen compared to the standard R-CHOP regimen in patients with previously untreated diffuse large B-cell lymphoma. An interim analysis of the RAPID study was reported in July 2007. The interim analysis of the study showed that to date a majority of patients on both arms of the study achieved a major objective anti-tumor response (complete response or partial response). Patients on the pixantrone arm of the study had clinically significant reductions in the incidence of severe heart damage, infections, and thrombocytopenia (a reduction in platelets in the blood) as well as significant reduction in febrile neutropenia. The study, which is targeting enrollment of 280 patients, is expected to complete enrollment in 2009. In September 2007, the Company announced that it decided to conduct a full analysis of the EXTEND trial, instead of an interim analysis as previously planned. CTI currently anticipates completing enrollment in the EXTEND trial in the fourth quarter of this year with primary endpoint data and expects the final results to be reported in the first half of 2008. The FDA agreed that randomized safety data from the RAPID study (CHOP-R vs. CPOP-R) could be used to support the EXTEND results in an NDA submission for pixantrone. In addition, CTI launched a phase III trial of pixantrone in indolent NHL, the PIX303 trial, in September 2007 which will evaluate the combination of fludarabine, pixantrone, and rituximab, or FP-R, versus fludarabine and rituximab, or F-R, in patients who have received at least one prior treatment for relapsed or refractory indolent NHL. The target enrollment for the trial is 300 patients. In May 2007, we received fast track designation from the FDA for pixantrone for the treatment of relapsed or refractory indolent NHL.

On July 31, 2007, we completed our acquisition of Systems Medicine, Inc., or SMi, a privately held oncology company. Under the agreement, SMi became Systems Medicine, LLC, or SM, and will operate as a wholly-owned subsidiary of CTI. SM holds worldwide rights to use, develop, import and export brostallicin. We are developing brostallicin, a synthetic DNA minor groove binding agent that has demonstrated anti-tumor activity and a favorable safety profile in clinical trials in which more than 200 patients have been treated to date.

Due to resource constraints, CTI is currently focusing its efforts on near-term products in its pipeline, XYOTAX, pixantrone and brostallicin, and has no immediate plans to conduct additional CT-2106, polyglutamate camptothecin, clinical studies.

“CTI” and “XYOTAX” are CTI’s proprietary marks. All other product names, trademarks and trade names referred to in this document are the property of their respective owners.

The following table shows CTI’s business structure, highlighting the activities carried out by CTI Europe and those carried out by the Company.

6.1.2	Development Process

CTI’s business strategy is to target development and registration/marketing approval of drug products in the United States and Europe that take advantage of the ability to accelerate approval, either because there is an unmet medical need or because our product profiles demonstrate significant improvement in the efficacy, toxicity or safety over competitive drugs. In addition, CTI actively explores opportunities to in-license or acquire complementary products, technologies or companies.

The following defines the general process for gaining marketing approval of oncology drugs. The first step is to perform pre-clinical (laboratory and animal) studies to show safety and biological activity of the compound against the targeted disease. After completing pre-clinical testing, the Company must file an application to begin testing the drug in clinical (human) studies. In the United States, this is an IND, or Investigational New Drug Application. If the FDA does not have any questions or does not disapprove the application, the IND becomes effective within 30 days of filing.

Generally, clinical studies are conducted in three sequential phases. Phase I clinical studies are done to determine (i) how a drug is absorbed, distributed, metabolized and excreted, (ii) the duration of its action, and (iii) its short-term safety and safe dosage range. If possible, Phase I clinical studies are also used to get an early indication of the drug’s effectiveness. Phase II studies are done in a limited number of patients who have the disease of interest. Phase II studies evaluate dosage tolerance and establish the appropriate dosage, identify adverse effects and safety risks, and also evaluate the effectiveness of the drug. Phase III clinical studies further evaluate the safety and effectiveness of the drug in its final form and dosage in a larger number of patients who have the disease of interest. Clinical trial protocols are subject to review by the appropriate regulatory body, such as the U.S. FDA, and by Institutional Review Boards at hospitals or clinics in which the clinical trials are performed. Progress reports on clinical trials must be submitted annually to the FDA, and the Company is required to report serious adverse events as they happen. Clinical trials may be suspended at any time during the conduct of the trial if trial participants are being exposed to unacceptable health risks.

If the clinical studies are completed and the results meet the pre-specified endpoints, CTI may submit a marketing approval request, which includes details on the preclinical and clinical studies as well as the manufacturing and quality processes, to the appropriate regulatory body. In the United States, this application is known as an NDA, or New Drug Application. NDAs can be up to 100,000 pages or more. The FDA may take six to ten months to review an NDA. Once the FDA approves the NDA, the new drug can be marketed to physicians. The Company must continue to submit periodic reports to the regulatory authorities, including any manufacturing/quality records and reports of adverse reactions. In some cases, the regulatory authorities may require additional studies of the drug for additional evaluation. These are called Phase IV studies.

6.1.3	Products

Polyglutamate Drug Delivery Technology

Features of Polyglutamate Technology

CTI is also developing a new way to deliver cancer drugs more selectively to tumor tissue with the goal of reducing the toxic side effects and improving the anti-tumor activity of existing chemotherapy agents. CTI’s technology links cancer drugs to proprietary polymers, such as polyglutamate. The polymer technology takes advantage of a well-described difference between tumor blood vessels and blood vessels in normal tissues. The blood vessels in tumor tissues are more porous than those in normal tissues, and they are therefore more permeable. Molecules that are within a specific size range, such as a polymer, circulate in the bloodstream and pass through the tumor blood vessels and become trapped in the tumor tissue. This allows a significantly greater percentage of the polymer-drug conjugate to accumulate in tumor tissue compared to normal tissue. The toxicity of the chemotherapy drug to normal tissues also may be reduced because the drug is inactive when it is bound to the polymer. Once the polymer backbone is digested in the tumor, the cancer-killing drug is released directly into the cancer tissues.

CTI believes that linking its polymers to existing drugs will yield patentable subject matter and that its polymer-drug conjugates will not infringe any third-party patents covering the underlying drug. However, there can be no assurance that CTI will receive a patent for its polymer conjugates or that CTI will not be challenged by the holder of a patent covering the underlying drug.

CTI licensed the worldwide exclusive rights to polyglutamate and related polymers with their applications to anticancer drugs from PG-TXL Company, L.P. in 1998. This technology was originally developed at the M.D. Anderson Cancer Center. The initial patent, which issued in November 1999, covers compositions of polyglutamate and related polymers coupled with commonly used cancer drugs such as paclitaxel, docotaxel, etoposide, teniposide, or camptothecins. The patented technology also covers formulations of polyglutamate conjugated paclitaxel that include the use of human serum albumin and conjugation to epothilones.

Polyglutamate linked to chemotherapeutic agents

XYOTAX (paclitaxel poliglumex)

CTI is developing XYOTAX, a novel biologically enhanced chemotherapeutic agent which links a widely used anti cancer agent, paclitaxel, to a polyglutamate polymer for the potential treatment of NSCLC and ovarian and other cancers. XYOTAX utilizes a biodegradable polymer to deliver the chemotherapeutic agent paclitaxel preferentially to tumor tissue. By linking paclitaxel to a biodegradable amino acid carrier, the conjugated chemotherapeutic agent is inactive in the bloodstream, sparing normal tissues the toxic side effects of chemotherapy. The chemotherapeutic agent is activated and released once inside tumor tissue by the action of an enzyme called cathepsin B. The activity of this enzyme and thus the rate of release of XYOTAX is increased in the presence of estrogen. Preclinical data presented at the 2006 European Organization for Research and Treatment of Cancers, National Cancer Institute and American Association for Cancer Research, or EORTC-NCI-AACR, meeting demonstrated that the efficacy of XYOTAX is enhanced in certain human tumors when mice are given additional estrogen. More than 1,900 patients were treated in CTI’s four pivotal phase III trials of XYOTAX for the treatment of NSCLC. While each of these trials missed their primary endpoint of superior overall survival, women treated with XYOTAX for newly diagnosed advanced NSCLC had a significant improvement in their overall survival compared to women or men treated with standard chemotherapy. In addition, with single-agent XYOTAX, CTI observed a significant reduction in most of the severe toxic side effects associated with the standard chemotherapy agents studied in the STELLAR trials.

Taxanes, which include paclitaxel and docetaxel, are one of the best-selling classes of chemotherapies. Paclitaxel, one of two marketed taxanes, is approved for the treatment of NSCLC, ovarian cancer and breast cancer, although it is considered a standard of care in lung and ovarian cancers, where it is most widely used. XYOTAX, a novel biologically enhanced chemotherapeutic links polyglutamate to paclitaxel, the active ingredient in Taxol. Taxol is a formulation of paclitaxel in a mixture of polyethoxylated castor oil (Cremaphor) and ethanol, which is extremely irritating to blood vessels and requires surgical placement of a large catheter for administration. It also can cause severe life threatening allergic reactions that typically require pre-medications with steroids and antihistamines in addition to a minimum of three hours of intravenous infusion and transportation of patients to and from their treatment location. Unlike formulations of paclitaxel, XYOTAX uses a biodegradable protein polymer to deliver chemotherapy preferentially to tumor tissue. XYOTAX is approximately 80,000 times more water-soluble than paclitaxel alone, allowing it to be dissolved in a simple water and sugar based solution and infused in the patient over approximately ten to twenty minutes. XYOTAX does not require routine pre-medication with steroids and antihistamines to prevent severe allergic reactions and patients can drive themselves to and from treatment centers. The distribution and metabolism of XYOTAX to tumor tissue and subsequent release of active paclitaxel chemotherapy appears to be enhanced by estrogen allowing for superior effectiveness in women with pre-menopausal estrogen levels. This gender targeted benefit could also be exploited in post-menopausal women or men through estrogen supplementation.

XYOTAX for non-small cell lung cancer

The cancer drug most commonly used to treat NSCLC in the United States is paclitaxel. The ACS estimates that 150,000 new cases of NSCLC will be diagnosed in the United States in 2006 and approximately 128,000 of these patients are expected to receive chemotherapy. Of the estimated 128,000 NSCLC patients who receive chemotherapy, approximately 32,000 are classified as PS2. These patients tolerate chemotherapy poorly and have a significantly shorter median survival than healthier patients. Approximately 40,000 patients in the United States receive second-line treatment for NSCLC annually, for which docetaxel is the most commonly used agent to treat recurrent NSCLC.

In March 2005, CTI announced that its XYOTAX phase III pivotal trial, known as STELLAR 3, for the potential use in combination with platinum as front-line treatment of PS2 patients with NSCLC missed its primary endpoint of superior overall survival. XYOTAX had a reduction in certain side effects, including hair loss, muscle and joint pain, and cardiac symptoms. In May 2005, CTI announced that both the STELLAR 2 and 4 clinical trials missed their primary endpoints of superior overall survival, but had significant reductions in certain severe side effects compared to the comparator agents. The STELLAR 2 pivotal trial was evaluating XYOTAX for potential use as second-line single agent treatment for patients with NSCLC, and the STELLAR 4 pivotal trial was evaluating XYOTAX for potential use as front-line single agent treatment for PS2 patients with NSCLC.

In July 2005, at the 11th World Conference on Lung Cancer, CTI announced that in a pooled analysis of its STELLAR 3 and 4 pivotal trials the 97 women who received XYOTAX had a significant increase in median and overall survival (9.5 months vs. 7.7 months, hazard ratio 0.70, log rank p=0.03) and in 1 year survival (40% vs. 25%, p=0.013) compared to 101 women who received comparator control agents. These results pooled data from all women randomized on the STELLAR 3 and 4 trials (a so-called “intent to treat” analysis). Individually, neither study reached statistical significance for overall survival for women, although a positive trend was observed in both trials, with a strong trend in the STELLAR 4 trial (p=0.069). While analysis of survival by gender was pre-specified in the analysis plans for the trials, a gender specific survival advantage for women over men was not a pre-specified endpoint in either trial.

In September 2005, CTI presented results from a phase II clinical trial, known as PGT202, of XYOTAX in the first-line treatment of men and women with advanced NSCLC, which demonstrated a survival advantage for women receiving XYOTAX as first-line therapy for NSCLC when compared to men. In this single arm study, the 35 women who received XYOTAX plus carboplatin had a 36 percent probability of living at least 1 year compared to 16 percent in the 39 men receiving the same regimen. A pooled analysis of the 463 patients treated with XYOTAX in the STELLAR 3, STELLAR 4 and PGT202 trials demonstrated a statistically significant survival advantage for women treated when compared to men, with women having a 39 percent probability of surviving at least 1 year compared to 25 percent for men (hazard ratio 0.63, log rank p=0.014).

In December 2005, CTI initiated the PIONEER study comparing XYOTAX to paclitaxel in the first-line treatment of PS2 women with advanced NSCLC. In addition, CTI initiated preclinical studies on the effect of gender/hormonal status on XYOTAX biodistribution, cellular uptake and metabolism to support the hypothesis for survival improvement in women. In November 2006, at the 18th Annual EORTC-NCI-AACR meeting, CTI scientists presented new preclinical data on the effect of circulating estrogen levels on tumor growth and levels of cathepsin B in tumor tissue. In these models, XYOTAX given at equivalent doses to standard paclitaxel was more active. The study showed that when additional estrogen was given, it substantially increased the tumor growth rate in colon cancer (HT-29) and NSCLC (H460) models. In addition, cathepsin B activity in the tumors increased by 35 to 40 percent in the presence of estrogen. The study also found that in estradiol supplemented female mice, XYOTAX demonstrated a nearly two-fold increase in anti-tumor activity compared to non-supplemented animals in the colon cancer tumor model. Studies are ongoing to evaluate the effect of estrogen on XYOTAX activity in the non-small cell lung tumor model. Importantly, there was no enhancement of the effect of standard paclitaxel in the presence of estradiol since estradiol does not enhance tumor exposure. Therefore, estradiol enhanced the relative efficacy advantage for XYOTAX over paclitaxel from 50% more activity in mice without estradiol supplementation to 83%.

In February 2006, CTI presented results that confirm the observation of enhanced efficacy in the presence of estrogen seen in the STELLAR first-line trials. In the three first-line trials of XYOTAX (PGT202, STELLAR 3, and STELLAR 4), women of pre-menopausal age or with normal estrogen levels had the strongest survival advantage over their counterparts. In an analysis of the 113 of 198 women in the pooled STELLAR 3 and 4 trial data who are of pre-menopausal age or normal estrogen level, women treated with XYOTAX had a highly significant prolongation in the 1-year and overall survival estimates compared to women treated with standard chemotherapy, with the XYOTAX patients having a 44% reduction in the overall risk of dying (log rank p=0.008) and a 43% 1-year survival estimate compared to 19% for women on standard chemotherapy (p=0.003). CTI believes these data indicate a potential favorable alternative for women with normal estrogen levels who have NSCLC.

In addition, CTI’s phase III trials demonstrated that single agent XYOTAX (175-210mg/m²) has a significantly reduced incidence of severe side effects, including a reduction in severe neutropenia, febrile neutropenia, infection and anemia when compared to patients receiving standard chemotherapy agents gemcitabine, vinorelbine or docetaxel. XYOTAX also resulted in less severe allergic reactions, hair loss, and requirements for growth factor support (Neupogen®, Neulasta®, Aranesp® and/or Epogen®) than patients receiving standard chemotherapy. However, a higher rate of severe neuropathy (4%) was observed for XYOTAX (175mg/m2) compared to comparator agents.

In November 2006, CTI suspended enrollment in the PIONEER trial to allow data to mature and to assess the differences in early cycle deaths observed between arms of the study. In December 2006, in agreement with the recommendation of the Data Safety Monitoring Board, CTI closed the PIONEER lung cancer clinical trial and took patients off both treatment arms. CTI’s decision was due, in part, to the diminishing utility of the PIONEER trial given its plans to submit a new protocol to the FDA. In January 2007, CTI submitted two new protocols under a SPA to the FDA. These new trials, PGT306 and PGT307, focus exclusively on NSCLC in PS2 women with pre-menopausal estrogen levels, the subset of patients where XYOTAX has demonstrated the greatest potential survival advantage in the STELLAR trials. CTI anticipates initiating enrollment on the PGT307 clinical trial in the second half of 2007. Based on discussions related to the SPA for the PGT306 Phase III study, the FDA has established the requirement that two adequate and well-controlled pivotal studies demonstrating a statistically significant improvement in overall survival will be required for approval of Xyotax in the NSCLC setting.

Based on discussions with the SAWP of the EMEA, CTI plans to submit a marketing authorization application, or MAA, in Europe in the first half of 2008 for patients with advanced NSCLC who are PS2, based on a non-inferior survival and improved side effect profile. The discussions with the SAWP focused on using the STELLAR 4 study as primary evidence of non-inferiority and the STELLAR 3 study as supportive.

XYOTAX for ovarian cancer

The ACS estimated that approximately 22,000 new cases of ovarian cancer would be diagnosed in the United States in 2006. The standard of care for first-line treatment of ovarian cancer is paclitaxel and carboplatin. In April 2004, CTI announced that it entered into a clinical trials agreement with the Gynecologic Oncology Group, or GOG, to perform a phase III trial of XYOTAX as maintenance therapy in patients with ovarian cancer. In July 2004, the GOG submitted an Investigational New Drug application, or IND, along with the protocol for a SPA to the FDA. The GOG reached agreement with the FDA regarding the SPA in December 2004 and initiated the phase III study in March 2005. The primary endpoint of this trial is overall survival. Progression-free survival, safety and side effect profile are secondary endpoints.

Pixantrone

CTI is developing pixantrone, a novel anthracycline derivative, for the treatment of NHL. In the United States, aggressive NHL affects approximately 100,000 people with approximately 30,000 new cases diagnosed per year. The standard of care for first-line treatment of NHL is known as CHOP, which is a combination chemotherapy regimen consisting of cyclophosphamide, doxorubicin (an anthracycline), vincristine and prednisone. CHOP is used either alone or in conjunction with rituximab, and is able to induce complete responses, or CRs, in approximately 70% of patients. However, approximately 30% of patients eventually relapse and many are unable to undergo an additional course of CHOP therapy due to the risk of cardiac toxicity. As a result, chemotherapy regimens that do not include anthracyclines often are used for the second-line treatment of relapsed NHL. There are no drugs approved in the United States for second- or third-line treatment for patients with relapsed aggressive NHL.

Anthracyclines are one of the most potent classes of anti-cancer agents used in first-line treatment of aggressive NHL, leukemia, and breast cancer. For these diseases, anthracycline-containing regimens can often produce long-term cancer remissions and cures. However, the currently marketed anthracyclines can cause severe, permanent and life threatening cardiac toxicity when administered beyond widely recognized cumulative lifetime doses. This toxicity often prevents repeat use of anthracyclines in patients who relapse after first-line anthracycline treatment. In addition, the cardiac toxicity of anthracyclines prevents their use in combination with other drugs, such as trastuzumab, that also can cause cardiac toxicity.

CTI believes a next-generation anthracycline with better ease of administration, greater anti-tumor activity and less cardiac toxicity could gain a significant share of the anthracycline market. CTI also believes that such a drug could allow repeat therapy in relapsed patients and could allow combination therapy with a broader range of chemotherapies. Preclinical data and phase I and phase II clinical studies in approximately 381 patients indicate that pixantrone is easy to administer, may exhibit significantly lower potential for cardiac toxicity and may have more potent anti-tumor activity than marketed anthracyclines.

Pixantrone for relapsed aggressive non-Hodgkin’s lymphoma

CTI has several clinical trials ongoing, including a pivotal phase III trial for the treatment of patients with relapsed aggressive NHL, a condition for which there are no chemotherapy drugs approved in the United States. This 320 patient study is an international, randomized trial comparing pixantrone to a single agent of the treating physician’s choice. The primary endpoint of the study is complete response rate. CTI is currently enrolling patients on this clinical trial. An interim analysis of CTI’s ongoing phase III study of pixantrone, known as the EXTEND study, was performed by the independent Data Monitoring Committee in the third quarter of 2006. Based on their review, the study will continue.

In July 2004, CTI announced that the FDA granted fast track designation for pixantrone for the treatment of relapsed aggressive NHL.

In a phase II trial published in the journal Hematologica in August 2003, 33 patients with relapsed aggressive NHL who failed a median of two prior regimens (range 0 to 5), including prior anthracycline therapy, were treated with single-agent pixantrone. Of the 30 patients evaluable for response, an objective tumor response was observed in 9 patients (30%) with 5 patients (17%) experiencing a CR. Median duration of response was encouraging (~10.5 months) and in one case the response lasted more than 24 months. Pixantrone was well tolerated in this trial with neutropenia being the most relevant hematologic side effect. Cardiac symptoms were infrequent with only three patients experiencing a decrease of more than 10% of the left ventricular ejection fraction, a marker of cardiac function, which was possibly treatment-related. CTI believes that the low incidence of cardiac toxicity reported in this trial was encouraging because the majority of patients had previously been exposed to anthracycline doses that significantly increased their risk for cardiac toxicity.

CTI also has reported positive clinical data for pixantrone as a replacement for the standard anthracycline agent doxorubicin as part of the CHOP regimen in patients who previously failed CHOP and other multi-agent regimens. Results from a phase II study of the CHOP-variant regimen, known as CPOP, which replaces doxorubicin with pixantrone, were presented at the 48th Annual Meeting of the American Society of Hematology, or ASH, in December 2006. In a total of 30 patients evaluable for response, 22 patients (73%) achieved an overall response, including 14 patients (47%) experiencing a CR and 8 patients (26%) experiencing a partial response. The predominant side effects (grade 3/4) were hematologic, including neutropenia (97%), leucopenia (90%), lymphopenia (53%), anemia (30%), thrombocytopenia (20%), and febrile neutropenia (20%). Based on the positive preliminary data from this trial reported in 2004, CTI initiated a phase II clinical trial, known as PIX203 or RAPID, of CHOP combined with rituximab versus CPOP combined with rituximab for the initial treatment of patients with aggressive NHL. An interim analysis of the RAPID study was reported in July 2007. The interim analysis of the study showed that to date a majority of patients on both arms of the study achieved a major objective anti-tumor response (complete response or partial response). Patients on the pixantrone arm of the study had clinically significant reductions in the incidence of severe heart damage, infections, and thrombocytopenia (a reduction in platelets in the blood) as well as significant reduction in febrile neutropenia. The study, which is targeting enrollment of 280 patients, is expected to complete enrollment in 2009.

CTI also has conducted clinical trials for pixantrone using a variant of the regimen known as ESHAP, which consists of methylprednisolone, etoposide, cisplatin, and cytarabine. The ESHAP-variant, known as the BSHAP regimen, is a non-anthracycline regimen containing pixantrone, developed as a second-line therapy for patients who fail front-line CHOP and who are not able to receive further anthracycline treatment. In this modified regimen, pixantrone replaces etoposide, with a goal to improve efficacy. Results from a phase I/II trial, reported in 2004 at the 40th annual meeting of the American Society of

Clinical Oncology, or ASCO, showed that among 18 evaluable patients, 11 (61%) achieved an objective tumor response with seven patients (39%) achieving a CR. No clinically significant cardiac events were observed in this trial. Left ventricular ejection fraction decrease to less than 50 percent and/or decrease of 10% or more from baseline was observed in seven patients. In 70 cycles of chemotherapy, the following grade 4 side effects were reported: neutropenia in 13 patients, thrombocytopenia in eight patients, anemia in four patients, and febrile neutropenia in one patient.

Pixantrone for other indications

Other clinical data suggest pixantrone may be useful in treating indolent NHL, a less rapidly progressive but ultimately fatal form of NHL. In November 2005, CTI presented results from a multi-center randomized trial, known as AZA302. This trial, evaluating pixantrone plus rituximab versus rituximab alone among patients with relapsed or refractory indolent NHL, was modified and reduced, as announced in CTI’s annual filing on Form 10-K in 2004, as a result of its strategy to conduct a pivotal phase III trial in aggressive NHL, which CTI believes provides the fastest route to registration for pixantrone. Of the 38 patients evaluable for response, patients receiving the combination of rituximab and pixantrone had an 87% overall improvement in time to progression, or TTP, compared to rituximab alone. The median TTP estimate for the pixantrone/rituximab recipients was 13.2 months compared to 8.1 months for rituximab alone (hazard ratio 0.13, log rank p <0.001). The one- and two-year progression-free survival estimates were 66% and 44% for the pixantrone/rituximab recipients compared to 0% for the rituximab patients for both measurement intervals (p <0.001 and 0.003, respectively). The study also demonstrated a significant improvement in major objective responses (≥ 50% shrinkage in tumor size). The pixantrone-rituximab combination produced a complete response (CR) in seven patients (35%), with eight patients (40%) experiencing a partial response (PR) and four patients (20%) with stable disease (SD). Rituximab monotherapy produced a CR in two patients (11%), PR in four patients (22%) with six patients having SD (33%). This corresponds to a major objective response rate of 75% in the combination therapy arm compared to 33% in the rituximab group (p=0.021). Side effects on pixantrone were generally mild to moderate (grade 1 or 2) with the exception of three cases of serious neutropenia associated with the pixantrone/rituximab arm. The median cumulative dose of pixantrone administered was 1014 mg/m²; no cases of treatment-related grade 3 or 4 cardiac toxicity were reported.

In a presentation at ASH 2006, preliminary data from a phase I/II study of pixantrone in combination with fludarabine, dexamethasone and rituximab (‘FPD-R’) in the treatment of patients with relapsed/refractory indolent (NHL) were presented. Pixantrone was administered in this variation of the FND-R regimen, where pixantrone replaces the anthracycline derivative mitoxantrone. Of the 27 evaluable patients in this trial, 24 patients (89%) achieved an objective response, including 19 patients (70%) who achieved complete response/unconfirmed complete response and 5 patients (19%) achieving a partial response. The estimated median duration of response was 25 months (range 2.4 to 43 months) and the estimated progression-free survival rate at three years was 50.4%. The primary toxicities (grade 3/4) were hematologic, including lymphopenia (89%), neutropenia (82%), leucopenia (79%), thrombocytopenia (21%), and febrile neutropenia (11%).

In February 2007, CTI submitted a protocol under a SPA to the FDA for the design of our phase III trial of pixantrone for patients with indolent NHL. The protocol, PIX303, will examine the complete remission rates and time to disease progression of the combination regimen of fludarabine, pixantrone and rituximab (FP-R) compared to the combination of fludarabine and rituximab (F-R) in the treatment of patients who have failed up to five prior treatments for relapsed or refractory indolent NHL. The trial is expected to enroll 300 patients. In May 2007, we received fast track designation from the FDA for pixantrone for the treatment of relapsed or refractory indolent NHL.

Brostallicin

On July 31, 2007, CTI completed its acquisition of Systems Medicine, Inc., or SMi, a privately held oncology company, Under the agreement, SMi became Systems Medicine, LLC, or SM, and will operate as a wholly-owned subsidiary of CTI. SM holds worldwide rights to use, develop, import and export brostallicin, a synthetic DNA minor groove binding agent that has demonstrated anti-tumor activity and a favorable safety profile in clinical trials in which more than 200 patients have been treated to date. SM currently uses a genomic-based platform to guide development of brostallicin; we expect to use that platform to guide development of our licensed oncology products in the future. SM also has a strategic affiliation with the Translational Genomics Research Institute, or TGen, and has the ability to use TGen’s extensive genomic platform and high throughput capabilities to target a cancer drug’s “context-of-vulnerability,” which is intended to guide clinical trials toward patient populations where the highest likelihood of success should be observed, thereby potentially lowering risk and shortening time to market.

We are developing brostallicin, which is a small molecule, anti-cancer drug with a novel, unique mechanism of action and composition of matter patent coverage. Data in more than 200 patients treated with brostallicin in phase I/II clinical trials reveal evidence of activity in patients with refractory cancer and patient/physician-friendly dosage and administration. A phase II study of brostallicin in relapsed/refractory soft tissue sarcoma met its pre-defined activity and safety hurdles and resulted in a first-line phase II study that is currently being conducted by the European Organization for Research and Treatment of Cancer (EORTC). Additionally, CTI plans to initiate a phase II/III myxoid liposarcoma trial in 2008. Brostallicin also has demonstrated synergism with new targeted agents as well as established treatments in pre-clinical trials.

CT-2106 (polyglutamate camptothecin)

CTI has been developing a novel polyglutamate-camptothecin molecule, CT-2106 with ongoing phase I/II studies in colorectal and ovarian cancers. Camptothecins are an important and fast growing class of anti-cancer drugs. However, like taxanes, their full benefit is limited by poor solubility and significant toxicity. In April 2004, CTI initiated a phase I/II clinical trial of CT-2106 in combination with infusional 5 fluorouracil/folinic acid, or 5-FU/FA, in patients with metastatic colorectal cancer who have failed front-line therapy with oxaliplatin. CTI also initiated a phase II clinical trial of CT-2106 as a single-agent in ovarian cancer at the end of 2004.

CTI presented preliminary phase I data on CT-2106 at the EORTC-NCI-AACR conference in September 2004. The data showed that CT-2106 was well tolerated and lacked the severe gastrointestinal side effects, or diarrhea and bladder or hematuria toxicities, which are typical for camptothecins.

CTI has delayed development of CT-2106 at this time and has no clinical trial material for additional trials. CTI is presently focusing its resources on the development XYOTAX and pixantrone. At the appropriate time it will need to identify and qualify manufacturers for the production of additional clinical trial materials.

B) TRISENOX

On July 18, 2005, CTI completed the divestiture of TRISENOX and certain proteasome assets to Cephalon Inc. for aggregate consideration of $71.9 million, net of broker fees. In connection with the divestiture, CTI was required to repay its royalty obligation to PharmaBio Development, or PharmaBio, and after this repayment, its net proceeds from both transactions was approximately $32.5 million. The divestiture included all TRISENOX assets, including the capital stock of two of CTI’s wholly-owned subsidiaries, Cell Therapeutics (UK) Limited, a United Kingdom corporation, and PolaRx Pharmaceuticals, Inc., a Delaware corporation.

6.1.4	CTI’s Ongoing Clinical Trials

The following table lists our active clinical trials (indicated by a status of “open”) and trials that have recently closed to enrollment.

Product Candidate	Indication/Intended Use	Phase/Status	Next Steps
XYOTAX (CT-2103)	NSCLC, first-line, doublet therapy, PS0-2, females with pre-menopausal estrogen levels (PGT307)	III/open

PGT307 clinical trial initiated in 2H07.

Submit an MAA in Europe for first-line treatment of patients with advanced NSCLC who are PS2, based on a non-inferior survival and improved side effect profile.

	Ovarian first-line maintenance (GOG0212)	III / open	Perform interim analysis.
Pixantrone	Aggressive NHL, > 3 relapses, single-agent (PIX301)	III / open	Perform full analysis; anticipate completing enrollment in 4Q 2007.
	Aggressive NHL, first-line, CPOP-R (PIX203)	II / open	Interim analysis reported in July 2007.
	Indolent, relapsed NHL, FP-R vs. F-R (PIX303)	III/open	PIX303 clinical trial initiated in 2H07. Target enrollment is 300 patients.
Brostallicin	Advanced or metastatic soft tissue sarcoma, first-line, single agent	II / open	Study currently being conducted by EORTC
	Combination with other chemotherapeutic drugs (BRS101)	I / open	Perform analysis.
CT-2106	Relapsed colorectal cancer (CAM201)	II / open	This study is closed to enrollment; patients are still being followed. Complete study.

6.1.5	Turnover resulting from product sales for the years 2004, 2005 and 2006

CTI considers its operations to be a single operating segment, focused in the development, acquisition and commercialization of novel treatments for cancer.

Because CTI sold its only commercial product, TRISENOX, to Cephalon on July 18, 2005, there were no product sales during 2006. The following table depicts product sales attributed to external customers based in the following geographic locations (in thousands of US dollars):

	Year Ended December 31,
	2005	2004
North America	$11,413	$22,501
Europe	1,932	4,427
Asia	2,747	2,666

	$16,092	$29,594

6.1.6	New products and services

CTI is working on a number of drug targets in discovery research. Among these programs are bisplatinum agents, HIF-1a / p300 inhibitors, and proteasome inhibitors with indirect inhibition properties. CTI is in the process of continued target validation and lead optimization and may elect to move one or more of these programs into early development in 2007. In addition to discovery research, preclinical activities are focused on product lifecycle management, including the development of alternative dosage forms and routes of administration for existing products in the development pipeline.

6.1.7	Challenges and Opportunities

6.1.7.1	Challenges

(External Factors)

Competition

The biotechnology and pharmaceutical industries in which the Company operates are intensely competitive and are subject to regulatory changes/requirements as well as rapid and significant technological change. The Company’s competitors, including major, multinational pharmaceutical and chemical companies, specialized biotechnology firms and universities and other research institutions (many with greater financial and other resources, larger research and development staffs and more effective marketing and manufacturing organizations than the Company) may succeed in developing, licensing or marketing technologies and drugs that are more effective or less costly and obtain regulatory approvals for drug candidates before the Company does.

Improvement of other therapies

The improvement of surgical therapy and/or radiotherapy (alternative or complementary therapies in the treatment of cancer), as a result of the continuous evolution of technology, could reduce the recourse to pharmaceutical therapy.

Regulations

The continuous changes in the regulations governing the registration and marketing of drug and the differences among different countries might cause delays in the approvals and/or considerable increases in development costs. In addition, uncertainty regarding third-party reimbursement and health care cost containment initiatives may limit the Company’s returns.

6.1.7.2	Weaknesses (internal factors)

Uncertainties connected with the development of products

The Company’s capability to generate revenues will mainly depend on its ability to discover, develop and market products. Many of CTI’s drug candidates are still in research and pre-clinical development, which means that they have not yet been tested on humans. Clinical trials of drug candidates involve the testing of potential therapeutic agents, or effective treatments, in humans in three phases to determine the safety and efficacy of the drug candidates necessary for an approved drug. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if the Company’s drugs progress successfully through initial human testing, they may fail in later stages of development. In addition, data obtained from clinical trials are susceptible to varying interpretations.

Government regulators and the Company’s collaborators may not agree with the Company’s interpretation of its future clinical trial results. The Company will need to commit significant time and resources to develop these and additional product candidates. There cannot be any assurance that:

•	the Company’s product candidates will be developed to a stage that will enable it to commercialize them or sell related marketing rights to pharmaceutical companies;

•	the Company will be able to commercialize product candidates in clinical development or sell the marketing rights to third parties; or

•	product candidates, if developed, will be approved.

Additional funding

We expect that our current capital resources will not be sufficient to fund our operations for the next twelve months. Accordingly, we will need to raise additional funds and are currently exploring alternative sources of equity or debt financing. We have a Step-Up Equity Financing Agreement with Société Générale which we may be able to utilize to provide additional equity funding. Additional funding may not be available on favorable terms or at all. If we are unable to raise additional capital in the near term, we have developed a plan to further curtail operations significantly, by delaying, modifying, or cancelling selected aspects of research and development programs related to XYOTAX, pixantrone and other products we may be developing. The plan contains reductions in operating expenditures primarily related to certain research and development activities including clinical trial costs, which are designed to allow the company to continue to operate on a going concern basis.

Uncertainty in connection with intellectual property

Development and protection of the Company’s intellectual property are critical to its business. If the Company does not adequately protect its intellectual property, competitors may be able to practice the Company’s technologies. The Company’s success depends in part on its ability to obtain patent protection for its products and processes in the U.S., Italy and other countries, protect its trade secrets and prevent others from infringing on our proprietary rights. Further, the patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. Patents issued to third parties may cover the Company’s products as ultimately developed, causing the company to seek licenses, and third parties may challenge the patents that have been issued or licensed to the Company resulting in potential liability for infringement.

Dependence on insurance and risk of product liability

The Company’s business exposes it to potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceutical products, and it may not be able to avoid significant product liability exposure. While the Company intends to maintain insurance covering product use in its clinical trials, it is possible that the Company will not be able to maintain such insurance on acceptable terms or that any insurance obtained will not provide adequate coverage against potential liabilities. The Company’s inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products the Company develops. A successful product liability claim in excess the Company’s insurance coverage could exceed its net worth.

6.1.7.3	Opportunities (External Factors)

Oncological drug market

People’s aging in industrialized countries will entail an ever higher incidence of cancer. This will determine a considerable growth of the oncological drug market aimed at finding increasingly effective pharmaceutical solutions to fight cancer or at least reduce its effects, allowing the patient to live longer and improving life conditions.

Improvement of diagnostic systems

The improvement of diagnostic systems will allow the extension of both the number of patients who may be treated with anti-cancer pharmaceutical agents and techniques used in order for patients to be treated.

6.1.7.4	Strength (Internal Factors)

Projects and products of the Company

The Company will have a considerable and innovative range of research projects and products already in clinical trials.

Experienced management team

The Company’s executive officers have strong backgrounds and experience in the Company’s market.

Relationships with other companies

The Company has partnered with other companies, such as Novartis, to promote the development and commercialization of its products. The Company will continue to evaluate other strategic relationships to promote the development and commercialization of its products.

6.1.8	Suppliers

In regards to the production of XYOTAX, we purchase the raw materials paclitaxel and polyglutamic acid key intermediate from a single source. Should the purchase of these raw materials prove to be insufficient in quantity or quality, should the supplier fail to deliver in a timely fashion or at all, or should this relationship terminate, we may not be able to obtain a sufficient supply from alternate sources on acceptable terms, or at all.

Additionally, the manufacturing of the XYOTAX drug substance and product is also conducted by a single source. We are dependent upon these third party manufacturers to supply us in a timely manner with product manufactured in compliance with cGMPs or similar manufacturing standards imposed by foreign regulatory authorities where our product will be tested and/or marketed.

The active pharmaceutical ingredient and finished product for pixantrone are both manufactured by a single vendor. Should the purchase of these raw materials prove to be insufficient in quantity or quality, should the supplier fail to deliver in a timely fashion or at all, or should this relationship terminate, we may not be able to obtain a sufficient supply from alternate sources on acceptable terms, or at all.

The Company pays 100% of its costs for the raw materials and manufacture of XYOTAX and pixantrone to the suppliers described above.

6.1.9	Legal Regulatory Framework

The research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing, among other things, of CTI’s products are extensively regulated by governmental authorities in the United States and other countries. In the United States, the FDA regulates drugs under the Federal Food, Drug, and Cosmetic Act, or FDCA, and its implementing regulations. Failure to comply with applicable U.S. requirements may subject CTI to administrative or judicial sanctions, such as FDA refusal to approve pending new drug applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions and/or criminal prosecution.

Drug Approval Process. None of CTI’s drugs may be marketed in the United States until the drug has received FDA approval. The steps required before a drug may be marketed in the United States include:

•	preclinical laboratory tests, animal studies and formulation studies;

•	submission to the FDA of an IND for human clinical testing, which must become effective before human clinical trials may begin;

•	adequate and well-controlled human clinical trials to establish the safety and efficacy of the drug for each indication;

•	submission to the FDA of an NDA;

•	satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is produced to assess compliance with cGMPs; and

•	FDA review and approval of the NDA.

Preclinical tests include laboratory evaluation of product chemistry, toxicity and formulation, as well as animal studies. The conduct of the preclinical tests and formulation of the compounds for testing must comply with federal regulations and requirements. The results of the preclinical tests, together with manufacturing information and analytical data, are submitted to the FDA as part of an IND, which must become effective before human clinical trials may begin. An IND will automatically become effective 30 days after receipt by the FDA, unless before that time the FDA raises concerns or questions about issues such as the conduct of the trials as outlined in the IND. In such a case, the IND sponsor and the FDA must resolve any outstanding FDA concerns or questions before clinical trials can proceed. CTI cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin.

Clinical trials involve the administration of the investigational drug to human subjects under the supervision of qualified investigators. Clinical trials are conducted under protocols detailing the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. Each protocol must be submitted to the FDA as part of the IND.

Clinical trials typically are conducted in three sequential phases, but the phases may overlap or be combined. The study protocol and informed consent information for study subjects in clinical trials must also be approved by an Institutional Review Board for each institution where the trials will be conducted. Study subjects must sign an informed consent form before participating in a clinical trial. Phase I usually involves the initial introduction of the investigational drug into people to evaluate its short-term safety, dosage tolerance, metabolism, pharmacokinetics and pharmacologic actions, and, if possible, to gain an early indication of its effectiveness. Phase II usually involves trials in a limited patient population to (i) evaluate dosage tolerance and appropriate dosage, (ii) identify possible adverse effects and safety risks, and (iii) evaluate preliminarily the efficacy of the drug for specific indications. Phase III trials usually further evaluate clinical efficacy and test further for safety by using the drug in its final form in an expanded patient population. There can be no assurance that phase I, phase II or phase III testing will be completed successfully within any specified period of time, if at all. Furthermore, CTI or the FDA may suspend clinical trials at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk.

The FDCA permits the FDA and IND sponsor to agree in writing on the design and size of clinical studies intended to form the primary basis of an effectiveness claim in an NDA application. This process is known as special protocol assessment, or SPA. These agreements may not be changed after the clinical studies begin, except in limited circumstances. The existence of an SPA, however, does not assure approval of a product candidate.

Assuming successful completion of the required clinical testing, the results of the preclinical studies and of the clinical studies, together with other detailed information, including information on the manufacture and composition of the drug, are submitted to the FDA in the form of an NDA requesting approval to market the product for one or more indications. The testing and approval process requires substantial time, effort and financial resources. The FDA will review the application and may deem it to be inadequate to support the registration, and we cannot be sure that any approval will be granted on a timely basis, if at all. The FDA may also seek the advice of an advisory committee, typically a panel of clinicians practicing in the field for which the drug is intended, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendations of the advisory committee.

The FDA has various programs, including fast track, priority review and accelerated approval, that are intended to expedite or simplify the process for reviewing drugs and/or provide for approval on the basis of surrogate endpoints. Generally, drugs that may be eligible for one or more of these programs are those for serious or life threatening conditions, those with the potential to address unmet medical needs and those that provide meaningful benefit over existing treatments. CTI cannot be sure that any of its drugs will qualify for any of these programs, or that, if a drug does qualify, that the review time will be reduced or that the product will be approved.

Before approving an NDA, the FDA usually will inspect the facility or the facilities where the drug is manufactured and will not approve the product unless cGMP compliance is satisfactory. If the FDA evaluates the NDA and the manufacturing facilities as acceptable, the FDA may issue an approval letter, or in some cases, an approvable letter. An approvable letter contains a number of conditions that must be met in order to secure final approval of the NDA. When and if those conditions have been met to the FDA’s satisfaction, the FDA will issue an approval letter. The approval letter authorizes commercial marketing of the drug for specific indications. As a condition of NDA approval, the FDA may require post marketing testing and surveillance to monitor the drug’s safety or efficacy, or impose other conditions.

After approval, certain changes to the approved product, such as adding new indications, making certain manufacturing changes or making certain additional labeling claims, are subject to further FDA review and approval. Obtaining approval for a new indication generally requires that additional clinical studies be conducted.

Post-Approval Requirements. Holders of an approved NDA are required to: (i) report certain adverse reactions to the FDA, (ii) comply with certain requirements concerning advertising and promotional labeling for their products, and (iii) continue to have quality control and manufacturing procedures conform to cGMP after approval. The FDA periodically inspects the sponsor’s records related to safety reporting and/or manufacturing facilities; this latter effort includes assessment of compliance with cGMP. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain cGMP compliance. We use and will continue to use third-party manufacturers to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct. In addition, discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA, including withdrawal of the product from the market.

Marketing of prescription drugs is also subject to significant regulation through federal and state agencies tasked with consumer protection and prevention of medical fraud, waste and abuse. If we, or our future collaborators, are able to obtain FDA approval to market any of our product candidates, we must comply with restrictions on off-label use promotion, anti-kickback, ongoing clinical trial registration, and limitations on gifts and payments to physicians.

Non-U.S. Regulation. Before CTI’s products can be marketed outside of the United States, they are subject to regulatory approval similar to that required in the United States, although the requirements governing the conduct of clinical trials, including additional clinical trials that may be required, product licensing, pricing and reimbursement vary widely from country to country. No action can be taken to market any product in a country until an appropriate application has been approved by the regulatory authorities in that country. The current approval process varies from country to country, and the time spent in gaining approval varies from that required for FDA approval. In certain countries, the sales price of a product must also be approved. The pricing review period often begins after market approval is granted. Even if a product is approved by a regulatory authority, satisfactory prices may not be approved for such product.

In Europe, marketing authorizations may be submitted at a centralized, a decentralized or national level. The centralized procedure is mandatory for the approval of biotechnology products and provides for the grant of a single marketing authorization that is valid in all European Union members’ states. As of January 1995, a mutual recognition procedure is available at the request of the applicant for all medicinal products that are not subject to the centralized procedure. There can be no assurance that the chosen regulatory strategy will secure regulatory approvals on a timely basis or at all.

Environmental Regulation

In connection with CTI’s research and development activities, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although CTI believes that it has complied with these laws, regulations and policies in all material respects and has not been required to take any significant action to correct any noncompliance, CTI may be required to incur significant costs to comply with environmental and health and safety regulations in the future. CTI’s research and development involves the controlled use of hazardous materials, including, but not limited to, certain hazardous chemicals and radioactive materials. Although CTI believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, CTI could be held liable for any damages that result and any such liability could exceed our resources.

For information on US corporate governance requirements, please see Chapter 16, Section 16.4 of this Listing Prospectus.

Regulations applicable to the Company’s activities in Italy

The Company’s research and development activities, facilities and equipment and the production and marketing of its pharmaceutical products are subject to numerous laws and regulations issued by government authorities in the EU and Italy.

The Company’s research and development activities involve the use of dangerous materials. The Company will be subject to national and regional laws, regulations and procedures which govern the use, production, storage, containment conditions, manipulation and elimination of toxic and harmful substances.

The principal regulatory areas which concern the Company’s activities and products in the EU and Italy are the following:

(a)	Italian and foreign laws and regulations governing the research, experimentation, production and marketing of new pharmaceutical products.

In particular Legislative Decree No. 219 dated 24 April 2006, implementing EU Directive 2001/83, as subsequently modified, governs the registration, production and marketing of medicinal products for human application. At the Italian level, the authorizations necessary for manufacturing and marketing medicinal products are granted by AIFA (Agenzia Italiana del Farmaco), an entity set up by the Italian Ministry of Health. This authorization, which upon certain circumstances may be limited or revoked, shall be valid for 5 years and may be renewed on the basis of the risk benefit balance. Medicinal products may also be registered in Italy pursuant to a passporting procedure whereby the relevant product has already been authorized in another EU member State.

At the EU level, the regulatory authority is the EMEA. Based in London, EMEA is responsible for coordinating scientific resources in EU countries and evaluates and supervises the manufacturing and marketing of medicinal products for use across the EU. The European Commission may authorize the marketing of new products pursuant to a centralized procedure.

As far as the research activity is concerned, Ministerial Decree No. 162 of July 15, 1997 sets forth guidelines for clinical experimentation and Legislative Decree No. 211 dated 24 June 2003 implements EU Directive dated 2001/20/EC relating to the fair practices of the clinical trials of drugs. The EU Directive 28/2005 setting forth guidelines for fair practices in clinical experimentation for human use has not been implemented in Italy at the time of this Prospectus. The Ministerial Decree of August 5, 1999, provides also for the inspection and verification of good laboratory practices. Relevant are also the laws and regulations of other countries where the Company’s potential products are intended to be produced or marketed.

Italy and the EU have adopted high standards of review for new pharmaceutical products, which are typically reviewed at each of the following stages:

•	underlying research;

•	preclinical studies;

•	clinical trials;

•	registration of the product;

•	production of the product; and

•	marketing of the product.

Consequently, the entire approval process for new pharmaceutical and /or medicinal products is typically lengthy.

(b)	Italian and foreign laws and regulations governing intellectual property rights.

There are a series of national and international regulations that are relevant here. In Italy, these include the Italian Code of Industrial Property Rights (Legislative Decree No. 30/2005), which has repealed previous national laws on patents and inventions, designs, trademarks, plant breeders’ rights and semiconductor topographies, most of which dated back to the years between 1939 and 1942. At the EU level, the relevant provisions are the European Patent Convention of October 1975, as modified by subsequent decisions of the Administrative Council of the European Patent Organization and Council Regulation (EEC) No. 1768/92 of 18 June 1992 concerning the creation of a supplementary protection certificate for medicinal products. At the international level, the Paris Convention on the Protection of Intellectual Property and the Patent Cooperation Treaty, as supplemented and amended, are relevant.

(c)	Italian and foreign laws and regulations governing reimbursement for the purchase of pharmaceutical products.

Pursuant to Italian laws and regulations, some medical products in Italy are subject to reimbursement from the Italian National Health System. In particular, pursuant also to Law No. 388 dated 23 December 2000 and Law No. 405 dated 16 November 2001, drugs bought by end users may fall either under (i) Class A which are reimbursed by the Italian National Health System (although, local entities may provide for a ticket to be paid by end-users) and (ii) Class C and C-bis whose costs are borne exclusively by end-users. Increase of the price on medicinal of Class C are subject to given restrictions pursuant to Law No. 149 dated 26 July 2005.

The medicinal products of Class A are determined by the Italian Ministry of Health in a list which is updated on a regular basis. Also AIFA publishes a so-called “transparency list” which is a list including medicinal products equivalent to Class A drugs and relevant reference price. Reference prices represent the maximum amount that can be reimbursed by the Italian National Health System for medicinal having given “active components” on the reference packaging.

(d)	Italian regulations concerning safety and hygiene in the workplace and environmental protection.

Legislative Decree No. 626/94 as subsequently supplemented and modified, sets forth provisions on safety and hygiene in the workplace. Also relevant are Legislative Decree No. 206/2001, concerning the use of genetically modified microorganisms, Legislative Decree No. 230/95, as subsequently amended, concerning ionized radiation, Legislative Decree No. 152/2006 concerning waste management and Legislative Decree No. 334/1998, as subsequently amended, concerning accidents in the workplace and work-related illnesses.

(e)	Italian regulations on products liability

To the extent that the Group carries out manufacturing activity, the same could be exposed to product liability. Product liability in Italy is governed by Section 102 and subsequent sections of Legislative Decree No. 206 dated 6 September 2006 (“Consumer Code”). Pursuant to such provisions, inter alia, the producer is liable for the damages caused by the defects of his products; if the producer cannot be singled out, the distributor is subject to the same liability unless it disclose the identity and address of producer/supplier within three month from the consumer’s request. A product is defective when it does not provide the safety which a person is entitled to expect, taking all circumstances into account, including: (i) the modalities with which is put into circulation, the presentation of the product, its manifest features, the instructions and the warning; (ii) the use to which it could reasonably be expected that the product would be put; (iii) the time when the product was put into circulation. The right to damages is subject to forfeiture after three years from the consumer knowledge (or potential knowledge) of the damage, defects and identity of the responsible. Moreover, rights to damages expire after 10 years from the date on which the producer or the distributor has put the relevant product into circulation.

For the application of Italian disclosure requirements for listed companies, please make reference to Chapter 16, Section 16.4 of this Listing Prospectus.

6.2	Principal markets

6.2.1	The Oncology Market

Overview.

According to the American Cancer Society, or ACS, cancer is the second leading cause of death in the United States, resulting in close to 570,000 deaths annually. The National Cancer Institute estimates that approximately 10.1 million people in the United States with a history of cancer were alive in January 2002, and it is estimated that one in three American women, and one in two American men will develop cancer in their lifetime. Approximately 1.4 million new cases of cancer were expected to be diagnosed in 2006 in the United States. The most commonly used methods for treating patients with cancer are surgery, radiation and chemotherapy. Patients usually receive a combination of these treatments depending upon the type and extent of their disease. At the time of diagnosis, 70% of patients have tumors that have already spread to other parts of the body. Therefore, almost all receive systemic therapy such as chemotherapy during the course of their disease.

Despite recent advances in sequencing the human genome and the introduction of new biologic therapies for the treatment of cancer, almost all patients with advanced cancer will receive chemotherapy at some point during the treatment of their disease. Four classes of chemotherapy agents, anthracyclines, camptothecins, platinates and taxanes, account for more than 90% of all chemotherapy usage. Unfortunately, there are significant limitations and complications associated with these agents that result in a high rate of treatment failure. The principal limitations of chemotherapy include:

•	treatment-related toxicities,

•	inability to selectively target tumor tissue, and

•	the development of resistance to the cancer-killing effects of chemotherapy.

CTI believes developing agents which improve on these cornerstone chemotherapy classes fills a significant unmet need for cancer patients. CTI’s cancer drug development pipeline includes a next-generation drug candidate for each of the four leading classes of chemotherapeutic agents.

Treatment-related toxicities.

The majority of current chemotherapy agents kill cancer cells by disrupting the cell division and replication process. Although this mechanism often works in cancer cells, which grow rapidly through cell division, non-cancerous cells are also killed because they too undergo routine cell division. This is especially true for cells that line the mouth, stomach and intestines, hair follicles, blood cells and reproductive cells (sperm and ovum). Because the mechanism by which conventional cancer drugs work is not limited to cancer cells, their use is often accompanied by toxicities. These toxicities limit the effectiveness of cancer drugs and seriously impact the patient’s quality of life.

Inability to selectively target tumor tissue.

When administered, chemotherapy circulates through the bloodstream, reaching both tumor and normal tissues. Normal dividing tissues are generally as sensitive as tumor cells to the killing effects of chemotherapy and toxic side effects limit the treatment doses that can be given to patients with cancer.

Chemotherapy resistance.

Resistance to the cancer killing effects of conventional chemotherapy is a major impediment to continued effective treatment of cancer. Approximately 70% of all cancer patients undergoing chemotherapy ultimately develop resistance to one or more chemotherapy agents and eventually die from their disease. Because many chemotherapies share similar properties, when a tumor develops resistance to a single drug, it may become resistant to many other drugs as well. Drugs that work differently from existing chemotherapies and are less susceptible to the same mechanisms of resistance have consequently begun to play an important role in treating resistant tumors.

6.2.2	Barriers to Entry

The oncology market is competitive and difficult for companies to penetrate. The market is highly regulated by the FDA and international regulatory agencies, and dominated by large pharmaceutical and biotechnology companies with vast resources, as described in the section entitled “Competition” below. These large companies can also provide funding and resources to smaller companies. Companies in the oncology market that produce products that have already obtained regulatory approval or have been through a significant amount of clinical testing have an advantage over newer companies with fewer financial, technical, clinical and human resources.

6.2.3	Competition

Competition in the pharmaceutical and biotechnology industries is intense. CTI faces competition from a variety of companies focused on developing oncology drugs. CTI competes with large pharmaceutical companies and with other specialized biotechnology companies worldwide, including but not limited to Bristol-Myers Squibb Co., Aventis, Genentech, OSI Pharmaceuticals, Lilly, American Pharmaceutical Partners, Neopharm Inc., and Sonus Pharmaceuticals for XYOTAX. Many of CTI’s existing or potential competitors have substantially greater financial, technical and human resources and may be better equipped to develop, manufacture and market products. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biotechnology companies. Many of these competitors have products that have been approved or are in development and operate large, well-funded research and development programs. CTI does not have the adequate resources in order to carry out comparative evaluations between itself and its competitors for purposes of analyzing its position in the market.

CTI expects to encounter significant competition for the principal pharmaceutical products it plans to develop. Companies that complete clinical trials, obtain required regulatory approvals and commence commercial sales of their products before CTI may achieve a significant competitive advantage if their products work through a similar mechanism as CTI’s products and if the approved indications are similar. CTI does not believe competition is as intense among products that treat cancer through novel delivery or therapeutic mechanisms where these mechanisms translate into a clinical advantage in safety and/or efficacy. A number of biotechnology and pharmaceutical companies are developing new products for the treatment of the same diseases being targeted by CTI. In some instances, such products have already entered late-stage clinical trials or received FDA approval. However, cancer drugs with distinctly different mechanisms of action are often used together in combination for treating cancer, allowing several different products to target the same cancer indication or disease type. Such combination therapy is typically supported by clinical trials that demonstrate the advantage of combination therapy over that of a single-agent treatment.

CTI believes that its ability to compete successfully will be based on its ability to create and maintain scientifically advanced technology, develop proprietary products, attract and retain scientific personnel, obtain patent or other protection for our products, obtain required regulatory approvals and manufacture and successfully market our products either alone or through outside parties. CTI will continue to seek licenses with respect to technology related to its field of interest and may face competition with respect to such efforts.

6.3	Exceptional factors

Except as described under Chapter 5, Paragraph 5.1.5, no information pursuant to items 6.1 and 6.2 has been influenced by exceptional factors or occurrences.

6.4	Business profitability dependence

6.4.1.	Patents

CTI dedicates significant resources to protecting its intellectual property, which is important to its business.

Through CTI’s acquisition of PolaRx Biopharmaceuticals, Inc. or (“PolaRx”) it obtained rights to four pending patent families that, in the aggregate, cover dosage formulations, methods of administration and methods of use for various forms of arsenic trioxide and related compounds. This portfolio included six issued U.S. patents, and 36 U.S. and foreign pending or issued patent applications directed to TRISENOX. In July 2005, TRISENOX and related assets were sold to Cephalon.

CTI has exclusive rights to six issued U.S. patents and 126 U.S. and foreign pending or issued patent applications relating to our polymer drug delivery technology. There are six issued U.S. patents, two granted European patents and 72 pending or issued U.S. and foreign patent applications directed to XYOTAX. Of the six issued U.S. patents, two of them and another 20 pending U.S. and foreign patent applications are directed to CT-2106. Additionally, CTI has four issued U.S. patents and 71 foreign pending and issued patents directed to pixantrone.

CTI intends to file additional patent applications when appropriate, with respect to improvements in its core technology and to specific products and processes that it develops. Patents may not issue from any present or future applications or, if patents do issue, such patents may not be issued on a timely basis or claims allowed on issued patents may not be sufficient to protect CTI’s technology. In addition, the patents issued to CTI may be challenged, invalidated or circumvented or the rights granted there under may not provide proprietary protection or commercial advantage to CTI. With respect to such issued U.S. patents or any patents that may issue in the future, they may not effectively protect the technology involved, foreclose the development of competitive products by others or otherwise be commercially valuable.

CTI has sought and intends to aggressively seek patent protection in the United States, Canada, Mexico, Europe and Japan to protect any products that it may develop. CTI also intends to seek patent protection or rely upon trade secrets to protect certain of its enabling technologies that will be used in discovering and evaluating new drugs that could become marketable products. However, such steps may not effectively protect the technology involved. To protect any such trade secrets and other proprietary information, CTI relies on confidentiality and material transfer agreements with its corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may be breached, CTI may not have adequate remedies for breach or its trade secrets may otherwise become known or independently discovered by competitors. CTI also has its clinical advisors, its consultants and, in most cases, its employees enter into agreements requiring disclosure to it of ideas, developments, discoveries or inventions conceived during employment or consulting and assignment to CTI of proprietary rights to such matters related to CTI’s business and technology.

6.4.2	License and Collaborative Agreements

6.4.2.1 Novartis International Pharmaceutical Ltd. In September 2006, CTI entered into an exclusive worldwide licensing agreement with Novartis International Pharmaceutical Ltd., or Novartis, for the development and commercialization of XYOTAX. Total product registration and sales milestones due from Novartis for XYOTAX under the agreement could reach up to $270 million. The agreement also provides Novartis with an option to develop and commercialize pixantrone based on agreed terms. If Novartis exercises its option on pixantrone under certain conditions, Novartis would pay CTI a $7.5 million license fee, up to $104 million in registration and sales related milestones and a royalty on pixantrone worldwide net sales as well as reimbursement for certain expenses. In connection with the licensing agreement, CTI also entered into a securities purchase agreement with Novartis, under which it agreed to sell and Novartis agreed to purchase an aggregate of 8,670,520 shares of CTI’s common stock for a total purchase price of $15 million. In October 2006, both the co-development and securities purchase agreements became effective upon the receipt of antitrust regulatory clearance, and accordingly, CTI closed the sale of the shares of common stock to Novartis.

6.4.2.2 PharmaBio Development. In December 2004, CTI entered into a six year financing and services agreement with PharmaBio, the strategic partnering group of Quintiles Transnational, Corp., or Quintiles, involving CTI’s cancer therapy, TRISENOX. Under the agreement, in return for cash and services, CTI was required to pay PharmaBio royalties based on a percentage of net sales of TRISENOX in the United States and certain European countries beginning in 2006. The agreement also provided PharmaBio Development with a security interest in TRISENOX related to CTI’s royalty payment obligations. In July 2005, the agreement was terminated in connection with the divestiture of TRISENOX to Cephalon and CTI was required to pay $39.4 million for the extinguishment of the royalty obligation.

6.4.2.3 Nippon Shinyaku Co. Ltd. In December 2002, CTI entered into a distribution agreement with Nippon Shinyaku Co. Ltd., or Nippon. This agreement granted certain rights to Nippon to exclusively market and distribute TRISENOX in Japan, South Korea and Taiwan. Under the agreement, CTI received and recognized as revenue a milestone payment in June 2003 for Nippon’s submission of an NDA in Japan. CTI was also eligible to receive future milestone payments upon attainment of certain regulatory achievements. In October 2004, Nippon received approval from the Japanese Ministry of Health to market TRISENOX for patients with relapsed or refractory acute promyelocytic leukemia, or APL, in Japan. Under the agreement, CTI received an additional milestone payment from Nippon upon its receipt of approval to market TRISENOX in Japan. In December 2004, Nippon launched TRISENOX for the treatment of relapsed/refractory APL in Japan. Pursuant to a supply agreement CTI entered into with Nippon, it recorded product sales during 2004 and 2005. Cephalon assumed the agreement with Nippon in connection with the TRISENOX divestiture.

6.4.2.4 Chugai Pharmaceutical Co., Ltd. In October 2001, CTI entered into a licensing agreement with Chugai Pharmaceutical Co., Ltd., or Chugai, for the development and commercialization of XYOTAX. This agreement grants an exclusive license to Chugai to develop and commercialize XYOTAX in several Asian markets. Upon execution of the agreement, Chugai paid CTI an initial payment and CTI received and recognized as revenue a milestone payment in 2002. In 2005, CTI was in discussions with Chugai about the relinquishing by Chugai of its rights to certain Asian markets while retaining our development and commercialization rights of XYOTAX in these territories. In October 2005, CTI received a letter from Chugai proposing the termination of the License Agreement. This agreement was terminated effective March 2006.

6.4.2.5 PG-TXL Company, L.P. In June 1998, CTI entered into an agreement, as amended in February 2006, with PG-TXL Company, L.P. granting it an exclusive worldwide license for the rights to PG-TXL, known as XYOTAX, and to all potential uses of PG-TXL Company’s polymer technology. Under the terms of the agreement, CTI acquired the rights to fund the research, development, manufacture, marketing and sale of anti-cancer drugs developed using this polymer technology. CTI is obligated to make payments upon the attainment of significant development milestones, as defined in the agreement. CTI also granted warrants to purchase 350,000 shares of our common stock to PG-TXL Company, L.P., which became exercisable in 2001 upon its entering a license agreement for XYOTAX with Chugai Pharmaceutical Co., Ltd. The milestone payments set forth in the agreement may become due upon the achievement of goals, such as trial commencements and completions, filings and regulatory approvals.

6.4.3	Suppliers

CTI currently uses, and expects to continue to be dependent upon, contract manufacturers to manufacture each of its product candidates. CTI has established a quality control and quality assurance program, including a set of standard operating procedures and specifications, designed to ensure that its products are manufactured in accordance with current Good Manufacturing Procedures, or cGMPs, and other applicable domestic and foreign regulations. CTI will need to invest in additional manufacturing resources, and may seek to enter into additional collaborative arrangements with other parties that have established manufacturing capabilities. It is likely that CTI will continue to rely on third-party manufacture of its development and commercial products on a contract basis. Currently, CTI has agreements with third-party vendors to furnish XYOTAX and pixantrone drug supply for clinical studies. CTI will be dependent upon these third-parties to supply it in a timely manner with products manufactured in compliance with cGMPs or similar standards imposed by foreign regulatory authorities where CTI’s products are tested and/or marketed.

In September 2001, CTI entered into a purchase agreement with Natural Pharmaceuticals, Inc., or NPI, to purchase $6.0 million of paclitaxel, a starting material for XYOTAX, which was to be delivered by NPI over several years. This material was intended to be used primarily for research and development activities. CTI paid for the entire purchase upon execution of the agreement in 2001 and recorded the amount as a prepaid asset. As CTI had adequate supply of paclitaxel on hand to support our validation campaigns and clinical activities, it amended its supply agreement with NPI to reduce the amount of material it would receive and it was refunded $0.8 million of its prepayment. In addition, the agreement, as amended, grants NPI the exclusive right to purchase up to 5 kilograms of CTI’s paclitaxel supply at CTI’s original cost through September 1, 2007. The amended agreement also allows NPI the right to sell some or all of the paclitaxel supply to its customers and replace the material within 60 days with newer material having a longer expiration date.

6.4.4	Step-up Equity Financing Agreement

In June 2006, CTI announced that it had entered into the Step-Up Equity Financing Agreement with Société Générale, pursuant to which CTI has the option, subject to the satisfaction of certain conditions, to issue shares of its common stock to Société Générale. For further information, please see Chapter 22, Section 22.1.2 of this Prospectus.

6.5	Basis for the Company statements with regard to its competitive position

The Company’s statements regarding competition above are based on senior management’s knowledge of the oncology industry.

CHAPTER 7 ORGANIZATIONAL STRUCTURE

7.1	Description of the Company and its subsidiaries (the “Group”)

As of December 31, 2006, the consolidated financial statements include the accounts of Cell Therapeutics, Inc. and its wholly owned subsidiaries, which include: CTI Technologies, Inc.; Cell Therapeutics Europe S.r.l.; CTI Corporate Development, Inc.; and Cell Therapeutics (Ireland) Holding Limited, which was liquidated in December 2006. All intercompany transactions and balances are eliminated in consolidation.

7.2	Subsidiaries

The following chart sets forth the structure of the Group as of December 31, 2006.

The Group headed by CTI is made up of the following wholly-owned subsidiaries:

•	CTI Technologies, Inc. is a Nevada, U.S., based company that owns certain patents. Share capital at December 31, 2006 amounts to $12,500,010 issued and fully paid.

•	Cell Therapeutics Europe S.r.l, is an Italian company that performs certain research and development activities. Share capital at December 31, 2006 amounts to $142,406,129 issued and fully paid.

•

CTI Corporate Development, Inc. held the lease for the airplane used by CTI for corporate travel. The airplane lease was terminated in November 2005 and this subsidiary is inactive. There was no share capital at December 31, 2006.

•

Cell Therapeutics (Ireland) Holding Limited is an Ireland company created to license and market certain intellectual property. This company was liquidated in December 2006 and there was no share capital at December 31, 2006.

In addition:

•

In May 2007, CTI formed Aequus Biopharma, Inc., and contributed a license to develop CTI’s Genetic Polymer ™ technology in exchange for 70% of the equity ownership of Aequus Biopharma. The Genetic Polymer technology that was created at CTI to speed the manufacture, development and commercialization of novel biopharmeceuticals.

•

In July 2007, CTI acquired Systems Medicine, Inc., a privately held oncology company. Systems Medicine will continue to operate as a wholly-owned subsidiary of CTI, utilizing its genomic-based platform to guide development of CTI’s oncology products, including brostallicin. For more information on this acquisition, see Chapter 12 of this Prospectus.

CHAPTER 8 PROPERTY, PLANT AND EQUIPMENT

8.1	Property, plant and equipment

8.1.1	Property owned

Property, plant and equipment are composed of the following (in thousands of US dollars) as of September 30, 2007 and December 31, 2006, 2005 and 2004:

	September 30, 2007	December 31,
		2006	2005	2004
	(unaudited)
Leasehold improvements	$11,447	$11,208	$12,694	$12,753
Lab equipment	6,920	6,311	5,483	11,394
Furniture and office equipment	19,353	17,878	17,122	18,617

	37,720	35,397	35,299	42,764
Less: accumulated depreciation and amortization	(31,614)	(27,482)	(23,021)	(20,404)

	$6,106	$7,915	$12,278	$22,360

In connection with our merger with Novuspharma, we assumed two capital lease agreements to finance lab equipment. One of these capital leases had an interest rate of 5.4% and terminated in March 2006 while the other lease has a rate of 5.1% and will terminate in February 2008. We also entered into an additional capital lease in 2006 with a term of 47 months at an interest rate of 6.0%. The gross amount of assets under capital lease obligations was approximately $0.8 million, $0.8 million, $0.6 million and $0.7 million as of September 30, 2007 and December 31, 2006, 2005 and 2004, respectively. The related accumulated depreciation was approximately $0.3 million, $0.3 million, $0.2 million and $0.1 million as of September 30, 2007 and December 31, 2006, 2005 and 2004, respectively.

8.1.2	Property used

CTI leases approximately 68,000 square feet of lab and office space at 201 Elliott Avenue West in Seattle, Washington. The lease expires in January 2008, with one five-year renewal option at the then prevailing market rent. As of December 31, 2006, CTI had entered into subleases for approximately 36,000 square feet of this space with the subleases expiring in January 2008 and had vacated the remaining space. CTI also leases approximately 77,000 square feet of space at 501 Elliott Avenue West in Seattle, Washington under an amended lease for its executive offices and administrative operations. The lease expires in July 2012. Cell Therapeutics Europe S.r.l., or CTI (Europe), acquired through the merger with Novuspharma at the beginning of 2004, leases approximately 60,000 square feet of office and laboratory space in Bresso (Milan), Italy. The leases expire in 2010 and 2013. CTI believes its existing and planned facilities are adequate to meet its present requirements. CTI anticipates that additional space will be available, when needed, on commercially reasonable terms.

8.1.3	Guarantees

The Company has no guarantees on any of the assets described under section 8.1.1 and 8.2.1 above.

8.2	Environmental issues that may affect the Company’s use of the tangible fixed assets

In connection with CTI’s research and development activities, CTI is subject to international, federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials, biological specimens and wastes. Although CTI believes that it has complied with these laws, regulations and policies in all material respects and has not been required to take any significant action to correct any noncompliance, CTI may be required to incur significant costs to comply with environmental and health and safety regulations in the future. CTI’s research and development involves the controlled use of hazardous materials, including, but not limited to, certain hazardous chemicals and radioactive materials. Although CTI believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, CTI could be held liable for any damages that result and any such liability could exceed CTI’s resources.

CHAPTER 9 OPERATING AND FINANCIAL REVIEW

9.1	Financial situation

The following table provides a description of the issuer’s financial condition as of October 31, 2007, September 30, 2007 and December 31 2006, 2005 and 2004:

	October 31, 2007	September 30, 2007	December 31,
			2006	2005	2004
Net Financial Standing
Cash and cash equivalents	(10,315)	(11,700)	(17,129)	(50,022)	(105,033)
Restricted cash	—	—	—	(25,596)	—
Securities available-for-sale	(20,148)	(26,251)	(36,708)	(18,858)	(10,840)
Long term obligations, current portion	1,253	1,698	2,816	2,880	1,382
Current portion of derivative liability	—	—	2,270	—	—
Convertible senior subordinated notes, current portion	27,407	27,407	—	—	—
Convertible subordinated notes, current portion	28,490	28,490	—	—	—
Convertible senior notes, current portion	—	—	—	6,900	—
Net Financial Standing, current portion	26,687	19,644	(48,751)	(84,696)	(114,491)

Convertible senior subordinated notes	55,150	55,150	82,557	122,079	160,459
Convertible subordinated notes	—	—	28,490	29,640	29,640
Long term obligations, less current portion	4,236	3,921	4,667	7,326	5,053
Convertible senior notes, less current portion	39,111	39,081	52,861	72,146	—
Net Financial Standing, less current portion	98,497	98,152	168,575	231,191	195,152

Net Financial Indebtedness	125,184	117,796	119,824	146,495	80,661

As shown in the above table, the net financial indebtedness, which is calculated as current assets less long term obligations, decreased as of September 30, 2007 as compared to December 31, 2006 primarily due to a decrease in convertible senior notes due to conversions of our 7.5% notes offset in part by a decrease in cash and securities available-for-sale. Net financial indebtedness decreased in 2006 in comparison to 2005 primarily due to a decrease in convertible senior notes and convertible senior subordinated notes due to conversions and exchanges of these notes and an increase in securities available-for-sale offset by a decrease in restricted cash that was released from escrow and a decrease in cash and cash equivalents resulting from the use of cash to fund CTI’s operating losses for the year. Net financial indebtedness increased in 2005 in comparison to 2004 primarily due to an increase in convertible senior debt along with a decrease in cash and cash equivalents resulting from the use of cash to fund CTI’s operating losses for the year.

9.2	Operating Results

9.2.1	Key factors for the years ended December 31, 2006, 2005 and 2004

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except per share amounts)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Revenues:
Product sales	$—	$14,599	$26,626
License and contract revenue	80	1,493	2,968

Total revenues	80	16,092	29,594

Operating expenses:
Cost of product sold	—	518	1,104
Research and development	61,994	68,767	101,127
Selling, general and administrative	35,303	61,717	78,522
Acquired in-process research and development	—	—	87,375
Amortization of purchased intangibles	792	1,254	2,294
Restructuring charges and related asset impairments	591	12,780	—
Gain on divestiture of TRISENOX	—	(71,211)	—

Total operating expenses	98,680	73,825	270,422

Loss from operations	(98,600)	(57,733)	(240,828)

Other income (expense):
Investment and other income	2,866	2,588	1,636
Interest expense	(19,829)	(16,546)	(10,988)
Foreign exchange gain (loss)	1,877	8	(2,118)
Make-whole interest expense	(24,753)	(1,013)	—
Debt conversion expense	—	(23,608)	—
Gain on derivative liabilities	6,024	236	—
Gain on exchange of convertible notes	7,978	—	—
Settlement expense	(11,382)	—	—
Loss on extinguishment of royalty obligation	—	(6,437)	—

Other expense, net	(37,219)	(44,772)	(11,470)

Net loss	$(135,819)	$(102,505)	$(252,298)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Basic and diluted net loss per share	$(1.21)	$(1.59)	$(4.67)

Shares used in calculation of basic and diluted net loss per share	112,283	64,553	54,052

YEARS ENDED DECEMBER 31, 2006 AND 2005.

Product sales. TRISENOX was, prior to its divestiture to Cephalon in July 2005, our commercial product approved by the FDA, EMEA, and the Japanese Ministry of Health to treat patients with relapsed or refractory acute promyelocytic leukemia. As a result of the divestiture, there were no product sales for the year ended December 31, 2006. We recorded net product sales of approximately $14.6 million for TRISENOX for the year ended December 31, 2005.

License and contract revenue. In October 2001, we entered into a licensing agreement with Chugai Pharmaceutical Co., Ltd., or Chugai, for the development and commercialization of XYOTAX. This agreement granted an exclusive license to Chugai to develop and commercialize XYOTAX in several Asian markets. Upon execution of the Chugai agreement, we received a $3.0 million initial payment, which we recorded as deferred revenue and which was being recognized as revenue over the estimated development period of approximately seven years on a straight-line basis. As of December 31, 2005, we recognized the remaining deferred revenue related to this initial payment in anticipation of the termination of our agreement with Chugai which occurred in March 2006.

License and contract revenue for the year ended December 31, 2006 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine. For the year ended December 31, 2005, we recognized approximately $1.5 million of license and contract revenue consisting primarily of the remaining deferred revenue balance related to the initial payment from Chugai.

Cost of product sold. There was no cost of product sold for the year ended December 31, 2006 due to the divestiture of TRISENOX to Cephalon on July 18, 2005. The cost of product sold during the year ended December 31, 2005 was approximately $0.5 million. Cost of product sold consisted primarily of manufacturing costs, royalties paid on product sales, and allowances for excess inventory that may expire and become unsaleable.

Research and development expenses. Our research and development expenses for compounds under development and discovery research are as follows (in thousands of US dollars):

	2006	2005
Compounds under development:
XYOTAX	$24,722	$18,251
Pixantrone	10,404	6,634
TRISENOX	—	3,682
Other compounds	848	2,019
Operating expenses	24,545	31,871
Discovery research	1,475	6,310

Total research and development expenses	$61,994	$68,767

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of NDAs or similar regulatory filings to the FDA, EMEA or other regulatory agencies outside the United States and Europe. Operating costs include our personnel and occupancy expenses associated with developing these compounds. Discovery research costs include primarily personnel, occupancy and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. We do not allocate operating costs to the individual compounds under development as our accounting system does not track these costs by individual compound. As a result, we are not able to capture the total cost of each compound. Direct external costs incurred to date for XYOTAX, TRISENOX and pixantrone are approximately $192.4 million, $29.1 million and $23.9 million, respectively. Costs for pixantrone prior to our merger with Novuspharma S.p.A, a public pharmaceutical company located in Italy, or CTI (Europe), in January 2004 are excluded from this amount.

Research and development expense decreased to approximately $62.0 million for the year ended December 31, 2006, from approximately $68.8 million for the year ended December 31, 2005. Costs for our XYOTAX program increased primarily due to an increase in clinical activity related to the initiation of the PIONEER trial in the fourth quarter of 2005 offset in part by a decrease related to the STELLAR trials which were completed in 2005. Pixantrone costs increased due to an increase in clinical trial expenses attributable to increased patient enrollment and sites for our phase II and III clinical trials. TRISENOX costs decreased due to the divestiture of TRISENOX to Cephalon. Operating costs decreased primarily due to a reduction in our personnel resulting from our restructuring activities in 2005. Discovery research costs decreased primarily as a result of decreased personnel and other costs due to a reduction in programs.

Our lead drug candidates, XYOTAX and pixantrone are currently in clinical trials. Many drugs in human clinical trials fail to demonstrate the desired safety and efficacy characteristics. Even if our drugs progress successfully through initial human testing, they may fail in later stages of development. A number of companies in the pharmaceutical industry, including us, have suffered significant setbacks in advanced clinical trials, even after reporting promising results in earlier trials. Regulatory agencies, including the FDA and EMEA, regulate many aspects of a product candidate’s life cycle, including research and development and preclinical and clinical testing. We or regulatory authorities may suspend clinical trials at any time on the basis that the participants are being exposed to unacceptable health risks. Completion of clinical trials depends on, among other things, the number of patients available for enrollment in a particular trial, which is a function of many factors, including the availability and proximity of patients with the relevant condition. We rely on third parties to conduct clinical trials, which may result in delays or failure to complete trials if the third parties fail to perform or meet applicable standards. Many of our drug candidates are still in research and preclinical development, which means that they have not yet been tested on humans. We will need to commit significant time and resources to develop these and additional product candidates.

Our products will be successful only if:

•	our product candidates are developed to a stage that will enable us to commercialize, sell, or license related marketing rights to third parties;

•	our product candidates, if developed, are approved.

We will be dependent on the successful completion of these goals in order to generate revenues. The failure to generate such revenues may preclude us from continuing our research and development of these and other product candidates. We also enter into collaboration agreements for the development and commercialization of our product candidates. We cannot control the amount and timing of resources our collaborators devote to product candidates, which may also result in delays in the development or marketing of products.

Because of these risks and uncertainties, we cannot accurately predict when or whether we will successfully complete the development of our product candidates or the ultimate product development cost. We reported XYOTAX STELLAR 3 clinical trial results in March 2005 and STELLAR 2 and 4 results in May 2005, all of which missed their primary endpoints of superior overall survival. Approval in the EU would be targeted approximately 15 months following the submission of an MAA, which is planned for the first half of 2008 based on non-inferiority analyses.

CTI may not generate revenue from the sale of commercial drugs for at least the next couple of years, if ever. Without revenue generated from commercial sales, we anticipate that funding to support our ongoing research, development and general operations will primarily come from public or private debt or equity financings, collaborations, milestones and licensing opportunities from current or future collaborators.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased to approximately $35.3 million for the year ended December 31, 2006, from approximately $61.7 million for the year ended December 31, 2005. This decrease is primarily attributed to a $16.7 million decrease in our sales and marketing expenses related to reduced commercialization efforts and a reduction in sales and marketing personnel associated with the divestiture of TRISENOX to Cephalon in the third quarter of 2005 and a $6.0 million decrease in operating expenses primarily related to decreased compensation and benefits, occupancy and other expenses resulting from a reduction in general and administrative personnel. In addition, corporate development expenses decreased by $4.1 million primarily due to a decrease in aircraft operating costs of $3.4 million resulting from the termination of our aircraft lease in the fourth quarter of 2005 and a decrease of $0.8 million related to financial advisory fees. There was also a $0.6 million increase in stock-based compensation expense primarily related to the implementation of SFAS 123(R). We expect selling, general and administrative expenses to be consistent in 2007 as compared to 2006.

Amortization of purchased intangibles. Amortization for the year ended December 31, 2006 decreased slightly as compared to the year ended December 31, 2005, due to a write-down of our assembled workforce asset in December 2005.

Restructuring charges and related asset impairments. In 2005, we reduced our workforce through selected layoffs of employees as part of our cost savings initiative in an effort to reduce costs and conserve capital in anticipation of an NDA filing and potential launch of XYOTAX. In conjunction with our workforce reduction, we vacated a portion of our laboratory and office facilities. Restructuring activities and asset impairments for the year ended December 31, 2006 primarily relate to adjustments related to our excess facilities for a change in our estimate of the timing and amount of cash flows and adjustments for the passage of time as well as changes in the estimates of separation costs due to employees. For the year ended December 31, 2005, we recorded approximately $12.8 million in restructuring and related asset impairment charges including $7.1 million related to excess facilities charges, $3.5 million due to a reduction in workforce in both our U.S. and Italian operations, $1.2 million related to the termination of our aircraft operating lease, $0.8 million in write-downs of tangible assets primarily consisting of lab equipment in the U.S. that ceased to be used due to the consolidation of our research operations with CTI (Europe) and a $0.2 million write-down of our workforce intangible asset for restructuring related employee terminations in Italy.

Gain on divestiture of TRISENOX. The gain of $71.2 million for year ended December 31, 2005 related to the gain recognized, net of broker fees, on the divestiture of TRISENOX and certain proteasome assets to Cephalon as well as transition services provided to Cephalon related to TRISENOX and proteasome assets for a period of approximately six months subsequent to the date of closing.

Investment and other income. Investment and other income for the year ended December 31, 2006 and 2005 was approximately $2.9 million and $2.6 million, respectively. This increase is due to a higher average securities available-for-sale balance during the year ended December 31, 2006 compared to the year ended December 31, 2005 offset by a receipt of a $0.7 million vendor settlement received in 2005.

Interest expense. Interest expense increased to approximately $19.8 million for the year ended December 31, 2006 from approximately $16.5 million for the year ended December 31, 2005. This increase is due to $5.1 million in accretion of the debt discount on our 6.75% and 7.5% notes, a $4.6 million increase in the amortization of 6.75% and 7.5% debt issue costs primarily associated with conversions of these notes and interest expense of $2.5 million related to our 7.5% notes. These increases were partially offset by a decrease of $3.1 million in interest expense on our 4.0% senior subordinated and 5.75% subordinated and senior subordinated notes due to the retirement and exchange of a portion of these notes in the fourth quarter of 2005 and first half of 2006, a decrease of $2.8 million in interest charges related to our royalty financing agreement entered into with PharmaBio in December 2004 and terminated in July 2005 when we divested TRISENOX, a decrease of $1.2 million related to a liquidated damages payment made in 2005 in connection with the Conversion and Placement Agreement entered into in conjunction with the issuance of our 6.75% notes, a decrease of $1.0 million in the amortization of our 4.0% and 5.75% debt issuance costs due to conversions and exchanges of these notes in 2005 and the first half of 2006, and a decrease of $0.7 million in interest expense on our 6.75% notes due to conversions of these notes during 2006.

Foreign exchange gain (loss). The foreign exchange gain for the year ended December 31, 2006 is due to fluctuations in foreign currency exchange rates, primarily related to payables denominated in foreign currencies. There was no significant foreign currency exchange activity for the year ended December 31, 2005.

Make-whole interest expense. Make-whole interest expense of $24.8 million for the year ended December 31, 2006 is related to payments of $23.1 million made upon the conversion of $69.3 million of our 6.75% notes and $1.7 million made upon conversion of $7.4 million of our 7.5% notes. The amount of $1.0 million for the year ended December 31, 2005 is related to payments made upon the conversion of $3.0 million of our 6.75% notes.

Debt conversion expense. Debt conversion expense for the year ended December 31, 2005 resulted from a conversion inducement consisting of 3.4 million shares and 6.5 million zero strike warrants valued at $23.6 million to effect the conversion of $38.4 million of convertible senior subordinated notes.

Gain on derivative liabilities. The gain on derivative liabilities of $6.0 million for the year ended December 31, 2006 represents the change in the estimated fair value of our derivative liabilities related to the interest make-whole provisions on our 6.75% and 7.5% notes of $4.1 million and $1.9 million, respectively. The amount of $0.2 million for the year ended December 31, 2005 represents the change in the estimated fair value of our derivative liability on our 6.75% notes.

Gain on exchange of convertible notes. We recorded a gain of $8.0 million during the year ended December 31, 2006 due to the extinguishment of approximately $40.7 million aggregate principal amount of our 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $33.2 million aggregate principal amount of our 7.5% notes in the second quarter of 2006. The gain is net of accrued interest of $0.9 million and issuance costs of $0.4 million attributable to the exchanged notes.

Settlement expense. Settlement expense for year ended December 31, 2006 is due to $10.5 million accrued for the pending settlement of our litigation with the USAO for release of all claims in connection with the investigation of our promotional practices relating to TRISENOX and related matters. Expense of approximately $0.9 million relates to the amount paid under the settlement of our dispute with Micromet AG in May 2006 and is net of payables previously due to Micromet.

Loss on extinguishment of royalty obligation. The loss on extinguishment of royalty obligation for the year ended December 31, 2005 relates to the repayment of our royalty obligation to PharmaBio as a result of the divestiture of TRISENOX. The loss of $6.4 million was calculated based on the excess of our termination payment of $39.4 million over the amount of the accreted royalty obligation and the unused portion of the prepaid service commitment at the time of extinguishment of $28.9 million and $4.1 million, respectively.

Years ended December 31, 2005 and 2004.

Product sales. We recorded net product sales of approximately $14.6 million and $26.6 million for TRISENOX for the year ended December 31, 2005 and 2004, respectively. The decrease in net sales is due to the divestiture of TRISENOX to Cephalon resulting in no TRISENOX sales subsequent to July 18, 2005.

License and contract revenue. In December 2002, we entered into a distribution agreement with Nippon Shinyaku Co. Ltd., or Nippon which granted an exclusive license to Nippon to market and distribute TRISENOX in Japan, South Korea and Taiwan. In connection with this agreement, we received a $750,000 payment which was recorded as deferred revenue and which was recognized as revenue over the performance period which ended during the fourth quarter of 2004. Cephalon assumed the agreement with Nippon in connection with the TRISENOX divestiture.

For the year ended December 31, 2005, we recognized approximately $1.5 million of license and contract revenue consisting primarily of the remaining deferred revenue balance related to the initial payment from Chugai. For the year ended December 31, 2004, we recognized approximately $1.9 million of license and contract revenue, of which $0.8 million related to cost reimbursements for development expenses received from Chugai in 2004, $0.6 million related to the amortization of the initial payments from Chugai and Nippon, and $0.5 million related to a milestone payment from Nippon for obtaining an MAA approval for relapsed APL. We also recognized $1.1 million in grant income received for research and development activities in 2004.

Cost of product sold. The cost of product sold during the year ended December 31, 2005 and 2004 was approximately $0.5 million and $1.1 million, respectively. Our gross margins remained relatively consistent and cost of product sold consisted primarily of manufacturing costs, royalties paid on product sales, and allowances for excess inventory that may expire and become unsaleable. Due to the divestiture of TRISENOX to Cephalon, there was no cost of product sold subsequent to July 18, 2005.

Research and development expenses. Our research and development expenses for compounds under development and discovery research are as follows (in thousands of US dollars):

	2005	2004
Compounds under development:
XYOTAX	$18,251	$41,638
Pixantrone	6,634	6,835
TRISENOX	3,682	7,208
Other compounds	2,019	1,301
Operating expenses	31,871	33,076
Discovery research	6,310	11,069

Total research and development expenses	$68,767	$101,127

Research and development expenses decreased to approximately $68.8 million for the year ended December 31, 2005, from approximately $101.1 million for the year ended December 31, 2004. Costs for our XYOTAX program decreased primarily due to an $18.6 million decrease in our Phase III trial costs attributable to the winding down of our STELLAR trials, a $2.1 million decrease related to the near completion of two phase II clinical trials, a $1.4 million reduction in our manufacturing costs associated with the completion of our STELLAR trials and a $1.2 million decrease in preclinical expenses related to fewer development activities with Chugai in 2005. TRISENOX costs decreased due to the divestiture of TRISENOX to Cephalon. Costs for other compounds increased primarily due to costs for two Phase II clinical trials for CT-2106 that initiated enrollment in the fourth quarter of 2004. Operating costs decreased primarily due to a reduction in our headcount resulting from our restructuring activities in 2005. Discovery research costs decreased primarily as a result of decreased personnel and other costs due to a reduction in programs.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased to approximately $61.7 million for the year ended December 31, 2005, from approximately $78.5 million for the year ended December 31, 2004. This decrease is primarily attributed to an $11.3 million decrease in our sales and marketing expenses related to reduced commercialization efforts and headcount due to the divestiture of TRISENOX to Cephalon in the third quarter, a $2.7 million decrease in corporate development expenses including a $1.1 million decrease in aircraft operating costs due to increased charter income in 2005 and the termination of our aircraft operating lease in the fourth quarter of 2005, and a $2.3 million decrease in stock-based compensation charges. Corporate development expenses include certain legal expenses, business development activities, charitable contributions, costs related to operating our aircraft, and our corporate communications programs.

Acquired in-process research and development. Acquired in-process research and development relates to a one-time non-cash charge recorded in connection with our acquisition of Novuspharma in January 2004. The $87.4 million charge for the year ended December 31, 2004 represents the estimated fair value of purchased technology that had not reached technological feasibility at the effective time of the merger.

Amortization of purchased intangibles. Amortization for the year ended December 31, 2005 decreased to approximately $1.3 million from approximately $2.3 million for the year ended December 31, 2004, due to patents that became fully amortized in December 2004, offset in part by a $0.3 million write-down of our assembled workforce asset resulting from non-restructuring related voluntary terminations during 2005 of certain Italian employees who had been included in the original valuation of this asset.

Restructuring charges and related asset impairments. Restructuring activities and asset impairments for the year ended December 31, 2005 include $7.1 million related to excess facilities charges, $3.5 million due to a reduction in workforce in both our U.S. and Italian operations, $1.2 million related to the termination of our aircraft operating lease, $0.8 million in write-downs of tangible assets, consisting primarily of lab equipment in the U.S. that will cease to be used as we consolidate our research operations with CTI (Europe), and a $0.2 million write-down of our workforce intangible asset for restructuring related employee terminations in Italy.

Gain on divestiture of TRISENOX. The gain of $71.2 million for the year ended December 31, 2005 relates to the gain recognized, net of broker fees, on the divestiture of TRISENOX and certain proteasome assets to Cephalon as well as transition services provided to Cephalon related to TRISENOX and proteasome assets for a period of approximately six months subsequent to the date of closing.

Investment and other income. Investment and other income increased to approximately $2.6 million for the year ended December 31, 2005 from approximately $1.6 million for the year ended December 31, 2004. This increase is primarily due to receipt of a $0.7 million vendor settlement in 2005 and an increase in our investment income due to increased interest rates on our securities available-for sale for the year ended December 31, 2005 compared to the year ended December 31, 2004.

Interest expense. Interest expense increased to approximately $16.5 million for the year ended December 31, 2005 from approximately $11.0 million for the year ended December 31, 2004. The increase is due to interest in 2005 of $2.7 million on the $25.0 million royalty interest financing arrangement entered into with PharmaBio in December 2004 and terminated in July 2005 in connection with the divestiture of TRISENOX to Cephalon. The increase was also due to a $1.2 million liquidated damages accrual made in connection with the Conversion and Placement Agreement entered into in conjunction with the November 2005 issuance of our 6.75% notes, an increase in the amortization of debt issuance costs of $1.0 million, $0.7 of which is due to the conversion of a portion of our 5.75% and 4% convertible senior subordinated notes and $0.3 million of which is due to new debt issuance costs related to our 6.75% notes, interest expense of $0.8 million on our 6.75% notes and $0.3 million of accretion of the debt discount on our 6.75% notes. These increases were offset by a decrease in interest expense of $0.3 million on our 5.75% and 4% convertible senior subordinated notes due to the conversion of a portion of these notes in November 2005.

Foreign exchange gain (loss). There was no significant foreign currency exchange activity for the year ended December 31, 2005. The exchange loss for the year ended December 31, 2004 of approximately $2.1 million is due to a fluctuation in foreign currency exchange rates, primarily related to U.S. dollar investments held by CTI (Europe).

Make-whole interest expense. Make-whole interest expense of $1.0 million for the year ended December 31, 2005 is related to payments made upon the conversion of $3.0 million of our 6.75% notes.

Debt conversion expense. Debt conversion expense resulted from a conversion inducement consisting of 3.4 million shares and 6.5 million zero strike warrants valued at $23.6 million to effect the conversion of $38.4 million of convertible senior subordinated notes.

Gain on derivative liabilities. The gain on derivative liabilities of $0.2 million for the year ended December 31, 2005 represents the change in the estimated fair value of our derivative liability related to the interest make-whole provisions on our 6.75% notes.

Loss on extinguishment of royalty obligation. The loss on extinguishment of royalty obligation for the year ended December 31, 2005 relates to the repayment of our royalty obligation to PharmaBio as a result of the divestiture of TRISENOX.

9.2.2	Key factors for the nine months ended September 30, 2007 and 2006

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(In thousands of US dollars, except per share amounts)

(unaudited)

	Nine months ended September 30,
	2007 (2)	2006 (2)
Revenues:
License and contract revenue	$60	$60

Total revenues	60	60

Operating expenses:
Research and development	50,368	45,370
Selling, general and administrative	24,594	27,819
Acquired in-process research and development	21,343	—
Amortization of purchased intangibles	638	588

Total operating expenses	96,943	73,777

Loss from operations	(96,883)	(73,717)

Other income (expense):
Investment and other income	2,067	1,843
Interest expense	(10,057)	(16,888)
Foreign exchange gain (loss)	3,142	997
Make-whole interest expense	(2,310)	(24,753)
Gain (loss) on derivative liabilities	3,618	5,204
Gain on exchange of convertible notes	—	7,978
Settlement expense	(160)	(883)

Other income (expense), net	(3,700)	(26,502)

Loss before minority interest	$(100,583)	$(100,219)
Minority interest in net loss of subsidiary	36	—

Net loss	$(100,547)	$(100,219)
Preferred stock beneficial conversion feature	(8,301)	—
Preferred stock dividends	(395)	—

	Nine months ended September 30,
	2007 (2)	2006 (2)
Net loss attributable to common shareholders	$(109,243)	$(100,219)

Basic and diluted net loss per common share	$(2.55)	$(3.93)

Shares used in calculation of basic and diluted net loss per common share	42,873	25,533

(1)	The Company’s financial information was retroactively restated to reflect a one-four-four reverse stock split that occurred on April 15, 2007. Shares outstanding and per share information has been adjusted to reflect this reverse stock split.
(2)	Subject to limited review.

License and contract revenue. License and contract revenue for the nine months ended September 30, 2007 and 2006 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine.

Research and development expenses. Our research and development expenses for compounds under development and discovery research are as follows (in thousands):

	Nine Months Ended September 30,
	2007	2006
Compounds under development:
XYOTAX	$16,631	$17,996
Pixantrone	11,493	7,277
Brostallicin	772	—
Other compounds	432	794
Operating expenses	19,362	18,217
Discovery research	1,678	1,086

Total research and development expenses	$50,368	$45,370

Research and development expenses increased to approximately $50.4 million for the nine months ended September 30, 2007, from approximately $45.4 million for the nine months ended September 30, 2006. Costs for our XYOTAX program decreased primarily due to costs associated with our PIONEER trial which was suspended and closed in the fourth quarter of 2006. This decrease was partially offset by start-up costs associated with our PGT307 trial as well as an increase in manufacturing costs. Pixantrone costs increased due to an increase in costs associated with our RAPID trial, primarily related to increased patient enrollment and the cost for comparator drug, and start-up costs associated with our PIX303 trial. This increase was partially offset by a decrease in wrap-up costs for our phase I studies. Costs incurred for brostallicin resulted from CTI’s acquisition of Smi in July 2007 and primarily relate to clinical development activities. Operating expenses increased primarily due to an increase in personnel costs, partially offset by a decrease in stock-based compensation expense.

Selling, general and administrative expenses. Selling, general and administrative expenses decreased to approximately $24.6 million for the nine months ended September 30, 2007, from approximately $27.8 million for the nine months ended September 30, 2006. This decrease is primarily attributed to a $1.4 million decrease in stock-based compensation expense due to the vesting of options and restricted stock during 2006, a $1.4 million decrease related to legal expenses associated with our litigation with Micromet which was settled in April 2006, a $1.0 million decrease in sales and marketing expenses due to a shift in focus to clinical development from pre-marketing activities, a $0.9 million decrease in insurance costs due to decreased premiums, a $0.8 million decrease in depreciation and amortization related to assets becoming fully depreciated in 2006 and a $0.6 million decrease in compensation and benefits primarily related to executive bonus and severance expense in 2006. These decreases were offset by a $1.3 million increase in corporate development costs including an increase in travel expenses related to corporate development activities as well as increases related to strategic and consulting services, a $0.9 million increase in expenses related to our shareholder meetings held in 2007 and certain financial reporting activities and a $0.7 million increase in other legal expenses primarily related to litigation seeking recovery of losses incurred in our litigation with the USAO as well as expenses related to implementing our corporate compliance program.

Acquired in-process research and development. Acquired in-process research and development relates to a one-time non-cash charge recorded in connection with our acquisition of SMi in July 2007. This balance represents the estimated fair value of purchased technology that had not reached technological feasibility and had no alternative future use at the effective time of the acquisition.

Amortization of purchased intangibles. Amortization for the nine months ended September 30, 2007 and 2006 is primarily related to the amortization of our assembled workforce asset in CTI (Europe).

Investment and other income. Investment and other income for the nine months ended September 30, 2007 and 2006 was approximately $2.1 million and $1.8 million, respectively. This increase is due to a higher average securities available-for-sale balance offset slightly by lower prevailing interest rates on our investments during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

Interest expense. Interest expense decreased to approximately $10.1 million for the nine months ended September 30, 2007 from approximately $16.9 million for the nine months ended September 30, 2006. This change is primarily due to a $4.2 million decrease in the amortization of debt issuance costs and a $3.9 million decrease in the amortization of the debt discount related to the conversion of our 6.75% notes during the nine months ended September 30, 2006. In addition, interest expense on our 5.75% convertible subordinated and senior subordinated notes decreased approximately $0.7 million due to exchanges of these notes for our 7.5% notes in April 2006. These decreases were offset by an increase in amortization of the debt discount of $1.7 million on our 7.5% notes primarily due to the conversion of $13.6 million of these notes during the nine months ended September 30, 2007. These conversions resulted in accelerated accretion of the additional debt discount that had been recorded in December 2006. In addition, interest expense on our 6.75% notes increased approximately $0.4 million.

Foreign exchange gain. The foreign exchange gain for the nine months ended September 30, 2007 and 2006 is due to fluctuations in foreign currency exchange rates, primarily related to payables denominated in foreign currencies.

Make-whole interest expense. Make-whole interest expense of $2.3 million for the nine months ended September 30, 2007 is due to payments made related to the conversion of $13.6 million of our 7.5% notes. Make-whole interest expense of $24.8 million for the nine months ended September 30, 2006 is related to payments made upon the conversion of $69.3 million of our 6.75% notes and $7.4 million of our 7.5% notes.

Gain (loss) on derivative liabilities. The gain on derivative liabilities of $3.6 million for the nine months ended September 30, 2007 represents the change in the estimated fair value of the derivative liabilities related to the interest make-whole provision on CTI’s 7.5% and 6.75% notes of $3.5 million and $0.1 million, respectively. The amount of $5.2 million for the nine months ended September 30, 2006 represents the change in the estimated fair value of the derivative liabilities on the 6.75% and 7.5% notes of $4.1 million and $1.1 million, respectively.

Gain on exchange of convertible notes. During the nine months ended September 30, 2006, CTI recorded a gain of $8.0 million due to the extinguishment of approximately $40.7 million aggregate principal amount of our 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $33.2 million aggregate principal amount of our 7.5% notes. The gain is net of accrued interest of $0.9 million and issuance costs of $0.4 million attributable to the exchanged notes.

Settlement expense. Settlement expense for the nine months ended September 30, 2007 relates to interest accrued on the $10.5 million payment to the USAO for release of all claims in connection with the investigation of our promotional practices relating to TRISENOX and related matters. Interest was accrued from the date of reaching an agreement in principle with the USAO in the fourth quarter of 2006 and the payment was made in April 2007. Settlement expense for the nine months ended September 30, 2006 relates to the amount due under the settlement of our dispute with Micromet AG in May 2006 and is net of payables previously due to Micromet.

Minority interest in net loss of subsidiary. Minority interest in net loss of subsidiary was approximately $36,000 for the nine months ended September 30, 2007, and represents the minority owner’s pro rata allocation of the losses in Aequus.

9.2.3	Material changes in net sales or revenues.

Because CTI sold its only commercial product, TRISENOX, to Cephalon on July 18, 2005, there have been no product sales subsequent to this date.

9.2.4	Information regarding any governmental, economic, fiscal, monetary or political policies or factors that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations.

The Company carries out its activities around the world and such activities may be subject to different risks, including inflation, political, social and economic instability, changes in the applicable legal framework as well as changes in the license or tax regime, barriers to entry or foreign exchange controls. Each of these changes may affect the operations and results of the Company. These macroeconomic and regulatory aspects may also affect the decision to carry out investments in the field in which the Company operates and therefore may also affect the operations and results of the Company.

For further information related to governmental, economic, fiscal, monetary or political policies or factors that have materially affected, or could materially affect, directly or indirectly, the Company’s operations, refer to Chapter 4 – Risk Factors.

CHAPTER 10 CAPITAL RESOURCES

10.1	Information concerning the issuer’s capital resources

Cash and cash equivalents, securities available-for-sale and interest receivable are approximately $38.3 million as of September 30, 2007. Before December 2007, CTI had approximately $55.9 million in principal due on it’s convertible subordinated and senior subordinated notes in June 2008 and this amount is not sufficient to repay these notes and to fund the Company’s planned operations for the next twelve months which raises substantial doubt about the Company’s ability to continue as a going concern. On the other hand, CTI planned to restructure these notes and in December 2007, the Company exchanged approximately $36.08 million of its existing 5.75% convertible subordinated notes and 5.75% convertible senior subordinated notes due in 2008 for approximately $23.25 million of a new series of 5.75% senior convertible notes due in 2011 and also issued 5,459,574 shares of its common stock, no par value. The Company did not receive any proceeds from the exchange but it reduced its overall indebtedness and extended the maturity date on the remaining portion tendered. The new 5.75% convertible senior notes bear an annual interest rate of 5.75 percent and are initially convertible into shares of CTI’s common stock at a rate of 333.333 shares per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of $3.00 per share, as may be automatically adjusted from time to time if certain events, such as a stock split or other change in the capitalization of the Company, were to occur. As of December 31, 2007, we have approximately $19.8 million of convertible notes remain outstanding and mature in June 2008 together with additional outstanding indebtedness. Accordingly, CTI will need to raise additional funds and is currently exploring alternative sources of equity or debt financing. While CTI has a €60 million (approximately $80 million) Step-Up Equity Financing Agreement with Société Générale which it may be able to utilize to provide additional equity funding, access to that funding depends in part on complying with certain Italian regulations; even if CTI is able to comply with such regulations, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If CTI fails to obtain additional capital when needed, the Company may be required to delay, scale back, or eliminate some or all of its research and development programs. The condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

10.2	Sources, amounts and description of the issuer’s cash flows

During the year ended December 31, 2004, CTI acquired $89.4 million of cash in the merger with Novuspharma. In addition CTI received net proceeds of $63.8 million from offerings of its common stock and $25.0 million in proceeds from a royalty based financing and services agreement with PharmaBio Development, Inc., or PharmaBio.

During the year ended December 31, 2005, CTI received net proceeds of $70.4 million from its divestiture of TRISENOX to Cephalon in July 2005. In the same time of such divestiture CTI was required to repay its royalty obligation to PharmaBio of $39.4 million related to its financing and services agreement. CTI also received $77.7 million in net proceeds from the issuance of its 6.75% convertible senior notes, $24.6 million of which was restricted and held in an escrow account to fund the potential redemption of up to 30% of these notes on April 30, 2006.

During the year ended December 31, 2006 CTI received $37.8 million in net proceeds from the sale of its common stock, $3.0 million of which was used to repurchase a portion of these shares and related warrants in October 2006. CTI also received net proceeds of $31.2 million from the issuance of its 7.5% convertible notes. Furthermore, after April, 30 2006 $24.6 million held in escrow to fund mandatory redemptions of our 6.75% convertible senior notes was released subsequent to April 30, 2006.

During the nine months ended September 30, 2007, CTI received approximately $18.6 million in net proceeds from the issuance of 20,000 shares of its Series A 3% Convertible Preferred Stock and warrants to purchase an additional 1,494,766 shares of CTI’s common stock, approximately $34.8 million in net proceeds from the issuance of 37,200 shares of Series B 3% Convertible Preferred Stock and warrants to purchase an additional 2,763,731 shares of CTI’s common stock, and approximately $19.0 million in net proceeds from the issuance of 20,250 shares of Series C 3% Convertible Preferred Stock and warrants to purchase an additional 2,596,148 shares of CTI’s common stock.

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Operating activities
Net loss	$(135,819)	$(102,505)	$(252,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,430	9,975	10,311
Acquired in-process research and development	—	—	87,375
Equity-based compensation expense	4,150	3,381	5,417
Loss on disposition of property and equipment	63	157	505
Amortization of investment premium	74	303	1,123
Non-cash gain on exchange of convertible notes	(7,978)	—	—
Non-cash gain on derivative liabilities	(6,024)	(236)	—
Non-cash interest expense	10,977	2,930	1,091
Non-cash loss on liquidation of subsidiary	41	—	—
Asset impairments	—	3,020	—
Debt conversion expense	—	23,608	—
Gain on divestiture of TRISENOX	—	(71,211)	—
Loss on extinguishment of royalty obligation	—	6,437	—
Noncash rent (benefit) expense	(15)	180	415
Loss on sale of investment securities	(1)	14	29
Changes in operating assets and liabilities:
Restricted cash	1,054	(1,045)	—
Interest receivable	(383)	(40)	1,109
Accounts receivable, net	1,700	(894)	(221)
Inventory	—	4	88
Prepaid expenses and other current assets	583	1,971	(1,068)
Other assets	2,907	(1,452)	2,734
Accounts payable	(2,925)	(3,451)	(1,651)
Accrued expenses	11,476	(5,181)	(2,292)
Deferred revenue	(80)	(1,081)	(819)
Excess facilities obligations	(2,383)	6,334	—
Other long-term obligations	(453)	3,550	—

Total adjustments	19,213	(22,727)	104,146

Net cash used in operating activities	(116,606)	(125,232)	(148,152)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Investing activities
Net proceeds from sale of TRISENOX	—	70,417	—
Purchases of securities available-for-sale	(68,905)	(46,827)	(59,011)
Proceeds from maturities of securities available-for-sale	14,665	22,693	79,333
Proceeds from sales of securities available-for-sale	36,353	15,815	50,830
Purchases of property and equipment	(534)	(2,016)	(4,632)
Proceeds from sale of property and equipment	539	253	—
Additional consideration related to PolaRx acquisition	—	—	(4,969)
Repayment of notes receivable from officers	—	—	3,500
Net cash acquired in (paid for) the Novuspharma merger	—	—	89,391

Net cash provided by investing activities	(17,882)	60,335	154,442

Financing activities
Proceeds from issuance of common stock, net	37,764	—	63,846
Repurchase of common stock and warrants	(3,025)	—	—
Proceeds from issuance of 7.5% convertible senior notes, net	31,174	—	—
Proceeds from issuance of common stock to Novartis, net	14,837	—	—
Proceeds from issuance of 6.75% convertible senior notes, net	—	77,704	—
Restricted cash from issuance of 6.75% convertible senior notes, net	—	(24,600)	—
Release of restricted cash related to 6.75% convertible senior notes	24,600	—	—
Mandatory redemptions of 6.75% convertible senior notes	(2,655)	—	—
Proceeds from common stock warrants exercised	164	—	—
Proceeds from royalty based financing	—	—	25,000
Repayment of royalty obligation	—	(39,388)	—
Proceeds from common stock options exercised and stock sold via employee stock purchase plan	17	238	2,220
Repayment of long-term obligations	(138)	(1,805)	(2,172)

Net cash provided by financing activities	102,738	12,149	88,894

Effect of exchange rate changes on cash and cash equivalents	(1,143)	(2,263)	1,411

Net increase (decrease) in cash and cash equivalents	(32,893)	(55,011)	96,595
Cash and cash equivalents at beginning of period	50,022	105,033	8,438

Cash and cash equivalents at end of period	$17,129	$50,022	$105,033

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$34,177	$12,640	$9,823

Cash paid for taxes	$—	$—	$—

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Supplemental disclosure of non cash financing and investing activities
Conversion of 6.75% convertible senior notes to common stock	$69,345	$3,000	$—

Conversion of 7.5% convertible senior notes to common stock	$17,560	$—	$—

Conversion of convertible senior subordinated notes to common stock, including accrued interest	$4	$39,047	$—

Issuance of warrants to underwriter of convertible senior notes	$—	$564	$—

Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$39,518	$—	$—

Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$1,150	$—	$—

Issuance of 7.5% senior notes in exchange for 5.75% subordinated and senior subordinated notes	$33,156	$—	$—

Common stock issued for acquisition of Novuspharma	$—	$—	$189,760

As of December 31, 2006, we had approximately $54.4 million in cash and cash equivalents, securities available-for-sale and interest receivable. In addition, in February 2007, we closed a Series A 3% convertible preferred stock and common stock warrant financing generating proceeds of approximately $18.8 million, net of placement agency fees.

Net cash used in operating activities totaled approximately $116.6 million in 2006, compared to approximately $125.2 million in 2005 and $148.2 million in 2004. The decrease in net cash used in operating activities for the year ended December 31, 2006 as compared to 2005 was due to the change in our net loss, offset by the gain on the divestiture of TRISENOX in 2005, non-cash items including debt conversion expense, and the increase in our accrued expenses balance. The decrease in net cash used in operating activities during the year ended December 31, 2005, as compared to the same period in 2004, was primarily due to the decrease in our net loss, excluding a gain on the divestiture of TRISENOX to Cephalon, a non-cash charge for our debt conversion expense, a charge in 2005 related to the loss on extinguishment of our royalty obligation with PharmaBio and a non-cash charge in 2004 related to acquired in-process research and development resulting from our merger with Novuspharma.

Net cash used in investing activities totaled approximately $17.9 million in 2006, and net cash provided by investing activities totaled approximately $60.3 million and $154.4 million in 2005 and 2004, respectively. The net cash used in investing activities during the year ended December 31, 2006 was primarily due to purchases of securities available-for-sale offset by proceeds from maturities and sales of securities available-for-sale. Net cash provided by investing activities in 2005 was primarily due to proceeds from the divestiture of TRISENOX and proceeds from sales and maturities of securities available-for-sale, offset in part by purchases of securities available-for-sale. Net cash provided by investing activities for the year ended December 31, 2004 was primarily due to cash acquired through our merger with Novuspharma in January 2004 and proceeds from sales and maturities of securities available-for-sale in excess of purchases of such securities.

Net cash provided by financing activities totaled approximately $102.7 million in 2006, $12.1 million in 2005 and $88.9 million in 2004. The net cash provided by financing activities for the year ended December 31, 2006 was primarily due to net proceeds of $34.7 million received from the sale of our common stock in September 2006, including the repurchase of stock and warrants in October 2006, $31.2 million received from the issuance of our 7.5% notes, $24.6 million due to the release of restricted cash associated with the mandatory redemptions of our 6.75% notes and $14.8 million in net proceeds received from the sale of our common stock to Novartis. The net cash provided by financing activities during 2005 was primarily due to net proceeds of $77.7 million from the issuance of our 6.75% notes, offset by $24.6 million of restricted cash held in escrow until April 30, 2006 to fund the potential redemption of a portion of these notes. These amounts were also partially offset by the repayment of $39.4 million for our royalty obligation with PharmaBio. The net cash provided by financing activities during 2004 was primarily due to net proceeds of $63.8 million from the issuance of shares of our common stock in August and December as well as proceeds from the royalty interest financing arrangement with PharmaBio totaling $25.0 million.

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(unaudited)

	Nine Months Ended September 30,
	2007 (2)	2006 (2)
Operating activities
Net loss	$(100,547)	$(100,219)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	21,343	—
Depreciation and amortization	3,806	4,850
Minority interest in net loss of subsidiary	(36)	—
Equity-based compensation expense	954	3,579
Loss on disposition of property and equipment	7	91
Amortization (accretion) of investment premium (discount)	(223)	85
Non-cash gain on convertible notes	—	(7,978)
Non-cash gain on derivative liabilities	(3,618)	(5,204)
Non-cash interest expense	3,910	10,445
Non-cash rent benefit	(144)	(11)
Loss on sale of investment securities	2	—
Changes in operating assets and liabilities:
Restricted cash	—	877
Interest receivable	209	(458)
Prepaid expenses and other current assets	711	4,714
Other assets	(2,183)	103
Accounts payable	(974)	(2,767)
Accrued expenses	(6,358)	2,189
Deferred revenue	(60)	(60)
Excess facilities obligations	(1,843)	(1,913)
Other long-term obligations	76	(416)

Total adjustments	15,579	8,126

Net cash used in operating activities	(84,968)	(92,093)

	Nine Months Ended September 30,
	2007 (2)	2006 (2)
Investing activities
Cash acquired in acquisition of Systems Medicine, Inc., net	675	—
Purchases of securities available-for-sale	(34,682)	(57,635)
Proceeds from sales of securities available-for-sale	7,484	—
Proceeds from maturities of securities available-for-sale	37,872	25,113
Purchases of property and equipment	(1,066)	(472)
Proceeds from sale of property and equipment	—	511

Net cash provided by investing activities	10,283	(32,483)

Financing activities
Proceeds from issuance of Series A 3% convertible preferred stock and warrants, net	18,608	—
Proceeds from issuance of Series B 3% convertible preferred stock and warrants, net	34,844	—
Proceeds from issuance of Series C 3% convertible preferred stock and warrants, net	18,955	—
Sale of common stock, net of offering costs	—	37,903
Proceeds from issuance of 7.5% convertible senior notes, net	—	31,177
Release of restricted cash related to 6.75% convertible senior notes	—	24,712
Mandatory redemptions of 6.75% convertible senior notes	—	(2,655)
Proceeds from common stock sold via the employee stock purchase plan	—	17
Payment of dividends on preferred stock	(183)	—
Repayment of long-term obligations	(79)	(122)

Net cash provided by financing activities	72,145	91,032

Effect of exchange rate changes on cash and cash equivalents	(2,889)	(350)
Net decrease in cash and cash equivalents	(5,429)	(33,894)
Cash and cash equivalents at beginning of period	17,129	50,022

Cash and cash equivalents at end of period	$11,700	$16,128

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$6,556	$29,281

Cash paid for taxes	$—	$—

Supplemental disclosure of noncash financing and investing activities
Issuance of common stock for acquisition of Systems Medicine, Inc.	$19,872	$—

Conversion of Series A 3% convertible preferred stock to common stock	$9,959	$—

Conversion of Series B 3% convertible preferred stock to common stock	$16,859	$—

Conversion of Series C 3% convertible preferred stock to common stock	$8,998	$—

Conversion of 7.5% convertible senior notes to common stock	$15,294	$15,902

Conversion of 6.75% convertible senior notes to common stock	$—	$69,345

Conversion of convertible senior subordinated notes to common stock	$—	$4

Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$—	$39,518

Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$—	$1,150

	Nine Months Ended September 30,
	2007 (2)	2006 (2)
Issuance of 7.5% convertible senior notes in exchange for 5.75% subordinated and senior subordinated notes	$—	$33,156

(1)	The Company’s financial information was retroactively restated to reflect a one-four-four reverse stock split that occurred on April 15, 2007. Shares outstanding and per share information has been adjusted to reflect this reverse stock split.
(2)	Subject to limited review.

Net cash used in operating activities decreased to approximately $85.0 million during the nine months ended September 30, 2007, compared to approximately $92.1 million for the same period during 2006 primarily due to a decrease in cash paid for interest offset by a decrease in the change in total operating assets and liabilities and a slight increase in the combined research and development and selling, general and administrative expenses. For the nine months ended September 30, 2007, CTI’s net loss included $2.3 million in make-whole interest payments related to conversions of the 7.5% notes. For the nine months ended September 30, 2006, the net loss included $24.8 million in make-whole interest payments related to conversions of the 6.75% and 7.5% notes.

Net cash provided by investing activities totaled approximately $10.3 million during the nine months ended September 30, 2007, compared to net cash used in investing activities of approximately $32.5 million for the same period during 2006. The net cash provided by or used in investing activities during these periods was primarily due to the net amount of proceeds from sales and maturities and cash paid for purchases of securities available-for-sale.

Net cash provided by financing activities totaled approximately $72.1 million and $91.0 million during the nine months ended September 30, 2007 and 2006, respectively. The net cash provided by financing activities for the nine months ended September 30, 2007 was primarily due to net proceeds of $18.6 million received from the sale of 20,000 shares of our Series A 3% convertible preferred stock and common stock warrants in February 2007, net proceeds of $34.8 million received from the sale of 37,200 shares of our Series B 3% convertible preferred stock and common stock warrants in April 2007, and net proceeds of $19.0 million received from the sale of 20,250 shares of our Series C 3% convertible preferred stock and common stock warrants in July 2007. The net cash provided by financing activities during the nine months ended September 30, 2006 was primarily due to net proceeds of $37.9 million received from the sale of approximately 23.1 million shares of our common stock in September 2006, $31.2 million in net proceeds received from the issuance of our 7.5% notes as well as $24.7 million of restricted cash related to the issuance of our 6.75% convertible senior notes that was released from escrow upon conversion of a portion of these notes.

10.3	Information on the borrowing requirements and funding structure of the issuer

In order to complete the development of XYOTAX and the Company’s other product candidates, it will need to raise additional capital to fund clinical trials, perform research and development activities and eventually market and sell the products. Because the time to complete clinical trials and the resources necessary to perform the requisite research and development is dependent on many factors beyond the Company’s control, CTI cannot predict how much additional funding will be necessary to complete development of its products, or if the development will ever be completed.

10.3.1	Convertible notes as of December 31, 2006

Based on their respective trading prices, the fair values of CTI’s convertible senior notes, convertible senior subordinated notes and convertible subordinated notes are as follows as of December 31 (in thousands of US dollars):

	2006	2005	2004
7.5% convertible senior notes common shareholders	$42,780	$—	$—
6.75% convertible senior notes common shareholders	$6,549	$79,000	$—
5.75% convertible senior subordinated notes common shareholders	$20,555	$43,504	$87,800
4.0% convertible senior subordinated notes	$34,193	$25,369	$73,100
5.75% convertible subordinated notes	$19,373	$14,524	$26,100

Debt Covenants

The following are all of the debt covenants for each of the convertible notes described above:

Debt Covenant	5.75% Convertible Subordinated Notes	5.75% Convertible Sr. Subordinated Notes	4% Convertible Sr. Subordinated Notes	6.75% Convertible Senior Notes	7.5% Convertible Senior Notes
Payment of Principal, Premium and Interest	X	X	X	X	X

Maintenance of Offices or Agencies	X	X	X	X	X

Money for Security Payments to Be Held in Trust	X	X	X	X	X

Existence	X	X	X	X	X

Statement by Officers as to Default*	X	X	X	X	X

Delivery of Certain Information	X	X	X	X	X

Payment in registered common stock				X	X

Issuance of additional relevant securities				X

Incurrence of Indebtedness				X	X

Liquidated damages				X	X

*	Statement due within 120 days after the end of the fiscal year.

The covenants above are discussed in greater detail in each respective Indenture Agreement filed with the Securities and Exchange Commission in connection with the related convertible debt offering.

A rollforward of the principle balances for CTI’s convertible debt is as follows for the years ended December 31, 2006, 2005 and 2004 and the nine months ended September 30, 2007:

	7.5% Convertible Senior Notes	6.75% Convertible Senior Notes	4% Convertible Senior Subordinated Notes	5.75% Convertible Senior Subordinated Notes	5.75% Convertible Subordinated Notes
Balance at January 1, 2004	$—	$—	$75,000	$85,459	$29,640

Balance at December 31, 2004	—	—	75,000	85,459	29,640
Issued	—	82,000	—	—	—
Converted	—	(3,000)	(19,850)	(18,530)	—

Balance at December 31, 2005	—	79,000	55,150	66,929	29,640
Issued	66,312	—	—	—	—
Converted	(17,560)	(69,345)	—	(4)	—
Redeemed	—	(2,655)	—	—	—
Exchanged	—	—	—	(39,518)	(1,150)

Balance at December 31, 2006	48,752	7,000	55,150	27,407	28,490
Converted	(15,294)	—	—	—	—

Balance at September 30, 2007	$33,458	$7,000	$55,150	$27,407	$28,490

7.5% convertible senior notes

In April 2006, we issued approximately $66.3 million aggregate principal amount of our 7.5% notes, approximately $33.2 million of which was issued in a registered offering for cash with net proceeds of approximately $31.2 million, after deducting expenses and the initial purchaser’s discounts and commissions. Approximately $33.2 million was issued in a private exchange for approximately $39.5 million aggregate principal amount of our 5.75% convertible senior subordinated notes and approximately $1.2 million aggregate principal amount of our 5.75% convertible subordinated notes. We recognized a net gain of $8.0 million on the early extinguishment and exchange of these notes which is based on the carrying value of the exchanged notes less the fair value of the new notes, net of issuance costs of $0.4 million and accrued interest of $0.9 million attributable to the exchanged notes. We recorded issuance costs related to 7.5% notes of approximately $2.0 million which are recorded in other assets and are being amortized to interest expense using the effective interest method over the five-year life of the notes.

The notes are due April 30, 2011 with interest payable semi-annually in April and October. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 478.519 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustments in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $2.09 per share. On or after April 30, 2009, we have the option to redeem all of the notes for cash at any time at a redemption price equal to par plus accrued and unpaid interest up to but not including the redemption date. Subject to certain conditions, the notes will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. In addition, upon certain non-stock changes in control, the holder can require us to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. Upon any automatic conversion of the notes, or if the holder exercises their right to require us to repurchase notes in connection with a non-stock change of control, we will pay the holder of the notes a make-whole interest payment equal to $225 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

As of December 31, 2006, a total of $17.6 million of our 7.5% notes had been converted into 8.4 million shares of common stock. In connection with the conversion of $7.4 million of these notes in May 2006, we made a discretionary interest make-whole payment of approximately $1.7 million which is included in make-whole interest expense for the year ended December 31, 2006.

For the nine months ended September 30, 2007, $15.3 million of our 7.5% notes were converted into 1.8 million shares of common stock (post-split) and we had $33.5 million principal amount of 7.5% notes outstanding as of September 30, 2007. In connection with the conversion of $6.2 million of these notes during the three months ended March 31, 2007 and $7.4 million of 7.5% notes on April 2, 2007, we made discretionary interest make-whole payments of approximately $2.3 million which is included in make-whole interest expense for the nine months ended September 30, 2007.

6.75% convertible senior notes

In November 2005, we completed the issuance of $82 million of 6.75% convertible senior notes due October 31, 2010 with interest payable semi-annually in April and October. Net proceeds to us were approximately $77.7 million, after deducting expenses and the initial purchaser’s discounts and commissions. We recorded issuance costs related to the notes of approximately $4.9 million which includes approximately $0.6 million related to the Black-Scholes estimated fair value of warrants issued to the initial purchaser of the notes. These issuance costs are recorded in other assets and are being amortized to interest expense using the effective interest method over the five-year life of the notes.

The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 380.37 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $2.63 per share. We also issued warrants to purchase 350,000 shares of common stock within five years at an exercise price of $3.50 per share to the initial purchaser of these notes. We have the option to redeem all of the notes if the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. The redemption price will be par including accrued and unpaid interest up to but not including the redemption date. Upon any conversion of the notes, we will pay the holder of the notes a make-whole interest payment equal to $337.50 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

On April 30, 2006, holders of the notes had the right to cause us to redeem in cash up to 30% of the aggregate amount of the notes, or approximately $24.6 million, on a pro-rata basis, excluding any accrued and unpaid interest. Certain holders of the notes exercised their right and we redeemed approximately $2.7 million in aggregate principal of these notes. For the year ended December 31, 2006 and 2005, $69.3 million and $3.0 million of the 6.75% notes had been converted into 26.4 million and 1.1 million shares of common stock, respectively. This resulted in make-whole interest payments of $23.1 million and $1.0 million for the year ended December 31, 2006 and 2005, respectively. There were no note conversions during the nine months ended September 30, 2007.

Conversion and Placement Agreement

In November 2005, in conjunction with issuance of the 6.75% convertible senior notes, we entered into a Conversion and Placement Agreement, or CAP agreement, with two existing holders of approximately $18.5 million of our outstanding 5.75% Convertible Senior Subordinated Notes, or 5.75% notes, and approximately $19.9 million of our 4% Convertible Senior Subordinated Notes, or 4% notes. Pursuant to the original terms of the agreement, the CAP holders agreed to exercise their right to convert their 5.75% notes and 4% notes into approximately 3.3 million shares of our common stock. In connection with the conversion, we also issued to the CAP holders a $23.6 million conversion inducement which consisted of 3.4 million shares of common stock and 6.5 million shares issuable upon exercise of zero strike price warrants. The shares and warrants were valued based on the trading price of our common stock on the effective date of the agreement. The conversion inducement was recorded as debt conversion expense during the year ended December 31, 2005.

Under the terms of this agreement we were required to file a resale registration statement with respect to these shares which was required to be declared effective by November 30, 2005. We filed the resale registration statement on November 30, 2005, however it was not declared effective until December 2005 and as a result, we were required to make a liquidated damages payment of approximately $1.2 million which is included in interest expense for the year ended December 31, 2005.

Convertible senior subordinated notes

In June 2003, we issued $75.0 million principal amount of 4.0% convertible senior subordinated notes due July 1, 2010 with interest payable semi-annually in January and July. Net proceeds to us were approximately $72.1 million, after deducting expenses and the initial purchaser’s discounts and commissions. We recorded issuance costs related to the notes of approximately $2.9 million. These issuance costs are recorded as other assets and are being amortized to interest expense using the effective interest method, over the seven-year life of the notes.

The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 74.0741 shares of common stock per $1,000 principal amount of notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $13.50 per share. Prior to maturity, we may redeem the notes upon certain conditions, the most significant of which is that the closing price of our common stock must exceed 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days. Upon such redemption, we would make an additional payment of $280.00 per $1,000 note, less any interest previously paid on the notes. The holder may elect to convert their notes prior to any such redemption.

In connection with the exchange of convertible subordinated notes in December 2002 as described below, we issued $85.5 million of 5.75% convertible senior subordinated notes and recorded additional issuance costs of approximately $2.1 million, which are recorded in other assets and are being amortized to interest expense using the effective interest method, over the remaining life of the notes. The terms of the new notes are similar to the convertible subordinated notes except for the conversion price and provisional redemption provision. The conversion rate for these notes is 100 shares per $1,000 principal note; this is equivalent to a conversion price of $10.00 per share. We can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The holder may elect to convert their notes prior to any such redemption.

Convertible subordinated notes

In June and September 2001, we issued a total of $175.0 million principal amount of 5.75% convertible subordinated notes due June 15, 2008 with interest payable semi-annually in June and December. Net proceeds to us were approximately $168.0 million, after deducting expenses and the initial purchaser’s discounts and commissions. We recorded issuance costs related to the notes of approximately $7.0 million. Issuance costs are recorded in other assets and amortized to interest expense over the life of the notes using the effective interest method.

The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity or redemption at a conversion rate of 29.4118 shares per each $1,000 principal note, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $34.00 per share. We can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The holder may elect to convert their notes prior to any such redemption.

In December 2002, we completed an exchange offer for the 5.75% convertible subordinated notes, in which approximately $145.4 million of our convertible subordinated notes were tendered in exchange for approximately $85.5 million of our new convertible senior subordinated notes. We recognized a net gain of $55.3 million on the early extinguishment of these notes. This net gain is based on the carrying value of the exchanged notes less the fair value of the new notes, net of issuance costs of $4.6 million attributable to the exchanged notes. In addition, $1.2 million of these notes were exchanged for our 7.5% notes in April 2006 as described above.

Embedded Features

The interest make-whole provision of the 7.5% notes represents an embedded derivative which is required to be accounted for separate from the underlying notes. At the issuance of the 7.5% notes, the interest make-whole feature was estimated to have a fair value of approximately $3.7 million and the initial recorded value of the 7.5% notes was reduced by this allocation. The resulting discount to the notes is being accreted over the life of the notes as additional interest expense using the effective interest method. We recorded interest expense of $1.4 million for the year ended December 31, 2006, the majority of which represents accelerated accretion due to note conversions. The estimated fair value of the derivative liability will be adjusted quarterly for changes in the estimated market value. The change in the estimated fair value for the year ended December 31, 2006 was $1.9 million and is included in gain on derivative liabilities. At December 31, 2006, we recorded an increase to the derivative balance of $1.8 million which represents the change in value as a result of the modification of the terms of the make-whole interest provision related to certain investors. At December 31, 2006, the fair value of the derivative was $3.6 million, $2.3 of which is recorded in current portion of derivative liability and $1.3 million of which is recorded in 7.5% convertible senior notes. We recorded interest expense of $2.8 million and $1.1 million for the nine months ended September 30, 2007 and 2006, respectively. The expense recorded for the nine months ended September 30, 2007 was primarily related to accelerated accretion due to note conversions. The change in the estimated fair value of the derivative for the nine months ended September 30, 2007 and 2006 was $3.5 million and $1.1 million, respectively, and was included in gain on derivative liabilities. At September 30, 2007, the fair value of the derivative was $30,000 and was recorded in 7.5% convertible senior notes.

The interest make-whole provision of the 6.75% notes also represents an embedded derivative which is required to be accounted for separate from the underlying notes. At the issuance of the 6.75% senior notes, the interest make-whole feature was estimated to have a fair value of approximately $4.5 million and the initial recorded value of the 6.75% senior notes was reduced by this allocation. The resulting discount to the notes will be accreted over the life of the notes as additional interest expense using the effective interest method, of which $4.0 million and $0.3 million was recorded for the years ended December 31, 2006 and 2005, respectively, primarily in connection with note conversions. The estimated fair value of the derivative liability will be adjusted quarterly for changes in the estimated market value. Changes in the estimated fair value for the years ended December 31, 2006 and 2005 were $4.1 million and $0.2 million, respectively, and included in gain on derivative liabilities. At December 31, 2006, the fair value of the derivative was $0.2 million and was recorded in 6.75% convertible senior notes. We recorded interest expense of $59,000 and $4.0 million for the nine months ended September 30, 2007 and 2006, respectively. The expense recorded for the nine months ended September 30, 2006 was primarily related to accelerated accretion due to note conversions. The estimated fair value of the derivative liability was $0.2 million at September 30, 2007 and was recorded in 6.75% convertible senior notes. The change in the estimated fair value for the nine months ended September 30, 2007 and 2006 was $79,000 and $4.1 million, respectively, and is recorded in gain on derivative liabilities.

Maturities of the convertible senior, convertible senior subordinated, and convertible subordinated notes as well as other long-term obligations, excluding the employee defined benefit plan at December 31, 2006 are as follows (in thousands of US dollars):

Years Ending December 31,
2007	$2,816
2008	56,840
2009	659
2010	62,898
2011	49,568
Thereafter	578

$173,359

10.4	Information regarding any restrictions on the use of capital resources that have materially affected, or could materially affect, directly or indirectly, the issuer’s operations.

Currently, there are no restrictions on the use of our capital resources that have materially affected or could materially affect, directly or indirectly, CTI’s operations.

10.5	Information regarding the sources of funds which are planned to be required in order to fulfill the commitments referred to under items 5.2.3 and 8.1.

In regards to items 5.2.3 and 8.1, CTI does not currently have any material future commitments to purchase investments or property, plant and equipment.

CHAPTER 11 RESEARCH AND DEVELOPMENT, PATENTS AND LICENSES

11.1	Patents and licenses

CTI dedicates significant resources to protecting its intellectual property, which is important to its business. Through CTI’s acquisition of PolaRx Biopharmaceuticals, Inc. or (“PolaRx”) it obtained rights to four pending patent families that, in the aggregate, cover dosage formulations, methods of administration and methods of use for various forms of arsenic trioxide and related compounds. This portfolio included six issued U.S. patents, and 36 U.S. and foreign pending or issued patent applications directed to TRISENOX. In July 2005, TRISENOX and related assets were sold to Cephalon.

CTI has exclusive rights to six issued U.S. patents and 126 U.S. and foreign pending or issued patent applications relating to its polymer drug delivery technology. There are six issued U.S. patents, two granted European patents and 72 pending or issued U.S. and foreign patent applications directed to XYOTAX. Of the six issued U.S. patents, two of them and another 20 pending U.S. and foreign patent applications are directed to CT-2106. The issued and pending patents directed to XYOTAX generally expire in 2017, subject to potential extensions based on certain factors including the date of approval of a drug. Pending patent applications directed to CT-2106, if issued, would generally expire in 2020, also subject to potential extensions based on certain factors including the date of approval of a drug. Additionally, CTI has four issued U.S. patents and 71 foreign pending and issued patents directed to pixantrone. These patents generally expire in 2014, subject to potential extensions based on certain factors including the date of approval of a drug.

CTI intends to file additional patent applications when appropriate, with respect to improvements in its core technology and to specific products and processes that it develops. Patents may not issue from any present or future applications or, if patents do issue, such patents may not be issued on a timely basis or claims allowed on issued patents may not be sufficient to protect CTI’s technology. In addition, the patents issued to CTI may be challenged, invalidated or circumvented or the rights granted there under may not provide proprietary protection or commercial advantage to CTI. With respect to such issued

U.S. patents or any patents that may issue in the future, they may not effectively protect the technology involved, foreclose the development of competitive products by others or otherwise be commercially valuable.

CTI has sought and intends to aggressively seek patent protection in the United States, Canada, Mexico, Europe and Japan to protect any products that it may develop. CTI also intends to seek patent protection or rely upon trade secrets to protect certain of its enabling technologies that will be used in discovering and evaluating new drugs that could become marketable products. However, such steps may not effectively protect the technology involved. To protect any such trade secrets and other proprietary information, CTI relies on confidentiality and material transfer agreements with its corporate partners, employees, consultants, outside scientific collaborators and sponsored researchers and other advisors. These agreements may be breached, CTI may not have adequate remedies for breach or its trade secrets may otherwise become known or independently discovered by competitors. CTI also has its clinical advisors, its consultants and, in most cases, its employees enter into agreements requiring disclosure to it of ideas, developments, discoveries or inventions conceived during employment or consulting and assignment to CTI of proprietary rights to such matters related to CTI’s business and technology.

11.2	Research and development activities

CTI’s laboratories are located at its Italian subsidiary in Bresso, Italy. As of December 31, 2006 CTI had 139 employees dedicated to research and development activities.

Please refer to section 6.1.1 for a description of CTI’s products included in research and development activities.

Research and development expenses include related salaries and benefits, clinical trial and related manufacturing costs, contract and other outside service fees, and facilities and overhead costs related to CTI’s research and development efforts. Research and development expenses also consist of costs incurred for proprietary and collaboration research and development and include activities such as product registries and investigator-sponsored trials. Research and development costs are expensed as incurred. Generally, in instances where CTI enters into agreements with third parties for research and development activities, costs are expensed upon the earlier of when non-refundable amounts are due or as services are performed unless there is an alternative future use of the funds in other research and development projects. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables.

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of NDAs or similar regulatory filings to the FDA, EMEA or other regulatory agencies outside the United States and Europe. Operating costs include personnel and occupancy expenses associated with developing these compounds. Discovery research costs include primarily personnel, occupancy and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. CTI does not allocate operating costs to the individual compounds under development as its accounting system does not track these costs by individual compound. As a result, CTI is not able to capture the total cost of each compound.

Research and development expenses for the years ended December 31, 2006, 2005 and 2004 were $62.0 million, $68.8 million and $101.1 million, respectively. See a further discussion of CTI’s research and development expenses for the years ended December 31, 2006, 2005 and 2004 in Chapter 20.1.4.

CHAPTER 12 RECENT DEVELOPMENTS

12.1	The most significant recent trends in sales.

Because CTI sold its only commercial product, TRISENOX, to Cephalon on July 18, 2005, there has been no subsequent inventory, product sales or cost of product sold as of the date of this Prospectus.

12.2	Information on any known trends, uncertainties, demands, commitments or events that are likely to have a material effect on the issuer’s prospects for the current financial year.

CTI’s prospects depend in large part on the results of its clinical trials. For example, in early 2007, CTI submitted two new protocols under a Special Protocol Assessment to the FDA for PGT306 and PGT307, which focus on the primary efficacy endpoint of survival in women with pre-menopausal estrogen levels. CTI may not receive positive interim results from these trials, which would preclude CTI’s planned submission of an NDA based on such results with the results of the STELLAR 3 and 4 trials to support the filing.

CTI’s prospects also depend in large part on receiving regulatory approval for its product candidates. Based on discussions with the EMEA Scientific Advice Working Party, CTI plans to submit an MAA in Europe based on results of the STELLAR trials, specifically the STELLAR 4 trial. However, a successful regulatory outcome from the EMEA is not assured as the EMEA’s final opinion cannot be predicted until they have had the opportunity to complete a thorough review of the clinical data that will be presented in the MAA.

CTI expects that its existing cash, cash equivalents escrow funds and interest receivable will not be sufficient to fund its operations for the next 12 months. Accordingly, CTI will need to raise additional funds. CTI is exploring alternatives to raise additional capital through public or private equity financings, partnerships, debt financings, bank borrowings or other sources. In particular, CTI will need to raise additional funds to complete its pivotal clinical trials for XYOTAX and pixantrone.

CTI expects to hold its annual meeting of shareholders during the current fiscal year. CTI’s amended and restated bylaws currently in force require that a quorum, consisting of a majority of the outstanding shares of voting stock, be represented in person or by proxy in order to transact business at a meeting of the Company’s shareholders. If CTI is unable to obtain a quorum at this meeting of shareholders, it may be unable to take corporate actions which require the prior approval of its shareholders, including but not limited to actions such as increasing the authorized number of shares of common stock, increasing the number of incentive options available for issuance, mergers and other matters. The failure to obtain the prior approval of the shareholders for any of these corporate actions could have a material adverse effect on the Company’s prospects.

In July 2007, we completed the merger of Systems Medicine, Inc, or SMi, a privately held oncology company, into CTI, (“the Merger”) in a stock for stock merger valued at $20 million. Pursuant to the terms of the acquisition agreement, if certain FDA regulatory approval milestones are met, the stockholders of SMi could also receive a maximum of $15 million in additional consideration, payable in either cash or shares of our common stock at our election. Under the agreement, SMi will continue to operate as a wholly-owned subsidiary of CTI. SMi applies a systems biology approach to drug development, combining pharmacogenomics and bioinformatics with experienced preclinical, clinical, and regulatory expertise to find and exploit a specific cancer’s ‘context-of-vulnerability.’ SMi holds worldwide rights to use, develop, import and export brostallicin, a DNA minor groove binding agent that has demonstrated anti-tumor activity and a favorable safety profile in clinical trials. SMi has a strategic affiliation with the Translational Genomics Research Institute (TGen), a not-for-profit research institute located in Phoenix, Arizona. SMi has an agreement with TGen to translate new drug discoveries into cancer clinical trials utilizing TGen’s genomic capabilities to identify mechanisms and cancer types that would be most susceptible to a given cancer drug’s effectiveness. At the time of the Merger, 4,211,856 shares of CTI common stock were issued in exchange for outstanding SMi ordinary shares. The total cost of the merger is estimated to be approximately $20 million, before related transaction costs which are to be determined at the date of this Listing Prospectus. The carrying amounts of each class of SMi’s assets, liabilities and contingent liabilities, if any, immediately before the Merger are not readily obtainable due to the proximity of the date of the Merger with the date of this Listing Prospectus as well as the fact that no audit or review has been performed on SMi’s financial statements since the inception of its business. SMi is a development stage company; accordingly, the acquisition of SMi is treated as an asset purchase for financial reporting purposes. In accordance with EITF 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Asset or of a Business,” and SFAS No. 141 “Business Combinations”, the total estimated purchase price is expected to be allocated to the tangible assets acquired and liabilities assumed based on the estimated fair values at the acquisition date. These fair values will need to be determined through a valuation performed by an independent third party. The estimated purchase price in excess of these fair values is then to be allocated on a pro rata basis to in-process research and development, or IPRD, and to non-monetary long-lived assets. IPRD represents the value of SMi’s research and development projects in progress and is expected to be written off and charged to operations upon the close of the merger in accordance with SFAS No. 2, “Accounting for Research and Development Costs” since the research and development projects in SMi’s pipeline, as of the acquisition date, had not reached technological feasibility and had no alternative use. Other identified intangible assets with finite lives will be amortized over those lives and will be reviewed for impairment on at least an annual basis. No goodwill is expected to be recognized as a result of the SMi transaction.

Please also refer to Chapter 4 hereof for further discussion of the risks and uncertainties faced by the Company.

CHAPTER 13 PROFIT FORECASTS OR ESTIMATES

The Company does not intend to provide any forecast or estimate regarding its profits, if any.

In the context of a press release dated September 26, 2007, as well as of an interview occurred on December 13, 2007 and reported on MF on December 19, 2007, the Company’s CEO made some considerations on the situation, the strategy and the plans of the Company, mentioning that the latter may reach the break-even point in 2009 and a profit in 2010 subject to the desired occurrence of some uncertain events.

The press release and the declarations reported in the MF article specified, in particular, that such auspice is based on a number of factors, also out of the control of the Company, including but not limited to, successful clinical trials, regulatory approval by the appropriate regulatory authorities and adequate sales of approved products, any or all of which may not occur by 2009 or 2010, if at all.

The considerations made by the Company’s CEO were and are not, therefore, valid as and should not be taken as forecasts or estimates of profits, but they rather represent comments on the desired development of the Company, as well as of the Company’s business, also in consideration of the sector in which the Company operates.

CHAPTER 14 ADMINISTRATIVE, MANAGEMENT, AND SUPERVISORY BODIES AND SENIOR

MANAGEMENT

14.1	Names, addresses and role of the member of the Issuer’s Board of Directors, Audit Committee and Executive Officers

14.1.1	Board of Directors, Audit Committee and Executive Officers

Board of Directors

Pursuant to the current Articles of Incorporation and Bylaws, the board of directors of the Company shall carry out the management of all the affairs, property and interests of the Company. In particular, the Board of Directors of the Company may, inter alia:

(a)	fix from time to time the Issuer’s registered office within the State of Washington;

(b)	call at any time a shareholders’ special meeting;

(c)	authorize the issuance of any shares, specifying the number of shares to be issued, the consideration to be received and a statement regarding the adequacy of the consideration;

(d)	authorize the issue of any of the Company’s classes or series of shares without certificates;

(e)	resolve at any time upon the change of the number of directors;

(f)	by resolution adopted by a majority of the full board of directors, create one or more committees of directors which may exercise the authority of the same board of directors (with the exception of some powers as expressly indicated);

(g)	appoint annually and remove at any time the Company’s officers;

(h)	authorize the distributions of dividends to the shareholders in certain circumstances;

(i)	amend or repeal the bylaws of, or adopt new bylaws for, the Company;

(j)	adopt emergency bylaws, subject to repeal or change by action of the shareholders, which shall operative during any emergency in the conduct of the business of the Company resulting from an attack on the U.S., any state of emergency declared by the federal government or any subdivision thereof, or any other catastrophic event;

(k)	fix the designations and powers, preferences and rights, if any, and qualifications, limitations or other restrictions, including, without limitation, the dividend rate (and whether dividends are cumulative), conversion rights, if any, voting rights, rights and terms of redemption (including sinking fund provisions, if any), redemption price and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any such series and the designation thereof, or any of them; and

(l)	increase or decrease the number of shares of any series subsequent to the issue of shares of that series, not below the number of shares of such series then outstanding.

Under CTI’s amended and restated bylaws currently in force, the number of directors constituting the entire board of directors may be decreased or increased by majority action of either the board of directors or the shareholders. Unless a director resigns or is removed for cause, no decrease in the number of directors may have the effect of shortening the term of any incumbent director. In the event of a vacancy on the board of directors, CTI’s bylaws permit a majority of the remaining directors in office to fill the vacancy, and the director then chosen will hold office until the next shareholders’ meeting at which directors are elected. At such meeting, the director will stand for election until the later of the term elected or until his or her successor is elected and qualified.

Currently, there are eight members of the board of directors.

The following table lists CTI’s members of its Board of directors, including the year that they were appointed and their term expiration:

POSITION	DIRECTOR SINCE	TERM OF DURATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
CHAIRMAN OF THE BOARD	1994	2010 ANNUAL MEETING	PHILLIP M. NUDELMAN, PH.D. (1)(2)(3)	OREGON, 12-13-35

DIRECTOR	1991	2008 ANNUAL MEETING	JAMES A. BIANCO, M.D.	NEW YORK, 7-26-56

DIRECTOR	2005	2010 ANNUAL MEETING	JOHN H. BAUER (2)	INDIANA, 12-23-40

DIRECTOR	2001	2008 ANNUAL MEETING	VARTAN GREGORIAN, PH. D. (2)(3)	IRAN, 4-8-34

DIRECTOR	2007	2008 ANNUAL MEETING	RICHARD L. LOVE (1)*	VIRGINIA, 7-29-43

DIRECTOR	1997	2009 ANNUAL MEETING	MARY O. MUNDINGER, DRPH (3)	NEW YORK, 4-26-37

DIRECTOR	1991	2009 ANNUAL MEETING	JACK W. SINGER, M.D.	NEW YORK, 11-9-42

DIRECTOR	2006	2008 ANNUAL MEETING	FREDERICK W. TELLING, PH.D. (1)(2)	PENNSYLVANIA, 10-21-51

(1)	Member of the compensation committee.
(2)	Member of the audit committee.
(3)	Member of the nominating and governance committee.
*	Appointed by the Board of Directors pursuant to CTI’s Bylaws. This appointment is subject to ratification by the Company’s shareholders at the next properly convened meeting of the Company’s shareholders.

All the members of the Board of Directors are domiciled for their office at the Company’s registered offices.

Set forth below is a brief account of the business experience and education of the above directors.

Dr. Bianco is CTI’s principal founder and has been its president and chief executive officer since February 1992 and one of its directors since CTI’s inception in September 1991. Prior to founding CTI, Dr. Bianco was an assistant professor of medicine at the University of Washington, Seattle, and an assistant member in the clinical research division of the Fred Hutchinson Cancer Research Center. From 1990 to 1992, Dr. Bianco was the director of the Bone Marrow Transplant Program at the Veterans Administration Medical Center in Seattle. Dr. Bianco currently serves on the board of directors of Jose Carreras International Leukemia Foundation, Fred Hutchinson Business Alliance, Arts Fund, Seattle

Police Foundation and Marsha Rivkin Center for Ovarian Cancer Research. Dr. Bianco received his B.S. degree in biology and physics from New York University and his M.D. from Mount Sinai School of Medicine. Dr. Bianco is the brother of Louis A. Bianco, CTI’s executive vice president, finance and administration.

Mr. Bauer was appointed to CTI’s board of directors in October 2005. Mr. Bauer was formerly Executive Vice President for Nintendo of America Inc. from 1994 to 2003. While at Nintendo of America Inc., he had direct responsibility for all administrative and finance functions. He is currently serving as a consultant to Nintendo of America Inc. In addition, he serves as an executive advisor and chief financial officer at DigiPen Institute of Technology. From 1979 to 1994 he worked for Coopers & Lybrand, including serving as the business assurance (audit) practice Partner. He was also a member of Coopers & Lybrand’s Firm Council, the senior policy making and governing board for the firm.

Mr. Love was appointed to CTI’s board of directors in September 2007. Mr. Love was formerly the Chairman of the Board of Systems Medicine, Inc., which was acquired by the Company in July 2007. Mr. Love is presently the Managing Director of TGen Accelerators, LLC. He founded two biopharmaceutical companies, Triton Biosciences Inc. and ILEX Oncology Inc., and served as CEO in both companies from 1983-1991 and 1994-2001, respectively. In addition, Mr. Love has served in executive positions at not-for-profit organizations, including the Cancer Therapy and Research Center, The San Antonio Technology Accelerator Initiative and the Translational Genomics Research Institute. Mr. Love received his BS and MS degrees in Chemical Engineering from Virginia Polytechnic Institute.

Dr. Gregorian has been one of CTI’s directors since December 2001. He is the twelfth president of Carnegie Corporation of New York, a grant-making institution founded by Andrew Carnegie in 1911. Prior to his current position, which he assumed in June 1997, Dr. Gregorian served for eight years as Brown University’s sixteenth president. He was awarded a Ph.D. in history and humanities from Stanford University. A Phi Beta Kappa and a Ford Foundation Foreign Area Training Fellow, he is a recipient of numerous fellowships, including those from the John Simon Guggenheim Foundation, the American Council of Learned Societies, the Social Science Research Council and the American Philosophical Society.

Dr. Mundinger has been one of CTI’s directors since April 1997. Since 1986, she has been a dean and professor at the Columbia University School of Nursing, and an associate dean on the faculty of medicine at Columbia University. Dr. Mundinger currently serves on the board of directors of United Health Group and Gentiva Health Services. Dr. Mundinger received her doctorate of public health from Columbia’s School of Public Health.

Dr. Nudelman has been one of CTI’s directors since March 1994. Since May 2000, he has been the president and chief executive officer of The Hope Heart Institute. From 1998 to 2000, he was the chairman of the board of Kaiser/Group Health. From 1990 to 2000, Dr. Nudelman was the president and chief executive officer of Group Health Cooperative of Puget Sound, a health maintenance organization. Dr. Nudelman received his B.S. degree in microbiology, zoology and pharmacy from the University of Washington, and holds an M.B.A. and a Ph.D. in health systems management from Pacific Western University.

Dr. Singer is one of CTI’s founders and directors and currently serves as its executive vice president, chief medical officer. Dr. Singer has been one of CTI’s directors since its inception in September 1991. He also serves on the board of directors of DiaKine Therapeutics, Inc. From July 1995 to January 2004, Dr. Singer was CTI’s executive vice president, research program chairman and from April 1992 to July 1995, he served as CTI’s executive vice president, research and development. Prior to joining CTI,

Dr. Singer was a professor of medicine at the University of Washington and a full member of the Fred Hutchinson Cancer Research Center. From 1975 to 1992, Dr. Singer was the chief of medical oncology at the Veterans Administration Medical Center in Seattle. Dr. Singer received his M.D. from State University of New York, Downstate Medical College.

Dr. Telling has been one of CTI’s directors since December 2006. Dr. Telling is the Vice President of Corporate Policy and Strategic Management for Pfizer Inc and was elected a corporate officer of Pfizer in 1994. He joined Pfizer in 1977 and has been responsible for strategic planning and policy development throughout the majority of his career. He is a member of the Board of the Alliance for Aging Research, Biotechnology Industry Organization (BIO—Executive Committee), the California Health Care Institute, the New England Healthcare Institute (Vice Chairman), Committee for Economic Development (Vice Chairman), Healthy Florida Foundation, March of Dimes National Foundation Board, The Montrose Group, ORBIS, New York Biotechnology Association (NYBA), and United Hospital Fund. Dr. Telling received his BA from Hamilton College and his Master’s of Industrial and Labor Relations and Ph.D. in Economics and Public Policy from Cornell University.

Audit Committee

The Audit Committee’s role is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company, assist the board of directors in oversight and monitoring of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, (d) the performance of the Company’s internal audit function and independent auditors, and (e) the Company’s internal accounting and financial controls, prepare any report that the rules of the SEC require be included in the Company’s annual proxy statement, provide the Company’s board of directors with the results of its monitoring and recommendations derived therefrom, provide the board of directors with such additional information and materials as it may deem necessary to make the board of directors aware of significant financial matters that require its attention and undertake any other duties and responsibilities as the board of directors may from time to time prescribe.

The following table lists our members of CTI’s Audit Committee, including the year that they were appointed and their term expiration:

POSITION	DIRECTOR SINCE	TERM OF DURATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	2005	2010 ANNUAL MEETING*	JOHN H. BAUER	INDIANA, 12-23-40

MEMBER	2001	2008 ANNUAL MEETING	VARTAN GREGORIAN, PH. D.	IRAN, 4-8-34

MEMBER	1994	2010 ANNUAL MEETING	PHILLIP M. NUDELMAN, PH.D.	OREGON, 12-13-35

DIRECTOR	2006	2008 ANNUAL MEETING	FREDERICK W. TELLING, PH.D.	PENNSYLVANIA, 10-21-51

All the members of the Audit Committee will be domiciled for their office at the Company’s registered offices.

Chief Executive Officer and principal executive officers

At the date of this Prospectus, the principal executive officers of the Company are as follows:

TITLE	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH	SENIORITY
President, Chief Executive Officer	James A. Bianco, M.D.	New York, 7-26-56	1992

Executive Vice President, Finance and Administration	Louis A. Bianco	New York, 10-24-52	1992

Executive Vice President, Corporate Communications	Dan Eramian	Massachusetts, 7-30-48	2006

Executive Vice President, Chief Medical Officer	Jack W. Singer, M.D.	New York, 11-9-42	1992

Executive Vice President, Clinical Development and Regulatory Affairs	Scott C. Stromatt, M.D.	Florida, 7-10-57	2003

Set forth below is a brief account of the business experience and education of the persons named above who will serve as the executive officers of the Company indicated above.

Mr. Bianco is one of CTI’s founders and has been its executive vice president, finance and administration since February 1, 1992, and was a director from CTI’s inception in September 1991 to April 1992 and from April 1993 to April 1995. From January 1989 through January 1992, Mr. Bianco was a vice president at Deutsche Bank Capital Corporation in charge of risk management. Mr. Bianco is a Certified Public Accountant and received his M.B.A. from New York University. Mr. Bianco and Dr. Bianco are brothers.

Mr. Eramian was hired as executive vice president, corporate communications in March 2006. Prior to joining CTI, Mr. Eramian was Vice President of Communications at BIO, an industry organization representing more than 1,200 biotechnology companies, academic institutions, state biotechnology centers and related organizations. Prior to that, he was Assistant Administrator of Communications at the Small Business Administration and Director of Public Affairs at the Department of Justice and Chief Spokesman for the Attorney General.

Dr. Stromatt was promoted to executive vice president, clinical development and regulatory affairs in August 2005, and has managed CTI’s global clinical research programs and related functional areas since 2003. Prior to joining CTI, Dr. Stromatt was vice president clinical research and chief medical officer for Northwest Biotherapeutics and, prior to that, was an analyst focused on public and private biotechnology, pharmaceutical, and medical device companies. Dr. Stromatt earned his MD from the University of Chicago and received his MBA from the University of Colorado.

With reference to James A. Bianco and Jack W. Singer, please make reference to the information above.

14.1.2	Family relationships among the persons indicated under Paragraph 14.1.1 above

None of the directors, members of the Audit Committee and principal executive officers has any family relationship with the others, except that James A. Bianco, M.D. is the brother of Louis A. Bianco.

14.1.3	Description of the main, pertinent achievements of the persons indicated under Paragraph 14.1.1 outside the Issuer in the last five years

The following table sets forth the principal activities carried out by the members of the Board of Directors and of the Audit Committee, as well as by the Chief Executive Officer and the other principal executive officers, outside the Company:

FIRST AND LAST NAME	ACTIVITIES (1)
John H. Bauer	EVP for Nintendo of America Inc., consultant for Nintendo of America Inc., executive advisor and chief financial officer at DigiPen Institute of Technology, member of the board of directors of: Zones Inc., JBW Corp., Rebound Sports Inc.

James A. Bianco, M.D.	Member of the board of directors of: Jose Carreras International Leukemia Foundation, Fred Hutchinson Business Alliance, Arts Fund, Seattle Police Foundation and Pacific Northwest Ballet.

Louis A. Bianco	Member of the board of directors of the Greater Washington Chapter of the National Multiple Sclerosis Society, Member of the board of Directors of Hallock-Ryno Investment Company.

Dan Eramian	Vice President of Communications of BIO, Assistant Administrator of Communications at the Small Business Administration, Director of Public Affairs at the Department of Justice, Chief Spokesman for the Attorney General.

Vartan Gregorian, Ph.D.	President of Carnegie Corporation of New York, Member of the board of directors of: McGraw-Hill and Providence Journal.

Richard L. Love	Member of the board of directors of: ImaRx Therapeutics, PAREXEL International and Molecular Profiling Institute, Managing Director of TGen Accelerators LLC.

Mary O. Mundinger, DrPH	Dean and professor at the Columbia University School of Nursing, Member of the board of directors of: United Health Group, Gentiva Health Services and Welch Allyn.

Phillip M. Nudelman, Ph.D.	President and chief executive officer of The Hope Heart Institute, Member of the board of directors of: Optistor, SpaceLabs Medical, Inc., Personal Path Systems and Cytran Ltd.

Jack W. Singer, M.D.	Member of the board of directors of DiaKine Therapeutics, Inc.

Scott C. Stromatt, M.D.	Vice President Clinical Research and Chief Medical Officer for Northwest Biotherapeutics.

Frederick W. Telling, Ph.D.	Vice President of Corporate Policy and Strategic Management for Pfizer, Inc., Member of the board of the Alliance for Aging Research.

(1) roles covered as of October 31, 2006 are in bold

14.1.4	Description of the qualified shareholdings in publicly traded companies of the persons indicated under Paragraph 14.1.1

None of the Company’s officers or directors indicated under Paragraph 14.1.4 has held a greater than 5% interest in any publicly held company in the United States for the past five years.

The Company’s officers and directors indicated under Paragraph 14.1.4 currently hold and has held the following interests in private companies for the past five years:

Name	Director	Officer	Ownership in US private Companies
John H. Bauer	x

The current following ownership in real estate partnerships (none are related to CTI):

1. Pleasant Creek Corners Associates L. P. Ownership of 1% acquired on May, 2006

2. NAP/Springman Fund XII (Woodbridge) L. P.

Ownership of 2.45% acquired on December 2000

3. Sherron Associates Loan Fund XX (Kendall) LLC

Ownership of 1.60% acquired on October 2006

4. Oates Creek Equity Fund LLC

Ownership of 1.60% acquired on January 2006

5. Cleveland Street Square

Ownership: 1.50% acquired on February 2006

6. Oak Glen (Sherron Associates) LLC

Ownership of 1.0% acquired September 2005

7. Carousel Information Management Solutions, Inc.

Ownership of 1.00% acquired on November 2006

James A. Bianco, M.D.	x	x	1 million shares of restricted stock of Aequus granted May 10, 2007 (5% of Aequus outstanding common stock)

Vartan Gregorian, Ph.D	x		None

Mary O. Mundinger, Dr. PH	x	x	None

Phillip M. Nudelman, PH	x		None

Jack W. Singer, M.D.	x	x	1 million shares of restricted stock of Aequus granted May 10, 2007 (5% of Aequus outstanding common stock)

Frederick W. Telling, Ph.D	x		200,000 shares of restricted stock of Aequus granted August 29, 2007

Richard Love	x		Acquired 969,064 shares (approximately 11%) of Systems Medicine, Inc. in November 2005 and April 2007. Shares were relinquished in July 2007 in connection with the acquisition of SMI by CTI.

Louis A. Bianco	x	Owns approximately 1% of a private company called Hallock-Ryno Investment Company (not related to CTI). The investment was made for $100,000 in 2006. Lou also sits on the board of this company.

Dan Eramian	x	None

Scott C. Stromatt, M.D.	x	None

Additionally, material information regarding the securities holdings of the Company’s directors and executive officers is also included in Chapter 19 of this Listing Prospectus, as such information discloses all relevant related party transactions.

14.1.5	Description of certain convictions, bankruptcy proceedings or incriminations possibly related to the persons indicated under Paragraph 14.1.1

During the last five years none of the members of the Board of Directors or of the Audit Committee nor any of the Issuer’s main executive officers indicated under Paragraph 14.1.1 has been:

a)	convicted in relation to fraudulent offences;

b)	associated with any bankruptcies, receiverships or liquidations, while acting as director, auditor or executive officer of the company concerned; or

c)	officially incriminated and/or sanctioned by statutory or regulatory authorities (including designated professional bodies) or disqualified by a court from acting as a member of the administrative, management or supervisory bodies or from acting in the management or conduct of the affairs of any issuer.

14.1.6	Relationships between directors

Pursuant to CTI’s Code of Business Conduct and Ethics and its Amended and Restated Charter for the Audit Committee of the Board of Directors, any potential related party transaction must be fully disclosed to CTI’s Chief Financial Officer. Upon review, if our Chief Financial Officer determines that the transaction is material to the Company, then the Company’s Audit Committee must review and approve in writing in advance such related party transaction. The Company is required to disclose in its proxy statement any transaction involving more than $120,000 in which the Company is a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s common stock, or an immediate family member of any of those persons. Other than the information disclosed under “Related Party Transactions” in Chapter 19 of this Prospectus, there are no relationships or related party transactions to which the Company is a party.

14.2	Possible conflict of interest among the Issuer and members of the Board of Directors, the Audit Committee and senior management

There is currently no conflict of interest among the Issuer and members of the Board of Directors, the Audit Committee and senior management. However, as the members of the Board of Directors, including the members of the Audit Committee, the Chief Executive Officer and the principal executive officers are appointed in companies that are not affiliated with the Company, as indicated in Section 14.1.3 above, it is possible that the Company may transact business with such unaffiliated companies out of the ordinary course of business or in a transaction which may materially affect the operating or financial results of the Company. Any such transaction may give rise to a possible conflict of interest.

14.2.1	Arrangement or understanding pursuant to which any person referred to in item 14.1 was selected as a member of the administrative, management or supervisory bodies or member of senior management.

The members of the Board of Directors have been elected by the Company’s shareholders or appointed by the Board of Directors pursuant to CTI’s Articles of Incorporation and Bylaws. There are no agreements among the Company’s shareholders, with clients or other third parties regarding such election or appointment.

The members of the Audit Committee have been appointed or their appointment has been renewed by the Board of Directors. The members of the Audit Committee have been appointed in the absence of an agreement among the Company’s shareholders, with clients or other third parties.

14.2.2	Restrictions on the disposal of any holding in the issuer’s capital undertaken by any person referred to in item 14.1 for a certain period of time.

Pursuant to CTI’s Insider Trading Policy, all directors, officers and employees of CTI may engage in transactions in CTI securities only during authorized periods upon written notification from CTI’s Chief Financial Officer following the publication of the Company’s quarterly and annual financial results, unless pursuant to an approved 10b(5)-1 trading plan. A 10b(5)-1 trading plan is a contract, instruction or written plan for the purchase or sale of CTI Securities that meets the requirements of SEC Rule 10b(5)-1 and is approved by CTI’s Chief Financial Officer. An “approved Rule 10b(5)-1 trading plan” is a plan that has been approved by the Corporation in writing.

The Company is not aware of any existing lock-up agreement entered into by any directors or executive officers in connection with their holdings in the company.

CHAPTER 15 REMUNERATION AND BENEFIT

15.1	The amount of remuneration paid (including any contingent or deferred compensation), and benefits in kind granted in the period ended December 31, 2006 to the persons referred to under 14.1 above by the issuer and its subsidiaries for the services rendered to them under any role.

The following table summarizes director compensation during fiscal year 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)(2)	Total ($)
John H. Bauer	57,000	6,016	(3)	17,602	80,618
Vartan Gregorian	63,500	5,993	(4)	26,440	95,933
Mary O. Mundinger	59,750	3,261	(5)	29,854	92,865
Phillip M. Nudelman	99,750	3,168	(6)	38,091	141,009
Frederick W. Telling	8,833	364	(7)	12,552	21,749

(1)	The amounts in these columns reflect amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” which requires that CTI recognize as compensation expense the value of all stock-based awards, including stock options, granted in exchange for services over the requisite service period, which is typically the vesting period, without any reduction for risk of forfeiture. The stock and option awards included in this expense amount were granted from 2003 through 2006. There can be no assurance that the SFAS 123R amounts will ever be realized. For more information, see Note 13 in the Notes to Financial Statements contained in CTI’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.
(2)	The option award expense recorded for each director is equal to the grant date fair value of the option awards granted during 2006.
(3)	Grant date fair value of stock award granted during 2006 is $4,050.
(4)	Grant date fair value of stock award granted during 2006 is $4,650.
(5)	Grant date fair value of stock award granted during 2006 is $4,475.
(6)	Grant date fair value of stock award granted during 2006 is $4,500.
(7)	Grant date fair value of stock award granted during 2006 is $4,425.

The following table sets forth information concerning compensation earned for services rendered to the Company by the Chief Executive Officer (the “CEO”), the Chief Financial Officer (the “CFO”) and the Company’s next three most highly compensated executive officers for fiscal year 2006. Collectively, these are the “Named Executive Officers”.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)(3)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (4)	Total ($)
James A. Bianco, M.D. President and Chief Executive Officer	2006	650,000	510,000	435,351	345,995	—	402,857	2,344,203
Louis A. Bianco Executive Vice President, Finance and Administration	2006	330,000	79,200	108,913	278,501	—	17,506	814,120
Dan Eramian Executive Vice President, Corporate Communications	2006	259,067	62,176	56,677	43,965	—	126,720	548,605
Jack W. Singer, M.D. Executive Vice President, Chief Medical Officer	2006	340,000	81,600	108,913	288,591	—	42,309	861,413
Scott Stromatt, M.D. Executive Vice President, Clinical Development and Regulatory Affairs	2006	291,500	69,960	129,084	202,187	—	5,205	697,936
Jade Brown (5) Former Executive Vice President, Chief Business Officer	2006	183,615	—	27,954	50,016	—	313,741	575,326

(1)	Amounts reflected in this column represent bonuses paid to CTI’s named executive officers as follows: (i) in July 2006 Dr. James Bianco was awarded a bonus of $125,000 in recognition of his special contributions in helping the Company meet certain mid-year product and regulatory objectives and a contingent bonus of $125,000 payable only upon the closing of a material partnership deal with a pharmaceutical company on or before September 30, 2006 (which was paid in September 2006 as a result of the signing of the license and co-development agreement with Novartis International Pharmaceutical Ltd. on September 15, 2006) and in December 2006 Dr. James Bianco was awarded an annual bonus of $260,000 pursuant to the achievement of individual and corporate goals in fiscal year 2006 (which amount was $65,000 less than the target annual bonus set forth in Dr. James Bianco’s employment agreement); (ii) in December 2006, Mr. Louis Bianco, Mr. Dan Eramian, Dr. Jack Singer and Dr. Scott Stromatt were awarded annual bonuses of $79,200, $62,176, $81,600 and $69,960, respectively, pursuant to achievement of individual and corporate goals in fiscal year 2006 (which, in each case, represented 80% of the “target” bonus determined for each such executive officer). Taxes due with respect to bonuses paid to Dr. James Bianco in 2006 were “grossed up” and the “gross up” amount related to such bonuses is reflected in the All Other Compensation column in the Summary Compensation Table above.
(2)	The amounts in these columns reflect amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with Statement of Financial Standards (SFAS) No. 123R, “Share-Based Payment,” (FAS 123R) which requires that CTI recognize as compensation expense the value of all stock-based awards, including stock options, granted in exchange for services over the requisite service period, which is typically the vesting period, without any reduction for risk of forfeiture. The stock and option awards included in this expense amount were granted from 2003 through 2006. There can be no assurance that the FAS 123R amounts will ever be realized. For more information, see Note 13 in the Notes to Financial Statements contained in CTI’s Annual Report on Form 10-K filed with the SEC on March 16, 2007.
(3)	Stock award amounts do not include 592,733 restricted shares that were approved by the Company’s Board of Directors on December 22, 2006. 169,353 shares will vest on December 22, 2008. The remaining 423,380 shares will vest based on certain market and performance conditions.
(4)

The table below shows the components of all other compensation. To determine the incremental cost to CTI of use of charter aircraft by its named executive officers and employees, the total number of air miles flown for a trip is calculated based on the number of passengers on each segment of the trip. The number of miles flown by CTI’s named executive officers and employees is then calculated as a percentage of the total air miles flown. On occasion, Dr. James Bianco had one or more family members accompanying him while traveling for business with other named executive officers or employees on a chartered aircraft. Other personal benefits for Dr. Bianco, as accounted for in the chart below, include $7,050 for payment of personal travel expenses, $6,985 for health club dues, and $2,650 for tax preparation services. All other compensation for Jade Brown includes compensation received as employment termination payments amounting to $310,663. All other compensation for Dan Eramian includes the $116,287 of executive relocation benefits he received pursuant to the Company’s executive relocation plan after joining the Company in March of 2006.

Name	Year	Use of Chartered Aircraft ($)	Tax Gross- ups ($)		Insurance Premiums ($)	401(k) Match ($)	Other Personal Benefits ($)
James A. Bianco, M.D.	2006	219,832	146,320	(a)	20,020		16,685
Louis A. Bianco	2006		3,429	(b)	7,326	3,300	3,451
Dan Eramian	2006		6,547	(c)	1,742		2,144
Jack W. Singer, M.D.	2006		9,375	(b)	26,934	3,300	2,700
Scott C. Stromatt, M.D.	2006		290	(d)	810	3,300	805
Jade Brown	2006				324	2,754

(a)	Tax reimbursements for bonuses paid, tax preparation fees, health club dues and insurance premiums.
(b)	Tax reimbursements for tax preparation fees and insurance premiums.
(c)	Tax reimbursements for tax preparation fees, housing allowance paid in conjunction with relocation expense reimbursement and gifts.
(d)	Tax reimbursements for tax preparation fees.

(5) Jade Brown terminated his employment with the Company in August 2006. His compensation information is included in the summary compensation table as he would have been one of the Company’s three highest paid executive officers for the year ended December 31, 2006 had he continued employment with the Company.

15.2	The total amounts set aside or accrued by the issuer or its subsidiaries in the period ended December 31, 2006 to provide pension, retirement or similar benefits.

In connection with CTI’s merger with Novuspharma, on January 1, 2004, CTI assumed a defined benefit plan and related obligation for benefits owed to its Italian employees who, pursuant to Italian law, are entitled to a lump sum payment upon separation from the Company. Related costs are accrued over the employees’ service periods based on compensation and years of service. In accordance with EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan, CTI has elected to carry the obligation under the plan at the amount of the vested benefit obligation which is defined as the actuarial present value of the vested benefit to which the employee is entitled if the employee separates immediately. Benefits of approximately $0.8 million, $0.6 million and $0.2 million were paid to employees who separated from the Company during 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, the vested benefit obligation was approximately $0.9 million and $1.3 million, respectively.

CHAPTER 16 PRACTICES OF THE BOARD OF DIRECTORS

16.1	Date of expiration of the current term of office, if applicable, and the period during which the person has served in that office.

Please see Paragraph 14.1 above.

16.2	Information about agreements entered into by and between a) any director or member of the Audit Committee and b) the issuer or any of its subsidiaries providing for benefits upon termination of the employment.

There have been no agreements providing for benefits upon termination of employment entered into between any director or member of the Audit Committee and CTI or its subsidiaries.

16.3	Information about the issuer’s Audit Committee and Compensation Committee, including the names of the members and a summary of the mandate under which the committees operate.

The Board of Directors has three standing committees, each of which will have certain delegated powers, as described below. Each committee customarily reports all of its material actions to the full Board at the next Board meeting. Each committee has a charter that describes its purpose, membership and responsibilities. Each committee is authorized to exercise only those powers that have been delegated to it by the Board.

16.3.1	Audit Committee.

With regard to the Audit Committee, please see information provided in Chapters 14 and 15 above.

16.3.2	Compensation committee

At the date of this Prospectus, the Compensation Committee of the Company is composed as follows:

POSITION	DIRECTOR SINCE	TERM OF DURATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	1994	2010 ANNUAL MEETING	PHILLIP M. NUDELMAN, PH.D.	OREGON, 12-13-35
MEMBER	2006	2008 ANNUAL MEETING	FREDERICK W. TELLING, PH.D.	PENNSYLVANIA, 10-21-51
MEMBER	2007	2008 ANNUAL MEETING	RICHARD L. LOVE	VIRGINIA, 7-29-43

All the members of the Compensation Committee are domiciled for their office at the Company’s registered offices.

Pursuant to the Compensation Committee Charter, all of the members of the Compensation Committee must be “independent” within the meaning of the Nasdaq rules, must be non-employee directors pursuant to the rules and regulations of the SEC and must be “outside directors” as defined in the U.S. Internal Revenue Code of 1986, as amended. The Compensation Committee discharges the Board’s responsibilities relating to compensation of the Issuer’s executive officers, oversees all compensation programs involving the use of the Issuer’s stock and produces and annual report on executive compensation for inclusion in the Issuer’s annual proxy statement. CTI’s board has delegated to the Compensation Committee the power to review and approve all compensation and bonuses for the Chief Executive Officer and other executive officers. The Board has also delegated to the Compensation Committee the non-exclusive power to oversee compensation programs involving the use of CTI’s stock (including the 2007 Equity Incentive Plan, the 1994 Equity Incentive Plan, the Novuspharma S.p.A. Stock Option Plan, and the 2007 Employee Stock Purchase Plan), including the power to determine stock option grants for employees, consultants, directors and other individuals. (These powers are also retained by the full Board.) In practice, both the Compensation Committee and the full Board approve grants of stock options. The Compensation Committee produces an annual report on executive compensation for inclusion in the Company’s proxy statement for its annual meeting of shareholders.

16.3.3	The Nominating and Governance Committee

At the date of this Prospectus, the Nominating and Governance Committee of the Company is composed as follows:

POSITION	DIRECTOR SINCE	TERM OF DURATION	FIRST AND LAST NAME	PLACE AND DATE OF BIRTH
MEMBER	2001	2008 ANNUAL MEETING	VARTAN GREGORIAN, PH. D.	IRAN, 4-8-34
MEMBER	1997	2009 ANNUAL MEETING	MARY O. MUNDINGER, DRPH	NEW YORK, 4-26-37
MEMBER	1994	2010 ANNUAL MEETING	PHILLIP M. NUDELMAN,0 PH.D.	OREGON, 12-13-35

All the members of the Nominating and Governance Committee are domiciled for their office at the Company’s registered offices.

The role of the Nominating and Governance Committee is to ensure that the board of directors of the Company is properly constituted to meet its fiduciary obligations to shareholders and the Company and that the Company has and follows appropriate governance standards. To carry out these objectives, the Nominating and Governance Committee: (a) assists the board of directors by identifying prospective director nominees and recommends to the board of directors the director nominees for the each annual meeting of shareholders, (b) develops and recommends to the board of directors the governance principles applicable to the Company, (c) oversees the evaluation of the board of directors and management of the Company, (d) recommends to the board of directors nominees for each committee of the board of directors.

16.4	Compliance by the Issuer with the corporate governance regime to which it is subject

16.4.1 US corporate governance requirements

The Company is subject to the corporate governance requirements of the state of Washington, as well as the regulatory standards of Nasdaq and the SEC. These requirements primarily include, but are not limited to, the following:

•	a majority of independent directors on the Company’s board;

•	regular meetings (at least twice a year) of the independent directors of the Company’s board;

•	the adoption of a code of ethics applicable to all directors, officers and employees;

•

an audit committee of the board consisting of all independent directors, including one member who meets the definition of an “audit committee financial expert” with a charter which establishes the audit committee’s purpose as required under the Nasdaq and SEC rules;

•

a nominating/corporate governance committee consisting of all independent directors with a charter which establishes the nominating/corporate governance committee’s purpose as required under the Nasdaq and SEC rules; and

•	a compensation committee consisting of all independent directors with a charter which establishes the compensation committee’s purpose as required under the Nasdaq and SEC rules.

The Company believes it is compliant with all material requirements relating to these and all other corporate governance provisions.

For additional information regarding the compliance with law requirements, please refer to Annex D to this Prospectus “Section 12.5 of the 2003 Prospectus”, as amended in the light of the amended applicable law.

16.4.2 Italian disclosure requirements

As the Company has its common stock listed on an Italian regulated market, the same is subject in particular to the following disclosure requirements:

-	Disclosure requirements set forth under Section 114 and Section 115 of the UFA, including disclosure to the public of “privileged information” and disclosure to Consob and the public of “internal dealing” transactions carried out, inter alia, by the Company’s directors, executive officers and qualified shareholders.

-	Pursuant to Section 116, par. 1, of CONSOB Regulation 11971/1999, CONSOB is enabled to determine, upon the listing of a foreign issuer on a regulated market other than “borsa”, the information and documents to be circulated and the language to be adopted for the purposes thereof, having regard to the rules existing in the issuer’s country of origin. On the basis of such provision, at the time of the listing of the Company on MTAX (then, the Nuovo Mercato) in 2003, CONSOB established that CTI would also be subject to Sections 66, 67, 68, 69 and 84 (to be complied with in the Italian language), of Regulation 11971/1999, to the extent that information and documents provided for thereby exist in the case of the Company.

The Company is also subject to further obligations regarding continuing information, information on extraordinary transactions, as well as information concerning the exercise of rights by shareholders. In this respect, in the 2003 Listing Prospectus, CTI generally undertook to make available to the public any additional information supplied to the public in the U.S. if this is relevant for the purposes of evaluating the financial instruments listed on the Italian market in compliance with the principle of equivalence of information set forth by article 88 of the CONSOB Regulation. CTI will make this information public by filing it with the SEC; upon filing, it will be available on the SEC’s website over the Internet. In particular, CTI undertook a number of obligations which were published in Chapter 12.6 of the 2003 Listing Prospectus, attached to this Prospectus as Appendix C.

CHAPTER 17 EMPLOYEES

17.1	Organization chart of the issuer

The following table sets forth the number of employees of the Group registered as of December 31, 2006, 2005 and 2004, including a breakdown of persons employed by main category of activity and geographic location.

	December 31
	2006	2005	2004
United States
Research and development	82	58	135
Selling, general and administrative	47	47	142
Total United States	129	105	277

Europe
Research and Development	57	82	(a	)
Selling, general and administrative	11	27	(a	)
Total Europe	68	109	125

(a)	Due to the merger with Novuspharma on January 1, 2004, CTI did not begin tracking Italian employees by category until 2005.

17.2	Shareholdings and stock options

The following table provides certain information regarding beneficial ownership of common stock by each of CTI’s directors and CTI’s principal executive officers as of September 25, 2007:

FIRST AND LAST NAME	NUMBER OF SHARES BENEFICIALLY OWNED (1)	SHARES SUBJECT TO OPTIONS	PERCENTAGE OF THE SHARE CAPITAL (1)
John H. Bauer (2)	13,250	9,000	*
James A. Bianco, M.D. (3)(7)	707,967	331,976	1.37%
Louis A. Bianco (4)(7)	264,125	151,882	*
Dan Eramian (5)(7)	99,730	15,417	*
Vartan Gregorian, Ph.D. (2)	25,750	20,250	*
Richard. L. Love (6)	496,996	—	*
Mary O. Mundinger, DrPH (2)	28,413	23,750	*
Phillip M. Nudelman, Ph.D. (2)	41,452	24,726	*
Jack W. Singer, M.D. (4)(7)	345,138	176,297	*
Scott Stromatt, M.D. (4)(7)	138,688	62,500	*
Frederick W. Telling, Ph.D. (2)	7,375	3,750	*

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. This table is based upon financial information supplied by officers and directors and Forms 3 and 4 filed with the SEC. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 25, 2007, are deemed outstanding for computing the percentage of the person holding the option or warrant but are not deemed outstanding for computing the percentage of any other person. Applicable percentages are based on 51,404,265 shares of CTI common stock issued and outstanding at September 25, 2007.
(2)	Number of share beneficially owned includes 3,625 shares of unvested restricted stock.
(3)	Number of shares beneficially owned includes 31,250 shares of unvested restricted stock which shares have contingent vesting terms and will vest upon the filing of an NDA with the FDA related to the approval of XYOTAX if such event occurs on or before December 14, 2008.
(4)	Number of shares beneficially owned includes 1,875 shares of unvested restricted stock.
(5)	Number of shares beneficially owned includes 6,875 shares of unvested restricted stock.
(6)	Number of shares beneficially owned includes 6,000 shares of unvested restricted stock.
(7)	Number of shares beneficially owned includes the following numbers of shares vesting in full on December 22, 2008, provided that the reporting person is still employed with the company through this date.

James. A. Bianco, M.D.	80,645
Louis. A. Bianco	24,193
Dan Eramian	20,161
Jack W. Singer, M.D.	24,193
Scott Stromatt M.D.	20,161

The remaining shares contingently vest upon achievement of the following key corporate goals over the next three years: (1) approval from the FDA or EMEA for the sale of either XYOTAX or pixantrone or any other drug currently owned or exclusively licensed by the Company, (2) approval from the FDA or EMEA of a second such drug and (3) the closing share price for the Company’s common stock exceeding $35.00 (as equitably adjusted for any stock split, stock dividend or similar adjustment in the Company’s capitalization).

In the event that one of the above-mentioned corporate goals is achieved prior to December 31, 2009, additional shares of restricted stock would vest as of the date of the achievement of such corporate goal as follows:

James. A. Bianco, M.D.	80,645
Louis. A. Bianco	24,193
Dan Eramian	20,161
Jack W. Singer, M.D.	24,193
Scott Stromatt M.D.	20,161

In the event that two of the above mentioned corporate goals achieved prior to December 31, 2009, additional shares of restricted stock would vest as of the date of the second to occur of the two corporate goals as follows:

James. A. Bianco, M.D.	40,322
Louis. A. Bianco	12,096
Dan Eramian	10,080
Jack W. Singer, M.D.	12,096
Scott Stromatt M.D.	10,080

In the event that all three of the above-mentioned corporate goals are achieved prior to December 31, 2009, additional shares of restricted stock would vest as of the date of the last to occur of the tree corporate goals as follows:

James. A. Bianco, M.D.	80,645
Louis. A. Bianco	24,193
Dan Eramian	20,161
Jack W. Singer, M.D.	24,193
Scott Stromatt M.D.	20,161

Please see Chapter 15 for information regarding the value of option grants to CTI’s directors and principal executive officers for the year ended December 31, 2006.

17.3	Description of any equity incentive plan devoted to the Issuer’s employees

17.3.1	Equity Incentive Plans

During 2003, shareholders approved the 2003 Equity Incentive Plan, which replaced the 1994 Equity Incentive Plan, or 1994 Plan. The 1994 Plan has since been terminated, except with respect to outstanding awards previously granted thereunder. The 2003 Equity Incentive Plan was amended and restated, renamed as the 2007 Equity Incentive Plan, or the 2007 Plan, and approved by the annual shareholders at the Company’s 2007 annual meeting. The 2007 Plan provides for (a) the grant of nonqualified and/or incentive stock options, stock appreciation rights, restricted stock, restricted stock units and cash awards, and (b) the award of stock-based or cash-based performance bonuses. There are 6,610,822 shares authorized under the 2007 Plan including the authorization for issuance of an additional 1,250,000 shares (adjusted to reflect the Company’s one-for-four reverse stock split in April 2007) of common stock as set forth in an August 2004 amendment to the 2003 Equity Incentive Plan approved by CTI’s shareholders at its 2004 Annual Meeting of Shareholders and 73,322 shares which had been reserved but not granted under the 1994 Plan.

In December 2003, the Board of Directors approved the assumption and amendment and restatement of the Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan, or Plan, in connection with the merger between CTI and Novuspharma. The Plan expired on December 31, 2006. The Plan provided for the grant of nonqualified stock options and restricted stock to certain of our officers, employees, members of our Board of Directors and consultants. The plan administrator determined, on a grant-by-grant basis, what terms and conditions applied to options and restricted stock granted under the Plan (including vesting restrictions). The Plan permitted options to be exercised with cash or certain other legal forms of consideration. In the event of our change of control (including our merger with or into another corporation or our sale of substantially all of our assets), the Plan provided that we may determine, in our discretion, that each optionee may vest in his or her option or restricted stock award with respect to any or all of the shares subject to the award (including shares that were unvested prior to the change of control) and that such awards may otherwise be assumed or substituted for by the successor corporation. There were 350,000 shares of common stock reserved under the Plan. Due to the expiration of the plan, there were no shares available for future issuance as of December 31, 2006.

The Plans are administered by the Compensation Committee of the Board of Directors which has the discretion to determine which employees, consultants and directors shall be granted options. The options are typically exercisable ratably over a four-year period commencing one year from the date of grant, and expire not more than 10 years from the date of grant.

17.3.2	Employee Stock Purchase Plan

CTI maintains an Employee Stock Purchase Plan, or the Purchase Plan, under which eligible employees may purchase a limited number of shares of its common stock at 85% of the lower of the subscription date fair market value and the purchase date fair market value. This Purchase Plan was approved by the Company’s shareholders and adopted in September 2007. There are two six-month offerings per year and there are 250,000 shares authorized under the Purchase Plan.

CHAPTER 18 MAJOR SHAREHOLDERS

18.1	As of October 31, 2007, the Company is not aware of any shareholders owning, directly or indirectly, a percentage of shares of common stock in the Company’s capital higher than 2% thereof, based on the information publicly available.

The share holdings of Dr. James A. Bianco, the Company’s President and Chief Executive Officer, have decreased by 521,570 shares from January 1, 2006 through October 31, 2007 as a result of the following transactions:

•	Sale of 268,268 shares; of this amount, 52,135 shares were sold pursuant to a pre-established 10b5-1 plan

•	Gift of 55,000 shares

•	Forfeiture of 200,000 restricted shares resulting from contingencies on award not being met

•	A four-for-one reverse stock split which resulted in a decrease of 280,559 shares.

•

Restricted stock grants totaling 282,257 shares; these grants had been approved in December 2006, but were not effectively granted until September 25, 2007, the date CTI’s shareholders approved, among other things, an increase in the number of shares of common stock available for issuance under the 2007 plan.

18.2	Special voting rights

Not applicable.

18.3	Controlling entities

As of the date of December 31, 2006, there is no shareholder who controls CTI pursuant to art. 93 of Legislative Decree no. 58 of February 24, 1998.

18.4	Arrangements, if any, which may result in a change in the control of the issuer after the publication of the Prospectus

There are currently no arrangements of which the Issuer is aware that may result in a change in control of CTI after the publication of the Prospectus.

CHAPTER 19 RELATED PARTY TRANSACTIONS

This chapter contains the information required by International Accounting Standards No. 24, Related Party Disclosures, as well as Item 404 of Regulation S-K under the United States Securities Act of 1933. Information required by Item 404 of Regulation S-K under the Securities Act of 1933, includes descriptions of any transactions since the beginning of the last fiscal year in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which any related person had or will have a direct or indirect material interest. For purposes of this disclosure, related person is defined as an executive officer, director, 5% or greater shareholder, any nominee for director and any family members of any such persons.

The chart below sets forth the structure of the Company and its subsidiaries as of December 31, 2006:

All subsidiaries above are wholly-owned. In addition, In May 2007, CTI formed Aequus Biopharma, Inc., and contributed a license to develop CTI’s Genetic Polymer™ technology to Aequus Biopharma in exchange for 70% of the equity ownership of that company, with the remainder of the shares going to certain founders, and in July, 2007, CTI acquired Systems Medicine, Inc., a privately held oncology company.

All intercompany transactions between CTI and its subsidiaries are eliminated in CTI’s consolidated financials statements and other amounts included in this document and are publicly available in the Company’s public filings. None of CTI’s subsidiaries produce financial statements that are publicly available.

In the case of termination, the Company has severance agreements with our executive officers that provide benefits for eighteen to twenty-four months. See section 15.1 for further disclosure on remuneration of key management personnel.

See Chapter 15, section 15.2 for discussion on CTI’s post-employment benefit plan for the benefit of CTI employees.

In November 2002, the Company entered into a two-year Sponsored Research Agreement with the Hope Heart Institute, a non-profit corporation, to perform research specified by CTI and reviewed by a joint research committee comprised of individuals from CTI and from the Hope Heart Institute. In addition to monthly payments, CTI granted a fully vested warrant to the Hope Heart Institute to purchase 100,000 shares of CTI common stock at a purchase price of $10.00 per share. Phillip M. Nudelman, Ph.D., is the chairman of CTI’s board of directors, and a member of the Company’s audit, compensation, and nominating and governance committees, and President, Chief Executive Officer and a member of the board of directors of the Hope Heart Institute. Jack W. Singer, M.D., who is a member of CTI’s board of directors and the Company’s Executive Vice President, Chief Medical Officer, was a member of the Scientific Advisory Board of the Hope Heart Institute in 2002. During 2004, CTI made payments to the Hope Heart Institute of $45,000 for research related expenses. CTI also made charitable contributions of $6,500, $24,000 and $11,000 in 2006, 2005 and 2004, respectively. In 2004, we terminated the Sponsored Research Agreement.

In December 2004, CTI entered into a licensing agreement with DiaKine Therapeutics, Inc., or DiaKine, for the development and commercialization of Lisofylline. CTI received an upfront payment of $250,000 in 2004 and additional payments of $427,000 in 2005. These payments were recorded as deferred revenue and are being recognized as revenue over the estimated development term in the agreement of December 31, 2013. Jack W. Singer, M.D., is a member of the board of Directors for DiaKine.

In May 2007, CTI formed Aequus Biopharma, Inc. and contributed a license to develop CTI’s Genetic Polymer™ technology to Aequus Biopharma in exchange for 14,000,000 shares, representing 70% of the equity ownership of that company. The remaining 30% of the shares of Aequus Biopharma were issued to additional founders of that company, who are individuals with a background in the biotechnology industry, including James A. Bianco, CTI’s President, Chief Executive Officer and Director and Jack W. Singer, a Director of CTI. The Genetic Polymer ™ technology that was created at CTI to speed the manufacture, development and commercialization of novel biopharmeceuticals. Dr. Bianco, the Company’s President, Chief Executive Officer and Director was granted 1,000,000 shares of restricted stock in Aequus Biopharma, Inc. pursuant to an agreement entered into between Dr. Bianco and Aequus Biopharma at the time of its formation for services to be provided to Aequus as a consultant during the two-year term of the consulting agreement. Dr. Singer, a Director of the Company was granted 1,000,000 shares of restricted stock in Aequus Biopharma, Inc. pursuant to an agreement entered into between Dr. Singer and Aequus Biopharma at the time of its formation for services to be provided to Aequus as a consultant during the two-year term of the consulting agreement. Dr. Bianco and Dr. Singer assisted in the organization of Aequus Biopharma and the recruitment of the Aequus Biopharma management team.

In July 2007, CTI acquired Systems Medicine, Inc., a privately held oncology company. Systems Medicine will continue to operate as a wholly-owned subsidiary of CTI, utilizing its genomic-based platform to guide development of CTI’s oncology products, including brostallicin. Richard Love, a Director of the Company, previously owned shares of Systems Medicine. Mr. Love acquired 969,064 shares (approximately 11%) of Systems Medicine in November 2005 and April 2007. His shares were relinquished in July 2007 in connection with the acquisition of Systems Medicine by CTI.

CHAPTER 20

FINANCIAL INFORMATION CONCERNING THE ISSUER’S ASSETS AND LIABILITIES, FINANCIAL

POSITION AND PROFITS AND LOSSES

Introduction

This chapter is prepared according to Regulation 809/2004 CE and further amended as provided for by Regulation 1787/2006 CE December 4, 2006.

This chapter includes consolidated financial information for the Company as of December 31, 2006, 2005 and 2004 and September 30, 2007 and for the years ended December 31, 2006, 2005 and 2004 and for the nine month periods ended September 30, 2007 and 2006. The financial information was prepared according to accounting principles generally accepted in the United States (US GAAP).

Summary of contents

The following financial statements are present in this chapter 20:

1.	Consolidated Balance Sheets as of December 31, 2006, 2005 and 2004 prepared according to accounting principles generally accepted in the United States (US GAAP) (par.20.1);

2.	Consolidated Statements of Operations for the periods ended December 31, 2006, 2005 and 2004.

3.	Consolidated Statements of Shareholders’ Deficit and Other Comprehensive Loss for the same periods represented in point 1 (par 20.1);

4.	Consolidated Statements of Cash Flows for the periods ended December 31, 2006, 2005 and 2004 (par 20.1)

5.	Consolidated Balance Sheet as of September 30, 2007 prepared according to accounting principles generally accepted in the United States (US GAAP) (par 20.2);

6.	Consolidated Statements of Operations for the periods ended September 30, 2007 and 2006 (par 20.2);

7.	Consolidated Statements of Cash Flows for the periods ended September 30, 2007 and 2006 (par 20.2)

20.1	Historical financial information

Introduction

All financial information presented in this paragraph has been prepared according to Regulation (EC) No 1606/2002, or if not applicable to a Member State national accounting standards for issuers from the Community.

For third country issuers (such as CTI), such financial information has been prepared according to the international accounting standards adopted pursuant to the procedure of Article 3 of Regulation (EC) No 1606/2002 or to a third country’s national accounting standards equivalent to these standards.

The last three years audited historical financial information had been presented and prepared in a form consistent with that which will be adopted in the issuer’s next published annual financial statements having regard to accounting standards and policies and legislation applicable to such annual financial statements.

The external auditor opinions for the financial statements for the years ended December 31, 2006, 2005 and 2004 are included in the Company’s Annual Report on Form 10-K filed on March 16, 2007, which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm. The Company’s financial statements and external auditor opinions are also attached to this Prospectus as Appendix B.

20.1.1.	Description of Business and Summary of Significant Accounting Policies

Description of Business

CTI operates in a highly regulated and competitive environment. The manufacturing and marketing of pharmaceutical products require approval from, and are subject to, ongoing oversight by the Food and Drug Administration, or FDA, in the United States, by the European Agency for Evaluation of Medicinal Products, or EMEA, in Europe and by comparable agencies in other countries. Obtaining approval for a new therapeutic product is never certain and may take many years and involve expenditure of substantial resources.

CTI operates in one business segment.

In January 2000, CTI acquired the rights to TRISENOX® (arsenic trioxide), an anti-cancer compound, from PolaRx Biopharmaceuticals, Inc., or PolaRx, and subsequently submitted an application for and received approval to market from the FDA and EMEA. In connection with the TRISENOX divestiture which was completed in July 2005, Cephalon assumed any liabilities for future milestone payments to PolaRx.

In December 2002, CTI entered into a distribution agreement with Nippon Shinyaku Co. Ltd, or Nippon. This agreement grants an exclusive license to Nippon to market and distribute TRISENOX injection in Japan, South Korea and Taiwan. In October 2004, Nippon received approval from the Japanese Ministry of Health, or JMH, to market TRISENOX for patients with relapsed or refractory acute promyelocytic leukemia, or APL, in Japan. In December 2004, Nippon launched TRISENOX for the treatment of relapsed/refractory APL in Japan. Cephalon assumed the agreement with Nippon in connection with the TRISENOX divestiture.

On January 1, 2004, CTI completed its merger with Novuspharma S.p.A., a public biopharmaceutical company located in Italy, currently Cell Therapeutics Europe S.r.l., or CTI (Europe). This provided CTI with worldwide rights to pixantrone, approximately $92.5 million of cash and cash equivalents upon closing of the acquisition, and a drug discovery organization and staff with an extensive track record in cancer drug development. The merger, including the addition of pixantrone to CTI’s pipeline, is consistent with the Company’s strategy of growth by strategic acquisition and its goal to develop improved cancer therapies.

In December 2004, CTI entered into a royalty interest financing agreement with PharmaBio for $25.0 million in financing and $5.0 million in services to be provided by PharmaBio and its affiliates and paid by PharmaBio.

On July 18, 2005, CTI completed the divestiture of TRISENOX and certain proteasome assets to Cephalon Inc., or Cephalon, for aggregate consideration of approximately $71.9 million, net of broker fees. In addition, CTI provided transition services related to TRISENOX and proteasome assets for approximately six months subsequent to the closing date. In connection with the divestiture, CTI was required to repay its royalty obligation to PharmaBio, and after this repayment, CTI’s net proceeds from both transactions were approximately $32.5 million. In addition, in the future CTI may potentially receive up to an additional $100 million if Cephalon is successful in achieving certain sales and development milestones, although achievement of such milestones is uncertain. Because TRISENOX was CTI’s only commercial product, CTI has had no revenues from product sales subsequent to its divestiture.

The financial statements have been prepared on a basis of a going concern which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. CTI expects that its existing cash, cash equivalents and interest receivable will not be sufficient to fund our operations for the next 12 months. Accordingly, CTI will need to raise additional funds and is currently exploring alternative sources of equity or debt financing. Prior to issuance of additional equity or other convertible instruments, CTI needs to increase its authorized shares and it is currently seeking shareholder approval to do so. CTI has a Step-Up Equity Financing Agreement with Société Générale which CTI may be able to utilize to provide additional equity funding. Additional funding may not be available on favorable terms or at all. If CTI is unable to raise additional capital in the near term, it has developed a plan to further curtail operations significantly, by delaying, modifying, or cancelling selected aspects for research and development programs related to XYOTAX, pixantrone and other products it may be developing. The plan contains reductions in operating expenditures related to certain research and development and general and administrative activities including compensation and benefits, corporate costs and clinical trial costs, which are designed to allow the company to continue to operate on a going concern basis.

Consolidated Entity

The following chart sets forth the structure of the Group as of December 31, 2006:

The Group headed by CTI is made up of the following wholly-owned subsidiaries:

•	CTI Technologies, Inc. is a Nevada, U.S., based company that owns certain patents. Share capital at December 31, 2006 amounts to $12,500,010 issued and fully paid.

•	Cell Therapeutics Europe S.r.l, is an Italian company that performs certain research and development activities. Share capital at December 31, 2006 amounts to $142,406,129 issued and fully paid.

•

CTI Corporate Development, Inc. held the lease for the airplane used by CTI for corporate travel. This airplane lease was terminated in November 2005 and this subsidiary is inactive. There was no share capital at December 31, 2006.

•

Cell Therapeutics (Ireland) Holding Limited is an Ireland company created to license and market certain intellectual property. This company was liquidated in December 2006. There was no share capital at December 31, 2006.

CTI’s majority owned subsidiary (PanGenex, Inc.) was dissolved in 2004 and its wholly-owned subsidiaries, Cell Therapeutics (UK) Limited and PolaRx were sold to Cephalon in connection with the divestiture of TRISENOX in July 2005.

In addition, in May 2007, CTI formed Aequus Biopharma, Inc., and contributed a license for CTI’s Genetic Polymer ™ technology to Aequus Biopharma in exchange for 70% of the equity ownership of Aequus Biopharma. The Genetic Polymer technology was created at CTI to speed the manufacture, development and commercialization of novel biopharmeceuticals.

The chart below represents the consolidated entity and its wholly-owned subsidiaries for the periods presented (in thousands of US dollars):

	December 31,
	2006			2005			2004
	Capital Stock	Share- holders’ Equity (Deficit)	Owned %	Capital Stock	Share- holders’ Equity (Deficit)	Owned %	Capital Stock	Share- holders’ Equity (Deficit)	Owned %
Holding
Cell Therapeutics, Inc.	860,691	74,521		721,544	44,658		656,752	71,313
Subsidiaries
Cell Therapeutics Europe S.r.l	142,406	(11,028)	100%	142,406	13,338	100%	144,029	39,042	100%
CTI Technologies, Inc.	12,500	3,632	100%	19,500	20,719	100%	36,000	34,419	100%
CTI Corporate Development, Inc.	—	(13,823)	100%	—	(13,814)	100%	—	(10,041)	100%
Cell Therapeutics Ireland Holding Limited (1)	—	—	N/A	10,970	879	100%	1	(4,369)	100%
Cell Therapeutics (UK) Limited (2)	—	—	N/A	—	—	N/A	—	(14,711)	100%
PolaRx (2)	—	—	N/A	—	—	N/A	7,218	2	100%
PanGenex, Inc. (3)	—	—	N/A	—	—	N/A	—	—	N/A

(1)	The Company was dissolved in 2006.
(2)	These Companies were sold to Cephalon in connection with the divestiture of TRISENOX in July 2005.
(3)	The Company was dissolved in 2004.

The registered and the principal administrative offices of the Issuer and its subsidiaries are located as follows:

Cell Therapeutics, Inc.: 501 Elliott Avenue West Ste 400, Seattle, WA 98119

Cell Therapeutics Europe S.r.l: Via Ariosto, 23, 20091 Bresso (MI), Italy

CTI Technologies, Inc.: 101 Convention Center Drive Ste 850, Las Vegas, NV 89109

CTI Corporate Development: 501 Elliott Avenue West Ste 400, Seattle, WA 98119

Cell Therapeutics Ireland Holding Limited (prior to dissolution): 38 Main Street, Swords, Co. Dublin, Ireland

Cell Therapeutics (UK) Limited (prior to dissolution): 1 Wesley Gate, 70 Queens Road, Reading, Berkshire, RG1 4AP

PolaRx (prior to dissolution): Elliott Avenue West Ste 400, Seattle, WA 98119

PanGenex, Inc. (prior to dissolution): Elliott Avenue West Ste 400, Seattle, WA 98119

Principles of Consolidation

The consolidated financial statements include the accounts of Cell Therapeutics, Inc. and its wholly owned subsidiaries which include Cell Therapeutics Europe S.r.l., CTI Technologies, Inc., CTI Corporate Development, Inc., and Cell Therapeutics (Ireland) Holding Limited, which was liquidated in the fourth quarter of 2006. The Company’s wholly owned subsidiaries, Cell Therapeutics (UK) Limited and PolaRx Biopharmaceuticals, Inc., or PolaRx, were sold to Cephalon in connection with the divestiture of TRISENOX in July 2005 and the Company’s majority owned subsidiary, PanGenex, Inc., was dissolved in 2004. All intercompany transactions and balances are eliminated in consolidation.

The financial data utilized for the consolidated balance sheets were gathered from the economical and financial situation prepared by the subsidiary companies.

At the time of acquisition the cost of investments is eliminated against the fair value of assets and liabilities and the resulting difference, if any, is allocated to goodwill.

All of the subsidiaries’ statements of operations have been consolidated from the date of purchase.

Accounting policies and estimates

CTI makes certain judgments and uses certain estimates and assumptions when applying accounting principles generally accepted in the United States in the preparation of its consolidated financial statements. CTI evaluates its estimates and judgments on an on-going basis and bases its estimates on historical experience and on assumptions that it believes to be reasonable under the circumstances. CTI’s experience and assumptions form the basis for its judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may vary from what CTI anticipates and different assumptions or estimates about the future could change CTI’s reported results.

Accounting Policies

Cash and Cash Equivalents

CTI considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of investment-grade corporate and government obligations, carried at cost, which approximates market value.

Restricted Cash

CTI classifies as restricted cash highly liquid investments that otherwise would qualify as cash equivalents, but that have been set aside in a restricted account and that are unavailable for immediate withdrawal, until certain conditions are met. As of December 31, 2005 restricted cash included $24.6 million held in escrow to fund potential redemptions of up to 30% of CTI’s 6.75% convertible senior notes on April 30, 2006 as well as restricted cash of $1.0 million held in connection with the liquidation of Cell Therapeutics (Ireland) Holding Limited.

Purchase price allocation

The purchase price for Novuspharma S.p.A. was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date of January 1st, 2004. An independent third-party valuation firm was engaged to assist in determining the fair values of in-process research and development and identifiable intangible assets. Such a valuation requires significant estimates and assumptions including but not limited to: determining the timing and expected costs to complete the in-process projects, and developing appropriate discount rates by projects. CTI believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions.

Valuation of goodwill

In accordance with Statement of Financial Accounting Standards, or SFAS, No. 142, Goodwill and Other Intangible Assets, CTI reviews goodwill for impairment annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Goodwill is tested for impairment by comparing the fair value of CTI’s single reporting unit to its carrying value. CTI’s estimate of fair value is based on its current market capitalization. If the implied fair value of goodwill is less than its carrying value, an impairment charge would be recorded.

Securities Available-for-Sale

Management determines the appropriate classification of debt securities at the time of purchase. Management currently classifies CTI’s investment portfolio as available-for-sale which consists of U.S. government and corporate obligations with maturities of up to one year and carries the securities at fair value based on quoted market prices with unrealized gains and losses included in accumulated other comprehensive income or loss. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Interest on securities available-for-sale and amortization and accretion of premiums and discounts are included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities, if any, are included in investment income. The cost of securities sold is based on the specific identification method.

Royalty Obligation

CTI’s royalty obligation to PharmaBio was recorded as debt as CTI had significant continuing involvement in the generation of cash flows due to PharmaBio. The obligation was accreted using the effective interest method and an imputed interest rate that was based on CTI’s estimates of total royalty and interest payments due under the arrangement. The amount of royalty and interest payments varied depending on whether CTI reached certain TRISENOX targets and certain other factors as described in the agreement. CTI reassessed the imputed interest rate as circumstances changed. CTI extinguished the royalty obligation in July 2005.

Derivatives embedded in certain debt securities

CTI evaluates financial instruments for freestanding or embedded derivatives in accordance with SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, or SFAS 133, and related guidance. Derivative instruments are recorded at fair value with changes in value recognized in the period of change.

CTI’s 6.75% convertible senior notes, or 6.75% notes, and CTI’s 7.5% convertible senior notes, or 7.5% notes, contain certain features providing for payments in cash or common stock to be made in the event of certain conversions or repurchases of the debt. In the event of any conversion of CTI’s 6.75% notes to common stock, the feature calls for make-whole payments equal to the interest on the debt over its term less any amounts paid prior to the date of the conversion. CTI’s 7.5% notes include a feature that calls for make-whole payments in the event of automatic conversion or if the holder requires CTI to repurchase the notes upon certain non-stock changes in control. This payment is equal to $225 per $1,000 principal amount of the notes less any interest amounts paid prior to the date of conversion or repurchase.

These make-whole features represent embedded derivatives which are required to be accounted for separately from the related debt securities. The fair value of the derivative for the 6.75% notes is calculated based on a discounted cash flow model. The fair value of the derivative related to the 7.5%

notes is calculated using a Monte Carlo simulation model that incorporates factors such as the current price of our common stock, its volatility, and time to expiration of the make-whole feature. As of December 31, 2006 CTI determined that it would make additional discretionary make-whole payments to certain investors in 2007. These additional payments constitute modifications to the terms of the agreement and have been included in the valuation model. The value of these payments as of December 31, 2006 is recorded in current portion of derivative liability. Changes in the estimated fair value of the liabilities are included in gain on derivative liabilities and will be calculated until the relevant feature expires or all of the relevant notes are converted or repurchased.

Stock-Based Compensation

On January 1, 2006, CTI adopted Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment (Revised 2004), or SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. Prior to January 1, 2006, CTI accounted for share-based payments under the recognition and measurement provisions of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and related interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation, or SFAS 123. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. Under CTI’s plan, stock options are generally granted at fair market value.

CTI adopted SFAS 123(R) using the modified-prospective transition method. Under this transition method, beginning on the effective date, or January 1, 2006, compensation cost recognized includes (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). In addition, in accordance with the modified-prospective transition method, results for prior periods have not been restated to reflect the impact of SFAS 123(R). CTI uses the straight-line single-option method to recognize the value of stock-based compensation expense for all share-based payment awards granted after January 1, 2006. Expense is recognized using the graded-vesting multiple-option method for options granted prior to January 1, 2006.

Under SFAS 123(R), stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Based on this, CTI’s stock-based compensation is reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In CTI’s pro forma information required under SFAS 123 for the periods prior to January 1, 2006, CTI accounted for forfeitures as they occurred.

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123(R) and the Emerging Issues Task Force, or EITF, consensus in Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

Product sales

Because CTI sold its only commercial product, TRISENOX, to Cephalon on July 18th, 2005, there are no product sales subsequent to this date. Prior to this, CTI recognized revenue from product sales when there was persuasive evidence that an arrangement existed, title had passed and delivery had occurred, the price was fixed and determinable, and collectability was reasonably assured. Product sales were generally recorded upon shipment net of an allowance for estimated returns and discounts. Customers were able to return damaged or expired inventory for up to one year after the expiration date. In estimating returns, CTI analyzed historical returns and sales patterns. To arrive at the accrual for product returns, CTI matched the returns to the corresponding production batch to assess the historical trend for returns. Based on this analysis, the estimated return percentage was applied to the current period sales. Allowances for returns, discounts and bad debts were netted against accounts receivable. If customers had product acceptance rights, and CTI was unable to reasonably estimate returns related to that customer or market, CTI deferred revenue recognition until such rights had expired. CTI does not expect additional product sales revenues until another commercial product is approved or acquired.

License and contract revenue

CTI may generate revenue from technology licenses, collaborative research and development arrangements cost reimbursement contracts and research grants. Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments.

Revenue associated with up-front license fees and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. If the time period is not defined in the agreement, CTI calculates the revenue recognition period based on its current estimate of the research and development period considering experience with similar projects, level of effort and the stage of development. Should there be a change in CTI’s estimate of the research and development period, CTI will revise the term over which the initial payment is recognized. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts and research grants is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

CTI evaluates multiple element arrangements pursuant to Emerging Issues Task Force, or EITF, 00-21, Revenue Arrangements with Multiple Deliverables. For multiple element arrangements that have continuing performance obligations, CTI recognizes contract, milestone or license fees together with any up-front payments over the term of the arrangement as CTI completes its performance obligation, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. Additionally, pursuant to the guidance of Securities and Exchange Commission Staff Accounting Bulletin 104, or SAB 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected term of the arrangement.

Research and development expenses

Research and development expenses include salaries and benefits, clinical trial and clinical manufacturing costs, contract and other outside service fees, and facilities and overhead costs related to CTI’s research and development efforts. Research and development expenses also consist of costs incurred for proprietary and collaboration research and include activities such as product registries and investigator-sponsored trials. Research and development costs are expensed as incurred. Generally, in instances where CTI enters into agreements with third parties for research, clinical trial, and related manufacturing costs, costs are expensed upon the earlier of when non-refundable amounts are due or as services are performed unless there is an alternative future use of the funds in other research and development projects. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables.

Advertising Costs

The costs of advertising are expensed as incurred. CTI incurred advertising costs of $0.4 million, $1.8 million, and $1.8 million in 2006, 2005, and 2004 respectively.

Net Loss per Share

Basic net loss per share is calculated based on the net loss divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested restricted stock awards and convertible securities. Diluted earnings per share assumes the conversion of all dilutive convertible securities, such as convertible subordinated debt using the if-converted method, and assumes the exercise or vesting of other dilutive securities, such as options, warrants and restricted stock using the treasury stock method.

Other Financial Instruments

At December 31, 2006, 2005 and 2004, the carrying value of financial instruments such as receivables and payables approximated their fair values based on the short-term maturities of these instruments. The carrying value of other long-term liabilities approximated fair values because the underlying interest rates approximate market rates at the balance sheet dates. CTI believes the carrying value of its royalty obligation approximated its fair value at December 31, 2004 as the arrangement was entered into on an arms length basis during December 2004.

Impairment of long-lived assets

CTI reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value based on quoted fair market values.

Restructuring charges

CTI has recorded charges in connection with its restructuring activities, including estimates pertaining to employee separation costs, the related abandonment of excess facilities and impairment of fixed assets, and certain contract termination costs. Restructuring charges are recorded in accordance with SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. The recognition of restructuring charges requires CTI to make certain judgments regarding the nature, timing and amount associated with the planned restructuring activities. At the end of each reporting period, CTI evaluates the appropriateness of the remaining accrued balances.

Foreign Currency Translation

For CTI’s operations that have a functional currency other than the U.S. dollar, gains and losses resulting from the translation of the functional currency into U.S. dollars for financial statement presentation are not included in determining net loss but are accumulated in the cumulative foreign currency translation adjustment account as a separate component of shareholders’ deficit in accordance with SFAS 52, Foreign Currency Translation. CTI had a gain from foreign currency translation of $0.4 million and $2.5 million for the years ended December 31, 2006 and 2004, respectively, and a loss from foreign currency translation of $4.2 million for the year ended December 31, 2005.

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation Number, or FIN, 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, or FIN 48, which clarifies the accounting for uncertainty in tax positions. This interpretation will require that we recognize the effect of a tax position in our financial statements, if there is a greater likelihood than not of the position being sustained upon audit, based on the technical merits of the position. The provisions of FIN 48 are effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. CTI is currently evaluating the impact of implementation on its consolidated financial statements, however CTI does not believe that the adoption of FIN 48 will have a material impact on its result of operations and financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157, which provides guidance on how to measure assets and liabilities that use fair value. This statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measure at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. SFAS 157 is effective for fiscal years beginning after November 2007, and will be adopted by CTI beginning January 1, 2008. CTI is currently evaluating the potential impact this statement may have on its financial statements, but does not believe the impact of adoption will be material.

In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB 108. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB 108 is effective for fiscal years ending after November 15, 2006. CTI will initially apply the provisions of SAB 108 in connection with the preparation of its annual financial statements for the year ending December 31, 2006. The adoption of SAB 108 did not have a material impact on CTI’s results of operations and financial position.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, or SFAS 158. This Statement requires companies to recognize in their statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year. Additionally, SFAS 158 requires companies to recognize changes in the funded status of a defined benefit postretirement plan in the year that the changes occur and those changes will be reported in comprehensive income. The provisions of SFAS 158 are effective as of the end of fiscal year 2006 and the adoption of SFAS 158 did not have a material impact on CTI’s results of operations and financial position.

In December 2006, the FASB issued FASB Staff Position, or FSP, EITF 00-19-2, or FSP EITF 00-19-2, Accounting for Registration Payment Arrangements. FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS 5, Accounting for Contingencies and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006. Early adoption of FSP EITF 00-19-2 is permitted, and CTI has elected such early adoption.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, or SFAS 159. The Statement permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently measured at fair value. Unrealized gains and losses on items for which the fair value option as been elected would be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements in order to facilitate comparisons between entities choosing different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect existing accounting requirements for certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. CTI is currently evaluating the requirements of SFAS 159 and has not yet determined the impact on the financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (US GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. For example, estimates included assumptions used in calculating stock compensation expense, CTI’s liability for excess facilities, the useful lives of fixed assets, the fair value of CTI’s derivatives, the calculation of CTI’s tax provision and related valuation allowance, determining potential impairment of goodwill and other intangible assets, and prior to the divestiture of TRISENOX to Cephalon its sales return reserve, inventory obsolescence reserve, and its estimate of royalty and interest payments in connection with its royalty obligation. Actual results could differ from those estimates.

Reclassifications

Certain prior year items have been reclassified to conform to current year presentation.

20.1.2	CONSOLIDATED BALANCE SHEETS, CONSOLIDATED STATEMENTS OF OPERATIONS, CONSOLIDATED STATEMENTS OF CASH FLOWS AND CONSOLIDATED STATEMENTS OF SHAREHOLDERS EQUITY (DEFICIT) AND OTHER COMPREHENSIVE LOSS AS OF DECEMBER 31, 2006, 2005 AND 2004.

CELL THERAPEUTICS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share amounts)

	Notes	December 31,
		2006	2005	2004
ASSETS	A
Current assets:
Cash and cash equivalents	1	$17,129	$50,022	$105,033
Restricted cash	2	—	25,596	—
Securities available—for—sale	3	36,708	18,858	10,840
Interest receivable		570	187	147
Accounts receivable, net	4	183	2,306	879
Inventory	5	—	—	920
Prepaid expenses and other current assets	6	9,948	10,107	10,113

Total current assets		64,538	107,076	127,932

Property and equipment, net	7	7,915	12,278	22,360
Goodwill	8	17,064	17,064	17,064
Other intangibles, net	8	1,663	2,239	4,175
Other assets	9	10,641	16,783	13,465

Total assets		$101,821	$155,440	$184,996

LIABILITIES AND SHAREHOLDERS’ DEFICIT	B
Current liabilities:
Accounts payable	1	$639	$3,370	$7,309
Accrued expenses	2	28,567	17,558	25,020
Current portion of deferred revenue	3	80	80	408
Current portion of long-term obligations	5	2,816	2,880	1,382
Current portion of derivative liability	6	2,270	—	—
Current portion of convertible senior notes	6	—	6,900	—

Total current liabilities		34,372	30,788	34,119
Deferred revenue, less current portion	3	478	558	1,310
Long-term obligations, less current portion	5	4,667	7,326	5,053
Royalty obligation	4	—	—	25,123
7.5% convertible senior notes (including fair value of derivative liability of $1,300)	6	45,916	—	—
6.75% convertible senior notes	6	6,945	72,146	—
Convertible senior subordinated notes	6	82,557	122,079	160,459
Convertible subordinated notes	6	28,490	29,640	29,640
Commitments and contingencies
Shareholders’ deficit:	7
Preferred stock, no par value:
Authorized shares – 10,000,000 Series C, 100,000 shares designated, none issued or outstanding		—	—	—
Common Stock
Authorized shares – 200,000,000 Issued and outstanding shares – 145,588,923, 73,421,721 and 63,862,658 at December 31, 2006, 2005 and 2004, respectively		860,691	721,544	652,773
Deferred stock-based compensation		—	(1,669)	(2,736)
Accumulated other comprehensive income (loss)		(1,187)	(1,683)	2,039
Accumulated deficit		(961,108)	(825,289)	(722,784)

Total shareholders’ deficit		(101,604)	(107,097)	(70,708)

Total liabilities and shareholders’ deficit		$101,821	$155,440	$184,996

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except per share amounts)

	Notes	Year Ended December 31,
		2006	2005	2004
		(In thousands of US dollars)
	A
Revenues:	1
Product sales	2	$—	$14,599	$26,626
License and contract revenue		80	1,493	2,968

Total revenues		80	16,092	29,594

Operating expenses:	B

Cost of product sold	3	—	518	1,104
Research and development	4	61,994	68,767	101,127
Selling, general and administrative	6	35,303	61,717	78,522
Acquired in-process research and development	5	—	—	87,375
Amortization of purchased intangibles	7	792	1,254	2,294
Restructuring charges and related asset impairments	8	591	12,780	—
Gain on divestiture of TRISENOX	9	—	(71,211)	—

Total operating expenses		98,680	73,825	270,422

Loss from operations		(98,600)	(57,733)	(240,828)

Other income (expense):	C
Investment and other income, net		2,866	2,588	1,636
Interest expense		(19,829)	(16,546)	(10,988)
Foreign exchange gain (loss)		1,877	8	(2,118)
Make-whole interest expense		(24,753)	(1,013)	—
Debt conversion expense		—	(23,608)	—
Gain on derivative liabilities		6,024	236	—
Gain on exchange of convertible notes		7,978	—	—
Settlement expense		(11,382)	—	—
Loss on extinguishment of royalty obligation		—	(6,437)	—

Other expense, net		(37,219)	(44,772)	(11,470)

Net loss		$(135,819)	$(102,505)	$(252,298)

Basic and diluted net loss per share		$(1.21)	$(1.59)	$(4.67)

Shares used in calculation of basic and diluted net loss per share		112,283	64,553	54,052

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND OTHER COMPREHENSIVE LOSS

(In thousands of US dollars)

	Common Stock		Deferred Stock- based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Share- holders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2003	34,339	394,750	(5,956)	(470,486)	(850)	(82,542)
Issuance of common stock for the acquisition of Novuspharma	15,629	189,760	—	—	—	189,760
Conversion of warrants to common stock	22	—	—	—	—	—
Proceeds from issuance of common stock, net	12,936	63,846	—	—	—	63,846
Proceeds from stock options exercised and stock sold via employee stock purchase plan	595	2,220	—	—	—	2,220
Deferred compensation	315	990	(990)	—	—	—
Amortization of deferred compensation of restricted stock	—	—	4,210	—	—	4,210
Equity—based compensation expense	27	1,207	—	—	—	1,207
Comprehensive loss:
Foreign currency translation gain	—	—	—	—	2,511	2,511
Unrealized gains on securities available-for-sale	—	—	—	—	4	4
Unrealized gains on interest rate swap	—	—	—	—	374	374
Net loss for the year ended December 31, 2004	—	—	—	(252,298)	—	(252,298)

Comprehensive loss						(249,409)

Balance at December 31, 2004	63,863	652,773	(2,736)	(722,784)	2,039	(70,708)
Conversion of convertible senior subordinated notes to common stock	3,323	39,047	—	—	—	39,047
Equity instruments issued to induce conversion of convertible senior subordinated notes to common stock	3,378	23,608	—	—	—	23,608
Issuance of warrants to underwriter of convertible senior notes	—	564	—	—	—	564
Conversion of convertible senior notes to common stock	1,141	3,000	—	—	—	3,000
Proceeds from stock options exercised and stock sold via employee stock purchase plan	81	238	—	—	—	238
Deferred compensation	1,641	2,186	(2,186)	—	—	—
Amortization of deferred compensation of restricted stock	—	—	3,253	—	—	3,253
Equity-based compensation expense	(5)	(49)	—	—	—	(49)
Conversion of restricted share rights to common stock	—	177	—	—	—	177
Comprehensive loss:
Foreign currency translation loss	—	—	—	—	(4,174)	(4,174)
Unrealized gains on securities available-for-sale	—	—	—	—	16	16
Unrealized gains on interest rate swap	—	—	—	—	436	436
Net loss for the year ended December 31, 2005	—	—	—	(102,505)	—	(102,505)

Comprehensive loss						(106,227)

Balance at December 31, 2005	73,422	721,544	(1,669)	(825,289)	(1,683)	(107,097)
Conversion of 6.75% convertible senior notes to common stock	26,377	69,345	—	—	—	69,345
Proceeds from issuance of common stock, net	23,121	37,764	—	—	—	37,764
Repurchase of common stock and warrants	(1,094)	(3,025)	—	—	—	(3,025)
Conversion of 7.5% convertible senior notes to common stock	8,403	17,560	—	—	—	17,560
Exercise of warrants to common stock	6,595	164	—	—	—	164
Proceeds from issuance of common stock to Novartis, net	8,671	14,837	—	—	—	14,837
Conversion of convertible senior subordinated notes to common stock	—	4	—	—	—	4
Proceeds from stock options exercised and stock sold via employee stock purchase plan	15	17	—	—	—	17
Deferred compensation	(9)	(1,669)	1,669	—	—	—
Equity-based compensation expense	—	4,150	—	—	—	4,150

	Common Stock		Deferred Stock- based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Share- holders’ Equity (Deficit)
	Shares	Amount
Conversion of restricted share rights to common stock	88	—	—	—	—	—
Comprehensive loss:
Foreign currency translation loss	—	—	—	—	419	419
Unrealized gains on securities available-for-sale	—	—	—	—	41	41
Unrealized gains on interest rate swap	—	—	—	—	36	36
Net loss for the year ended December 31, 2006	—	—	—	(135,819)	—	(135,819)

Comprehensive loss						(135,323)

Balance at December 31, 2006	145,589	$860,691	$—	$(961,108)	$(1,187)	(101,604)

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Operating activities
Net loss	$(135,819)	$(102,505)	$(252,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,430	9,975	10,311
Acquired in-process research and development	—	—	87,375
Equity-based compensation expense	4,150	3,381	5,417
Loss on disposition of property and equipment	63	157	505
Amortization of investment premium	74	303	1,123
Non-cash gain on exchange of convertible notes	(7,978)	—	—
Non-cash gain on derivative liabilities	(6,024)	(236)	—
Non-cash interest expense	10,977	2,930	1,091
Non-cash loss on liquidation of subsidiary	41	—	—
Asset impairments	—	3,020	—
Debt conversion expense	—	23,608	—
Gain on divestiture of TRISENOX	—	(71,211)	—
Loss on extinguishment of royalty obligation	—	6,437	—
Noncash rent (benefit) expense	(15)	180	415
Loss on sale of investment securities	(1)	14	29
Changes in operating assets and liabilities:
Restricted cash	1,054	(1,045)	—
Interest receivable	(383)	(40)	1,109
Accounts receivable, net	1,700	(894)	(221)
Inventory	—	4	88
Prepaid expenses and other current assets	583	1,971	(1,068)
Other assets	2,907	(1,452)	2,734
Accounts payable	(2,925)	(3,451)	(1,651)
Accrued expenses	11,476	(5,181)	(2,292)
Deferred revenue	(80)	(1,081)	(819)
Excess facilities obligations	(2,383)	6,334	—
Other long-term obligations	(453)	3,550	—

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Total adjustments	19,213	(22,727)	104,146

Net cash used in operating activities	(116,606)	(125,232)	(148,152)

Investing activities
Net proceeds from sale of TRISENOX	—	70,417	—
Purchases of securities available-for-sale	(68,905)	(46,827)	(59,011)
Proceeds from maturities of securities available-for-sale	14,665	22,693	79,333
Proceeds from sales of securities available-for-sale	36,353	15,815	50,830
Purchases of property and equipment	(534)	(2,016)	(4,632)
Proceeds from sale of property and equipment	539	253	—
Additional consideration related to PolaRx acquisition	—	—	(4,969)
Repayment of notes receivable from officers	—	—	3,500
Net cash acquired in (paid for) the Novuspharma merger	—	—	89,391

Net cash provided by investing activities	(17,882)	60,335	154,442

Financing activities
Proceeds from issuance of common stock, net	37,764	—	63,846
Repurchase of common stock and warrants	(3,025)	—	—
Proceeds from issuance of 7.5% convertible senior notes, net	31,174	—	—
Proceeds from issuance of common stock to Novartis, net	14,837	—	—
Proceeds from issuance of 6.75% convertible senior notes, net	—	77,704	—
Restricted cash from issuance of 6.75% convertible senior notes, net	—	(24,600)	—
Release of restricted cash related to 6.75% convertible senior notes	24,600	—	—
Mandatory redemptions of 6.75% convertible senior notes	(2,655)	—	—
Proceeds from common stock warrants exercised	164	—	—
Proceeds from royalty based financing	—	—	25,000
Repayment of royalty obligation	—	(39,388)	—
Proceeds from common stock options exercised and stock sold via employee stock purchase plan	17	238	2,220
Repayment of long-term obligations	(138)	(1,805)	(2,172)

Net cash provided by financing activities	102,738	12,149	88,894

Effect of exchange rate changes on cash and cash equivalents	(1,143)	(2,263)	1,411

Net increase (decrease) in cash and cash equivalents	(32,893)	(55,011)	96,595

Cash and cash equivalents at beginning of period	50,022	105,033	8,438

Cash and cash equivalents at end of period	$17,129	$50,022	$105,033

Supplemental disclosure of cash flow information

Cash paid during the period for interest	$34,177	$12,640	$9,823

Cash paid for taxes	$—	$—	$—

Supplemental disclosure of non cash financing and investing activities

Conversion of 6.75% convertible senior notes to common stock	$69,345	$3,000	$—

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Conversion of 7.5% convertible senior notes to common stock	$17,560	$—	$—

Conversion of convertible senior subordinated notes to common stock, including accrued interest	$4	$39,047	$—

Issuance of warrants to underwriter of convertible senior notes	$—	$564	$—

Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$39,518	$—	—

Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$1,150	$—	—

Issuance of 7.5% senior notes in exchange for 5.75% subordinated and senior subordinated notes	$33,156	$—	$—

Common stock issued for acquisition of Novuspharma	$—	$—	$189,760

20.1.3	NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ASSETS

1.	Cash and cash equivalents

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Cash and cash equivalents (in thousands of US dollars)	2006	2005	2004
CTI	$12,303	$30,088	$47,640
Subsidiaries	4,826	19,934	57,393

Total cash and cash equivalents	$17,129	$50,022	$105,033

The decrease in cash from December 31, 2005 to December 31, 2006 is primarily due to $116.6 in cash used for operating activities, $68.9 million in cash used for the purchases of securities available-for-sale and $2.7 million in cash paid for mandatory redemptions of our 6.75% convertible senior notes, offset in part by cash proceeds from sales and maturities of securities available-for-sale of $51.0 million, $34.7 million in net proceeds received from the issuance of common stock in September 2006 (net of common stock and warrants repurchased), $31.2 million in net proceeds from the issuance of our 7.5% convertible senior notes, $24.6 million received due to the release of restricted cash held in escrow to fund potential mandatory redemptions of our 6.75% convertible senior notes and $14.8 million in net proceeds from common stock issued to Novartis.

The decrease in cash from December 31, 2004 to December 31, 2005 is primarily due to $125.2 million in cash used for operating activities and $39.4 million for payment of CTI’s royalty obligation to PharmaBio offset in part by approximately $70.4 in net proceeds from the sale of TRISENOX and a net amount of $53.1 million received from the issuance of CTI’s 6.75% senior convertible notes (net of $24.6 million received from the issuance but held in escrow to fund potential mandatory redemptions of these notes).

2.	Restricted Cash

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Restricted Cash (In thousands of US dollars)	2006	2005	2004
CTI	$—	$24,647	$—
Subsidiaries	—	949	—
Total restricted cash	$—	$25,596	$—

The balance of restricted cash at December 31, 2005 represents $24.6 million of cash held in escrow to fund the potential redemption of up to 30% of CTI’s 6.75% convertible senior notes on April 30, 2006 per the terms of the convertible debt agreement and approximately $1.0 million held at CTHI in order to liquidate the company. The $24.6 million was released in 2006 subsequent to the mandatory conversion date and all remaining cash held in escrow for CTHI was released prior to liquidation of the company in December 2006.

3.	Securities Available-for-Sale

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Securities Available-for-Sale (In thousands of US dollars)	2006	2005	2004
CTI	$36,708	$18,858	$10,840
Subsidiaries	—	—	—

Total securities available-for-sale	$36,708	$18,858	$10,840

The increase in the balance of securities available-for-sale as of December 31, 2006 as compared to December 31, 2005 is primarily due to $68.9 million in purchases of securities available-for-sale, offset by $51.0 million in sales and maturities of securities available-for-sale during the year ended December 31, 2006.

The increase in the balance of securities available-for-sale as of December 31, 2005 as compared to December 31, 2004 is primarily due to $46.8 million in purchases of securities available-for-sale, offset by $38.5 million in sales and maturities of securities available-for-sale during the year ended December 31, 2005.

Securities available-for-sale consist of the following debt securities as of December 31 (in thousands of US dollars):

	2006
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate obligations	$30,422	$23	$(8)	$30,437
U.S. government obligations	6,270	2	(1)	6,271

	$36,692	$25	$(9)	$36,708

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate obligations	$16,525	$—	$(18)	$16,507
U.S. government obligations	2,353	—	(2)	2,351

	$18,878	$—	$(20)	$18,858

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Corporate obligations	$8,714	$—	$(31)	$8,683
U.S. government obligations	2,162	—	(5)	2,157

	$10,876	$—	$(36)	$10,840

As of December 31, 2006, 2005, and 2004, all securities available-for-sale had contractual maturities of less than one year. Gross realized gains and losses to date have not been material.

4.	Accounts Receivable, net

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Accounts Receivable (In thousands of US dollars)	2006	2005	2004
CTI	$183	$833	$78
Subsidiaries	—	1,473	801

Total accounts receivable	$183	$2,306	$879

Due to the divestiture of TRISENOX to Cephalon in July, 2005, CTI’s accounts receivable balance did not include any trade receivables related to TRISENOX as of December 31, 2005 or 2006. The 2006 balance consists of various miscellaneous receivables including receivables from Cephalon for transition services provided by CTI in conjunction with the divestiture of TRISENOX and receivables for rent and utilities from our sublessees. The 2005 balance consists primarily of receivables from Cephalon as well as receivables from fixed asset sales. The balance as of December 31, 2004 primarily relates to trade receivables from the sale of TRISENOX, net of allowance for doubtful accounts.

Allowances for returns, discounts and bad debts, which were netted against accounts receivable, totaled approximately $1.4 million for the year ended December 31, 2004. There was no allowance for returns, discounts and bad debts at December 31, 2006 and 2005 as all trade receivables were sold in connection with the divestiture of TRISENOX to Cephalon. Estimated returns were based on historical returns and sales patterns.

5.	Inventory

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Inventory (In thousands of US dollars)	2006	2005	2004
CTI	$—	$—	$745
Subsidiaries	—	—	175

Total inventory	$—	$—	$920

Finished goods inventory consisted of CTI’s marketed pharmaceutical drug, TRISENOX. All inventory was sold in connection with the completion of the divestiture of TRISENOX to Cephalon in 2005. Prior to the divestiture, inventory was stated at the lower of cost or market. Cost was determined using a weighted-average method. If the cost of the inventory exceeded the expected market value, provisions were recorded for the difference between the cost and the net realizable value. When required, an allowance for excess inventory that would have expired and become unsaleable was recorded. The components of inventory are as follows as of December 31, 2004 (in thousands of US dollars):

2004
Work in process	$529
Finished goods	391

$920

6.	Prepaid expenses and other current assets

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Prepaid expenses and other current assets (In thousands of US dollars)	2006	2005	2004
CTI	$3,399	$7,534	$6,427
Subsidiaries	6,549	2,573	3,686

Total prepaid expenses and other current assets	$9,948	$10,107	$10,113

The slight decrease in prepaid expenses and other current assets for the year ended December 31, 2006 as compared to December 31, 2005 is primarily due to a $2.2 million decrease in the current portion of the PharmaBio prepaid service commitment due to the utilization of services, a $1.2 million decrease in CTI’s prepaid paclitaxel supply and a decrease in prepaid insurance primarily due to lower premiums, offset by and increase of $4.5 million in the current portion of our Italian VAT receivable due to notification by authorities of their intention to pay and an increase in other miscellaneous prepaids including rent payments and prepayments for chartered flights.

The slight decrease in prepaid expenses and other current assets for the year ended December 31, 2005 as compared to December 31, 2004 is primarily due to a $2.3 million decrease in CTI’s prepaid paclitaxel supply (including CTI’s prepaid asset related to undelivered paclitaxel). In addition there were decreases in other miscellaneous receivables including: short term deposits, grants receivable (due to foreign currency fluctuations), prepaids related to the aircraft due to the termination of the aircraft lease in November 2005 and general prepaids due to reduced spending. The decreases were offset by a $2.9 million increase related to the current portion of the PharmaBio prepaid service commitment as well as an increase related to prepaid insurance primarily due to increased premiums.

7.	Property and Equipment, net

Property and equipment, including assets pledged as security in financing agreements, are carried at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the lesser of the useful life or the term of the applicable lease using the straight-line method. Depreciation commences at the time assets are placed in service and is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to five years.

Property and equipment are composed of the following as of December 31 (in thousands of US dollars):

	2006	2005	2004
Leasehold improvements	$11,208	$12,694	$12,753
Lab equipment	6,311	5,483	11,394
Furniture and office equipment	17,878	17,122	18,617

	35,397	35,299	42,764
Less: accumulated depreciation and amortization	(27,482)	(23,021)	(20,404)

	$7,915	$12,278	$22,360

Depreciation expense of $5.6 million, $8.9 million and $8.0 million was recognized during 2006, 2005 and 2004, respectively. CTI also recorded fixed asset impairments of $0.8 million during 2005 related to its restructuring activities.

The following table depicts long-lived assets based on the following geographic locations (in thousands of US dollars):

	Year Ended December 31,
	2006	2005	2004
United States	$24,663	$29,882	$33,065
Europe	12,620	18,482	23,999

	$37,283	$48,364	$57,064

8.	Goodwill and Other Intangible Assets

Goodwill is not amortized but is tested for impairment at least annually, or more frequently if indicators of impairment are present. If goodwill is impaired it is written down; however, no impairment of goodwill has been found to date.

There were no changes in the net carrying amount of goodwill during the years ended December 31, 2006, 2005 and 2004.

Other intangible assets consist of acquisition-related intangible assets. These other intangible assets have finite lives and are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, which is approximately five years.

Other intangible assets are composed of the following as of December 31 (in thousands of US dollars):

	2006
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Assembled workforce	$5,088	$(3,425)	$1,663

	2005
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Assembled workforce	$4,566	$(2,327)	$2,239

	2004
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Patents and other intangibles	$6,674	$(6,674)	$—
Assembled workforce	5,219	(1,044)	4,175

Total other intangibles assets	$11,893	$(7,718)	$4,175

The change in the value of intangible assets is as follows:

	Patents and Other Intangibles	Assembled Workforce
Balance as of January 1, 2004	$1,335	$—
Increase due to acquisition of Novuspharma	—	4,868
Amortization	(1,335)	(959)
Increase due to exchange rate	—	266

Balance as of December 31, 2004	—	4,175
Impairment	—	(232)
Amortization	—	(1,254)
Decrease due to exchange rate	—	(450)

Balance as of December 31, 2005		2,239
Amortization	—	(792)
Increase due to exchange rate	—	216

Balance as of December 31, 2005	$—	$1,663

We recorded goodwill and certain other intangible assets upon the acquisition of PolaRx, in January 2000. The aggregate purchase price of the acquisition, which was valued by an outside independent party, was allocated, based on the fair value on the acquisition date, to marketing intangible assets, patented technology, and goodwill. During 2003 and 2002, we recorded as goodwill an additional $5.0 million and $4.0 million, respectively, related to contingent consideration that became due and payable in connection with our 2000 acquisition of PolaRx.

In 2004 we recorded an intangible asset related to the assembled workforce acquired in our acquisition of Novuspharma. In 2005, restructuring charges and related asset impairments includes an impairment charge of $0.2 million due to the termination of certain Italian employees included in the original valuation of this asset. We expect amortization expense on assembled workforce to be approximately $0.8 million for each of the next three years, at which time it will be fully amortized.

9	Other assets

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Other assets (In thousands of US dollars)	2006	2005	2004
CTI	$4,926	$8,277	$4,972
Subsidiaries	5,715	8,506	8,493

Total other assets and deferred charges	$10,641	$16,783	$13,465

The decrease in the balance of other assets as of December 31, 2006 as compared to December 31, 2005 is primarily due to the amortization of capitalized debt issue costs primarily related to the conversion and exchange of our convertible notes during 2006, a decrease in the long-term portion of our VAT receivable due to amounts reclassed to current, and a decrease in the long-term portion of the PharmaBio prepaid service commitment due to the fact that we expect to utilize the entire prepaid balance within the next twelve months, offset by increase capitalized issue costs related to the issuance of our 7.5% convertible senior notes and an increase due to capitalized costs associated with our equity financing agreement.

The increase in the balance of other assets as of December 31, 2005 versus December 31, 2004 primarily relates to capitalized debt issue costs related to the issuance of CTI’s 6.75% convertible senior notes and an increase in the long-term portion of the PharmaBio prepaid service commitment offset by a decrease related to the amortization of long-term debt issuance costs.

Value Added Tax Receivable

CTI’s European subsidiaries are subject to Value Added Tax, or VAT, which is usually applied to all goods and services purchased and sold throughout Europe. The VAT receivable is approximately $10.6 million and $8.9 million as of December 31, 2006 and December 31, 2005, respectively, of which $5.5 million and $8.3 million is included in other assets and $5.1 million and $0.6 million is included in prepaid expenses and other current assets as of December 31, 2006 and December 31, 2005, respectively. This receivable balance relates to CTI’s Italian operations and typically has a three year collection period. CTI reviews its VAT receivable balance for impairment whenever events or changes in circumstances indicate the carrying amount might not be recoverable.

B	LIABILITIES

1.	Accounts Payable

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Accounts Payable (In thousands of US dollars)	2006	2005	2004
CTI	$51	$235	$3,138
Subsidiaries	588	3,135	4,171

Total accounts payable	$639	$3,370	$7,309

The decrease in accounts payable as of December 31, 2006 as compared to December 31, 2005 is due to a litigation payment for Micromet included in the 2005 balance as well as fluctuations in the timing of expenses and payments.

The decrease in accounts payable as of December 31, 2005 as compared to December 31, 2004 is primarily due to a decrease in operating expenses resulting from CTI’s restructuring activities implemented in 2005.

2.	Accrued Expenses

Accrued expenses consisted of the following as of December 31 (in thousands of US dollars):

	2006	2005	2004
USAO litigation claim	$10,500	$—	$—
Clinical development and regulatory expense	8,855	3,616	6,404
Employee compensation and related expenses	4,261	6,566	7,606
Manufacturing expense	1,286	1,387	3,870
Insurance financing and accrued interest expense	917	2,391	294
Corporate development and sales and marketing expense	911	983	2,066
Other research and development expenses	241	963	1,575
Novuspharma acquisition costs	—	—	84
Other	1,596	1,652	3,121

	$28,567	$17,558	$25,020

Accrued expenses increased as of December 31, 2006 as compared to December 31, 2005 primarily due to $10.5 million accrued to settle claims related to the USAO litigation matter. In addition, clinical accruals increased due to increased patient enrollments in our GOG trial as well as increased activity in our PGT 305 trial.

Accrued expenses decreased as of December 31, 2005 as compared to December 31, 2004 primarily due to decreased clinical, regulatory and manufacturing accruals related to reduced costs during the year ended December 31, 2005 versus December 31, 2004 for our XYOTAX program including a decrease in our Phase III trial costs attributable to the winding down of our STELLAR trials, a decrease related to the near completion of two phase II clinical trials, a reduction in our manufacturing costs associated with the completion of our STELLAR trials and a decrease in preclinical expenses related to fewer development activities with Chugai in 2005. In addition, accruals related to employee compensation and related expenses decreased due to a reduction in headcount resulting from the restructuring activities implemented during 2005.

3.	Deferred revenue

The balance consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Deferred revenue (In thousands of US dollars)	2006	2005	2004
Current portion of deferred revenue	$80	$80	$408
Deferred revenue, less current portion	478	558	1,310

Total deferred revenue	$558	$638	$1,718

The decrease in deferred revenue as of December 31, 2006 as compared to December 31, 2005 is due to recognition of deferred revenue related to CTI’s lisofylline agreement.

The decrease in deferred revenue as of December 31, 2005 as compared to December 31, 2004 is primarily due to the recognition of the remaining deferred revenue related to the initial payment from the Chugai agreement in anticipation of the termination of this agreement which occurred in March 2006. This was offset by an increase related to deferred revenue recorded under CTI’s lisofylline agreement.

4.	Royalty Obligation

In December 2004, CTI entered into a financing and services agreement with PharmaBio. In return for cash and services, CTI was required to pay PharmaBio royalties based on a percentage of net sales of TRISENOX. As a result of the divestiture of TRISENOX, CTI was required to repay this royalty obligation to PharmaBio. Originally, the agreement stipulated that upon a divestiture of TRISENOX in 2005, a $40 million termination payment would be held in escrow until December 31, 2005. In July 2005, the agreement was amended to allow for the immediate repayment of the $40 million termination payment reduced by the interest CTI would have earned had the funds been placed in escrow. The aggregate termination payment of $39.4 million was made on July 18, 2005. A $6.4 million loss on the extinguishment of this royalty obligation was recognized for the year December 31, 2005 determined as follows (in thousands of US dollars):

Termination payment to PharmaBio	$(39,388)
Extinguishment of royalty obligation	28,859
Prepaid service commitment (as of July 18, 2005)	4,092

Loss on extinguishment of royalty obligation	$(6,437)

Under the agreement, CTI was entitled to receive $5.0 million in services from PharmaBio and its affiliates (the Prepaid Service Commitment) which may be used through December 31, 2010,

approximately $0.9 million of which had been used as of the repayment date. As of December 31, 2006, CTI had $0.6 million remaining under the Prepaid Service Commitment which is included in prepaid expenses and other current assets. As of December 31, 2005, CTI has $3.4 million remaining, of which $2.9 is recorded in prepaid expenses and other current assets and $0.5 million is included in other assets.

5.	Long term Obligations

Other long-term obligations

Other long-term obligations consist of the following as of December 31 (in thousands of US dollars):

	2006	2005	2004
Master equipment financing agreement, due May 2006, monthly payments of $51, including interest at 8.0%	$—	$—	$611
Master equipment financing agreement, due December 2006, monthly payments of $35, including interest at 7.0%	—	—	522
Master equipment financing agreement, due October 2006, monthly payments of $35, including interest at 7.1%	—	—	479
Capital lease equipment financing agreement, due May 2010, monthly payments of $1, including interest at 6.0%	63	—	—
Capital lease equipment financing agreement, due February 2008, monthly payments of $7, including interest at 5.1%	125	177	272
Capital lease equipment financing agreement, due March 2006, monthly payments of $6, including interest at 5.4%	—	49	134
Excess facilities liability	3,951	6,334	—
Accrued rent	1,759	1,774	1,594
Employee defined benefit plan	923	1,329	1,668
European public loans	529	475	542
Interest rate swap related to aircraft	—	—	436
Other long-term obligations	133	68	177

	7,483	10,206	6,435
Less current portion	(2,816)	(2,880)	(1,382)

	$4,667	$7,326	$5,053

For each equipment financing, CTI granted the lender a security interest in specified fixed assets. The net book value of these assets at December 31, 2004 was approximately $2.9 million. There was no equipment financing outstanding as of December 31, 2005 and 2006 as the remaining portion of the related obligation was paid down during the fourth quarter of 2005.

6.	Convertible notes

Based on their respective trading prices, the fair values of CTI’s convertible senior notes, convertible senior subordinated notes and convertible subordinated notes are as follows as of December 31 (in thousands of US dollars):

	2006	2005	2004
6. 7.5% convertible senior notes	$42,780	$—	$—
4.0% convertible senior subordinated notes	$34,193	$25,369	$73,100
5.75% convertible senior subordinated notes common shareholders	$20,555	$43,504	$87,800
5.75% convertible subordinated notes	$19,373	$14,524	$26,100
6.75% convertible senior notes common shareholders	$6,549	$79,000	$—

A rollforward of the principle balances for CTI’s convertible debt is as follows for the years ended December 31, 2004, 2005 and 2006:

	7.5% Convertible Senior Notes	6.75% Convertible Senior Notes	4% Convertible Senior Subordinated Notes	5.75% Convertible Senior Subordinated Notes	5.75% Convertible Subordinated Notes
Balance at January 1, 2004	$—	$—	$75,000	$85,459	$29,640

Balance at December 31, 2004	—	—	75,000	85,459	29,640
Issued	—	82,000	—	—	—
Converted	—	(3,000)	(19,850)	(18,530)	—

Balance at December 31, 2005	—	79,000	55,150	66,929	29,640
Issued	66,312	—	—	—	—
Converted	(17,560)	(69,345)	—	(4)	—
Redeemed	—	(2,655)	—	—	—
Exchanged	—	—	—	(39,518)	(1,150)

Balance at December 31, 2006	$48,752	$7,000	$55,150	$27,407	$28,490

7.5% convertible senior notes

In April 2006, we issued approximately $66.3 million aggregate principal amount of our 7.5% notes, approximately $33.2 million of which was issued in a registered offering for cash with net proceeds of approximately $31.2 million, after deducting expenses and the initial purchaser’s discounts and commissions. Approximately $33.2 million was issued in a private exchange for approximately $39.5 million aggregate principal amount of our 5.75% convertible senior subordinated notes and approximately $1.2 million aggregate principal amount of our 5.75% convertible subordinated notes. We recognized a net gain of $8.0 million on the early extinguishment and exchange of these notes which is based on the carrying value of the exchanged notes less the fair value of the new notes, net of issuance costs of $0.4 million and accrued interest of $0.9 million attributable to the exchanged notes. We recorded issuance costs related to 7.5% notes of approximately $2.0 million which are recorded in other assets and are being amortized to interest expense using the effective interest method over the five-year life of the notes.

The notes are due April 30, 2011 with interest payable semi-annually in April and October. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 478.519 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustments in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $2.09 per share. On or after April 30, 2009, we have the option to redeem all of the notes for cash at any time at a redemption price equal to par plus accrued and unpaid interest up to but not including the redemption date. Subject to certain conditions, the notes will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. In addition, upon certain non-stock changes in control, the holder can require us to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. Upon any automatic conversion of the notes, or if the holder exercises their right to require us to repurchase notes in connection with a non-stock change of control, we will pay the holder of the notes a make-whole interest payment equal to $225 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

As of December 31, 2006, a total of $17.6 million of our 7.5% notes had been converted into 8.4 million shares of common stock. In connection with the conversion of $7.4 million of these notes in May 2006, we made a discretionary interest make-whole payment of approximately $1.7 million which is included in make-whole interest expense for the year ended December 31, 2006.

In January and February 2007, an additional $6.7 million principal of our 7.5% notes was converted into 3.2 million shares of our common stock. In connection with the conversion of $5.6 million of these notes, we made a discretionary interest make-whole payment of approximately $0.8 million. We expect to make additional discretionary make-whole payments totaling approximately $1.5 million to certain note holders during 2007.

6.75% convertible senior notes

In November 2005, we completed the issuance of $82 million of 6.75% convertible senior notes due October 31, 2010 with interest payable semi-annually in April and October. Net proceeds to us were approximately $77.7 million, after deducting expenses and the initial purchaser’s discounts and commissions. We recorded issuance costs related to the notes of approximately $4.9 million which includes approximately $0.6 million related to the Black-Scholes estimated fair value of warrants issued to the initial purchaser of the notes. These issuance costs are recorded in other assets and are being amortized to interest expense using the effective interest method over the five-year life of the notes.

The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 380.37 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $2.63 per share. We also issued warrants to purchase 350,000 shares of common stock within five years at an exercise price of $3.50 per share to the initial purchaser of these notes. We have the option to redeem all of the notes if the closing price per share of our common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. The redemption price will be par including accrued and unpaid interest up to but not including the redemption date. Upon any conversion of the notes, we will pay the holder of the notes a make-whole interest payment equal to $337.50 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

On April 30, 2006, holders of the notes had the right to cause us to redeem in cash up to 30% of the aggregate amount of the notes, or approximately $24.6 million, on a pro-rata basis, excluding any accrued and unpaid interest. Certain holders of the notes exercised their right and we redeemed approximately $2.7 million in aggregate principal of these notes. For the year ended December 31, 2006 and 2005, $69.3 million and $3.0 million of the 6.75% notes had been converted into 26.4 million and 1.1 million shares of common stock, respectively. This resulted in make-whole interest payments of $23.1 million and $1.0 million for the year ended December 31, 2006 and 2005, respectively.

Conversion and Placement Agreement

In November 2005, in conjunction with issuance of the 6.75% convertible senior notes, we entered into a Conversion and Placement Agreement, or CAP agreement, with two existing holders of approximately $18.5 million of our outstanding 5.75% Convertible Senior Subordinated Notes, or 5.75% notes, and approximately $19.9 million of our 4% Convertible Senior Subordinated Notes, or 4% notes. Pursuant to the original terms of the agreement, the CAP holders agreed to exercise their right to convert their 5.75% notes and 4% notes into approximately 3.3 million shares of our common stock. In connection with the conversion, we also issued to the CAP holders a $23.6 million conversion inducement which consisted of 3.4 million shares of common stock and 6.5 million shares issuable upon exercise of zero strike price warrants. The shares and warrants were valued based on the trading price of our common stock on the effective date of the agreement. The conversion inducement was recorded as debt conversion expense during the year ended December 31, 2005.

Under the terms of this agreement we were required to file a resale registration statement with respect to these shares which was required to be declared effective by November 30, 2005. We filed the resale registration statement on November 30, 2005, however it was not declared effective until December 2005 and as a result, we were required to make a liquidated damages payment of approximately $1.2 million which is included in interest expense for the year ended December 31, 2005.

Convertible senior subordinated notes

In June 2003, we issued $75.0 million principal amount of 4.0% convertible senior subordinated notes due July 1, 2010 with interest payable semi-annually in January and July. Net proceeds to us were approximately $72.1 million, after deducting expenses and the initial purchaser’s discounts and commissions. We recorded issuance costs related to the notes of approximately $2.9 million. These issuance costs are recorded as other assets and are being amortized to interest expense using the effective interest method, over the seven-year life of the notes.

The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 74.0741 shares of common stock per $1,000 principal amount of notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $13.50 per share. Prior to maturity, we may redeem the notes upon certain conditions, the most significant of which is that the closing price of our common stock must exceed 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days. Upon such redemption, we would make an additional payment of $280.00 per $1,000 note, less any interest previously paid on the notes. The holder may elect to convert their notes prior to any such redemption.

In connection with the exchange of convertible subordinated notes in December 2002 as described below, we issued $85.5 million of 5.75% convertible senior subordinated notes and recorded additional issuance costs of approximately $2.1 million, which are recorded in other assets and are being amortized to interest expense using the effective interest method, over the remaining life of the notes. The terms of the new notes are similar to the convertible subordinated notes except for the conversion price and provisional redemption provision. The conversion rate for these notes is 100 shares per $1,000 principal note; this is equivalent to a conversion price of $10.00 per share. We can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The holder may elect to convert their notes prior to any such redemption.

Convertible subordinated notes

In June and September 2001, we issued a total of $175.0 million principal amount of 5.75% convertible subordinated notes due June 15, 2008 with interest payable semi-annually in June and December. Net proceeds to us were approximately $168.0 million, after deducting expenses and the initial purchaser’s discounts and commissions. We recorded issuance costs related to the notes of approximately $7.0 million. Issuance costs are recorded in other assets and amortized to interest expense over the life of the notes using the effective interest method.

The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity or redemption at a conversion rate of 29.4118 shares per each $1,000 principal note, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $34.00 per share. We can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The holder may elect to convert their notes prior to any such redemption.

In December 2002, we completed an exchange offer for the 5.75% convertible subordinated notes, in which approximately $145.4 million of our convertible subordinated notes were tendered in exchange for approximately $85.5 million of our new convertible senior subordinated notes. We recognized a net gain of $55.3 million on the early extinguishment of these notes. This net gain is based on the carrying value of the exchanged notes less the fair value of the new notes, net of issuance costs of $4.6 million attributable to the exchanged notes. In addition, $1.2 million of these notes were exchanged for our 7.5% notes in April 2006 as described above.

Embedded Features

The interest make-whole provision of the 7.5% notes represents an embedded derivative which is required to be accounted for separate from the underlying notes. At the issuance of the 7.5% notes, the interest make-whole feature was estimated to have a fair value of approximately $3.7 million and the initial recorded value of the 7.5% notes was reduced by this allocation. The resulting discount to the notes is being accreted over the life of the notes as additional interest expense using the effective interest method. We recorded interest expense of $1.4 million for the year ended December 31, 2006, the majority of which represents accelerated accretion due to note conversions. The estimated fair value of the derivative liability will be adjusted quarterly for changes in the estimated market value. The change in the estimated fair value for the year ended December 31, 2006 was $1.9 million and is included in gain on derivative liabilities. At December 31, 2006, we recorded an increase to the derivative balance of $1.8 million which represents the change in value as a result of the modification of the terms of the make-whole interest provision related to certain investors. At December 31, 2006, the fair value of the derivative was $3.6 million, $2.3 of which is recorded in current portion of derivative liability and $1.3 million of which is recorded in 7.5% convertible senior notes.

The interest make-whole provision of the 6.75% notes also represents an embedded derivative which is required to be accounted for separate from the underlying notes. At the issuance of the 6.75% senior notes, the interest make-whole feature was estimated to have a fair value of approximately $4.5 million and the initial recorded value of the 6.75% senior notes was reduced by this allocation. The resulting discount to the notes will be accreted over the life of the notes as additional interest expense using the effective interest method, of which $4.0 million and $0.3 million was recorded for the years ended December 31, 2006 and 2005, respectively, primarily in connection with note conversions. The estimated fair value of the derivative liability will be adjusted quarterly for changes in the estimated market value. Changes in the estimated fair value for the years ended December 31, 2006 and 2005 were $4.1 million and $0.2 million, respectively, and included in gain on derivative liabilities. At December 31, 2006, the fair value of the derivative was $0.2 million and was recorded in 6.75% convertible senior notes.

Maturities of the convertible senior, convertible senior subordinated, and convertible subordinated notes as well as other long-term obligations listed above, excluding the employee defined benefit plan at December 31, 2006 are as follows (in thousands of US dollars):

Years Ending December 31,
2007	$2,816
2008	56,840
2009	659
2010	62,898
2011	49,568
Thereafter	578

$173,359

7.	Shareholders’ Deficit

a.	Analysis of shareholders’ deficit variations

	December 31,
Shareholders’ deficit (In thousands of US dollars)	2006	2005	2004
Common stock, no par value	$860,691	$721,544	$652,773
Deferred stock-based compensation	—	(1,669)	(2,736)
Accumulated other comprehensive income (loss)	(1,187)	(1,683)	2,039
Accumulated deficit	(961,108)	(825,289)	(722,784)

Total shareholders’ deficit	$(101,604)	$(107,097)	$(70,708)

Common Stock

For net common stock (deficit), please see Section 20.1.5

The increase in common stock as of December 31, 2006 as compared to December 31, 2005 is primarily due to $69.3 million related to the conversion of CTI’s 6.75% convertible senior notes to common stock, $34.7 million in net proceeds from the issuance of our common stock (net of $3.0 million of common stock and warrants repurchased), $17.6 million related to the conversion of CTI’s 7.5% convertible senior notes to common stock and $14.8 million in net proceeds from common stock issued to Novartis.

The increase in common stock as of December 31, 2005 as compared to December 31, 2004 is primarily due to $39.0 million related to the conversion of $18.5 million of 5.75% convertible senior subordinated notes and $19.9 million of 4% convertible senior subordinated notes. In addition, in connection with the conversions, CTI also issued to the note holders a $23.6 million conversion inducement which consisted of 3.4 million shares of common stock and 6.5 million shares issuable upon exercise of zero strike price warrants.

Deferred Stock-Based Compensation

The change in deferred stock-based compensation from December 31, 2005 to December 31, 2006 is due to the reversal of all stock-based compensation during 2006 based on the adoption of SFAS 123R.

The change in deferred stock-based compensation from December 31, 2004 to December 31, 2005 is primarily due to the vesting of restricted stock and cancellations of unvested restricted stock offset by restricted stock grants.

Accumulated Other Comprehensive Income (Loss)

The change in accumulated other comprehensive income (loss) as of December 31, 2006 as compared to December 31, 2005 is primarily due to a foreign currency translation gain of approximately $0.4 million.

The change in accumulated other comprehensive income (loss) as of December 31, 2005 as compared to December 31, 2004 is primarily due to a foreign currency translation loss of $4.2 million offset by unrealized gains on CTI’s interest rate swap of $0.4 million.

Accumulated Deficit

The increase in accumulated deficit from December 31, 2004 to December 31, 2005 and from December 31, 2005 to December 31, 2006 is due to CTI’s net losses.

b.	Capital Stock

In January 2004, CTI completed its merger with Novuspharma S.p.A and issued 15,629,138 shares of CTI common stock for all outstanding Novuspharma shares. The total cost of the merger was approximately $196.1 million.

In August 2004, CTI received approximately $49.2 million in gross proceeds from a public offering of 10,350,000 shares of its common stock, including 9,000,000 shares initially sold and an additional 1,350,000 following the underwriter’s exercise of their over-allotment option. These shares were sold under a shelf registration statement filed in February 2004 at a public offering price of $4.75 per share. CTI incurred approximately $3.5 million in expenses, including underwriters’ discounts and commissions related to this offering.

In December 2004, CTI received approximately $18.4 million in gross proceeds from a direct registered offering of approximately 2,585,915 shares of CTI common stock to several institutional investors. These shares were sold under the same shelf registration statement filed in February 2004 at a price of $7.10 per share. CTI incurred expenses of approximately $0.1 million related to this offering.

In connection with the CAP agreement entered into in November 2005, CTI issued 3,323,370 shares of common stock upon conversion of a portion of CTI’s 5.75% and 4.0% convertible senior subordinated notes based on the conversion terms of the notes as well as an additional 3,377,932 shares of common stock and 6,500,000 zero strike price warrants to purchase common stock. All of the warrants were exercised during 2006.

CTI issued 1,141,110 and 26,376,751 shares upon conversion of $3.0 million and $69.3 million of CTI’s 6.75% convertible senior notes during 2005 and 2006, respectively.

During 2006, CTI issued 8,402,789 shares upon conversion of $17.6 million of CTI’s 7.5% convertible senior notes.

In September 2006, CTI issued 23,121,394 shares of stock under a common stock offering and received $40 million in gross proceeds. CTI also issued to the purchasing investors warrants to purchase an additional 5,780,352 shares at $1.73 per share. CTI incurred approximately $2.2 million in expenses related to this offering.

In October 2006, CTI repurchased 1,094,000 shares of common stock and 5,660,352 warrants related to the above offering. In November 2006, warrants to purchase 95,000 shares of common stock were exercised and the remaining warrants expired in December 2006.

Also in October 2006, in connection with CTI’s licensing and co-development agreement entered into with Novartis, CTI issued an aggregate of 8,670,520 shares of its common stock for gross proceeds of $15 million. CTI incurred expenses of approximately $0.2 million related to this offering.

Common Stock Reserved

A summary of common stock reserved for issuance is as follows as of December 31, 2006:

Convertible senior notes	25,991,354
Convertible senior subordinated notes	6,825,888
Convertible subordinated notes	837,941
Equity incentive plans	6,637,095
Common stock warrants	800,00
Employee stock purchase plan	230,895
Restricted share rights	15,666

41,338,839

The shares reserved for issuance under CTI’s convertible senior notes include shares to be issued to satisfy make-whole interest payments due upon conversion of the notes.

c.	Stock-Based Compensation

Stock-Based Compensation Expense

On January 1, 2006, CTI adopted the fair value recognition provisions of SFAS 123(R). Prior to January 1, 2006, CTI accounted for share-based payments under the recognition and measurement provisions of APB 25, and related interpretations, as permitted by SFAS 123. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. Under CTI’s plan, stock options are generally granted at fair market value.

CTI adopted SFAS 123(R) using the modified-prospective transition method. Under this transition method, beginning on the effective date, or January 1, 2006, compensation cost recognized includes (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). In addition, in accordance with the modified-prospective transition method, results for prior periods have not been restated to reflect the impact of SFAS 123(R). CTI uses the straight-line single-option method to recognize the value of stock-based compensation expense for all share-based payment awards granted after January 1, 2006. Expense is recognized using the graded-vesting multiple-option method for options granted prior to January 1, 2006.

Under SFAS 123(R), stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Based on this, CTI’s stock-based compensation is reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In CTI’s pro forma information required under SFAS 123 for the periods prior to January 1, 2006, CTI accounted for forfeitures as they occurred.

Stock-based compensation expense recognized under SFAS 123(R) for the year ended December 31, 2006 was $4.1 million, which consisted of $2.5 million of stock-based compensation expense related to employee stock options and employee stock purchases and $1.6 million of stock-based compensation expense related to share awards. Stock-based compensation expense recognized for share awards was $3.3 million and $4.3 million during the years ended December 31, 2005 and 2004, respectively. There was no stock-based compensation expense related to employee stock options and employee stock purchases recognized during the years ended December 31, 2005. Stock-based compensation expense related to employee stock options and employee stock purchases was $1.0 million for the year ended December 31, 2004.

The following table summarizes stock-based compensation expense related to employee stock options, employee stock purchases, and share awards under SFAS 123(R) for the year ended December 31, 2006, which was allocated as follows (in thousands of US dollars):

Research and development	$2,455
Selling, general and administrative	1,671

Stock-based compensation expense included in operating expenses	$4,126

Stock-based compensation had a $4.1 million effect on CTI’s net loss and a $(0.04) effect on basic and diluted net loss per share for the year ended December 31, 2006. There was no effect on cash flows from operations or financing activities for the periods presented.

SFAS 123(R) requires the disclosure of pro-forma information for periods prior to the adoption. The following table illustrates the effect on net loss and net loss per share for the years ended December 31, 2005 and 2004 if CTI had recognized compensation expense for all share-based payments to employees based on their fair values (in thousands of US dollars, except per share amounts):

	Year Ended December 31, 2005	Year Ended December 31, 2004
Net loss, as reported	$(102,505)	$(252,298)
Add: Stock-based employee compensation included in reported net loss (share awards)	3,253	5,342
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(5,684)	(11,397)

Pro forma net loss	$(104,936)	$(258,353)

Basic and diluted net loss per share:
As reported	$(1.59)	$(4.67)
Pro forma	$(1.63)	$(4.78)

Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Year Ended December 31,
	2006	2005	2004
Risk-free interest rates	4.8%	4.1%	3.6%
Expected dividend yield	None	None	None
Expected life (in years)	2.8	3.5	4.5
Volatility	74%	90%	98%

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. CTI has not declared or paid any dividends and does not currently expect to do so in the future. The expected term of options represents the period that CTI’s stock-based awards are expected to be outstanding and was determined based on historical weighted average holding periods and projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of CTI’s stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on the annualized daily historical volatility, including consideration of the implied volatility and market prices of traded options for comparable entities within CTI’s industry.

CTI’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option. SFAS 123(R) also requires that CTI recognize compensation expense for only the portion of options expected to vest. Therefore, CTI applied an estimated forfeiture rate that was derived from historical employee termination behavior. If the actual number of forfeitures differs from CTI’s estimates, additional adjustments to compensation expense may be required in future periods.

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123(R) and EITF 96-18 at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

No tax benefits were attributed to the stock-based compensation expense because a valuation allowance was maintained for substantially all net deferred tax assets.

Stock Options

During 2003, shareholders approved the 2003 Equity Incentive Plan which replaced the 1994 Equity Incentive Plan, or 1994 Plan. The 2003 Equity Incentive Plan was amended and restated at our annual shareholders meeting in September 2007 and renamed the 2007 Equity Incentive Plan, or 2007 Plan, the 1994 Plan has since been terminated, except with respect to outstanding awards previously granted thereunder. The 2007 Plan provides for (a) the grant of nonqualified and/or incentive stock options, stock appreciation rights, restricted stock, restricted stock units and cash awards, and (b) the award of stock-based and cash-based performance bonuses. There are 6,610,822 shares authorized under the 2007 Plan including the authorization for issuance of an additional 1,250,000 shares of common stock (as adjusted to reflect the one-for-four reverse split of our common stock in April 2007) as set forth in an August 2004 amendment to the 2003 Equity Incentive Plan approved by CTI’s shareholders at its 2004 Annual Meeting of Shareholders and 73,322 shares (as adjusted to reflect our one-for-four reverse stock split in April 2007) which had been reserved but not granted under the 1994 Plan.

In December 2003, the Board of Directors approved the assumption and amendment and restatement of the Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan, or 2004 Plan, in connection with the merger between CTI and Novuspharma. The Plan provided for the grant of nonqualified stock options and restricted stock to certain of CTI’s officers, employees, members of our Board of Directors and consultants. There were 350,000 shares of common stock authorized under the 2004 Plan which was terminated as of December 31, 2006.

The Plans are administered by the Compensation Committee of the Board of Directors which has the discretion to determine which employees, consultants and directors shall be granted options. The options are typically exercisable ratably over a four-year period commencing one year from the date of grant, and expire not more than 10 years from the date of grant. As of December 31, 2006, 481,542 shares of common stock were available for future grants.

The following table summarized stock option activity for all of the stock option plans is as follows:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value (Thousands)
Outstanding January 1, 2004 (3,314,006 exercisable)	5,909,000	$15.45
Granted	1,260,000	$7.63
Exercised	(529,000)	$3.43
Forfeited	(681,000)	$15.25
Expired	—	$—

Outstanding December 31, 2004 (3,764,175 exercisable)	5,959,000	$14.89
Granted	2,949,000	$4.13
Exercised	(45,000)	$7.75
Forfeited	(2,673,000)	$12.46
Expired	(75,000)	$6.84

Outstanding December 31, 2005 (3,619,426 exercisable)	6,115,000	$10.95
Granted	1,082,000	$1.75
Exercised	—	$—
Forfeited	(480,000)	$4.09
Expired	(561,000)	$11.29

Outstanding December 31, 2006	6,156,000	$9.84	6.9	$80

Vested or expected to vest at December 31, 2006	5,859,756	$10.18	6.8	$78
Exercisable at December 31, 2006	4,710,761	$11.87	6.3	$53

The weighted average exercise price of shares exercisable at December 31, 2005 and 2004 was $15.61 and $18.74, respectively. The total intrinsic value of options exercised during the years ended December 31, 2005 and 2004 was $0.2 million and $2.3 million, respectively. The weighted average fair value of options granted was $0.89, $2.72 and $5.41 during 2006, 2005, and 2004, respectively.

In 2004, CTI recorded $1.1 million in equity-based compensation expense resulting from an award modification accounted for in accordance with FIN 44, Accounting for Certain Transactions Involving Stock Compensation, using the intrinsic value method. The award modification resulted in the recognition of expense related to 193,558 options granted in prior years and 26,667 restricted shares issued in 2004.

In May 2001, the Compensation Committee of the Board of Directors approved the rescission of certain stock option exercises that two officers and a consultant had made in January 2001. In exchange for the return of 91,384 shares of our common stock, CTI reinstated their original option grant and returned to them the related aggregate exercise price of $0.3 million. These options are subject to variable stock compensation accounting until the earlier of the expiration of the option grants or the end of the tax year in which the options are exercised. As of December 31, 2006, 19,170 options are still subject to variable stock compensation accounting.

In accordance with EITF 96-18, all equity instruments issued to non-employees are accounted for at the estimated fair value of the equity instruments. The value of the instrument is amortized to expense over the vesting period with final valuation measured on the vesting date. At December 31, 2006, 2005 and 2004, options to acquire 55,000, 50,368 and 107,537 shares of common stock, respectively, were accounted for based on their estimated fair values. CTI recorded compensation expense of $19,000 and $76,000 in 2006 and 2004, respectively and reversed previously recorded stock compensation expense of $49,000 in 2005 related to the issuance of these stock options.

The following table summarizes information about common stock options outstanding at December 31, 2006:

	Options Outstanding			Exercisable Options Outstanding (Without Restriction)
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$1.36 – $2.36	1,794,348	9.23 Years	$2.01	725,525	$2.02
$2.43 – $2.97	1,278,948	6.74 Years	$2.85	1,162,354	$2.86
$3.06 – $8.10	1,274,152	6.20 Years	$5.91	1,149,481	$5.78
$8.23 – $20.48	671,125	6.61 Years	$9.98	536,421	$9.99
$22.40 – $47.28	1,136,980	4.36 Years	$34.40	1,136,980	$34.40

$1.36 – $47.28	6,155,553	6.90 Years	$9.84	4,710,761	$11.87

Restricted Stock

CTI issued 126,390, 2,292,291 and 345,082 shares of restricted common stock in 2006, 2005 and 2004, respectively. The amount granted in 2006 does not include 1.4 million shares contingently granted based on approval of an increase in CTI’s authorized shares as these are not included in CTI’s shares issued and outstanding. Additionally, 134,105, 654,743 and 30,450 shares of restricted stock were cancelled during 2006, 2005 and 2004, respectively. The weighted average fair value of restricted shares issued during 2006, 2005 and 2004 was $1.76, $4.90 and $7.79, respectively.

Deferred stock-based compensation recorded for the restricted share grants for the years ended December 31, 2005 and 2004 was approximately $4.4 million and $1.4 million respectively, which generally represented the fair value of our stock issued on the date of grant. CTI reversed deferred stock-based compensation of $2.2 million and $0.4 million in 2005 and 2004, respectively, related to cancellations of restricted shares. In 2006 CTI reversed all remaining deferred stock-based compensation in connection with our implementation of SFAS 123R.

CTI also issued 103,665 restricted share rights to non-employees in 1998 for which ownership vests upon the achievement of clinical trial milestones. Upon entering into an amendment to the PG-TXL License Agreement in February 2006, CTI issued 87,999 shares of common stock upon the exercise of these restricted share rights and recorded a research and development expense of approximately $0.2 million for the year ended December 31, 2005.

A summary of the status of nonvested share awards as of December 31, 2006 and changes during the period then ended, is presented below:

	Nonvested Shares	Weighted Average Grant Date Fair Value Per Share
Nonvested at December 31, 2005	1,608,000	$4.92
Granted	126,000	$1.76
Vested	(873,000)	$3.82
Forfeited	(134,000)	$2.79

Nonvested at December 31, 2006	727,000	$6.09

The total fair value of share awards vested during the year ended December 31, 2006, 2005 and 2004 was $1.5 million, $2.1 million and $1.5 million, respectively.

As of December 31, 2006, the total remaining unrecognized compensation cost related to unvested stock options and share awards amounted to $1.0 million, which will be amortized over the weighted-average remaining requisite service period of 1.3 years. This amount does not include unrecognized compensation cost related to 525,000 shares of contingent share awards granted during 2005 and 1.4 million contingent share awards granted during December 2006.

Employee Stock Purchase Plan

CTI maintains an Employee Stock Purchase Plan, or the Purchase Plan, under which eligible employees may purchase a limited number of shares of CTI’s common stock at 85% of the lower of the subscription date fair market value and the purchase date fair market value. There are two six-month offerings per year. Under the prior Purchase Plan, which expired in April 2006, CTI issued 14,064, 34,398 and 64,361 shares to employees in 2006, 2005 and 2004, respectively. The Company’s shareholders approved a new 2007 Employee Stock Purchase Plan at our annual shareholders meeting in September 2007. There were initially 250,000 shares reserved for future purchases under the 2007 Employee Stock Purchase Plan.

Warrants

In 1998, CTI issued contingently exercisable warrants to purchase 350,000 shares of CTI common stock in connection with a license agreement with PG-TXL Company, L.P. at a per share exercise price of $20.00. The warrants expire in November 2008. In October 2001, CTI entered into a licensing agreement with Chugai Pharmaceutical Co, Ltd., or Chugai, allowing them to develop XYOTAX within certain territories. The signing of this agreement qualified as an exercise event, and the PG-TXL warrants became exercisable at an exercise price of $20.00. No warrants have been exercised as of December 31, 2006.

In 2002, CTI entered into an agreement with The Hope Heart Institute for research services. In connection with this agreement, CTI issued fully-vested warrants to purchase 100,000 shares of common stock at an exercise price of $10.00 per share. The warrants expire in November 2007. Phillip M. Nudelman, Ph.D., is the chairman of CTI’s board of directors, and a member of CTI’s audit, compensation, and nominating and governance committees, and President, Chief Executive Officer and a member of the board of directors of the Hope Heart Institute. No warrants have been exercised as of December 31, 2006.

In connection with CTI’s November 2005 6.75% convertible senior notes offering, CTI issued warrants to purchase 350,000 shares of common stock within five years at an exercise price of $3.50 per share to the initial purchaser of these notes. The estimated fair value of the warrants of approximately $0.6 million was capitalized as a debt issuance cost and is being amortized over the life of the convertible senior notes of five years. No warrants have been exercised as of December 31, 2006.

In connection with the CAP agreement, in November 2005 CTI issued 6.5 million zero strike price warrants as well as 3.4 million shares to two investors of its 6.75% convertible senior notes for an inducement to convert $38.4 million of its outstanding convertible senior subordinated notes. The conversion inducement was recorded as a debt conversion expense. These warrants expire in October 2010. All warrants were exercised during 2006.

d. Net Loss Per Share

Basic and diluted net loss per share is calculated using the weighted average number of shares outstanding as follows (in thousands of US dollars, except per share amounts):

	Year Ended December 31,
	2006	2005	2004
Net loss	$(135,819)	$(102,505)	$(252,298)
Basic and diluted:
Weighted average shares outstanding	113,566	66,116	54,795
Less weighted-average restricted shares outstanding	(1,283)	(1,563)	(743)

Shares used in calculation of basic and diluted net loss per share	112,283	64,553	54,052

Net loss per share:
Basic and diluted	$(1.21)	$(1.59)	$(4.67)

As of December 31, 2006, 2005 and 2004, options, warrants, unvested restricted share awards and rights and convertible debt aggregating 41,353,113, 56,825,236 and 22,235,863, common equivalent shares, respectively, prior to the application of the treasury stock method for options and warrants, were not included in the calculation of diluted net loss per share as they are anti-dilutive.

e. Equity Compensation Plan Information

The following table gives information about CTI’s common stock that may be issued upon the exercise of options, warrants and rights under all of CTI’s existing compensation plans as of December 31, 2006, including the 2003 Equity Incentive Plan (now the 2007 Plan), Novuspharma S.p.A. Stock Option Plan, 1994 Equity Incentive Plan and the 1996 Employee Stock Purchase Plan.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))		(d) Total of Securities Reflected in Columns (a) and (c)
Plans Approved by Shareholders	5,905,553	(1)	$10.13	712,437	(2)	6,617,990
Plan Not Approved by Shareholders(3)	250,000		$2.97	None		250,000

(1)	Consists of the 2003 Equity Incentive Plan and the 1994 Equity Incentive Plan.
(2)	Consists of 481,542 shares available for future issuance under the 2003 Equity Incentive Plan and 230,895 shares available for future issuance under the 1996 Employee Stock Purchase Plan.
(4)	Consists of the Novuspharma S.p.A. Stock Option Plan adopted in connection with the merger between CTI and Novuspharma.

Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan

In December 2003, the Board of Directors approved the assumption and amendment and restatement of the Cell Therapeutics, Inc. Novuspharma S.p.A. Stock Option Plan, or Plan, in connection with the merger between CTI and Novuspharma. The Plan expired on December 31, 2006. The Plan provided for the grant of nonqualified stock options and restricted stock to certain of CTI’s officers, employees, members of CTI’s Board of Directors and consultants. The plan administrator determined, on a grant-by-grant basis, what terms and conditions applied to options and restricted stock granted under the Plan (including vesting restrictions). The Plan permitted options to be exercised with cash or certain other legal forms of consideration. In the event of CTI’s change of control (including CTI’s merger with or into another corporation or CTI’s sale of substantially all of its assets), the

Plan provided that CTI may determine, in its discretion, that each optionee may vest in his or her option or restricted stock award with respect to any or all of the shares subject to the award (including shares that were unvested prior to the change of control) and that such awards may otherwise be assumed or substituted for by the successor corporation. There were 350,000 shares of common stock reserved under the Plan. Due to the expiration of the plan, there were no shares available for future issuance as of December 31, 2006.

f. Market for Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

CTI’s common stock is traded on the Nasdaq Global Market under the symbol “CTIC”, and effective January 2, 2004, CTI commenced the trading of its common stock on MTAX (formerly known as the Nuovo Mercato) in Italy, also under the ticker symbol “CTIC”. The following table sets forth, for the periods indicated, the high and low reported sales prices per share of the common stock, as reported on the Nasdaq Global Market (prior to July 1, 2006 known as the Nasdaq National Market), CTI’s principal trading market.

	High	Low
2005
First Quarter	10.85	3.49
Second Quarter	4.05	2.47
Third Quarter	3.49	1.97
Fourth Quarter	2.83	2.10
2006
First Quarter	2.34	1.79
Second Quarter	2.02	1.31
Third Quarter	2.53	1.12
Fourth Quarter	1.95	1.42

On July 31, 2007, the last reported sale price of our common stock on the Nasdaq Market was $4.04 per share. As of July 31, 2007, there were approximately 232 shareholders of record of CTI’s common stock.

Dividend Policy

CTI has not declared or paid any cash dividends on its capital stock since its inception. CTI currently intends to retain all of its cash and any future earnings to finance the growth and development of its business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon CTI’s consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Sales of Unregistered Securities

Not Applicable.

8. Employee Benefit Plans

CTI’s U.S. employees participate in the Cell Therapeutics, Inc. 401(k) Plan whereby eligible employees may defer up to 80% of their compensation, up to the annual maximum allowed by the Internal Revenue Service. CTI may make a discretionary matching contributions based on certain plan provisions. CTI made contributions of approximately $0.1 million, $0.2 million and $0.3 million during the years ended December 31, 2006, 2005 and 2004, respectively.

In connection with CTI’s merger with Novuspharma, on January 1, 2004, CTI assumed a defined benefit plan and related obligation for benefits owed to its Italian employees who, pursuant to Italian law, are entitled to a lump sum payment upon separation from the Company. Related costs are accrued over the employees’ service periods based on compensation and years of service. In accordance with EITF 88-1, Determination of Vested Benefit Obligation for a Defined Benefit Pension Plan, CTI has elected to carry the obligation under the plan at the amount of the vested benefit obligation which is defined as the actuarial present value of the vested benefit to which the employee is entitled if the employee separates immediately. Benefits of approximately $0.8 million, $0.6 million and $0.2 million were paid to employees who separated from the Company during 2006, 2005 and 2004, respectively. As of December 31, 2006 and 2005, the vested benefit obligation was approximately $0.9 million and $1.3 million, respectively and was included in long-term obligations.

9.	Certain Concentrations

CTI is exposed to risks associated with foreign currency transactions to use U.S. dollars to make contract payments denominated in euros or vice versa. As the net positions of CTI’s unhedged foreign currency transactions fluctuate, CTI’s earnings might be negatively affected. In addition, CTI is exposed to risks associated with the translation of euro-denominated financial results and amounts into U.S. dollars. CTI currently does not utilize forward exchange contracts or any type of hedging instruments to hedge foreign exchange risk as it is believed that CTI’s overall exposure is relatively limited.

CTI is subject to concentration of credit risk primarily from its cash investments. Under CTI’s investment guidelines, credit risk is managed by diversification of the investment portfolio and by the purchase of investment-grade securities. Prior to the divestiture of TRISENOX, CTI did not require collateral or other security to support credit sales, but provided an allowance for bad debts when warranted.

If CTI is unable to obtain sufficient quantities of needed starting materials for the manufacture of its products in development from existing suppliers, or if CTI is unable to source these materials and services from other suppliers and manufacturers, certain research and development and sales activities may be delayed.

CTI is exposed to certain labor risk related to its European employees, who represent 35% of CTI’s total employees as of December 31, 2006, and who are subject to a collective bargaining agreement as well as to local regulations governing employment.

10.	Contractual Arrangements and Commitments

Lease Agreements

Facilities

CTI leases its office and laboratory space under operating leases. Leases for CTI’s corporate office space contain an annual escalation clause of approximately 3% and the related rent expense is recognized on a straight-line basis over the term of the respective lease. In connection with a lease agreement, CTI has a $0.7 million irrevocable, unconditional standby letter of credit which is secured by a certificate of deposit classified in CTI’s consolidated balance sheet in other assets as of December 31, 2006, 2005 and 2004. Rent expense amounted to approximately $3.8 million, $7.3 million, and $7.8 million for the years ended December 31, 2006, 2005 and 2004, respectively. Rent expense is net of sublease income and amounts offset to excess facilities charges.

During 2004, 2005 and 2006, CTI entered into sublease agreements to sublet a portion of its facilities considered to be in excess of current requirements. Total sublease rental income for fiscal years 2006, 2005 and 2004 was $0.9 million, $0.2 million and $21,000, respectively, recorded as an offset to lease expense. Total future sublease income to be recognized over the term of CTI’s existing subleases is approximately $1.2 million.

Aircraft

In 2001, CTI entered into an operating lease agreement for use of an aircraft. Terms of the lease included monthly rental payments of $161,000 plus an incremental rent adjustment, which was based on the value of the aircraft and varied depending on the prevailing applicable LIBOR rate. This lease was terminated in November 2005. Rent expense related to the aircraft amounted to $1.9 million and $2.3 million for the years ended December 31, 2005 and 2004, respectively. In 2005 CTI also made a $1.2 million payment in connection with the early termination of the lease which is included in restructuring charges and related asset impairments.

In connection with this aircraft lease, CTI entered into an interest rate swap agreement that effectively locked in the effect of the incremental rate adjustment for the first 78 payments. Under the swap agreement, CTI received a variable amount based on the monthly LIBOR rate and paid a fixed rate payment based on a rate of 4.78%. In connection with the termination of the aircraft lease, the swap agreement was also terminated in November 2005 and CTI made a payment of approximately $50,000, the fair value of the swap liability at the time of termination. At December 31, 2004, the fair value of the swap was a liability of $0.4 million and $0.8 million, respectively, which was recorded in other long-term obligations and accumulated other comprehensive income (loss). This swap was 100% effective.

Capital Leases

In connection with CTI’s merger with Novuspharma, CTI assumed two capital lease agreements to finance lab equipment. One of these capital leases had an interest rate of 5.4% and terminated in March 2006 while the other lease has a rate of 5.1% and terminates in February 2008. We also entered into an additional capital lease in 2006 with a term of 47 months at interest rates of 6.0%. The gross amount of assets under capital lease obligations was approximately $0.8 million, $0.6 million and $0.7 million as of December 31, 2006, 2005 and 2004, respectively. The related accumulated depreciation was approximately $0.3 million, $0.2 million and $0.1 million as of December 31, 2006, 2005 and 2004, respectively.

Future Minimum Lease Payments

Future minimum lease commitments for noncancelable operating and capital leases at December 31, 2006 are as follows (in thousands of US dollars):

	Capital Leases	Operating Leases
2007	$98	$8,670
2008	67	5,665
2009	18	5,381
2010	20	5,441
2011	—	5,397
Thereafter	—	4,660

Total minimum lease commitments	$203	$35,214

Less interest	(15)

Present value of lease obligation	188
Less current portion of long-term obligation	(90)

Long-term obligation	$98

As of December 31, 2006 and 2005, CTI had a liability of approximately $4.0 million and $6.3 million, respectively, in charges for excess facilities under its current operating leases in accordance with SFAS 146, Accounting for Costs Associated with Exit and Disposal Activities. These charges included lease commitments, net of estimated sublease income.

Paclitaxel Supply

In September 2001, CTI entered into a purchase agreement with Natural Pharmaceuticals, Inc., or NPI, to purchase $6.0 million of paclitaxel, a starting material for XYOTAX, which was to be delivered by NPI over several years. This material was intended to be used primarily for research and development activities. CTI paid for the entire purchase upon execution of the agreement in 2001 and recorded the amount as a prepaid asset. As CTI had adequate supply of paclitaxel on hand to support its validation campaigns and clinical activities, CTI amended our supply agreement with NPI to reduce the amount of material that would be received and CTI was refunded $0.8 million of its prepayment. In addition, the agreement, as amended, grants NPI the exclusive right to purchase up to 5 kilograms of CTI’s paclitaxel supply at CTI’s original cost through September 1, 2007. The amended agreement also allows NPI the right to sell some or all of the paclitaxel supply to its customers and replace the material within 60 days with newer material having a longer expiration date.

As of December 31, 2006 and 2005, CTI had paclitaxel supply of $1.1 million and $2.3 million, respectively, which is included in prepaid expenses and other current assets. The amount as of December 31, 2006 includes approximately $0.4 million in supply due from NPI. These costs have been capitalized since there is a ready market for this active pharmaceutical ingredient. The paclitaxel supply was adjusted during the second quarter of 2005 to reflect a $1.7 million write-down to its estimated re-sale value based on current prices obtained from an external vendor.

11. Other Significant Events

a. Restructuring Activities

During 2005, CTI announced a plan to reduce its U.S. workforce as part of CTI’s cost savings initiative in an effort to reduce costs and conserve capital in anticipation of a new drug application, or NDA, and potential launch of XYOTAX. CTI also announced a planned reduction in its EU workforce in 2005. In conjunction with the workforce reduction CTI vacated a portion of its laboratory and office facilities. Additionally, CTI terminated its aircraft lease in November 2005 under a plan approved based on CTI’s restructuring activities and efforts to reduce costs. For the year ended December 31, 2006 and 2005, restructuring and related asset impairment charges totaled approximately $0.6 million and $12.8 million which is comprised of the following:

	2006	2005
Excess facilities charges	$667	$7,092
Employee separation cost	(80)	3,478
Aircraft lease termination payment	—	1,170
Asset Impairments	4	1,040

Total restructuring and related asset impairment charges	$591	$12,780

Excess Facilities Charges

Charges for excess facilities relate to CTI’s lease obligation for excess laboratory and office space in the U.S. that was vacated as a result of the restructuring plan. Pursuant to SFAS 146, CTI recorded restructuring charges when it ceased using this space. For the year ended December 31, 2005 total restructuring charges related to this vacated space was approximately $7.1 million. The charge is calculated as the present value of total lease commitments, net of estimated sublease income. The additional charges for excess facilities for the year ended December 31, 2006 were due to changes in CTI’s estimate of the timing and amount of cash flows related to these excess facilities as well as adjustments due to the passage of time. As of December 31, 2006 CTI had approximately $4.0 million accrued related to excess facilities charges, of which approximately $2.6 million was included in current portion of long-term obligations and approximately $1.4 of which was included in long-term obligations, less current portion. CTI will periodically evaluate its existing needs, the current and estimated future values of our subleases, and other future commitments to determine whether to record additional excess facilities charges or adjustments to such charges.

Employee Separation Costs

For the year ended December 31, 2005, employee separation costs associated with the layoffs consist primarily of one-time termination benefits, principally severance payments, recognized in accordance with SFAS 146. The adjustment for the year ended December 31, 2006 relates to changes in estimates of amounts due to employees as well as adjustments due to foreign currency fluctuations.

Aircraft Lease Termination Payment

In 2001, CTI entered into an operating lease agreement for use of an aircraft which was terminated in November 2005. As part of the termination, CTI negotiated and paid a settlement amount of approximately $1.2 million to fulfill the termination penalty per the lease agreement.

Restructuring Related Asset Impairments

Impairment charges recorded pursuant to SFAS 144, Accounting for the Impairment or Disposal of Long Lived Assets, or SFAS 144, primarily included laboratory equipment, computers, and furniture and fixtures were unlikely to be utilized due to CTI’s vacated lab and office space as well as employee terminations and accordingly, were written down to estimated fair market value primarily based on quoted market prices obtained from external sources. CTI recorded a loss of approximately $1.0 million for restructuring related asset impairments for the year ended December 31, 2005.

The following table summarizes the changes in the liability for restructuring activities during the years ended December 31, 2006 and 2005 (in thousands of US dollars):

	Excess Facilities Charges	Employee Separation Costs	Aircraft Lease Termination
Balance at January 1, 2005	$—	$—	$—
Charges	7,092	3,478	1,170
Foreign currency adjustments	—	(90)	—
Payments	(758)	(1,463)	(1,170)

Balance at December 31, 2005	6,334	1,925	—
Charges	667	(80)	—
Foreign currency adjustments	—	12	—
Payments	(3,050)	(1,830)	—

Balance at December 31, 2006	$3,951	$27	$—

b. Divestiture of TRISENOX and Certain Proteasome Assets

On July 18, 2005, CTI divested TRISENOX and certain proteasome asset to Cephalon. In addition, CTI provided transition services related to TRISENOX and proteasome assets for approximately six months subsequent to the closing date. CTI received aggregate consideration of $71.9 million for the assets and transition services, net of broker fees. As part of the transaction Cephalon purchased the capital stock of two wholly-owned subsidiaries, Cell Therapeutics (UK) Limited and PolaRx and assumed certain liabilities. In connection with the divestiture, CTI was required to repay CTI’s royalty obligation to PharmaBio and, after this repayment, CTI’s net proceeds from both transactions were approximately $32.5 million. In addition, CTI may receive up to an additional $100 million in payments upon achievement by Cephalon of specified sales and development milestones. However, achievement of such milestones is uncertain.

Pursuant to the terms of the acquisition agreement, CTI provided transition services to Cephalon related to the TRISENOX and proteasome assets for a period of up to six months subsequent to the closing date. CTI considers the multiple deliverables under the agreement to be one unit of accounting as defined in EITF 00-21,

Revenue Arrangements with Multiple Deliverables, because CTI does not have evidence of the fair value of the undelivered service elements. Based upon the requirements in Staff Accounting Bulletin 104, Revenue Recognition, CTI deferred the proceeds received from the divestiture and recognized the gain ratably over the transition service period. As of December 31, 2005, all revenue related to the acquisition agreement was recognized, including approximately $3.8 million for transition services.

All of CTI’s product revenue to date related to sales of TRISENOX. Subsequent to the transaction date, there was no product revenue or cost generating activities related to TRISENOX except for revenue provided under the transition services agreement with Cephalon, costs related to providing such services, and certain other non-cancelable obligations that were not assumed by Cephalon.

The following table summarizes the carrying amounts of the major classes of assets and liabilities included as part of the disposal group related to the divestiture (in thousands of US dollars):

Disposed Assets:
Accounts receivable, net	1,404
Inventory	916
Prepaids	60

Total	2,380

Disposed Liabilities:
Accrued liabilities	1,738

Total	1,738

CTI determined that the TRISENOX and proteasome compound asset group met the criteria to be accounted for as a disposed asset, however, as CTI cannot clearly distinguish the cash flows related to TRISENOX, it did not meet the criteria to be considered a component of an entity as defined in SFAS 144. Accordingly, results of operations related to the asset groups are reported in continuing operations.

In January 2000, CTI acquired the rights to TRISENOX through CTI’s acquisition of PolaRx which resulted in the recording of goodwill. SFAS 142, Accounting for Intangible Assets, requires that when a reporting unit that constitutes a business is to be disposed of, goodwill related to this reporting unit should be allocated to the carrying amount of the business sold. In CTI’s divestiture of TRISENOX to Cephalon, CTI retained key systems, processes and expertise required to support TRISENOX, therefore, the assets divested were not considered a business in accordance with EITF Issue 98-3, Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business and, accordingly, CTI did not allocate a portion of CTI’s goodwill to these assets.

c.	Acquisition of PolaRx Biopharmaceuticals, Inc.

On January 7, 2000, CTI entered into a Merger Agreement to acquire PolaRx, a biopharmaceutical company that owned the rights to TRISENOX, an anti-cancer compound for which CTI submitted and received approval for an NDA with the FDA. The acquisition was accounted for as a purchase transaction. Under the terms of the Merger Agreement, CTI made additional contingent payments of $5.0 million for achieving a $20.0 million sales threshold in 2003 and $4.0 million for meeting a $10 million TRISENOX sales threshold in 2002 which were recorded as additional goodwill. PolaRx was sold in connection with the divestiture of TRISENOX to Cephalon in July 2005.

d.	PanGenex, Inc.

In June 2000, CTI founded PanGenex, Inc., or PanGenex, a majority-owned subsidiary focused on identifying novel drug development targets using the recently completed human genome sequence database.

CTI provided funds and administrative services to support PanGenex’s research and development efforts totaling $0.3 million during 2004. In January 2004, PanGenex’s board of directors and shareholders approved the termination of its development program and the dissolution of the company.

12. Significant Agreements

PG-TXL Company, L.P.: In 1998, CTI entered into an agreement with PG-TXL Company, L.P., as amended in February 2006, granting CTI an exclusive worldwide license for the rights to polyglutamic acid paclitaxel, a water soluble form of the cancer drug Taxol, and to all potential uses of PG-TXL Company, L.P.’s polymer technology. Under the terms of the agreement, CTI acquired the rights to the research, development, manufacture, marketing and sale of anti-cancer drugs developed using this polymer technology.

CTI is obligated to make payments to PG-TXL Company upon the achievement of certain development and regulatory milestones. To date CTI has made $5.6 million in milestone payments and could be obligated to make additional payments of up to $14.9 million in the future if additional milestones are met. CTI also granted warrants to purchase 350,000 shares of CTI common stock to PG-TXL Company, L.P. which became exercisable upon CTI entering a licensing agreement for XYOTAX with Chugai Pharmaceutical Co., Ltd .

In connection with the agreement with PG-TXL Company, CTI also entered into Signing Bonus and Restricted Stock and Share Grant Agreements and Consulting Agreements with certain individuals affiliated with PG-TXL Company, L.P., or the PG-TXL Affiliates. The Company also granted 103,665 restricted share rights to the PG-TXL Affiliates, 87,999 of which vested and were issued in February 2006 in connection with the amendment to the License Agreement. For the year ended December 31, 2005, CTI recorded approximately $0.2 million in research and development expense in anticipation of the vesting of these restricted share rights. The remaining restricted share rights vest upon certain performance conditions which include successfully completing a phase III clinical trial of a licensed product and receiving regulatory approval of an NDA by the FDA. CTI will begin to record compensation expense at the time the vesting of the share rights become probable.

Chugai Pharmaceutical Co., Ltd.: In October 2001, CTI entered into a licensing agreement with Chugai for the development and commercialization of XYOTAX in several Asian territories. Upon execution of the agreement, Chugai paid CTI a $3.0 million upfront fee which was recorded as deferred revenue and originally recognized as revenue over the estimated development period of approximately seven years on a straight-line basis. CTI recognized $0.4 million of this revenue as well as approximately $0.8 million in development expenditure reimbursements from Chugai during 2004. In October 2005, Chugai notified CTI of their intent to terminate the agreement and accordingly, CTI recognized the remaining deferred revenue of $1.4 million in the fourth quarter of 2005 as there was no additional planned development period. The agreement was terminated effective March 2006.

Nippon Shinyaku Co., Ltd.: In December 2002, CTI entered into a distribution agreement with Nippon Shinyaku Co., Ltd., or Nippon which Cephalon assumed in connection with the TRISENOX divestiture in July 2005. This agreement granted an exclusive license to Nippon to market and distribute TRISENOX in Japan, South Korea and Taiwan. Upon execution of the agreement, Nippon paid CTI a $750,000 initial payment, which was recorded as deferred revenue and was recognized as revenue over the performance period of approximately two years on a straight-line basis. CTI recognized $0.2 million of revenue during 2004. As of December 31, 2004 all deferred revenue related to the initial payment had been recognized. CTI also received and recognized as revenue $0.5 million milestone payments in 2004 related to Nippon’s receipt of marketing approval and submission of an NDA in Japan, respectively. In December 2004, Nippon launched TRISENOX for the treatment of relapsed/refractory APL in Japan. Pursuant to a supply agreement CTI entered into with Nippon, CTI recorded $1.3 million and $0.8 million in product sales during 2005 and 2004, respectively.

Other Significant Agreements: CTI has several agreements with clinical research organizations, third party manufacturers, and distributors which have a duration greater than one year for the development of CTI’s products.

13.	Related Party Transactions

In the case of termination, CTI has severance agreements with its executive officers that provide benefits for eighteen to twenty-four months.

On April 8, 2002, before the passage of the Sarbanes Oxley Act of 2002, CTI extended a loan of $3.5 million to Dr. James A. Bianco, CTI’s president and chief executive officer, which bore interest at the six-month LIBOR rate plus 2.25%, adjusted semi-annually, and was due on April 8, 2004. Dr. Bianco paid accrued interest on the loan through October 2003. Prior to April 8, 2004, Dr. Bianco informed the board that he would not be able to repay this loan, including accrued interest, in full when due on April 8, 2004. On April 8, 2004, in accordance with the terms of the original loan agreement, the interest rate on the loan increased by an additional 3%. On October 22, 2004, Dr. Bianco paid the loan and all outstanding accrued interest in full.

In November 2002, CTI entered into a two-year Sponsored Research Agreement with the Hope Heart Institute, a non-profit corporation, to perform research specified by CTI and reviewed by a joint research committee comprised of individuals from CTI’s company and from the Hope Heart Institute. In addition to monthly payments, CTI granted a fully vested warrant to the Hope Heart Institute to purchase 100,000 shares of CTI’s common stock at a purchase price of $10.00 per share. Phillip M. Nudelman, Ph.D., is the chairman of CTI’s board of directors, and a member of CTI’s audit, compensation, and nominating and governance committees, and President, Chief Executive Officer and a member of the board of directors of the Hope Heart Institute. Jack W. Singer, M.D., who is a member of CTI’s board of directors and CTI’s Executive Vice President, Chief Medical Officer, was a member of the Scientific Advisory Board of the Hope Heart Institute in 2002. During 2004 CTI made payments to the Hope Heart Institute of $45,000 for research related expenses. CTI also made charitable contributions of $6,500, $24,000 and $11,000 in 2006, 2005 and 2004, respectively. In 2004, CTI terminated the Sponsored Research Agreement.

In December 2004, CTI entered into a licensing agreement with DiaKine Therapeutics, Inc., or DiaKine, for the development and commercialization of Lisofylline. CTI received an upfront payment of $250,000 in 2004 and additional payments of $427,000 in 2005. These payments were recorded as deferred revenue and are being recognized as revenue over the estimated development term in the agreement of December 31, 2013. Jack W. Singer, M.D., is a member of the board of Directors for DiaKine.

14.	Subsequent Events

Reverse Stock Split

In February 2007, CTI’s Board of Directors authorized a one-for-four reverse split of CTI’s common stock which is expected to take effect on or around April 15, 2007. The reverse split will affect all shares of CTI’s common stock, including underlying stock options and other convertible instruments outstanding immediately prior to the effective time of the reverse split.

Preferred Stock Offering

In February 2007, CTI issued 20,000 shares of its Series A 3% convertible preferred stock, or preferred stock, in a registered offering at an issue price of $1,000 per share, and warrants to purchase an additional 5,979,065 shares of CTI’s common stock, no par value at an exercise price of $1.61 per share.

The preferred stock is convertible at any time into a number of shares of CTI’s common stock determined by dividing the stated value of the preferred stock to be converted by the conversion price, which is initially $1.6725. The initial conversion price is subject to adjustment in certain events.

The warrants will only become exercisable on or after the date upon which all necessary corporate and shareholder action to approve an amendment to CTI’s Articles of Incorporation to increase the number of authorized shares of common stock to an amount sufficient to permit the issuance of all shares of common stock issuable upon exercise of the warrants shall have been taken and such amendment shall have been accepted by the Secretary of State of the State of Washington.

As of March 7, 2007, 12,055 shares of preferred stock had been converted into 7,207,767 shares of common stock.

20.1.4	NOTES TO THE STATEMENTS OF OPERATIONS

A. Revenues

Revenues consist of the following as of December 31 (in thousands of US dollars):

		December 31,
Revenues (In thousands of US dollars)	Notes	2006	2005	2004
Product sales	1	$—	$14,599	$26,626
License and contract revenue	2	80	1,493	2,968

Total revenues		$80	$16,092	$29,594

1. Product Sales

Product sales consist of the following as of December 31 (in thousands of US dollars):

	December 31,
Product Sales (In thousands of US dollars)	2006	2005	2004
CTI	$—	$11,371	$22,502
Subsidiaries	—	3,228	4,124

Total product sales	$—	$14,599	$26,626

Because CTI sold its only commercial product, TRISENOX, to Cephalon on July 18, 2005, there have been no product sales subsequent to this date. Prior to this, CTI recognized revenue from product sales when there was persuasive evidence that an arrangement existed, title had passed and delivery had occurred, the price was fixed and determinable, and collectability was reasonably assured. Product sales were generally recorded upon shipment net of an allowance for returns and discounts. Customers were able to return damaged or expired inventory for up to one year after the expiration date. Estimated returns were based on historical returns and sales patterns. If CTI was unable to reasonably estimate returns related to a particular customer, revenue recognition was deferred until such rights has expired. Allowances for returns, discounts and bad debts, which were netted against accounts receivable, totaled approximately $1.3 million at December 31, 2004. There was no allowance for returns, discount and bad debts at December 31, 2006 and 2005 as all trade receivables are sold in connection with the divestiture of TRISENOX to Cephalon.

TRISENOX was, prior to its divestiture to Cephalon in July 2005, our commercial product approved by the FDA, EMEA, and the Japanese Ministry of Health to treat patients with relapsed or refractory acute promyelocytic leukemia. As a result of the divestiture, there were no product sales for the year ended December 31, 2006. We recorded net product sales of approximately $14.6 million for TRISENOX for the year ended December 31, 2005.

CTI recorded net product sales of approximately $14.6 million and $26.6 million for TRISENOX for the year ended December 31, 2005 and 2004, respectively. The decrease in net sales is due to the divestiture of TRISENOX to Cephalon resulting in no TRISENOX sales subsequent to July 18, 2005.

Segment Information and Other Data

CTI considers its operations to be a single operating segment, focused in the development, acquisition and commercialization of novel treatments for cancer. Financial results of this reportable segment are presented in the accompanying consolidated financial statements.

Because CTI sold its only commercial product, TRISENOX, to Cephalon on July 18, 2005, there were no product sales during 2006. During the years ended December 31, 2005 and 2004, TRISENOX product sales from major customers as a percentage of total product sales were as follows:

	2005	2004
Customer A	32%	35%
Customer B	21%	24%
Customer C	22%	20%

The following table depicts product sales attributed to external customers based the following geographic locations (in thousands of US dollars):

	Year Ended December 31,
	2005	2004
North America	$11,413	$22,501
Europe	1,932	4,427
Asia	2,747	2,666

	$16,092	$29,594

2. License and Contract Revenue

License and contract revenue consists of the following as of December 31 (in thousands of US dollars):

	December 31,
License and contract revenue (In thousands of US dollars)	2006	2005	2004
CTI	$80	$42	$—
Subsidiaries	—	1,451	2,968

Total license and contract revenue	$80	$1,493	$2,968

CTI may generate revenue from technology licenses, collaborative research and development arrangements, cost reimbursement contracts and research grants. Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments.

Revenue associated with up-front license fees and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. If the time period is not defined in the agreement, CTI calculates the revenue recognition period based on its current estimate of the research and development period considering experience with similar projects, level of effort and the stage of development. Should there be a change in the CTI’s estimate of the research and development period, it will revise the term over which the initial payment is recognized. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts and research grants is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

CTI evaluates multiple element arrangements pursuant to Emerging Issues Task Force, or EITF, 00-21, Revenue Arrangements with Multiple Deliverables for multiple element arrangements that have continuing performance obligations, recognizing contract, milestone or license fees together with any up-front payments over the term of the arrangement as the Company completes its performance obligation, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. Additionally, pursuant to the guidance of Securities and Exchange Commission Staff Accounting Bulletin 104, or SAB 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected term of the arrangement.

In December 2002, CTI entered into a distribution agreement with Nippon Shinyaku Co. Ltd., or Nippon which granted an exclusive license to Nippon to market and distribute TRISENOX in Japan, South Korea and Taiwan. In connection with this agreement, CTI received a $750,000 payment which was recorded as deferred revenue and which was recognized as revenue over the performance period which ended during the fourth quarter of 2004. Cephalon assumed the agreement with Nippon in connection with the TRISENOX divestiture.

In October 2001, CTI entered into a licensing agreement with Chugai Pharmaceutical Co., Ltd., or Chugai, for the development and commercialization of XYOTAX. This agreement granted an exclusive license to Chugai to develop and commercialize XYOTAX in several Asian markets. Upon execution of the Chugai agreement, CTI received a $3.0 million initial payment, which was recorded as deferred revenue and which was being recognized as revenue over the estimated development period of approximately seven years on a straight-line basis. As of December 31, 2005, CTI recognized the remaining deferred revenue related to this initial payment in anticipation of the termination of the agreement with Chugai which occurred in March 2006.

License and contract revenue for the year ended December 31, 2006 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine.

For the year ended December 31, 2005, CTI recognized approximately $1.5 million of license and contract revenue consisting primarily of the remaining deferred revenue balance related to the initial payment from Chugai.

For the year ended December 31, 2004, CTI recognized approximately $1.9 million of license and contract revenue, of which $0.8 million related to cost reimbursements for development expenses received from Chugai in 2004, $0.6 million related to the amortization of the initial payments from Chugai and Nippon, and $0.5 million related to a milestone payment from Nippon for obtaining an MAA approval for relapsed APL. CTI also recognized $1.1 million in grant income received for research and development activities in 2004.

B. Operating expenses

Operating expenses consist of the following as of December 31 (in thousands of US dollars):

	Notes	December 31,
Operating expenses (In thousands of US dollars)		2006	2005	2004
Cost of product sold	3	$—	$518	$1,104
Research and development	4	61,994	68,767	101,127
Selling, general and administrative	5	35,303	61,717	78,522
Acquired in-process research and development	6	—	—	87,735
Amortization of purchased intangibles	7	792	1,254	2,294
Restructuring charges and related asset impairments	8	591	12,780	—
Gain on divestiture of TRISENOX	9	—	(71,211)	—

Total operating expenses		$98,680	$73,825	$270,422

3. Cost of Product Sold

Cost of product sold consists of the following as of December 31 (in thousands of US dollars):

	December 31,
Cost of product sold (In thousands of US dollars)	2006	2005	2004
CTI	$—	$380	$876
Subsidiaries	—	138	228

Total cost of product sold	$—	$518	$1,104

As CTI sold its only commercial product, TRISENOX, to Cephalon on July 18, 2005, there is no cost of product sold subsequent to this date. Cost of product sold consisted of the cost of TRISENOX sold to CTI’s customers, including allowances for excess inventory that may expire and become unsaleable. Royalties paid on product sales, as well as shipping and handling costs were also included in cost of product sold.

The cost of product sold during the year ended December 31, 2005 and 2004 was approximately $0.5 million and $1.1 million, respectively. CTI’s gross margins remained relatively consistent during these years. Cost of product sold consisted primarily of manufacturing costs, royalties paid on product sales, and allowances for excess inventory that may expire and become unsaleable. Due to the divestiture of TRISENOX to Cephalon, there was no cost of product sold subsequent to July 18, 2005.

4. Research and Development Expenses

CTI’s research and development expenses for compounds under and discovery research are as follows (in thousands of US dollars):

	2006	2005	2004
Compounds under development:
XYOTAX	$24,722	$18,251	$41,638
pixantrone	10,404	6,634	6,835
TRISENOX	—	3,682	7,208
Other compounds	848	2,019	1,301
Operating expenses	24,545	31,871	33,076
Discovery research	1,475	6,310	11,069

Total research and development expenses	$61,994	$68,767	$101,127

Research and development expenses include related salaries and benefits, clinical trial and related manufacturing costs, contract and other outside service fees, and facilities and overhead costs related to CTI’s research and development efforts. Research and development expenses also consist of costs incurred for proprietary and collaboration research and development and include activities such as product registries and investigator-sponsored trials. Research and development costs are expensed as incurred. Generally, in instances where CTI enters into agreements with third parties for research and development activities, costs are expensed upon the earlier of when non-refundable amounts are due or as services are performed unless there is an alternative future use of the funds in other research and development projects. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables.

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of new drug applications or similar regulatory filings to the FDA, EMEA or other regulatory agencies outside the United States and Europe. Operating costs include CTI’s personnel and occupancy expenses associated with developing these compounds. Discovery research costs include primarily personnel, occupancy and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. CTI does not allocate operating costs to the individual compounds under development as its accounting system does not track these costs by individual compound. As a result, CTI is not able to capture the total cost of each compound. As of December 31, 2006, direct external costs incurred to date for XYOTAX, TRISENOX and pixantrone are approximately $192.4 million, $29.1 million and $23.9 million, respectively. Costs for pixantrone prior to our merger with Novuspharma in January 2004 are excluded from this amount.

Research and development expense decreased to approximately $62.0 million for the year ended December 31, 2006, from approximately $68.8 million for the year ended December 31, 2005. Costs for CTI’s XYOTAX program increased primarily due to an increase in clinical activity related to the initiation of the PIONEER trial in the fourth quarter of 2005 offset in part by a decrease related to the STELLAR trials which were completed in 2005. Pixantrone costs increased due to an increase in clinical trial expenses attributable to increased patient enrollment and sites for CTI’s phase II and III clinical trials. TRISENOX costs decreased due to the divestiture of TRISENOX to Cephalon. Operating costs decreased primarily due to a reduction in CTI’s personnel resulting from the restructuring activities in 2005. Discovery research costs decreased primarily as a result of decreased personnel and other costs due to a reduction in programs.

Research and development expenses decreased to approximately $68.8 million for the year ended December 31, 2005, from approximately $101.1 million for the year ended December 31, 2004. Costs for CTI’s XYOTAX program decreased primarily due to an $18.6 million decrease in CTI’s Phase III trial costs attributable to the winding down of its STELLAR trials, a $2.1 million decrease related to the near completion of two phase II clinical trials, a $1.4 million reduction in CTI’s manufacturing costs associated with the completion of CTI’s STELLAR trials and a $1.2 million decrease in preclinical expenses related to fewer development activities with Chugai in 2005. TRISENOX costs decreased due to the divestiture of TRISENOX to Cephalon. Costs for other compounds increased primarily due to costs for two Phase II clinical trials for CT-2106 that initiated enrollment in the fourth quarter of 2004. Operating costs decreased primarily due to a reduction in CTI’s headcount resulting from its restructuring activities in 2005. Discovery research costs decreased primarily as a result of decreased personnel and other costs due to a reduction in programs.

5. Selling, General and administrative expenses

Selling, general and administrative expenses consist of the following as of 31 December (in thousands of US dollars):

	December 31,
Selling, general and administrative expenses (In thousands of US dollars)	2006	2005	2004
CTI	$29,907	$45,719	$58,695
Subsidiaries	5,396	15,998	19,827

Total selling, general and administrative	$35,303	$61,717	$78,522

Selling, general and administrative expenses decreased to approximately $35.3 million for the year ended December 31, 2006, from approximately $61.7 million for the year ended December 31, 2005. This decrease is primarily attributed to a $16.7 million decrease in CTI’s sales and marketing expenses related to reduced commercialization efforts and a reduction in sales and marketing personnel associated with the divestiture of TRISENOX to Cephalon in the third quarter of 2005 and a $6.0 million decrease in operating expenses primarily related to decreased compensation and benefits, occupancy and other expenses resulting from a reduction in general and administrative personnel. In addition, corporate development expenses decreased by $4.1 million primarily due to a decrease in aircraft operating costs of $3.4 million resulting from the termination of CTI’s aircraft lease in the fourth quarter of 2005 and a decrease of $0.8 million related to financial advisory fees. There was also a $0.6 million increase in stock-based compensation expense primarily related to the implementation of SFAS 123(R). CTI expects selling, general and administrative expenses to be consistent in 2007 as compared to 2006.

Selling, general and administrative expenses decreased to approximately $61.7 million for the year ended December 31, 2005, from approximately $78.5 million for the year ended December 31, 2004. This decrease is primarily attributed to an $11.3 million decrease in CTI’s sales and marketing expenses related to reduced commercialization efforts and headcount due to the divestiture of TRISENOX to Cephalon in the third quarter, a $2.7 million decrease in corporate development expenses including a $1.1 million decrease in aircraft operating costs due to increased charter income in 2005 and the termination of CTI’s aircraft operating lease in the fourth quarter of 2005, and a $2.3 million decrease in stock-based compensation charges. Corporate development expenses include certain legal expenses, business development activities, charitable contributions, costs related to operating our aircraft, and our corporate communications programs.

6. Acquired in-process research and development

Costs to acquire in-process research and development, or IPRD, projects and technologies which had no alternative future use and which had not reached technological feasibility as of January 1, 2004, the date of the merger with Novuspharma, were expensed as incurred.

Acquired in-process research and development relates to a one-time non-cash charge recorded in connection with the acquisition of Novuspharma in January 2004. The $87.4 million charge for the year ended December 31, 2004 represents the estimated fair value of purchased technology that had not reached technological feasibility at the effective at the effective time of the merger.

7. Amortization of purchased intangibles

Amortization of purchased intangibles consists of the following as of 31 December (in thousands of US dollars):

	December 31,
Amortization of purchased intangibles (In thousands of US dollars)	2006	2005	2004
CTI	$—	$—	$971
Subsidiaries	792	1,254	1,323

Total amortization of purchased intangibles	$792	$1,254	$2,294

Amortization for the year ended December 31, 2006 decreased slightly as compared to the year ended December 31, 2005, due to a write-down of CTI’s assembled workforce asset in December 2005 resulting from non-restructuring related voluntary terminations during 2005 of certain Italian employees who had been included in the original valuation of this asset.

Amortization for the year ended December 31, 2005 decreased to approximately $1.3 million from approximately $2.3 million for the year ended December 31, 2004, due to patents that became fully amortized in December 2004, offset in part by the $0.3 million write-down of CTI’s assembled workforce asset.

8. Restructuring charges and related asset impairments

In 2005, CTI reduced its workforce through selected layoffs of employees as part of a cost savings initiative in an effort to reduce costs and conserve capital in anticipation of an NDA filing and potential launch of XYOTAX. In conjunction with the workforce reduction, CTI vacated a portion of its laboratory and office facilities. Restructuring activities and asset impairments for the year ended December 31, 2006 primarily relate to adjustments related to CTI’s excess facilities for a change in estimate of the timing and amount of cash flows and adjustments for the passage of time as well as changes in the estimates of separation costs due to employees. For the year ended December 31, 2005, CTI recorded approximately $12.8 million in restructuring and related asset impairment charges including $7.1 million related to excess facilities charges, $3.5 million due to a reduction in workforce in both CTI’s U.S. and Italian operations, $1.2 million related to the termination CTI’s aircraft operating lease, $0.8 million in write-downs of tangible assets primarily consisting of lab equipment in the U.S. that ceased to be used due to the consolidation of research operations with CTI (Europe) and a $0.2 million write-down of CTI’s workforce intangible asset for restructuring related employee terminations in Italy.

9. Gain of divestiture of TRISENOX

The gain of $71.2 million for the year ended December 31, 2005 relates to the gain recognized, net of broker fees, on the divestiture of TRISENOX and certain proteasome assets to Cephalon as well as transition services provided to Cephalon related to TRISENOX and proteasome assets for a period of approximately six months subsequent to the date of closing.

C. Other income (expense)

Other income (expense) consists of the following as of December 31 (in thousands of US dollars):

		December 31,
Other income (expense) (In thousands of US dollars)	Notes	2006	2005	2004
Investment and other income	10	$2,866	$2,588	$1,636
Interest expense	11	(19,829)	(16,546)	(10,988)
Foreign exchange gain (loss)	12	1,877	8	(2,118)
Make-whole interest expense	13	(24,753)	(1,013)	—
Debt conversion expense	14	—	(23,608)	—
Gain on derivative liabilities	15	6,024	236	—
Gain on exchange of convertible notes	16	7,978	—	—
Settlement expense	17	(11,382)	—	—
Loss on extinguishment of royalty obligation	18	—	(6,437)	—

Total other expense, net		$(37,219)	$(44,772)	$(11,470)

10. Investment and other income

Investment and other income for the year ended December 31, 2006 and 2005 was approximately $2.9 million and $2.6 million, respectively. This increase is due to a higher average securities available-for-sale balance during the year ended December 31, 2006 compared to the year ended December 31, 2005 offset by a receipt of a $0.7 million vendor settlement received in 2005.

Investment and other income increased to approximately $2.6 million for the year ended December 31, 2005 from approximately $1.6 million for the year ended December 31, 2004. This increase is primarily due to receipt of a $0.7 million vendor settlement in 2005 and an increase in our investment income due to increased interest rates on our securities available-for sale for the year ended December 31, 2005 compared to the year ended December 31, 2004.

11. Interest expense

Interest expense increased to approximately $19.8 million for the year ended December 31, 2006 from approximately $16.5 million for the year ended December 31, 2005. This increase is due to $5.1 million in accretion of the debt discount on CTI’s 6.75% and 7.5% notes, a $4.6 million increase in the amortization of 6.75% and 7.5% debt issue costs primarily associated with conversions of these notes and interest expense of $2.5 million related to CTI’s 7.5% notes. These increases were partially offset by a decrease of $3.1 million in interest expense on CTI’s 4.0% senior subordinated and 5.75% subordinated and senior subordinated notes due to the retirement and exchange of a portion of these notes in the fourth quarter of 2005 and first half of 2006, a decrease of $2.8 million in interest charges related to CTI’s royalty financing agreement entered into with PharmaBio in December 2004 and terminated in July 2005 when CTI divested TRISENOX, a decrease of $1.2 million related to a liquidated damages payment made in 2005 in connection with the Conversion and Placement Agreement entered into in conjunction with the issuance of CTI’s 6.75% notes, a decrease of $1.0 million in the amortization of CTI’s 4.0% and 5.75% debt issuance costs due to conversions and exchanges of these notes in 2005 and the first half of 2006, and a decrease of $0.7 million in interest expense on CTI’s 6.75% notes due to conversions of these notes during 2006.

Interest expense increased to approximately $16.5 million for the year ended December 31, 2005 from approximately $11.0 million for the year ended December 31, 2004. The increase is due to interest in 2005 of $2.7 million on the $25.0 million royalty interest financing arrangement entered into with PharmaBio in December 2004 and terminated in July 2005 in connection with the divestiture of TRISENOX to Cephalon. The increase was also due to a $1.2 million liquidated damages accrual made in connection with the Conversion and Placement Agreement entered into in conjunction with the November 2005 issuance of CTI’s 6.75% notes, an increase in the amortization of debt issuance costs of $1.0 million, $0.7 million of which is due to the conversion of a portion of CTI’s 5.75% and 4% convertible senior subordinated notes and $0.3 million of which is due to new debt issuance costs related to CTI’s 6.75% notes, interest expense of $0.8 million on CTI’s 6.75% notes and $0.3 million of accretion of the debt discount on CTI’s 6.75% notes. These increases were offset by a decrease in interest expense of $0.3 million on CTI’s 5.75% and 4% convertible senior subordinated notes due to the conversion of a portion of these notes in November 2005.

12. Foreign exchange gain (loss)

The foreign exchange gain for the year ended December 31, 2006 is due to fluctuations in foreign currency exchange rates, primarily related to payables denominated in foreign currencies. There was no significant foreign currency exchange activity for the year ended December 31, 2005. The exchange loss for the year ended December 31, 2004 of approximately $2.1 million is due to a fluctuation in foreign currency exchange rates, primarily related to U.S. dollar investments held by CTI (Europe).

13. Make-whole interest expense

Make-whole interest expense of $24.8 million for the year ended December 31, 2006 is related to payments of $23.1 million made upon the conversion of $69.3 million of CTI’s 6.75% notes and $1.7 million made upon conversion of $7.4 million of CTI’s 7.5% notes. The amount of $1.0 million for the year ended December 31, 2005 is related to payments made upon the conversion of $3.0 million of CTI’s 6.75% notes.

14. Debt conversion expense

Debt conversion expense resulted from a conversion inducement consisting of 3.4 million shares and 6.5 million zero strike warrants valued at $23.6 million to effect the conversion of $38.4 million of convertible senior subordinated notes.

15. Gain on derivative liabilities

The gain on derivative liabilities of $6.0 million for the year ended December 31, 2006 represents the change in the estimated fair value of CTI’s derivative liabilities related to the interest make-whole provisions on CTI’s 6.75% and 7.5% notes of $4.1 million and $1.9 million, respectively. The amount of $0.2 million for the year ended December 31, 2005 represents the change in the estimated fair value of CTI’s derivative liability on its 6.75% notes.

16. Gain on exchange of convertible notes

CTI recorded a gain of $8.0 million during the year ended December 31, 2006 due to the extinguishment of approximately $40.7 million aggregate principal amount of CTI’s 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $33.2 million aggregate principal amount of CTI’s 7.5% notes in the second quarter of 2006. The gain is net of accrued interest of $0.9 million and issuance costs of $0.4 million attributable to the exchanged notes.

17. Settlement expense

Settlement expense for year ended December 31, 2006 is due to $10.5 million accrued for the pending settlement of CTI’s litigation with the USAO for release of all claims in connection with the investigation of CTI’s promotional practices relating to TRISENOX and related matters. Expense of approximately $0.9 million relates to the amount paid under the settlement of CTI’s dispute with Micromet AG in May 2006 and is net of payables previously due to Micromet.

18. Loss on extinguishments of royalty obligation

The loss on extinguishment of royalty obligation for the year ended December 31, 2005 relates to the repayment of CTI’s royalty obligation to PharmaBio as a result of the divestiture of TRISENOX. The loss of $6.4 million was calculated based on the excess of our termination payment of $39.4 million over the amount of the accreted royalty obligation and the unused portion of the prepaid service commitment at the time of extinguishment of $28.9 million and $4.1 million, respectively.

Income Taxes

As of December 31, 2006, CTI had net operating loss carryforwards of approximately $554.1 million, of which $56.9 million relates to stock option deductions, and research credit carryforwards of approximately $18 million. The carryforwards begin to expire in 2007.

Due to CTI’s equity financing transactions, and other ownership changes as defined in Section 382 of the Internal Revenue Code of 1986, as amended, or the Code, CTI incurred “ownership changes” pursuant to the Code. Accordingly, CTI’s use of net operating loss carryforwards is limited to approximately $12.7 million annually for losses incurred prior to August 2, 2004 (which aggregate approximately $360.0 million). Additionally, all losses incurred prior to March 27, 1997 (which aggregate $75.5 million) are subject to an annual limitation of approximately $4.2 million. All losses may also be subject to future ownership change limitations. To the extent that any single-year loss is not utilized to the full amount of the limitation, such unused loss is carried over to subsequent years until the earlier of its utilization or the expiration of the relevant carryforward period, which is generally 15-20 years. It is currently expected that approximately $9.7 million of the losses incurred prior to March 27, 1997 will expire unused due to the limitations under Section 382 alone. Additional net operating losses may expire if CTI does not generate sufficient income to utilize the losses before their normal expiration.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and income tax reporting. CTI recognized a valuation allowance equal to net deferred tax assets due to the uncertainty of realizing the benefits of the assets. CTI’s valuation allowance increased $27.2 million, $29.6 million, and $52.7 million during 2006, 2005 and 2004, respectively.

Significant components of our deferred tax assets and liabilities as of December 31 are as follows (in thousands of US dollars):

	2006	2005
Deferred tax assets:
Net operating loss carryforwards	$188,378	$138,677
Capitalized research and development	68,994	64,218
Intangible asset	—	26,453
Research and development tax credit carryforwards	17,963	16,932
Debt issue costs	—	7,110
USAO Settlement	3,570	—
Warrants issued	3,485	3,319
Stock based compensation	2,865	1,910
Lease liability and building impairments	1,606	2,417
Charitable contributions carryforward	2,025	2,058
Other deferred tax assets	2,905	2,256

Gross deferred tax assets	291,791	265,350
Less valuation allowance	(289,828)	(262,668)

	1,963	2,682
Deferred tax liabilities:
GAAP adjustments on Novuspharma merger	(1,626)	(1,995)
Deductions for tax in excess of financial statements	(337)	(687)

Gross deferred tax liabilities	(1,963)	(2,682)
Net deferred tax assets	$—	$—

Subsequent to 2005, CTI had a change in the tax treatment related to a gain on the transfer of an intangible asset, thus resulting in a change in tax basis recognized and reported in the 2005 Federal income tax return, should not have been recognized, and that the 2005 return should be amended. Accordingly, for 2006, CTI has reclassified the above $26.5 million deferred tax asset, described as of December 31, 2005 as intangible asset, to net operating loss carryforwards.

The reconciliation between CTI’s effective tax rate and the income tax rate as of December 31 is as follows:

	2006	2005	2004
Federal income tax rate	(34%)	(34%)	(34%)
Research and development tax credits	(1)	(1)	(1)
Permanent difference—IPRD	—	—	12
Permanent difference—other	12	1	1
Valuation allowance	20	30	21
Other	3	4	1

Net effective tax rate	—%	—%	—%

20.1.5	NOTES TO THE STATEMENT OF SHAREHOLDERS’ DEFICIT AND OTHER COMPREHENSIVE LOSS

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT AND OTHER COMPREHENSIVE LOSS

(In thousands of US dollars)

	Common Stock		Deferred Stock- based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Share- holders’ Equity (Deficit)
	Shares	Amount
Balance at December 31, 2003	34,339	394,750	(5,956)	(470,486)	(850)	(82,542)
Issuance of common stock for the acquisition of Novuspharma	15,629	189,760	—	—	—	189,760
Conversion of warrants to common stock	22	—	—	—	—	—
Proceeds from issuance of common stock, net	12,936	63,846	—	—	—	63,846
Proceeds from stock options exercised and stock sold via employee stock purchase plan	595	2,220	—	—	—	2,220
Deferred compensation	315	990	(990)	—	—	—
Amortization of deferred compensation of restricted stock	—	—	4,210	—	—	4,210
Equity—based compensation expense	27	1,207	—	—	—	1,207
Comprehensive loss:
Foreign currency translation gain	—	—	—	—	2,511	2,511
Unrealized gains on securities available-for-sale	—	—	—	—	4	4
Unrealized gains on interest rate swap	—	—	—	—	374	374
Net loss for the year ended December 31, 2004	—	—	—	(252,298)	—	(252,298)

Comprehensive loss						(249,409)

Balance at December 31, 2004	63,863	652,773	(2,736)	(722,784)	2,039	(70,708)
Conversion of convertible senior subordinated notes to common stock	3,323	39,047	—	—	—	39,047
Equity instruments issued to induce conversion of convertible senior subordinated notes to common stock	3,378	23,608	—	—	—	23,608
Issuance of warrants to underwriter of convertible senior notes	—	564	—	—	—	564
Conversion of convertible senior notes to common stock	1,141	3,000	—	—	—	3,000
Proceeds from stock options exercised and stock sold via employee stock purchase plan	81	238	—	—	—	238

	Common Stock		Deferred Stock- based Compensation	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)	Total Share- holders’ Equity (Deficit)
	Shares	Amount
Deferred compensation	1,641	2,186	(2,186)	—	—	—
Amortization of deferred compensation of restricted stock	—	—	3,253	—	—	3,253
Equity-based compensation expense	(5)	(49)	—	—	—	(49)
Conversion of restricted share rights to common stock	—	177	—	—	—	177
Comprehensive loss:
Foreign currency translation loss	—	—	—	—	(4,174)	(4,174)
Unrealized gains on securities available-for-sale	—	—	—	—	16	16
Unrealized gains on interest rate swap	—	—	—	—	436	436
Net loss for the year ended December 31, 2005	—	—	—	(102,505)	—	(102,505)

Comprehensive loss						(106,227)

Balance at December 31, 2005	73,422	721,544	(1,669)	(825,289)	(1,683)	(107,097)
Conversion of 6.75% convertible senior notes to common stock	26,377	69,345	—	—	—	69,345
Proceeds from issuance of common stock, net	23,121	37,764	—	—	—	37,764
Repurchase of common stock and warrants	(1,094)	(3,025)	—	—	—	(3,025)
Conversion of 7.5% convertible senior notes to common stock	8,403	17,560	—	—	—	17,560
Exercise of warrants to common stock	6,595	164	—	—	—	164
Proceeds from issuance of common stock to Novartis, net	8,671	14,837	—	—	—	14,837
Conversion of convertible senior subordinated notes to common stock	—	4	—	—	—	4
Proceeds from stock options exercised and stock sold via employee stock purchase plan	15	17	—	—	—	17
Deferred compensation	(9)	(1,669)	1,669	—	—	—
Equity-based compensation expense	—	4,150	—	—	—	4,150
Conversion of restricted share rights to common stock	88	—	—	—	—	—
Comprehensive loss:
Foreign currency translation loss	—	—	—	—	419	419
Unrealized gains on securities available-for-sale	—	—	—	—	41	41
Unrealized gains on interest rate swap	—	—	—	—	36	36
Net loss for the year ended December 31, 2006	—	—	—	(135,819)	—	(135,819)

Comprehensive loss						(135,323)

Balance at December 31, 2006	145,589	$860,691	$—	$(961,108)	$(1,187)	(101,604)

Common Stock

The increase in common stock as of December 31, 2006 as compared to December 31, 2005 is primarily due to $69.3 million related to the conversion of CTI’s 6.75% convertible senior notes to common stock, $34.7 million in net proceeds from the issuance of CTI’s common stock (net of $3.0 million of common stock and warrants repurchased), $17.6 million related to the conversion of CTI’s 7.5% convertible senior notes to common stock and $14.8 million in net proceeds from common stock issued to Novartis.

The increase in common stock as of December 31, 2005 as compared to December 31, 2004 is primarily due to $39.0 million related to the conversion of $18.5 million of 5.75% convertible senior subordinated notes and $19.9 million of 4% convertible senior subordinated notes. In addition, in connection with the conversions, CTI also issued to the note holders a $23.6 million conversion inducement which consisted of 3.4 million shares of common stock and 6.5 million shares issuable upon exercise of zero strike price warrants.

The increase in common stock as of December 31, 2004 as compared to December 31, 2003 is primarily due to $189.8 million of common stock issued for the acquisition of Novuspharma and $63.8 million in additional common stock issued under offerings.

Deferred Stock-Based Compensation

The change in deferred stock-based compensation from December 31, 2005 to December 31, 2006 is due to the reversal of all stock-based compensation during 2006 based on the adoption of SFAS 123R.

The change in deferred stock-based compensation from December 31, 2003 to December 31, 2004 and from December 31, 2004 to December 31, 2005 is primarily due to the vesting of restricted stock and cancellations of unvested restricted stock offset by restricted stock grants.

Accumulated Other Comprehensive Income (Loss)

The change in accumulated other comprehensive income (loss) as of December 31, 2006 as compared to December 31, 2005 is primarily due to foreign currency translation gains of approximately $0.4 million.

The change in accumulated other comprehensive income (loss) as of December 31, 2005 as compared to December 31, 2004 is primarily due to a foreign currency translation loss of $4.2 million offset by unrealized gains on CTI’s interest rate swap of $0.4 million.

The change in accumulated other comprehensive income (loss) as of December 31, 2004 as compared to December 31, 2003 is primarily due to a foreign currency translation gain of $2.5 million and unrealized gains on CTI’s interest rate swap of $0.4 million.

Accumulated Deficit

The increase in accumulated deficit for all periods shown is due to CTI’s net losses.

20.1.6	NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

CELL THERAPEUTICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Operating activities
Net loss	$(135,819)	$(102,505)	$(252,298)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,430	9,975	10,311
Acquired in-process research and development	—	—	87,375
Equity-based compensation expense	4,150	3,381	5,417
Loss on disposition of property and equipment	63	157	505
Amortization of investment premium	74	303	1,123
Non-cash gain on exchange of convertible notes	(7,978)	—	—
Non-cash gain on derivative liabilities	(6,024)	(236)	—
Non-cash interest expense	10,977	2,930	1,091
Non-cash loss on liquidation of subsidiary	41	—	—
Asset impairments	—	3,020	—
Debt conversion expense	—	23,608	—
Gain on divestiture of TRISENOX	—	(71,211)	—
Loss on extinguishment of royalty obligation	—	6,437	—
Noncash rent (benefit) expense	(15)	180	415
Loss on sale of investment securities	(1)	14	29
Changes in operating assets and liabilities:
Restricted cash	1,054	(1,045)	—
Interest receivable	(383)	(40)	1,109
Accounts receivable, net	1,700	(894)	(221)
Inventory	—	4	88
Prepaid expenses and other current assets	583	1,971	(1,068)
Other assets	2,907	(1,452)	2,734
Accounts payable	(2,925)	(3,451)	(1,651)
Accrued expenses	11,476	(5,181)	(2,292)
Deferred revenue	(80)	(1,081)	(819)
Excess facilities obligations	(2,383)	6,334	—
Other long-term obligations	(453)	3,550	—

Total adjustments	19,213	(22,727)	104,146

Net cash used in operating activities	(116,606)	(125,232)	(148,152)

Investing activities
Net proceeds from sale of TRISENOX	—	70,417	—
Purchases of securities available-for-sale	(68,905)	(46,827)	(59,011)
Proceeds from maturities of securities available-for-sale	14,665	22,693	79,333
Proceeds from sales of securities available-for-sale	36,353	15,815	50,830
Purchases of property and equipment	(534)	(2,016)	(4,632)
Proceeds from sale of property and equipment	539	253	—
Additional consideration related to PolaRx acquisition	—	—	(4,969)
Repayment of notes receivable from officers	—	—	3,500
Net cash acquired in (paid for) the Novuspharma merger	—	—	89,391

Net cash provided by investing activities	(17,882)	60,335	154,442

Financing activities
Proceeds from issuance of common stock, net	37,764	—	63,846

	Year Ended December 31,
	2006	2005	2004
	(In thousands of US dollars)
Repurchase of common stock and warrants	(3,025)	—	—
Proceeds from issuance of 7.5% convertible senior notes, net	31,174	—	—
Proceeds from issuance of common stock to Novartis, net	14,837	—	—
Proceeds from issuance of 6.75% convertible senior notes, net	—	77,704	—
Restricted cash from issuance of 6.75% convertible senior notes, net	—	(24,600)	—
Release of restricted cash related to 6.75% convertible senior notes	24,600	—	—
Mandatory redemptions of 6.75% convertible senior notes	(2,655)	—	—
Proceeds from common stock warrants exercised	164	—	—
Proceeds from royalty based financing	—	—	25,000
Repayment of royalty obligation	—	(39,388)	—
Proceeds from common stock options exercised and stock sold via employee stock purchase plan	17	238	2,220
Repayment of long-term obligations	(138)	(1,805)	(2,172)

Net cash provided by financing activities	102,738	12,149	88,894

Effect of exchange rate changes on cash and cash equivalents	(1,143)	(2,263)	1,411

Net increase (decrease) in cash and cash equivalents	(32,893)	(55,011)	96,595
Cash and cash equivalents at beginning of period	50,022	105,033	8,438

Cash and cash equivalents at end of period	$17,129	$50,022	$105,033

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$34,177	$12,640	$9,823

Cash paid for taxes	$—	$—	$—

Supplemental disclosure of non cash financing and investing activities
Conversion of 6.75% convertible senior notes to common stock	$69,345	$3,000	$—

Conversion of 7.5% convertible senior notes to common stock	$17,560	$—	$—

Conversion of convertible senior subordinated notes to common stock, including accrued interest	$4	$39,047	$—

Issuance of warrants to underwriter of convertible senior notes	$—	$564	$—

Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$39,518	$—	$—

Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$1,150	$—	$—

Issuance of 7.5% senior notes in exchange for 5.75% subordinated and senior subordinated notes	$33,156	$—	$—

Common stock issued for acquisition of Novuspharma	$—	$—	$189,760

As of December 31, 2006, we had approximately $54.4 million in cash and cash equivalents, securities available-for-sale and interest receivable. In addition, in February 2007, we closed a Series A 3% convertible preferred stock and common stock warrant financing generating proceeds of approximately $18.8 million, net of placement agency fees.

Net cash used in operating activities totaled approximately $116.6 million in 2006, compared to approximately $125.2 million in 2005 and $148.2 million in 2004. The decrease in net cash used in operating activities for the year ended December 31, 2006 as compared to 2005 was due to the change in our net loss, offset by the gain on the divestiture of TRISENOX in 2005, non-cash items including debt conversion expense, and the increase in our accrued expenses balance. The decrease in net cash used in operating activities during the year ended December 31, 2005, as compared to the same period in 2004, was primarily due to the decrease in our net loss, excluding a gain on the divestiture of TRISENOX to Cephalon, a non-cash charge for our debt conversion expense, a charge in 2005 related to the loss on extinguishment of our royalty obligation with PharmaBio and a non-cash charge in 2004 related to acquired in-process research and development resulting from our merger with Novuspharma.

Net cash used in investing activities totaled approximately $17.9 million in 2006, and net cash provided by investing activities totaled approximately $60.3 million and $154.4 million in 2005 and 2004, respectively. The net cash used in investing activities during the year ended December 31, 2006 was primarily due to purchases of securities available-for-sale offset by proceeds from maturities and sales of securities available-for-sale. Net cash provided by investing activities in 2005 was primarily due to proceeds from the divestiture of TRISENOX and proceeds from sales and maturities of securities available-for-sale, offset in part by purchases of securities available-for-sale. Net cash provided by investing activities for the year ended December 31, 2004 was primarily due to cash acquired through our merger with Novuspharma in January 2004 and proceeds from sales and maturities of securities available-for-sale in excess of purchases of such securities.

Net cash provided by financing activities totaled approximately $102.7 million in 2006, $12.1 million in 2005 and $88.9 million in 2004. The net cash provided by financing activities for the year ended December 31, 2006 was primarily due to net proceeds of $34.7 million received from the sale of our common stock in September 2006, including the repurchase of stock and warrants in October 2006, $31.2 million received from the issuance of our 7.5% notes, $24.6 million due to the release of restricted cash associated with the mandatory redemptions of our 6.75% notes and $14.8 million in net proceeds received from the sale of our common stock to Novartis. The net cash provided by financing activities during 2005 was primarily due to net proceeds of $77.7 million from the issuance of our 6.75% notes, offset by $24.6 million of restricted cash held in escrow until April 30, 2006 to fund the potential redemption of a portion of these notes. These amounts were also partially offset by the repayment of $39.4 million for our royalty obligation with PharmaBio. The net cash provided by financing activities during 2004 was primarily due to net proceeds of $63.8 million from the issuance of shares of our common stock in August and December as well as proceeds from the royalty interest financing arrangement with PharmaBio totaling $25.0 million.

20.2	PRO-FORMA FINANCIAL INFORMATION

No pro-forma financial information is provided due to the lack of significant changes relative to one or more indicators of the size of the issuer’s business.

20.3	Significant Accounting Policies

Cash and Cash Equivalents

CTI considers all highly liquid debt instruments with maturities of three months or less at the time acquired to be cash equivalents. Cash equivalents represent short-term investments consisting of investment-grade corporate and government obligations, carried at cost, which approximates market value.

Restricted Cash

CTI classifies as Restricted Cash highly liquid investments that otherwise would qualify as cash equivalents, but that have been set aside in a restricted account and that are unavailable for immediate withdrawal, until certain conditions are met. As of December 31, 2005, restricted cash included $24.6 million held in escrow to fund potential redemptions of up to 30% of CTI’s 6.75% convertible senior notes on April 30, 2006 as well as restricted cash of $1.0 million held in connection with the liquidation of Cell Therapeutics (Ireland) Holding Limited.

Securities Available-for-Sale

Management determines the appropriate classification of debt securities at the time of purchase. Management currently classifies CTI’s investment portfolio as available-for-sale which consists of U.S. government and corporate obligations with maturities of up to one year and carries the securities at fair value based on quoted market prices with unrealized gains and losses included in accumulated other comprehensive income or loss. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Interest on securities available-for-sale and amortization and accretion of premiums and discounts are included in investment income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities, if any, are included in investment income. The cost of securities sold is based on the specific identification method.

Liquidity

Cash and cash equivalents, securities available-for-sale and interest receivable are approximately $54.4 million as of December 31, 2006. In addition, in February 2007, CTI closed a Series A 3% convertible preferred stock and common stock warrant financing generating proceeds of approximately $18.8 million, net of placement agency fees. CTI expects that this amount will not be sufficient to fund its operations for the next twelve months. Accordingly, CTI will need to raise additional funds and is currently exploring alternative sources of equity or debt financing. Prior to issuance of additional equity or other convertible instruments, CTI needs to increase its authorized shares and is currently seeking shareholder approval to do so. CTI has a Step-Up Equity Financing Agreement with Société Générale which it may be able to utilize to provide additional equity funding. Additional funding may not be available on favorable terms or at all. If CTI is unable to raise additional capital in the near term, a plan has been developed to further curtail operations significantly, by delaying, modifying, or canceling selected aspects of research and development programs related to XYOTAX, pixantrone and other products CTI may be developing. The plan contains reductions in operating expenditures related to certain research and development and general and administrative activities including compensation and benefits, corporate costs and clinical trial costs, which are designed to allow the company to continue to operate on a going concern basis.

Certain Concentrations

CTI is exposed to risks associated with foreign currency transactions to use U.S. dollars to make contract payments denominated in euros or vice versa. As the net positions of CTI’s unhedged foreign currency transactions fluctuate, CTI’s earnings might be negatively affected. In addition, CTI is exposed to risks associated with the translation of euro-denominated financial results and amounts into U.S. dollars. CTI currently does not utilize forward exchange contracts or any type of hedging instruments to hedge foreign exchange risk as CTI believes its overall exposure is relatively limited.

CTI is subject to concentration of credit risk primarily from its cash investments. Under CTI’s investment guidelines, credit risk is managed by diversification of the investment portfolio and by the purchase of investment-grade securities. Prior to the divestiture of TRISENOX, CTI did not require collateral or other security to support credit sales, but provided an allowance for bad debts when warranted.

If CTI is unable to obtain sufficient quantities of needed starting materials for the manufacture of its products in development from existing suppliers, or if CTI was unable to source these materials and services from other suppliers and manufacturers, certain research and development and sales activities may be delayed.

CTI is exposed to certain labor risk related to its European employees, who represent 35% of its total employees as of December 31, 2006, and who are subject to a collective bargaining agreement as well as to local regulations governing employment.

Product Sales

Because CTI sold its only commercial product, TRISENOX, to Cephalon on July 18, 2005, there have been no product sales subsequent to this date. Prior to this, CTI recognized revenue from product sales when there was persuasive evidence that an arrangement existed, title had passed and delivery had occurred, the price was fixed and determinable, and collectability was reasonably assured. Product sales were generally recorded upon shipment net of an allowance for returns and discounts. Customers were able to return damaged or expired inventory for up to one year after the expiration date. Estimated returns were based on historical returns and sales patterns. If CTI was unable to reasonably estimate returns related to a particular customer or market, revenue recognition was deferred until such rights had expired. Allowances for returns, discounts and bad debts were netted against accounts receivable. There was no allowance for returns, discount and bad debts at December 31, 2006 and 2005 as all trade receivables were sold in connection with the divestiture of TRISENOX to Cephalon.

License and Contract Revenue

CTI may generate revenue from technology licenses, collaborative research and development arrangements, cost reimbursement contracts and research grants. Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments.

Revenue associated with up-front license fees and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. If the time period is not defined in the agreement, CTI calculates the revenue recognition period based on its current estimate of the research and development period considering experience with similar projects, level of effort and the stage of development. Should there be a change in our estimate of the research and development period, CTI will revise the term over which the initial payment is recognized. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts and research grants is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

CTI evaluates multiple element arrangements pursuant to Emerging Issues Task Force, or EITF, 00-21, Revenue Arrangements with Multiple Deliverables for multiple element arrangements that have continuing performance obligations, CTI recognizes contract, milestone or license fees together with any up-front payments over the term of the arrangement as CTI completes its performance obligation, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. Additionally, pursuant to the guidance of Securities and Exchange Commission Staff Accounting Bulletin 104, or SAB 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected term of the arrangement.

Cost of Product Sold

As CTI sold its only commercial product, TRISENOX, to Cephalon on July 18, 2005, there is no cost of product sold subsequent to this date. Cost of product sold consisted of the cost of TRISENOX sold to CTI’s customers, including allowances for excess inventory that may expire and become unsaleable. Royalties paid on product sales, as well as shipping and handling costs were also included in cost of product sold.

Accounts Receivable

Due to the sale of TRISENOX to Cephalon in July, 2005, CTI’s accounts receivable balance did not include any trade receivables related to TRISENOX as of December 31, 2006 and 2005. The balance as of December 31, 2005 consists primarily of receivables from Cephalon for transition services provided as well as receivables from fixed asset sales. The balance as of December 31, 2004 primarily relates to trade receivables from the sale of TRISENOX, net of CTI’s allowance for doubtful accounts.

Inventory

Finished goods inventory consisted of CTI’s marketed pharmaceutical drug, TRISENOX. All inventory was sold in connection with the completion of the divestiture of TRISENOX to Cephalon. Prior to the divestiture, inventory was stated at the lower of cost or market. Cost was determined using a weighted-average method. If the cost of the inventory exceeded the expected market value, provisions were recorded for the difference between the cost and the net realizable value. When required, an allowance for excess inventory that would have expired and become unsaleable was recorded.

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial and related manufacturing costs, contract and other outside service fees, and facilities and overhead costs related to CTI’s research and development efforts. Research and development expenses also consist of costs incurred for proprietary and collaboration research and development and include activities such as product registries and investigator-sponsored trials. Research and development costs are expensed as incurred. Generally, in instances where CTI enters into agreements with third parties for research and development activities, costs are expensed upon the earlier of when non-refundable amounts are due or as services are performed unless there is an alternative future use of the funds in other research and development projects. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables.

Acquired in-process research and development

Costs to acquire in-process research and development, or IPRD, projects and technologies which had no alternative future use and which had not reached technological feasibility as of January 1, 2004, the date of CTI’s merger with Novuspharma, were expensed as incurred.

Value Added Tax Receivable

CTI’s European subsidiaries are subject to Value Added Tax, or VAT, which is usually applied to all goods and services purchased and sold throughout Europe. The long-term portion of the VAT receivable is included in other assets while the short-term portion of the VAT receivable is included in prepaid expenses and other current assets as of December 31, 2006, 2005 and 2004, respectively. This receivable balance relates to CTI’s Italian operations and typically has a three year collection period. CTI reviews its VAT receivable balance for impairment whenever events or changes in circumstances indicate the carrying amount might not be recoverable.

Property and Equipment

Property and equipment, including assets that were pledged as security in financing agreements in 2004, are carried at cost, less accumulated depreciation and amortization. Leasehold improvements are amortized over the lesser of the useful life or the term of the applicable lease using the straight-line method. Depreciation commences at the time assets are placed in service and is calculated using the straight-line method over the estimated useful lives of the assets ranging from three to five years.

Impairment of Long-lived Assets

CTI reviews its long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value based on quoted fair market values.

Goodwill and Other Intangible Assets

Goodwill is not amortized but is tested for impairment at least annually, or more frequently if indicators of impairment are present. If goodwill is impaired it is written down; however, no impairment of goodwill has been found to date.

Other intangible assets consist of acquisition-related intangible assets. These other intangible assets have finite lives and are carried at cost less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives of the respective assets, which is approximately five years.

Royalty Obligation

CTI’s royalty obligation to PharmaBio was recorded as debt as CTI had significant continuing involvement in the generation of cash flows due to PharmaBio. The obligation was accreted using the effective interest method and an imputed interest rate that was based on CTI’s estimates of total royalty and interest payments due under the arrangement. The amount of royalty and interest payments varied depending on whether CTI reached certain TRISENOX targets and certain other factors as described in the agreement. CTI reassessed the imputed interest rate as circumstances changed. CTI extinguished the royalty obligation in July 2005.

Stock-Based Compensation

On January 1, 2006, CTI adopted Financial Accounting Standards Board, or FASB, Statement of Financial Accounting Standards, or SFAS, No. 123(R), Share-Based Payment (Revised 2004), or SFAS 123(R), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors based on estimated fair values. Prior to January 1, 2006, CTI accounted for share-based payments under the recognition and measurement provisions of Accounting Principles Board, or APB, Opinion No. 25, Accounting for Stock Issued to Employees, or APB 25, and related interpretations, as permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation, or SFAS 123. In accordance with APB 25, no compensation cost was required to be recognized for options granted that had an exercise price equal to the market value of the underlying common stock on the date of grant. Under CTI’s plan, stock options are generally granted at fair market value.

CTI adopted SFAS 123(R) using the modified-prospective transition method. Under this transition method, beginning on the effective date, or January 1, 2006, compensation cost recognized includes (1) compensation cost for all share-based payments granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the original provisions of SFAS 123, and (2) compensation cost for all share-based payments granted subsequent to January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R). In addition, in accordance with the modified-prospective transition method, results for prior periods have not been restated to reflect the impact of SFAS 123(R). CTI uses the straight-line single-option method to recognize the value of stock-based compensation expense for all share-based payment awards granted after January 1, 2006. Expense is recognized using the graded-vesting multiple-option method for options granted prior to January 1, 2006.

Under SFAS 123(R), stock-based compensation expense recognized is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Based on this, CTI’s stock-based compensation is reduced for estimated forfeitures at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In CTI’s pro forma information required under SFAS 123 for the periods prior to January 1, 2006, CTI accounted for forfeitures as they occurred.

Stock compensation expense for options granted to non-employees has been determined in accordance with SFAS 123(R) and the Emerging Issues Task Force, or EITF, consensus in Issue No. 96-18, Accounting for Equity Instruments that are Issued to Other than Employees for Acquiring, or in Conjunction with Selling, Goods or Services, at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. The fair value of options granted to non-employees is periodically remeasured as the underlying options vest.

Advertising Costs

The costs of advertising are expensed as incurred

Net Loss per Share

Basic net loss per share is calculated based on the net loss divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested restricted stock awards and convertible securities. Diluted earnings per share assumes the conversion of all dilutive convertible securities, such as convertible subordinated debt using the if-converted method, and assumes the exercise or vesting of other dilutive securities, such as options, warrants and restricted stock using the treasury stock method.

Derivatives Embedded in Certain Debt Securities

CTI evaluates financial instruments for freestanding or embedded derivatives in accordance with SFAS 133, Accounting for Derivative Instruments and Hedging Activities, and related guidance. Derivative instruments are recorded at fair value with changes in value recognized in the period of change.

Other Financial Instruments

At December 31, 2006, 2005 and 2004, the carrying value of financial instruments such as receivables and payables approximated their fair values based on the short-term maturities of these instruments. The carrying value of other long-term liabilities approximated fair values because the underlying interest rates approximate market rates at the balance sheet dates. CTI believes the carrying value of its royalty obligation approximated its fair value at December 31, 2004 as the arrangement was entered into on an arms length basis during December 2004.

The fair values of convertible senior notes, convertible senior subordinated notes and convertible subordinated notes are based on their respective trading prices.

Foreign Currency Translation

For CTI’s operations that have a functional currency other than the U.S. dollar, gains and losses resulting from the translation of the functional currency into U.S. dollars for financial statement presentation are not included in determining net loss but are accumulated in the cumulative foreign currency translation adjustment account as a separate component of shareholders’ deficit in accordance with SFAS 52, Foreign Currency Translation.

Comprehensive Income (Loss)

Comprehensive income (loss) is comprised of net loss and other comprehensive income or loss. SFAS 130, Reporting Comprehensive Income, provides for unrealized gains and losses on CTI’s securities available-for-sale, and the former interest rate swap agreement, which was designated as a cash flow hedge, to be included in other comprehensive income or loss. Also included are net exchange gains or losses resulting from the translation of assets and liabilities of foreign subsidiaries.

Recently Issued Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation Number, or FIN, 48, Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109, or FIN 48, which clarifies the accounting for uncertainty in tax positions. This interpretation will require that we recognize the effect of a tax position in our financial statements, if there is a greater likelihood than not of the position being sustained upon audit, based on the technical merits of the position. The provisions of FIN 48 are effective beginning January 1, 2007, with the cumulative effect of the change in accounting principle recorded as an adjustment to the opening balance of deficit. The Company is currently evaluating the impact of implementation on its consolidated financial statements, however the Company does not believe that the adoption of FIN 48 will have a material impact on its result of operations and financial position.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157, which provides guidance on how to measure assets and liabilities that use fair value. This statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measure at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. SFAS 157 is effective for fiscal years beginning after November 2007, and will be adopted by the Company beginning January 1, 2008. The Company is currently evaluating the potential impact this statement may have on its financial statements, but does not believe the impact of adoption will be material.

In September 2006, the SEC staff issued SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, or SAB 108. SAB 108 provides guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of determining whether the current year’s financial statements are materially misstated. SAB 108 is effective for fiscal years ending after November 15, 2006. The Company will initially apply the provisions of SAB 108 in connection with the preparation of our annual financial statements for the year ending December 31, 2006. The adoption of SAB 108 did not have a material impact on the Company’s results of operations and financial position.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, or SFAS 158. This Statement requires companies to recognize in their statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status and to measure a plan’s assets and its obligations that determine its funded status as of the end of the company’s fiscal year. Additionally, SFAS 158 requires companies to recognize changes in the funded status of a defined benefit postretirement plan in the year that the changes occur and those changes will be reported in comprehensive income. The provisions of SFAS 158 are effective as of the end of fiscal year 2006 and the adoption of SFAS 158 did not have a material impact on the Company’s results of operations and financial position.

In December 2006, the FASB issued FASB Staff Position, or FSP, EITF 00-19-2, or FSP EITF 00-19-2, Accounting for Registration Payment Arrangements. FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS 5, Accounting for Contingencies and FASB Interpretation No. 14, Reasonable Estimation of the Amount of a Loss. FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable generally accepted accounting principles without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, this guidance shall be effective for financial statements issued for fiscal years beginning after December 15, 2006. Early adoption of FSP EITF 00-19-2 is permitted, and the Company has elected such early adoption.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, or SFAS 159. The Statement permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently measured at fair value. Unrealized gains and losses on items for which the fair value option as been elected would be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements in order to facilitate comparisons between entities choosing different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect existing accounting requirements for certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. CTI is currently evaluating the requirements of SFAS 159 and have not yet determined the impact on the financial statements.

Reclassifications

Certain prior year items have been reclassified to conform to current year presentation.

20.4	INDICATION OF THE OTHER AUDITED INFORMATION CONTAINED IN THE PROSPECTUS

20.4.1	Statement attesting that the historical financial information has been audited

All December 31, 2006, 2005 and 2004 financial information (which is located in Appendix B to this Prospectus) has been audited by CTI’s external auditors. The issuer’s condensed consolidated financial statements for the interim periods ended September 30, 2007 and 2006 included in Form 10-Q filed with the SEC on November 9, 2007 were reviewed by Stonefield Josephson in accordance with the standards of the Public Company Accounting Oversight Board (United States).

	December 31, 2004	December 31, 2005	September 30, 2006	December 31, 2006	September 30, 2007
Auditor	Grant Thornton LLP	Stonefield Josephson	Stonefield Josephson	Stonefield Josephson	Stonefield Josephson

Work	Audit	Audit	Review	Audit	Review

Opinion	Unqualified opinion	Unqualified opinion	(1)	Unqualified opinion	(1)

Internal Control Opinion	Unqualified opinion	Unqualified opinion	(1)	Adverse opinion	(1)

(1)	There is no opinion issued for the review of these financial statements.

The external auditor opinions for the financial statements for the years ended December 31, 2006, 2005 and 2004 are included in the Company’s Annual Report on Form 10-K filed on March 16, 2007, which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm. The Company’s financial statements and external auditor opinions are also attached to this Prospectus as Appendix B.

20.4.2	Indication of other information in the prospectus which has been audited by the auditors.

This prospectus does not include any other audited information except the financial statements as of December 31, 2006, 2005 and 2004.

20.4.3	Source of data and statement that are not audited

Except for financial information as of September 30, 2007 which has been subject to a limited review by CTI’s auditors, all financial information has been audited or is derived from audited information.

20.5	DATE OF THE LAST FINANCIAL INFORMATION

The latest financial information presented by the Company in this prospectus is as of September 30, 2007. This unaudited quarterly financial data is examined in the following paragraph.

20.6	QUARTERLY FINANCIAL INFORMATION AND OTHER FINANCIAL INFORMATION

20.6.1	DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT POLICIES

Description of Business

Cell Therapeutics, Inc., or CTI or the Company, focuses on the development, acquisition and commercialization of drugs for the treatment of cancer. Our principal business strategy is focused on cancer therapeutics; an area with significant market opportunity that we believe is not adequately served by existing therapies. Our operations are primarily conducted in the United States and Italy.

Basis of Presentation

The accompanying unaudited financial information of CTI as of September 30, 2007 and for the three and nine months ended September 30, 2007 and 2006 has been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. In the opinion of management, such financial information includes all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation of the Company’s financial position at such date and the operating results and cash flows for such periods. Operating results for the three and nine month period ended September 30, 2007 are not necessarily indicative of the results that may be expected for the entire year.

Certain information and footnote disclosure normally included in financial statements in accordance with generally accepted accounting principles have been omitted pursuant to the rules of the Securities and Exchange Commission. These financial statements and the related notes should be read in conjunction with our audited annual financial statements for the year ended December 31, 2006 included in our Form 10-K.

The balance sheet at December 31, 2006 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles in the United States for complete financial statements.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of Cell Therapeutics, Inc. and its wholly owned subsidiaries which include Cell Therapeutics Europe S.r.l., CTI Technologies, Inc., CTI Corporate Development, Inc., and from July 31, 2007, Systems Medicine, LLC. In the fourth quarter of 2006, the Company liquidated Cell Therapeutics (Ireland) Holding Limited. The Company also has a majority owned subsidiary, Aequus Biopharma, Inc.

Stock ownership by outside and related parties in Aequus Biopharma, Inc. is recorded as minority interest in subsidiary and stated net after allocation of losses in the subsidiary.

Reverse Stock-Split

On April 15, 2007, we effected a one-for-four reverse stock split of our common stock. All impacted amounts included in the condensed consolidated financial statements and notes thereto have been retroactively adjusted for the stock split. Impacted amounts include shares of common stock authorized and outstanding, share issuances, shares underlying stock options and warrants, shares reserved and loss per share.

Liquidity

Our accompanying condensed consolidated financial statements have been prepared assuming that we will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business for the twelve month period following the date of these financials. However, we have incurred losses since inception and we expect to generate losses from operations for at least the next several years primarily due to research and development costs for XYOTAX, pixantrone, brostallicin and CT-2106. We have approximately $55.9 million in principal due on our convertible subordinated and senior subordinated notes in June 2008, or the June 2008 notes. Our available cash and cash equivalents, securities available-for-sale and interest receivable of approximately $38.3 million as of September 30, 2007, is not sufficient to repay these notes and to fund our planned operations for the next twelve months which raises substantial doubt about our ability to continue as a going concern. While we plan to restructure the June 2008 notes, we may be unable to do this on favorable terms or at all. Accordingly, we will need to raise additional funds and are currently exploring alternative sources of equity or debt financing. While we have a €60 million (approximately $80 million) Step-Up Equity Financing Agreement with Société Générale which we may be able to utilize to provide additional equity funding, access to that funding depends in part on complying with certain Italian regulations; even if we are able to comply with such regulations, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If we fail to obtain additional capital when needed, we may be required to delay, scale back, or eliminate some or all of our research and development programs. The condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

License and Contract Revenue

We may generate revenue from technology licenses, collaborative research and development arrangements, cost reimbursement contracts and research grants. Revenue under technology licenses and collaborative agreements typically consists of nonrefundable and/or guaranteed technology license fees, collaborative research funding, and various milestone and future product royalty or profit-sharing payments.

Revenue associated with up-front license fees and research and development funding payments under collaborative agreements is recognized ratably over the relevant periods specified in the agreement, generally the research and development period. If the time period is not defined in the agreement, we calculate the revenue recognition period based on our current estimate of the research and development period considering experience with similar projects, level of effort and the stage of development. Should there be a change in our estimate of the research and development period, we will revise the term over which the initial payment is recognized. Revenue from substantive at-risk milestones and future product royalties is recognized as earned based on the completion of the milestones and product sales, as defined in the respective agreements. Revenue under cost reimbursement contracts and research grants is recognized as the related costs are incurred. Payments received in advance of recognition as revenue are recorded as deferred revenue.

We evaluate multiple element arrangements pursuant to Emerging Issues Task Force, or EITF, 00-21, Revenue Arrangements with Multiple Deliverables. For multiple element arrangements that have continuing performance obligations, we recognize contract, milestone or license fees together with any up-front payments over the term of the arrangement as we complete our performance obligation, unless the delivered technology has stand alone value to the customer and there is objective, reliable evidence of fair value of the undelivered element in the arrangement. Additionally, pursuant to the guidance of Securities and Exchange Commission Staff Accounting Bulletin 104, or SAB 104, unless evidence suggests otherwise, revenue from consideration received is recognized on a straight-line basis over the expected term of the arrangement.

Research and Development Expenses

Research and development expenses include related salaries and benefits, clinical trial and related manufacturing costs, contract and other outside service fees, and facilities and overhead costs related to our research and development efforts. Research and development expenses also consist of costs incurred for proprietary and collaboration research and development and include activities such as product registries and investigator-sponsored trials. Research and development costs are expensed as incurred. Generally, in instances where we enter into agreements with third parties for research and development activities, costs are expensed upon the earlier of when non-refundable amounts are due or as services are performed unless there is an alternative future use of the funds in other research and development projects. Amounts due under such arrangements may be either fixed fee or fee for service, and may include upfront payments, monthly payments, and payments upon the completion of milestones or receipt of deliverables.

Acquired in-process research and development

Costs to acquire in-process research and development, or IPRD, projects and technologies which have no alternative future use and which have not reached technological feasibility at the date of merger or acquisition are expensed as incurred.

Impairment of Long-lived Assets

We review our long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If an impairment is indicated, the asset is written down to its estimated fair value based on quoted fair market values.

Value Added Tax Receivable

Our European subsidiary is subject to Value Added Tax, or VAT, which is usually applied to all goods and services purchased and sold throughout Europe. The VAT receivable is approximately $11.6 million and $10.6 million as of September 30, 2007 and December 31, 2006, respectively, of which $6.1 million and $5.5 million is included in other assets and $5.5 million and $5.1 million is included in prepaid expenses and other current assets as of September 30, 2007 and December 31, 2006, respectively. This receivable balance typically has a three to five year collection period. We review our VAT receivable balance for impairment whenever events or changes in circumstances indicate the carrying amount might not be recoverable.

Net Loss Per Share

Basic net loss per share is calculated based on the net loss divided by the weighted average number of shares outstanding for the period excluding any dilutive effects of options, warrants, unvested share awards and convertible securities. Diluted earnings per share assumes the conversion of all dilutive convertible securities, such as convertible debt using the if-converted method, and assumes the exercise or vesting of other dilutive securities, such as options, warrants and share awards using the treasury stock method. As of September 30, 2007 and 2006, options, warrants, unvested share awards and rights, convertible debt and convertible preferred stock aggregating 21,712,488 and 12,084,679, common equivalent shares, respectively, prior to the application of the treasury stock method for options and warrants, were not included in the calculation of diluted net loss per share as they are anti-dilutive.

Derivatives Embedded in Certain Debt Securities

We evaluate financial instruments for freestanding or embedded derivatives in accordance with Statement of Financial Accounting Standards, or SFAS, No. 133, Accounting for Derivative Instruments and Hedging Activities, and related guidance. Derivative instruments are recorded at fair value with changes in value recognized in the period of change.

Our 6.75% convertible senior notes, or 6.75% notes, contain a feature that provides for a make-whole payment upon any conversion of these notes. The payment is equal to the interest on the debt over its term less any amounts paid prior to the date of the conversion upon any conversion of these notes. This make-whole feature represents an embedded derivative which is required to be accounted for separately from the related debt securities. The fair value of this derivative is calculated based on a discounted cash flow model.

Our 7.5% convertible senior notes, or 7.5% notes, includes a feature that calls for make-whole payments in the event of automatic conversion or if the holder requires us to repurchase the notes upon certain non-stock changes in control. The payment is equal to $225 per $1,000 principal amount of the notes less any interest amounts paid prior to the date of conversion or repurchase. This make-whole feature also represents an embedded derivative that must be accounted for separately from the related debt securities. The fair value of this derivative is calculated using a Monte Carlo simulation model that incorporates factors such as the current price of our common stock, its volatility, and time to expiration of the make-whole feature. As of December 31, 2006, we determined that we would make additional discretionary make-whole payments to certain investors during 2007. These additional payments constituted modifications to the terms of the agreement and were included in the valuation model as of December 31, 2006. All additional planned discretionary make-whole payments were made during the three months ended March 31, 2007.

Changes in the estimated fair value of the derivative liabilities related to both our 6.75% and 7.5% notes are included in gain (loss) on derivative liabilities and will be calculated until the relevant feature expires or all of the relevant notes are converted or repurchased.

Foreign Currency Translation

For our operations that have a functional currency other than the U.S. dollar, gains and losses resulting from the translation of the functional currency into U.S. dollars for financial statement presentation are not included in determining net loss but are accumulated in the cumulative foreign currency translation adjustment account as a separate component of shareholders’ deficit in accordance with SFAS 52, Foreign Currency Translation.

Recently Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, or SFAS 157, which provides guidance on how to measure assets and liabilities that use fair value. This statement clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. SFAS 157 will apply whenever another generally accepted accounting principle requires, or permits, assets or liabilities to be measured at fair value but does not expand the use of fair value to any new circumstances. This statement will also require additional disclosures in both annual and quarterly reports. SFAS 157 is effective for fiscal years beginning after November 2007, and will be adopted by us beginning January 1, 2008. We are currently evaluating the potential impact this statement may have on our financial statements, but do not believe the impact of adoption will be material.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115, or SFAS 159. The Statement permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected would be reported in earnings at each subsequent reporting date. SFAS 159 also establishes presentation and disclosure requirements in order to facilitate comparisons between entities choosing different measurement attributes for similar types of assets and liabilities. SFAS 159 does not affect existing accounting requirements for certain assets and liabilities to be carried at fair value. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We are currently evaluating the requirements of SFAS 159 and have not yet determined the impact on the financial statements.

In June 2007, the EITF reached a consensus on Issue 07-3, which focuses on whether non-refundable advance payments for goods or services that will be performed in future research and development activities should be accounted for as research and development costs or deferred and capitalized until the goods have been delivered or the related services have been rendered. EITF 07-3 is effective for periods beginning after December 15, 2007. Further, the EITF has Issue 07-1 currently under consideration. EITF 07-1 “Accounting for Collaborative Arrangements Related to the Development and Commercialization of Intellectual Property” is focused on how the parties to a collaborative agreement should account for costs incurred and revenue generated on sales to third parties, how sharing payments pursuant to a collaboration agreement should be presented in the income statement and certain related disclosure questions. We are currently evaluating the requirements of these issues and have not yet determined the impact on the financial statements.

Reclassifications

Certain prior year items have been reclassified to conform to current year presentation.

20.6.2	CONSOLIDATED BALANCE SHEET, CONSOLIDATED STATEMENT OF OPERATIONS, AND CONSOLIDATED STATEMENT OF CASH FLOWS AS OF SEPTEMBER 30, 2007.

All information as of September 30, 2007 and for the nine months ending September 30, 2007 and 2006 has been subject to limited review by the Company’s auditors.

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (1)

(In thousands of US dollars, except share amounts)

	Notes	September 30, 2007 (2)	December 31, 2006
		(unaudited)
ASSETS	A
Current assets:
Cash and cash equivalents	1	$11,700	$17,129
Securities available-for-sale	2	26,251	36,708
Interest receivable		362	570
Prepaid expenses and other current assets	3	10,053	10,131

Total current assets		48,366	64,538

Property and equipment, net	4	6,106	7,915
Goodwill		17,064	17,064
Other intangibles, net		1,186	1,663
Other assets	5	12,231	10,641

Total assets		$84,953	$101,821

LIABILITIES AND SHAREHOLDERS’ DEFICIT	B
Current liabilities:
Accounts payable	1	$1,299	$639
Accrued expenses	2	23,308	28,567
Current portion of deferred revenue	3	80	80
Current portion of long-term obligations	4	1,698	2,816
Current portion of derivative liability	5	—	2,270
Current portion of convertible senior subordinated notes	5	27,407	—
Current portion of convertible subordinated notes	5	28,490	—

Total current liabilities		82,282	34,372
Deferred revenue, less current portion	3	418	478
Long-term obligations, less current portion	4	3,921	4,667
7.5% convertible senior notes	5	32,155	45,916
6.75% convertible senior notes	5	6,926	6,945
Convertible senior subordinated notes	5	55,150	82,557
Convertible subordinated notes	5	—	28,490

Total liabilities		180,852	203,425
Commitments and contingencies
Minority interest in subsidiary	6	149	—
Preferred stock, no par value:
Authorized shares – 10,000,000
Series A 3% Convertible Preferred Stock, $1,000 stated value, 20,000 shares designated; 6,850 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	7	5,188	—
Series B 3% Convertible Preferred Stock, $1,000 stated value, 37,200 shares designated; 15,380 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006	7	11,883	—
Series C 3% Convertible Preferred Stock, $1,000 stated value, 20,250 shares designated; 8,284 and 0 shares issued and outstanding at September 30, 2007 and December 31, 2006		6,229	—

	Notes	September 30, 2007 (2)	December 31, 2006
Shareholders’ deficit:	8
Common Stock
Authorized shares – 100,000,000 Issued and outstanding shares – 51,404,265 and 36,397,230 at September 30, 2007 and December 31, 2006, respectively		954,015	860,691
Accumulated other comprehensive loss		(3,012)	(1,187)
Accumulated deficit		(1,070,351)	(961,108)

Total shareholders’ deficit		(119,348)	(101,604)
Total liabilities and shareholders’ deficit		$84,953	$101,821

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (1)

(In thousands of US dollars, except per share amounts)

(unaudited)

	Notes	Nine months ended September 30,
		2007 (2)	2006 (2)
Revenues:	A
License and contract revenue	1	$60	$60

Total revenues		60	60

Operating expenses:	B
Research and development	2	50,368	45,370
Selling, general and administrative	3	24,594	27,819
Acquired in-process research and development	4	21,343	—
Amortization of purchased intangibles	5	638	588

Total operating expenses		96,943	73,777

Loss from operations		(96,883)	(73,717)
Other income (expense):	C
Investment and other income, net		2,067	1,843
Interest expense		(10,057)	(16,888)
Foreign exchange gain		3,142	997
Make-whole interest expense		(2,310)	(24,753)
Gain on derivative liabilities		3,618	5,204
Gain on exchange of convertible notes		—	7,978
Settlement expense		(160)	(883)

Other expense, net		(3,700)	(26,502)

Loss before minority interest		(100,583)	(100,219)
Minority interest in net loss of subsidiary	D	36	—

Net loss		(100,547)	(100,219)
Preferred stock beneficial conversion feature		(8,301)	—

	Notes	Nine months ended September 30,
		2007 (2)	2006 (2)
Preferred stock dividends		(395)	—

Net loss attributable to common shareholders		$(109,243)	$(100,219)

Basic and diluted net loss per common share		$(2.55)	$(3.93)

Shares used in calculation of basic and diluted net loss per common share		42,873	25,533

CELL THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars)

(unaudited)

	Nine Months Ended September 30,
	2007 (2)	2006 (2)
Operating activities
Net loss	$(100,547)	$(100,219)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	21,343	—
Depreciation and amortization	3,806	4,850
Minority interest in net loss of subsidiary	(36)	—
Equity-based compensation expense	954	3,579
Loss on disposition of property and equipment	7	91
Amortization (accretion) of investment premium (discount)	(223)	85
Non-cash gain on convertible notes	—	(7,978)
Non-cash gain on derivative liabilities	(3,618)	(5,204)
Non-cash interest expense	3,910	10,445
Non-cash rent benefit	(144)	(11)
Loss on sale of investment securities	2	—
Changes in operating assets and liabilities:
Restricted cash	—	877
Interest receivable	209	(458)
Prepaid expenses and other current assets	711	4,714
Other assets	(2,183)	103
Accounts payable	(974)	(2,767)
Accrued expenses	(6,358)	2,189
Deferred revenue	(60)	(60)
Excess facilities obligations	(1,843)	(1,913)
Other long-term obligations	76	(416)

Total adjustments	15,579	8,126

Net cash used in operating activities	(84,968)	(92,093)

Investing activities
Cash acquired in acquisition of Systems Medicine, Inc., net	675	—
Purchases of securities available-for-sale	(34,682)	(57,635)
Proceeds from sales of securities available-for-sale	7,484	—

	Nine Months Ended September 30,
	2007 (2)	2006 (2)
Proceeds from maturities of securities available-for-sale	37,872	25,113
Purchases of property and equipment	(1,066)	(472)
Proceeds from sale of property and equipment	—	511

Net cash provided by investing activities	10,283	(32,483)

Financing activities
Proceeds from issuance of Series A 3% convertible preferred stock and warrants, net	18,608	—
Proceeds from issuance of Series B 3% convertible preferred stock and warrants, net	34,844	—
Proceeds from issuance of Series C 3% convertible preferred stock and warrants, net	18,955	—
Sale of common stock, net of offering costs	—	37,903
Proceeds from issuance of 7.5% convertible senior notes, net	—	31,177
Release of restricted cash related to 6.75% convertible senior notes	—	24,712
Mandatory redemptions of 6.75% convertible senior notes	—	(2,655)
Proceeds from common stock sold via the employee stock purchase plan	—	17
Payment of dividends on preferred stock	(183)	—
Repayment of long-term obligations	(79)	(122)

Net cash provided by financing activities	72,145	91,032

Effect of exchange rate changes on cash and cash equivalents	(2,889)	(350)
Net decrease in cash and cash equivalents	(5,429)	(33,894)
Cash and cash equivalents at beginning of period	17,129	50,022

Cash and cash equivalents at end of period	$11,700	$16,128

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$6,556	$29,281

Cash paid for taxes	$—	$—

Supplemental disclosure of noncash financing and investing activities
Issuance of common stock for acquisition of Systems Medicine, Inc.	$19,872	$—

Conversion of Series A 3% convertible preferred stock to common stock	$9,959	$—

Conversion of Series B 3% convertible preferred stock to common stock	$16,859	$—

Conversion of Series C 3% convertible preferred stock to common stock	$8,998	$—

Conversion of 7.5% convertible senior notes to common stock	$15,294	$15,902

Conversion of 6.75% convertible senior notes to common stock	$—	$69,345

Conversion of convertible senior subordinated notes to common stock	$—	$4

Extinguishment of 5.75% convertible senior subordinated notes in exchange for 7.5% convertible senior notes	$—	$39,518

Extinguishment of 5.75% convertible subordinated notes in exchange for 7.5% convertible senior notes	$—	$1,150

Issuance of 7.5% convertible senior notes in exchange for 5.75% subordinated and senior subordinated notes	$—	$33,156

(1)	As September 30, 2006, the Company’s financial information was retroactively restated to reflect a one-four-four reverse stock split that occurred on April 15, 2007. Shares outstanding and per share information has been adjusted to reflect this reverse stock split.
(2)	Subject to limited review.

20.6.3	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

A.	ASSETS

1.	Cash and cash equivalents

Cash and cash equivalents consists of the following (in thousands of US dollars):

Cash and cash equivalents (In thousands of US dollars)	September 30, 2007	December 31, 2006
CTI	$6,285	$12,303
Subsidiaries	5,415	4,826

Total cash and cash equivalents	$11,700	$17,129

Cash and cash equivalents decreased as of September 30, 2007 as compared to December 31, 2006 primarily due to $85.0 million in cash used in operations and $34.7 million in purchases of securities available-for-sale offset by $72.4 million in net proceeds received from the issuance of 20,000 shares of the Company’s Series A 3% Convertible Preferred Stock, 37,200 shares of the Company’s Series B 3% Convertible Preferred Stock and 20,250 shares of the Company’s Series C 3% Convertible Preferred Stock and related warrants and $45.4 million in proceeds from sales and maturities of securities available-for-sale.

Cash and cash equivalents, securities available-for-sale and interest receivable are approximately $38.3 million as of September 30, 2007. CTI has approximately $55.9 million in principal due on its convertible subordinated and senior subordinated notes in June 2008 and this net amount is not sufficient to repay these notes and to fund CTI’s planned operations for the next twelve months which raises substantial doubt about the Company’s ability to continue as a going concern. While CTI plans to restructure the June 2008 notes, it may be unable to do this on favorable terms or at all. Accordingly, the Company will need to raise additional funds and are currently exploring alternative sources of equity or debt financing. While CTI has a €60 million (approximately $80 million) Step-Up Equity Financing Agreement with Société Générale which it may be able to utilize to provide additional equity funding, access to that funding depends in part on complying with certain Italian regulations; even if CTI is able to comply with such regulations, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result. If CTI fails to obtain additional capital when needed, it may be required to delay, scale back, or eliminate some or all of its research and development programs. The condensed consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

2.	Securities available-for-sale

Securities available-for-sale consists of the following (in thousands of US dollars):

Securities available-for-sale (In thousands of US dollars)	September 30, 2007	December 31, 2006
CTI	$26,251	$36,708
Subsidiaries	—	—

Total securities available-for-sale	$26,251	$36,708

The decrease in securities available-for-sale as of September 30, 2007 as compared to December 31, 2006 is primarily due to $45.4 million in sales and maturities of securities available-for-sale offset by $34.7 million in purchases of securities available-for-sale.

4.	Prepaid expenses and other current assets

Prepaid expenses and other current assets consist of the following (in thousands of US dollars):

Prepaid expenses and other current assets (In thousands of US dollars)	September 30, 2007	December 31, 2006
CTI	$2,460	$3,582
Subsidiaries	7,593	6,549

Total prepaid expenses and other current assets	$10,053	$10,131

The decrease in prepaid expenses and other current assets as of September 30, 2007 as compared to December 31, 2006 is due to a decrease in the prepaid related to Pharmabio services due to utilization of these services, a decrease in prepaid insurance due to the timing of payments of the insurance premium, and a decrease in prepaid supply offset by an increase in prepaids at SMI due to the acquisition of SMI in July 2007, an increase in debt issuance costs due to a net amount of costs reclassed from long-term to short-tem related to the Company’s convertible debt that is due in June 2008, an increase in general prepaids at CTI EU due to the timing of payments, and an increase in VAT and grants receivable.

5.	Property and equipment, net

Property and equipment consist of the following (in thousands of US dollars):

	September 30, 2007	December 31, 2006
Leasehold improvements	$11,447	$11,208
Lab equipment	6,920	6,311
Furniture and office equipment	19,353	17,878

	37,720	35,397
Less: accumulated depreciation and amortization	(31,614)	(27,482)

	$6,106	$7,915

Property and equipment, net decreased as of September 30, 2007 as compared to December 31, 2006 primarily due to depreciation expense for the nine months ended September 30, 2007, offset in part by fixed asset additions and fluctuations in foreign currency exchange rates.

6.	Other assets

Other assets and deferred charges consist of the following (in thousands of US dollars):

Other assets (In thousands of US dollars)	September 30, 2007	December 31, 2006
CTI	$5,886	$4,926
Subsidiaries	6,345	5,715

Total other assets	$12,231	$10,641

Other assets increased as of September 30, 2007 as compared to December 31, 2006 due to costs capitalized as of September 30, 2007 related to the purchase of Zevalin, an increase in foreign tax receivables in Europe primarily due to fluctuations in foreign currency exchange rates and an increase in costs capitalized as of September 30, 2007 related to Italian and US filings. These increases were offset by a decrease in debt issuance costs due to amortization primarily related to accelerated accretion due to conversions of the Company’s 7.5% Convertible Senior Notes as well as a reclass to short-term assets of the issuance costs related to the Company’s convertible debt that is due in June 2008

Value Added Tax Receivable

CTI’s European subsidiary is subject to Value Added Tax, or VAT, which is usually applied to all goods and services purchased and sold throughout Europe. The VAT receivable is approximately $11.6 million and $10.6 million as of September 30, 2007 and December 31, 2006, respectively, of which $6.1 million and $5.5 million is included in other assets and $5.5 million and $5.1 million is included in prepaid expenses and other current assets as of September 30, 2007 and December 31, 2006, respectively. This receivable balance typically has a three to five year collection period. The Company reviews its VAT receivable balance for impairment whenever events or changes in circumstances indicate the carrying amount might not be recoverable.

B.	LIABILITIES

1.	Accounts payable

Accounts payable consists of the following (in thousands of US dollars):

Accounts Payable (In thousands of US dollars)	September 30, 2007	December 31, 2006
CTI	$186	$51
Subsidiaries	1,113	588

Total accounts payable	$1,299	$639

The increase in accounts payable as of September 30, 2007 as compared to December 31, 2006 is primarily related to the timing of expenses and payments.

2.	Accrued expenses

Accrued expenses consist of the following (in thousands of US dollars):

Accrued Expenses (In thousands of US dollars)	September 30, 2007	December 31, 2006
CTI	$20,555	$26,572
Subsidiaries	2,753	1,995

Total accrued expenses	$23,308	$28,567

Accrued expenses decreased as of September 30, 2007 as compared to December 31, 2006 primarily due to a decrease in CTI’s accrual of $10.5 million related to its litigation with the USAO, offset by an increase in accrued interest due to the timing of payments on CTI’s convertible notes as well as an increase in general prepaids due to the timing of expenses and payments.

3.	Deferred Revenue

Deferred revenue consists of the following (in thousands of US dollars):

Deferred Revenue (In thousands of US dollars)	September 30, 2007	December 31, 2006
Current portion of deferred revenue	$80	$80
Deferred revenue, less current portion	418	478

Total deferred revenue	$498	$558

The decrease in deferred revenue as of September 30, 2007 as compared to December 31, 2006 is due to the amortization of CTI’s deferred revenue related to lisofylline.

4.	Long-term obligations

Long-term obligations consist of the following (in thousands of US dollars):

Long-term obligations (In thousands of US dollars)	September 30, 2007	December 31, 2006
Current portion of long-term obligations	$1,698	$2,816
Long-term obligations, less current portion	3,921	4,667

Total long-term obligations	$5,619	$7,483

The decrease in other long-term obligations as of September 30, 2007 as compared to December 31, 2006 is primarily due to a decrease in CTI’s accrual for excess facilities due to rent payments made.

5.	Convertible notes

	7.5% Convertible Senior Notes	6.75% Convertible Senior Notes	4% Convertible Senior Subordinated Notes	5.75% Convertible Senior Subordinated Notes	5.75% Convertible Subordinated Notes
Balance at December 31, 2006	48,752	7,000	55,150	27,407	28,490
Converted	(15,294)	—	—	—	—

Balance at September 30, 2007	$33,458	$7,000	$55,150	$27,407	$28,490

7.5% Convertible Senior Notes

During the nine months ended September 30, 2007, $15.3 million of CTI’s 7.5% notes were converted into 1.8 million shares of common stock. There were no conversions during the three months ended September 30, 2007. CTI had $33.5 million and $48.8 million principal amount of its 7.5% notes outstanding as of September 30, 2007 and December 31, 2006, respectively. In connection with the conversion of $6.2 million of these notes during the three months ended March 31, 2007 and $7.4 million of 7.5% notes on April 2, 2007, the Company made discretionary interest make-whole payments of approximately $2.3 million which is included in make-whole interest expense for the nine months ended September 30, 2007. There was no make-whole interest expense for the three months ended September 30, 2007. In May 2006, the Company made a discretionary make-whole payment of $1.7 million related to the conversion of approximately $7.4 million of the 7.5% notes which is included in make-whole interest expense for the nine months ended September 30, 2006.

The interest make-whole provision of the 7.5% notes represents an embedded derivative which is required to be accounted for separate from the underlying notes. At the issuance of the 7.5% notes, the interest make-whole feature was estimated to have a fair value of approximately $3.7 million and the initial recorded value of the 7.5% notes was reduced by this allocation. In addition, at December 31, 2006, CTI recorded an increase to the derivative balance of $1.8 million which represents the change in value as a result of the modification of the terms of the make-whole interest provision related to certain investors. The resulting discount to the notes is being accreted over the life of the notes as additional interest expense using the effective interest method. Accordingly, CTI recorded interest expense of $0.1 million and $0.6 million for the three months ended September 30, 2007 and 2006, respectively, and interest expense of $2.8 million and $1.1 million for the nine months ended September 30, 2007 and 2006, respectively. The expense recorded for the nine months ended September 30, 2007 was primarily related to accelerated accretion due to note conversions. The estimated fair value of the derivative liability is adjusted quarterly for changes in the estimated market value. The change in the estimated fair value was a loss of $20,000 and $0.9 million for the three months ended September 30, 2007 and 2006, respectively, and a gain of $3.5 million and $1.1 million for the nine months ended September 30, 2007 and 2006, respectively. These amounts were included in gain (loss) on derivative liabilities. At September 30, 2007, the fair value of the derivative was $30,000 and was recorded in 7.5% convertible senior notes. At December 31, 2006, the fair value of the derivative was $3.6 million, $2.3 million of which was recorded in current portion of derivative liability and $1.3 million of which was recorded in 7.5% convertible senior notes.

6.75% Convertible Senior Notes

The interest make-whole provision of the 6.75% notes represents an embedded derivative which is required to be accounted for separate from the underlying notes and was recorded as a derivative liability and a discount to the carrying value of the notes. The resulting discount to the notes is being accreted over the life of the notes as additional interest expense using the effective interest method. Accordingly, CTI recorded interest expense of $20,000 and $54,000 for the three months ended September 30, 2007 and 2006, respectively and interest expense of $59,000 and $4.0 million for the nine months ended September 30, 2007 and 2006, respectively. The expense recorded for the three and nine months ended September 30, 2006 was primarily related to accelerated accretion due to note conversions. The estimated fair value of the derivative liability was $0.2 million at September 30, 2007 and December 31, 2006 and was recorded in 6.75% convertible senior notes. The change in the estimated fair value was $25,000 and $62,000 for the three months ended September 30, 2007 and 2006, respectively, and was $79,000 and $4.1 million for the nine months ended September 30, 2007 and 2006, respectively. These amounts were included in gain on derivative liabilities.

5.75% Convertible Subordinated and Senior Subordinated Notes

As of September 30, 2007, $28.5 million of CTI’s 5.75% convertible subordinated notes and $27.4 million of its 5.75% convertible senior subordinated notes are included in current liabilities. These notes are due in June 2008.

6.	Minority Interest in Subsidiary

CTI has a majority owned subsidiary Aequus Biopharma, Inc. Stock ownership by outside and related parties in Aequus Biopharma, Inc. is recorded as minority interest in subsidiary and stated net after allocation of losses in the subsidiary.

7.	Preferred Stock

Series A 3% Convertible Preferred Stock

In February 2007, CTI issued 20,000 shares of its Series A 3% Convertible Preferred Stock, or Series A preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The Series A preferred stock is convertible at any time into a number of shares of CTI’s common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is initially $6.69 (post-split). The initial conversion price is subject to adjustment in certain events. The Series A preferred stock will vote on an as-converted basis with the common stock.

In connection with the Series A preferred stock issuance, CTI issued warrants to purchase an additional 1,494,766 shares of common stock at an exercise price of $6.44 per post-split share. At issuance, the warrants maintained a provision that would not allow them to become exercisable until an increase in the number of authorized shares was obtained from CTI’s shareholders. CTI obtained shareholder approval to increase the number of authorized shares of common stock from 200 million (50 million post-split) to 400 million (100 million post-split) and on April 16, 2007, CTI filed amended and restated articles of incorporation effecting that increase. The warrants became exercisable on that date and will terminate two years after the date they became exercisable, or April 16, 2009.

The holders of Series A preferred stock have the right to require CTI to redeem all or a portion of the Series A preferred stock shares, payable in common stock, upon the occurrence of certain triggering events for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day preceding the conversion and (2) the stated value divided by the conversion price; plus all accrued and unpaid dividends or other payments on such shares. In addition, at any time after the two-year anniversary of the original issue date, holders of Series A preferred stock have the right to require CTI to redeem any of their outstanding Series A preferred stock for cash at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. The initial stated value of the convertible preferred stock is $1,000 per share. With respect to our accounting for the preferred stock, because redemption is at the option of the holder of the Series A preferred stock and is not certain to occur, it is considered contingently redeemable and is not classified as a liability under the scope of SFAS 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. In addition, EITF Topic D-98, Classification and Measurement of Redeemable Securities, states that Rule 5-02.28 of Regulation S-X requires securities with redemption features that are not solely within the control of the issuer to be recorded outside of permanent equity. As the Series A preferred stock shares include certain redemption features that may be triggered by events or actions that are outside our control, CTI has classified these shares as mezzanine equity.

The net proceeds from the issuance of the Series A preferred stock of approximately $18.6 million were allocated between the fair value of the warrants and the Series A preferred stock. Using the Black-Scholes option pricing model, CTI calculated the relative fair value of the warrants to purchase 1,494,766 of common stock to be approximately $3.5 million. This relative fair value has been recorded as a reduction of the mezzanine equity balance for the preferred stock and an addition to common stock. Additionally, CTI calculated a beneficial conversion feature charge related to the conversion price for the preferred stock to common stock of approximately $2.6 million. As the preferred stock can be converted immediately, the amount of the beneficial conversion feature was immediately accreted and resulted in a deemed dividend. This charge was recorded as a dividend expense included in preferred stock beneficial conversion feature in determining the net loss attributable to common shareholders.

As of September 30, 2007, 13,150 shares of Series A preferred stock had been converted into 1,965,619 shares of common stock. As of that date CTI had approximately $51,000 of Series A preferred stock dividends accrued which were paid in October 2007.

Series B 3% Convertible Preferred Stock

In April 2007, CTI issued 37,200 shares of its Series B 3% convertible preferred stock, or Series B preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The Series B preferred stock is convertible at any time into a number of shares of CTI common stock determined by dividing the stated value of the preferred stock to be converted, which is initially $1,000 per share, by the conversion price, which is initially $6.73. The initial conversion price is subject to adjustment in certain events. The Series B preferred stock will vote on an as-converted basis with the common stock.

In connection with the Series B preferred stock issuance, CTI issued warrants to purchase an additional 2,763,731 shares of its common stock at an exercise price of $6.48 per share. The warrants will become exercisable on October 16, 2007 and will terminate two years from this date.

The holders of Series B preferred stock have the right to require the Company to redeem all or a portion of the Series B preferred stock shares, payable in common stock, upon the occurrence of certain triggering events for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day preceding the conversion multiplied by (2) the stated value divided by the conversion price; plus all accrued and unpaid dividends or other payments on such shares. In addition, at any time after the two-year anniversary of the original issue date and subject to the prior rights of the Series A preferred stock, holders of Series B preferred stock have the right to require the Company to redeem any of their outstanding Series B preferred stock for cash at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. Based on these redemption features, which are comparable to the redemption features of our Series A preferred stock, CTI has classified these shares as mezzanine equity in accordance with the guidance discussed above in the Series A preferred stock.

The net proceeds from the issuance of the Series B preferred stock of approximately $34.8 million were allocated between the fair value of the warrants and the Series B preferred stock. Using the Black-Scholes option pricing model, CTI calculated the relative fair value of the warrants to purchase 2,763,731 shares of its common stock to be approximately $6.1 million. This relative fair value has been recorded as a reduction of the mezzanine equity balance for the Series B preferred stock and an addition to common stock. Additionally, CTI calculated a beneficial conversion feature charge related to the conversion price for the Series B preferred stock to common stock of approximately $1.8 million. As the Series B preferred stock can be converted immediately, the amount of the beneficial conversion feature was immediately accreted and resulted in a deemed dividend. This charge was recorded as a dividend expense included in preferred stock beneficial conversion feature in determining the net loss attributable to common shareholders.

As of September 30, 2007, 21,820 shares of Series B preferred stock had been converted into 3,242,190 shares of common stock. As of that date CTI had approximately $115,000 of Series B preferred stock dividends accrued which were paid in October 2007.

Series C 3% Convertible Preferred Stock

In July 2007, we issued 20,250 shares of our Series C 3% convertible preferred stock, or Series C preferred stock, in a registered offering at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The Series C preferred stock is convertible at any time into a number of shares of our common stock determined by dividing the stated value of the preferred stock to be converted, which is initially $1,000 per share, by the conversion price, which is initially $3.90. The initial conversion price is subject to adjustment in certain events. The Series C preferred stock will have the right to the number of votes equal to the stated value, or $1,000 per share, divided by $4.53 in all matters as to which shareholders are required or permitted to vote with the common stock.

In connection with the Series C preferred stock issuance, we issued warrants to purchase an additional 2,596,148 shares of our common stock at an exercise price of $4.53 per share. The warrants will not be exercisable until six months after the date of issuance and will terminate on the second anniversary of the date upon which they become exercisable.

The holders of Series C preferred stock have the right to require us to redeem all or a portion of the Series C preferred stock shares, payable in common stock, upon the occurrence of certain triggering events for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day preceding the conversion multiplied by (2) the stated value divided by the conversion price; plus all accrued and unpaid dividends or other payments on such shares. In addition, at any time after the two-year anniversary of the original issue date and subject to the prior rights of the Series A and B preferred stock, holders of Series C preferred stock have the right to require us to redeem any of their outstanding Series C preferred stock for cash at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. With respect to our accounting for the preferred stock, because redemption is at the option of the holder of the Series C preferred stock and is not certain to occur, it is considered contingently redeemable and is not classified as a liability under the scope of SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. In addition, EITF Topic D-98, Classification and Measurement of Redeemable Securities, states that Rule 5-02.28 of Regulation S-X requires securities with redemption features that are not solely within the control of the issuer to be recorded outside of permanent equity. As the Series C preferred stock shares include certain redemption features that may be triggered by events or actions that are outside our control, we have classified these shares as mezzanine equity.

The net proceeds from the issuance of the Series C preferred stock of approximately $18.9 million were allocated between the fair value of the warrants and the Series C preferred stock. Using the Black-Scholes option pricing model, we calculated the relative fair value of the warrants to purchase 2,596,148 shares of our common stock to be approximately $3.7 million. This relative fair value has been recorded as a reduction of the mezzanine equity balance for the Series C preferred stock and an addition to common stock. Additionally, we calculated a beneficial conversion feature charge related to the conversion price for the Series C preferred stock to common stock of approximately $3.9 million. As the Series C preferred stock can be converted immediately, the amount of the beneficial conversion feature was immediately accreted and resulted in a deemed dividend. This charge was recorded as a dividend expense included in preferred stock beneficial conversion feature in determining the net loss attributable to common shareholders.

As of September 30, 2007, 11,966 shares of Series C preferred stock had been converted into 3,068,195 shares of common stock. As of that date we had approximately $45,000 of Series C preferred stock dividends accrued which were paid in October 2007.

7.	Shareholders’ Deficit (In thousands of US dollars):

Shareholders’ deficit (In thousands of US dollars)	September 30, 2007	December 31, 2006
Common stock, no par value	$954,015	$860,691
Accumulated other comprehensive loss	(3,012)	(1,187)
Accumulated deficit	(1,070,351)	(961,108)

Total shareholders’ deficit	$(119,348)	$(101,604)

a. Analysis of shareholders’ deficit variations

Common Stock

The increase in common stock as of September 30, 2007 as compared to December 31, 2006 is primarily due to the issuance of $19.9 million of common stock in connection with the SMI acquisition, the conversion of $16.9 million of Series B 3% Convertible Preferred Stock, $10.0 million of Series A 3% Convertible Preferred Stock, and $9.0 million of Series C 3% Convertible Preferred Stock into common stock, conversions of $15.3 million of CTI’s 7.5% convertible senior notes into common stock, $13.3 million in proceeds allocated to the warrants from the net proceeds of the Series A, Series B and Series C 3% Convertible Preferred Stock and warrants issuances, and a $8.3 million beneficial conversion feature charge related to the conversion price for the preferred stock to common stock.

Accumulated Other Comprehensive Loss

The increase in accumulated other comprehensive loss as of September 30, 2007 as compared to December 31, 2006 is primarily due to foreign currency translation losses as well as losses on securities available-for-sale for the period ended September 30, 2007.

Accumulated Deficit

The increase in accumulated deficit as of September 30, 2007 as compared to December 31, 2006 is due to CTI’s net losses for the period ended September 30, 2007.

b. Authorized Shares

On April 10, 2007, we held a special meeting whereby shareholders approved an increase to the number of authorized shares of our common stock from 200 million to 400 million. After the effect of our one-for-four reverse stock split as discussed below, total authorized shares are 110 million and total authorized shares of our common stock are 100 million.

c. Reverse Stock Split

In February 2007, our board of directors approved a one-for-four reverse stock split of our common stock, and a proportionate reduction of the authorized number of shares of our common stock. On April 15, the reverse stock split became effective. As a result of the reverse stock split, every four shares of our issued and outstanding common stock were automatically combined into one issued and outstanding share. Fractional shares calculated in the split were rounded down to the nearest share and no fractional shares were issued. In lieu of fractional shares, shareholders received cash at a rate of $6.81 per whole post-split share. The reverse stock split affected all of the holders of our common stock uniformly and did not affect any shareholder’s percentage of ownership interest. Any shares of our common stock or shares of common stock underlying options, warrants, convertible preferred stock and convertible debt were proportionately reduced and the exercise prices of any warrants or options and the conversion prices of any convertible debt were proportionately increased in accordance with the terms of the related agreements. All impacted amounts included in the condensed consolidated financial statements and notes thereto have been retroactively adjusted for the reverse stock split.

d. Stock-Based Compensation

The following table summarizes stock-based compensation expense related to employee stock options, employee stock purchases, and share awards under SFAS 123(R) for the three and nine months ended September 30, 2007, which was allocated as follows (in thousands of US dollars):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Research and development	$183	$314	$495	$1,393
Selling, general and administrative	217	763	459	2,186

Stock-based compensation expense included in operating expenses	$400	$1,077	$954	$3,579

Fair value was estimated at the date of grant using the Black-Scholes pricing model, with the following weighted average assumptions:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Risk-free interest rates	4.1%	4.7%	4.4%	4.9%
Expected dividend yield	None	None	None	None
Expected life (in years)	2.7	2.7	3.1	2.8
Expected volatility	76%	74%	76%	74%

The risk-free interest rate used in the Black-Scholes valuation method is based on the implied yield currently available in U.S. Treasury securities at maturity with an equivalent term. CTI has not declared or paid any dividends on its common stock and does not currently expect to do so in the future. The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding and was determined based on historical weighted average holding periods and projected holding periods for the remaining unexercised shares. Consideration was given to the contractual terms of the Company’s stock-based awards, vesting schedules and expectations of future employee behavior. Expected volatility is based on the annualized daily historical volatility, including consideration of the implied volatility and market prices of traded options for comparable entities within CTI’s industry.

CTI’s stock price volatility and option lives involve management’s best estimates, both of which impact the fair value of the option calculated under the Black-Scholes methodology and, ultimately, the expense that will be recognized over the life of the option. SFAS 123(R) also requires that the Company recognize compensation expense for only the portion of options expected to vest. Therefore, CTI applied an estimated forfeiture rate that was derived from historical employee termination behavior. If the actual number of forfeitures differs from estimates, additional adjustments to compensation expense may be required in future periods.

8. Other Significant Events

Acquisition of Systems Medicine, Inc.

On July 31, 2007, CTI completed the acquisition of Systems Medicine, Inc., or SMi, in a stock for stock merger. Pursuant to the terms of the acquisition, CTI issued to SMi stockholders an aggregate of 4,211,856 shares of our common stock in exchange for outstanding SMi common stock. Of the total shares issued, 421,186 remain in an escrow account subject to any claim for indemnification made by CTI. Upon the twelve month anniversary of the closing date, the acquisition agreement provides instructions on the release of the remaining escrowed shares. Under the agreement, Systems Medicine, Inc. became Systems Medicine, LLC, or SM, and now operates as a wholly-owned subsidiary of CTI.

SMi’s stockholders as of the date of acquisition could also receive a maximum of $15 million in additional consideration (payable in cash or stock at CTI’s election, subject to certain Nasdaq limitations on issuance of stock) upon the achievement of certain FDA regulatory milestones. At this time, it is not possible to predict whether these milestones will be achieved; accordingly, the following estimated purchase price does not reflect the payment of this contingent consideration.

The total cost of the acquisition is estimated to be approximately $20.4 million, based on the fair value of our common stock of $4.718, the average price of CTI’s common stock during a 5-business day period prior to the date of the acquisition agreement (July 17, 18, 19, 20 and 23, 2007) and related transaction costs, consisting primarily of financial advisory, legal and accounting fees. The direct transaction costs are estimated, pending resolution of certain accruals as of September 30, 2007, related to the acquisition. The total estimated purchase price of the acquisition is as follows (in thousands):

Total value of CTI common stock, including escrowed shares	$20,000
Estimated direct transaction costs	449

Total estimated purchase price	$20,449

Based on the provisions of SFAS No. 141, “Business Combinations”, and EITF Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business”, CTI determined the transaction to be an asset acquisition, and accordingly, the total estimated purchase price as shown in the table above was allocated to SM’s net tangible and intangible assets, including IPRD, based on their relative fair values as of July 31, 2007, the closing date of the acquisition. The estimated fair value of these assets in excess of the purchase price was then allocated on a pro rata basis to reduce in-process research and development and non-monetary long-lived assets. The allocation of the estimated purchase price as of the date of the acquisition is as follows (in thousands):

Cash and cash equivalents	$3,100
Prepaid expenses and other current assets	14
Other receivables	116
Notes receivable	99
Property and equipment	4
Intangible assets	68
Other non current assets	2
Accounts payable and accrued expenses	(2,297)
Promissory notes	(2,000)
Acquired in-process research and development	21,343

Total	$20,449

In-process research and development

Acquired IPRD for the acquisition was evaluated utilizing the present value of the estimated after-tax cash flows expected to be generated by purchased technology related to brostallicin, which, at the effective time of the acquisition, had not reached technological feasibility. Brostallicin is a novel synthetic second-generation DNA minor groove binder that has proven anti-cancer activity and has demonstrated synergism in combination with standard cytotoxic agents as well as with newer targeted therapies in preclinical experimental tumor models. The cash flow projections for revenues are based on estimates of growth rates and the aggregate size of the respective market for brostallicin, probability of technical success given the state of development at the time of acquisition, royalty rates based on an assessment of industry market rates, product sales cycles, and the estimated life of a product’s underlying technology. The projections for revenues include assumptions that significant cash flows from product revenue would commence in 2011. Estimated operating expenses and income taxes are deducted from estimated revenue projections to arrive at estimated after-tax cash flows. Projected operating expenses include cost of goods sold, selling, general and administrative expenses, and research and development costs. The rate utilized to discount projected cash flows was approximately 18%, and was based on the relative risk of the in-process technology and was based primarily on risk adjusted rates of return for similar research and development programs in the industry and the weighted average cost of capital for CTI at the time of the acquisition.

The values associated with this program represent values ascribed by CTI’s management, based on the discounted cash flows currently expected from the technology acquired and a pro rata allocation of the estimated fair values of non-monetary assets acquired in excess of the purchase price. The estimated cash flows include the estimated development costs and estimated product launch date with the estimated life of the product ending fourteen years after approval. If the project is not successfully developed, the business, results of operations and financial condition of CTI may be adversely affected. As of the date of the acquisition , CTI concluded that once completed, the technology under development can only be economically used for the specific and intended purpose and that the in-process technology has no alternative future use after taking into consideration the overall objective of the project, progress toward the objective, and uniqueness of development to this objective.

Pro forma results of operations (unaudited)

CTI’s condensed consolidated statements of operations for the three and nine months ended September 30, 2007 include SM’s results of operations for the period from July 31, 2007, the date of acquisition, to September 30, 2007.

The following table sets forth the pro forma combined results of operations of CTI and SM for the three and nine months ended September 30, 2007 and 2006 (in thousands, except per share amounts):

	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2007	2006	2007	2006
Revenues	$20	$20	$60	$60
Net loss attributable to common shareholders	(53,691)	(28,238)	(112,561)	(101,205)

Basic and diluted net loss per common share	$(1.08)	$(0.88)	$(2.44)	$(3.40)

For pro forma purposes:

•

CTI’s unaudited results of operations for the three months ended September 30, 2007 and 2006 have been combined with SM’s unaudited results of operations for the three months ended September 30, 2007 and 2006 as if the merger had occurred on July 1, 2007 and 2006, respectively;

•

CTI’s unaudited results of operations for the nine months ended September 30, 2007 and 2006 have been combined with SM’s unaudited results of operations for the nine months ended September 30, 2007 and 2006 as if the acquisition had occurred on January 1, 2007 and 2006, respectively; and

•

The pro forma results do not include the effect or the charge for IPRD for the three and nine months ended September 30, 2006 as this is a non recurring charge resulting from the acquisition. As our condensed consolidated statement of operations for the three and nine months ended September 30, 2007 includes IPRD, for consistency purposes the pro forma amounts above also include IPRD for these periods.

The unaudited pro forma combined financial data is intended for information purposes only and does not purport to represent what our results of operations would actually have been if the acquisition had in fact occurred on the dates indicated or to project our financial position or results of operations as of any future date or any future period.

Aequus BioPharma, Inc.

In May 2007, the Company formed Aequus BioPharma, Inc., or Aequus, and contributed a license agreement for CTI’s Genetic Polymer™ technology in exchange for 70% of the equity ownership of Aequus. Under the license agreement between Aequus and the Company, Aequus gained rights to CTI’s Genetic Polymer™ technology which Aequus will continue to develop. The Genetic Polymer technology may speed the manufacture, development, and commercialization of follow-on and novel protein-based therapeutics.

Minority interests are not reflected in the Company’s balance sheet as losses are fully absorbed by CTI with no obligation of reimbursement by the minority shareholders until profits are generated by Aequus. As of June 30, 2007, Aequus had incurred approximately $131,000 in operating expenses in support of its research and development efforts. CTI’s President and Chief Executive Officer, James A. Bianco, M.D. and its Executive Vice President, Chief Medical Officer, Jack W. Singer, M.D. are both minority shareholders of Aequus, each owning a 5% equity share of the company. Additionally, both Dr. Bianco and Dr. Singer are members of Aequus’ board of directors and each have entered into a consulting agreement with Aequus.

In May 2007, the Company also entered into an agreement to fund Aequus up to $2.0 million in cash in exchange for a convertible promissory note that becomes due and payable in five years and earns interest at a rate of 6% per annum. The note can be converted into equity at any time prior to its maturity upon CTI’s demand, or upon other triggering events. The number of shares of Aequus equity securities to be issued upon conversion of this note is equal to the quotient obtained by dividing (i) the outstanding balance of the note by (ii) 100% of the price per share of the equity securities. As of June 30, 2007, CTI funded Aequus with an initial payment of $0.5 million. Additional payments of up to $1.5 million will be made upon the achievement of certain milestones. In addition, CTI has entered into a services agreement to provide certain administrative and research and development services to Aequus. The amounts charged for these services, if unpaid by Aequus within 30 days, will be considered additional principal advanced under the promissory note.

Restructuring Activities

During 2005, CTI reduced its workforce in the U.S. and Europe and terminated its aircraft lease. In conjunction with the workforce reduction CTI vacated a portion of its laboratory and office facilities and recorded excess facilities charges.

The following table summarizes the changes in the liability for restructuring activities during the nine months ended September 30, 2007 (in thousands of US dollars):

	Excess Facilities Charges	Employee Separation Costs
Balance at December 31, 2006	$3,951	$27
Adjustments	126	1
Payments	(1,970)	(13)

Balance at September 30, 2007	$2,107	$15

Charges for excess facilities relate to CTI’s lease obligation for excess laboratory and office space in the U.S. that the Company has vacated as a result of the restructuring plan. Pursuant to SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, CTI recorded restructuring charges in 2005 when it ceased using this space. The liability is calculated as the present value of total lease commitments, net of estimated sublease income. CTI recorded additional restructuring expense of approximately $0.1 million for both the three months ended September 30, 2007 and 2006. For the nine months ended September 30, 2007 and 2006 CTI recorded additional restructuring expense of approximately $0.1 million and $0.4 million, respectively. These amounts are included in selling, general and administrative expense. The adjustments to restructuring expense were due to changes in the Company’s estimate of the timing and amount of cash flows related to these excess facilities as well as adjustments due to the passage of time. CTI periodically evaluate its existing needs, the current and estimated future values of its subleases, and other future commitments to determine whether the Company should record additional excess facilities charges or adjustments to such charges. As of September 30, 2007 and December 31, 2006 respectively, approximately $1.0 million and $2.6 million of the liability for restructuring activities is included in current portion of long-term obligations and approximately $1.1 million and $1.4 million is included in long-term obligations, less current portion.

9. Subsequent Events

In August 2007, CTI entered into an asset purchase agreement with Biogen Idec Inc., or BIIB, for the purchase of ZEVALIN® (ibritumomab tiuxetan), a radiopharmaceutical product, for development, marketing and sale in the United States. On December 2007, CTI closed the acquisition from Biogen Idec Inc., of ZEVALIN® (ibritumomab tiuxetan), already approved by the Board of Directors.

20.6.4	NOTES TO THE STATEMENT OF OPERATIONS

A. Revenues

Revenues consist of the following for the nine months ended September 30, 2007 and 2006 (in thousands of US dollars):

Revenues (In thousands of US dollars)	Notes	Nine months ended September 30,
		2007	2006
License and contract revenue	1	$60	$60

Total revenues		$60	$60

1. Licence and contract revenue

License and contract revenue consists of the following for the nine months ended September 30, 2007 and 2006 (in thousands of US dollars):

License and contract revenue (In thousands of US dollars)	Nine Months Ended September 30,
	2007	2006
CTI	$60	$60
Subsidiaries	—	—

Total license and contract revenue	$60	$60

License and contract revenue for the nine months ended September 30, 2007 and 2006 represents recognition of deferred revenue from the sale of Lisofylline material to Diakine.

B. Operating Expenses

2. Research and development

CTI’s research and development expenses for compounds under development and discovery research are as follows (in thousands of US dollars):

	Nine Months Ended September 30,
	2007	2006
Compounds under development:
XYOTAX	$16,631	$17,996
Pixantrone	11,493	7,277
Brostallicin	772	—
Other compounds	432	794
Operating expenses	19,362	18,217
Discovery research	1,678	1,086

Total research and development expenses	$50,368	$45,370

Costs for compounds under development include external direct expenses such as principal investigator fees, clinical research organization charges and contract manufacturing fees incurred for preclinical, clinical, manufacturing and regulatory activities associated with preparing the compounds for submissions of NDAs or similar regulatory filings to the FDA, EMEA or other regulatory agencies outside the United States and Europe.

Operating costs include our personnel and occupancy expenses associated with developing these compounds. Discovery research costs include primarily personnel, occupancy and laboratory expenses associated with the discovery and identification of new drug targets and lead compounds. We do not allocate operating costs to the individual compounds under development as our accounting system does not track these costs by individual compound. As a result, we are not able to capture the total cost of each compound. Direct external costs incurred to date as of September 30, 2007 for XYOTAX, pixantrone and brostallicin are approximately $209.0 million, $35.4 million and $0.8 million, respectively. Costs for pixantrone prior to our merger with Novuspharma S.p.A, a public pharmaceutical company located in Italy, or CTI (Europe), in January 2004 are excluded from this amount. Costs for brostallicin prior to our acquisition of SMi on July 31, 2007 are also excluded from this amount.

Research and development expenses increased to approximately $50.4 million for the nine months ended September 30, 2007, from approximately $45.4 million for the nine months ended September 30, 2006. Costs for CTI’s XYOTAX program decreased primarily due to costs associated with the PIONEER trial which was suspended and closed in the fourth quarter of 2006. This decrease was partially offset by start-up costs associated with CTI’s PGT307 trial as well as an increase in manufacturing costs. Pixantrone costs increased due to an increase in costs associated with CTI’s RAPID trial, primarily related to increased patient enrollment and the cost for comparator drug, and start-up costs associated with the PIX303 trial. This increase was partially offset by a decrease in wrap-up costs for CTI’s phase I studies. Costs incurred for brostallicin resulted from CTI’s acquisition of SMi in July 2007 and primarily relate to clinical development activities. Operating expenses increased primarily due to an increase in personnel costs, partially offset by a decrease in stock based compensation expense.

3 Selling, general and administrative

Selling, general and administrative consist of the following for the nine months ended September 30, 2007 and 2006 (in thousands of US dollars):

Selling, general and administrative (In thousands of US dollars)	Nine Months Ended September 30,
	2007	2006
CTI	$20,117	$23,826
Subsidiaries	4,477	3,993

Total selling, general and administrative	$24,594	$27,819

Selling, general and administrative expenses decreased to approximately $24.6 million for the nine months ended September 30, 2007, from approximately $27.8 million for the nine months ended September 30, 2006. This decrease is primarily attributed to a $1.4 million decrease in stock-based compensation expense due to the vesting of options and restricted stock during 2006, a $1.4 million decrease related to legal expenses associated with CTI’s litigation with Micromet which was settled in April 2006, a $1.0 million decrease in sales and marketing expenses due to a shift in focus to clinical development from pre-marketing activities, a $0.9 million decrease in insurance costs due to decreased premiums, a $0.8 million decrease in depreciation and amortization related to assets becoming fully depreciated in 2006 and a $0.6 million decrease in compensation and benefits primarily related to executive bonus and severance expense in 2006. These decreases were offset by a $1.3 million increase in corporate development costs including an increase in travel expenses related to corporate development activities as well as increases related to strategic and consulting services, a $0.9 million increase in expenses related to CTI’s shareholder meetings held in 2007 and certain financial reporting activities and a $0.7 million increase in other legal expenses primarily related to litigation seeking recovery of losses incurred in CTI’s litigation with the USAO as well as expenses related to implementing our corporate compliance program.

4 Acquired in-process research and development

Acquired in-process research and development consists of the following for the nine months ended September 30, 2007 and 2006 (in thousands of US dollars):

Acquired in-process research and development (In thousands of US dollars)	Nine months ended September 30,
	2007	2006
CTI	$—	$—
Subsidiaries	21,343	—

Total amortization of purchased intangibles	$21,343	$—

Acquired in-process research and development relates to a one-time non-cash charge recorded in connection with CTI’s acquisition of SMi in July 2007. This balance represents the estimated fair value of purchased technology that had not reached technological feasibility and had no alternative future use at the effective time of the acquisition.

5 Amortization of purchased intangibles

Amortization of purchased intangibles consists of the following for the nine months ended September 30, 2007 and 2006 (in thousands of US dollars):

Amortization of purchased intangibles (In thousands of US dollars)	Nine months ended September 30,
	2007	2006
CTI	$—	$—
Subsidiaries	638	588

Total amortization of purchased intangibles	$638	$588

Amortization for the nine months ended September 30, 2007 and 2006 is primarily related to the amortization of the Company’s assembled workforce asset in CTI (Europe).

C. Other income (expense)

Other income (expense) consists of the following for the nine months ended September 30, 2007 and 2006 (in thousands of US dollars):

Other income (expense) (In thousands of US dollars)	Nine months ended September 30,
	2007	2006
Investment and other income, net	$2,067	$1,843
Interest expense	(10,057)	(16,888)
Foreign exchange gain	3,142	997
Make-whole interest expense	(2,310)	(24,753)
Gain on derivative liabilities	3,618	5,204
Gain on exchange of convertible notes	—	7,978
Settlement expense	(160)	(883)

Total other expense, net	$(3,700)	$(26,502)

Investment and other income

Investment and other income for the nine months ended September 30, 2007 and 2006 was approximately $2.1 million and $1.8 million, respectively. This increase is due to a higher average securities available-for-sale balance offset slightly by lower prevailing interest rates on CTI’s investments during the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006.

Interest expense

Interest expense decreased to approximately $10.1 million for the nine months ended September 30, 2007 from approximately $16.9 million for the nine months ended September 30, 2006. This change is primarily due to a $4.2 million decrease in the amortization of debt issuance costs and a $3.9 million decrease in the amortization of the debt discount related to the conversion of CTI’s 6.75% notes during the nine months ended September 30, 2006. In addition, interest expense on our 5.75% convertible subordinated and senior subordinated notes decreased approximately $0.7 million due to exchanges of these notes for our 7.5% notes in April 2006. These decreases were offset by an increase in amortization of the debt discount of $1.7 million on our 7.5% notes primarily due to the conversion of $13.6 million of these notes during the nine months ended September 30, 2007. These conversions resulted in accelerated accretion of the additional debt discount that had been recorded in December 2006. In addition, interest expense on our 6.75% notes increased approximately $0.4 million.

Foreign exchange gain

The foreign exchange gain for the nine months ended September 30, 2007 and 2006 is due to fluctuations in foreign currency exchange rates, primarily related to payables denominated in foreign currencies.

Make-whole interest expense

Make-whole interest expense of $2.3 million for the nine months ended September 30, 2007 is due to payments made related to the conversion of $13.6 million of CTI’s 7.5% notes. Make-whole interest expense of $24.8 million for the nine months ended September 30, 2006 is related to payments made upon the conversion of $69.3 million of CTI’s 6.75% notes and $7.4 million of the 7.5% notes.

Gain on derivative liabilities

The gain on derivative liabilities of $3.6 million for the nine months ended September 30, 2007 represents the change in the estimated fair value of CTI’s derivative liabilities related to the interest make-whole provision on the 7.5% and 6.75% notes of $3.5 million and $0.1 million, respectively. The amount of $5.2 million for the nine months ended September 30, 2006 represents the change in the estimated fair value of the derivative liabilities on CTI’s 6.75% and 7.5% notes of $4.1 million and $1.1 million, respectively.

Gain on exchange of convertible notes

During the nine months ended September 30, 2006, the Company recorded a gain of $8.0 million due to the extinguishment of approximately $40.7 million aggregate principal amount of its 5.75% convertible senior subordinated and convertible subordinated notes in exchange for approximately $33.2 million aggregate principal amount of its 7.5% notes. The gain is net of accrued interest of $0.9 million and issuance costs of $0.4 million attributable to the exchanged notes.

Settlement expense

Settlement expense for the nine months ended September 30, 2007 relates to interest accrued on the $10.5 million payment to the USAO for release of all claims in connection with the investigation of the Company’s promotional practices relating to TRISENOX and related matters. Interest was accrued from the date of reaching an agreement in principle with the USAO in the fourth quarter of 2006 and the payment was made in April 2007. Settlement expense for the nine months ended September 30, 2006 relates to the amount due under the settlement of the Company’s dispute with Micromet AG in May 2006 and is net of payables previously due to Micromet

Minority interest in net loss of subsidiary

Minority interest in net loss of subsidiary was approximately $36,000 for the nine months ended September 30, 2007, and represents the minority owner’s pro rata allocation of the losses in Aequus.

20.6.5	NOTES TO THE CONSOLIDATED STATEMENT OF CASH FLOWS

Net cash used in operating activities decreased to approximately $85.0 million during the nine months ended September 30, 2007, compared to approximately $92.1 million for the same period during 2006 primarily due to a decrease in cash paid for interest offset by a decrease in the change in CTI’s total operating assets and liabilities and slight increase in CTI’s combined research and development and selling, general and administrative expenses. For the nine months ended September 30, 2007, the net loss included $2.3 million in make-whole interest payments related to conversions of CTI’s 7.5% notes. For the nine months ended September 30, 2006, the net loss included $24.8 million in make-whole interest payments related to conversions of CTI’s 6.75% and 7.5% notes.

Net cash provided by investing activities totaled approximately $10.3 million during the nine months ended September 30, 2007, compared to net cash used in investing activities of approximately $32.5 million for the same period during 2006. The net cash provided by or used in investing activities during these periods was primarily due to the net amount of proceeds from sales and maturities and cash paid for purchases of securities available-for-sale.

Net cash provided by financing activities totaled approximately $72.1 million and $91.0 million during the nine months ended September 30, 2007 and 2006, respectively. The net cash provided by financing activities for the nine months ended September 30, 2007 was primarily due to net proceeds of $18.6 million received from the sale of 20,000 shares of CTI’s Series A 3% convertible preferred stock and common stock warrants in February 2007, net proceeds of $34.8 million received from the sale of 37,200 shares of CTI’s Series B 3% convertible preferred stock and common stock warrants in April 2007, and net proceeds of $19.0 million received from the sale of 20,250 shares of CTI’s Series C 3% convertible preferred stock and common stock warrants in July 2007. The net cash provided by financing activities during the nine months ended September 30, 2006 was primarily due to net proceeds of $37.9 million received from the sale of approximately 23.1 million shares of CTI’s common stock in September 2006, $31.2 million in net proceeds received from the issuance of CTI’s 7.5% notes as well as $24.7 million of restricted cash related to the issuance of CTI’s 6.75% convertible senior notes that was released from escrow upon conversion of a portion of these notes.

20.7	Dividend policy

As of December 31, 2006, CTI has not declared or paid any cash dividends on its capital stock since its inception. CTI currently intends to retain all of its cash and any future earnings to finance the growth and development of its business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon CTI’s consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

20.8	Legal and arbitration proceeding

On February 10, 2004, Micromet AG, or Micromet, a Munich, Germany-based company, filed complaints against CTI in the federal district court for the Western District in the State of Washington, asserting that Cell Therapeutics Europe S.r.l., or CTI-Europe, formerly known as Novuspharma S.p.A., had purportedly breached a contract with Micromet for the development of MT-201, a fully human antibody targeting the EP-CAM molecule. The claims alleged that CTI-Europe failed to pay for certain milestones and development expenses owed under the contract. On February 23, 2004, CTI answered the complaint, denying the substance of the allegations and filed counterclaims for breach of contract and for rescission of the contract based on Micromet’s misrepresentations and failures to disclose material information including preclinical trial tests which were determined to be invalid. On May 3, 2006, CTI entered into a settlement and release with Micromet regarding this lawsuit pursuant to which CTI paid Micromet approximately $1.9 million in cash and the lawsuit was dismissed with prejudice.

Beginning in March 2005, a number of shareholder class actions, alleging violations of federal securities laws, were filed against CTI, James Bianco and Max Link. These actions have been consolidated in the United States District Court for the Western District of Washington. On November 7, 2005, the plaintiffs filed a Consolidated and Amended Class Action Complaint against CTI, James Bianco and Jack Singer. The Consolidated and Amended Complaint asserts claims arising under Sections 10(b) and 20(a) of the Exchange Act and Rule 10b-5 thereunder on behalf of a class of purchasers of common stock during the period from November 14, 2003 to March 7, 2005, or the Class Period. Plaintiffs alleged that the defendants violated federal securities laws by, among other things, making false statements of material facts and/or omitting to state material facts to make the statements not misleading in connection with the results of the Company’s STELLAR clinical trials for its drug XYOTAX. On January 6, 2006, CTI filed a motion to dismiss this class action complaint. On May 4, 2006 the Court granted CTI’s motion to dismiss this lawsuit with leave to the plaintiffs to amend. On June 8, 2006 the Court entered a dismissal of this lawsuit with prejudice.

On May 9, 2005, Terence Fernandes, a shareholder of CTI, filed a complaint in the Superior Court of the State of Washington, King County on behalf of CTI against members of CTI’s board of directors. The shareholder derivative action alleged breaches of fiduciary duties, abuse of control, gross mismanagement, waste of corporate assets and unjust enrichment since June 7, 2004. On December 7, 2005, plaintiff filed an amended complaint and defendants filed a motion to dismiss on February 6, 2006, to which plaintiffs responded on March 10, 2006. Defendants filed a reply brief on April 10, 2006. On June 22, 2006 the Court granted CTI’s motion to dismiss this lawsuit with leave to the plaintiffs to amend. On July 31, 2006, after the period of time for the plaintiffs to amend the complaint had tolled, defendants filed a motion to dismiss this lawsuit with prejudice for the failure of the plaintiffs to amend the complaint. On August 23, 2006, the Court entered a dismissal of this lawsuit with prejudice.

In April 2007, CTI entered into a settlement agreement with the United States Attorney’s Office, or USAO, for the Western District of Washington arising out of their investigation into certain of CTI’s prior marketing practices relating to TRISENOX. Pursuant to that settlement agreement, CTI made a single payment of $10.6 million to the USAO, which included a settlement amount of $10.5 million plus interest accrued on that amount since the date of reaching an agreement in principle, in return for a release of all government claims in connection with the qui tam action brought by a private party plaintiff and related matters.

In addition, CTI has also entered into a corporate integrity agreement with the Office of the Inspector General of the Department of Health and Human Services, or the HHS-OIG, that requires us to establish a compliance committee and compliance program and adopt a formal code of conduct. The USAO settlement agreement disclaimed any admission of wrongdoing by the Company and it does not address separate claims brought against the Company by the private party plaintiff in such matters, which generally relate to attorney’s fees and employment related claims. The private party plaintiff’s wrongful termination claims have been dismissed by the federal district court with prejudice.

On January 22, 2007, CTI filed a complaint in King County Washington Superior Court against The Lash Group, Inc. and Documedics Acquisition Co., Inc., CTI’s former third party reimbursement expert, seeking recovery of damages, including losses incurred by the Company in connection with its above referenced USAO investigation, defense and settlement of claims by the government concerning Medicare reimbursement for TRISENOX. On February 28, 2007, defendant The Lash Group, Inc. removed the case to federal court in the Western District of Washington.

In addition to the litigation discussed above, CTI is from time to time, subject to legal proceedings and claims arising in the ordinary course of business, some of which may be covered in whole or in part by insurance. In the last 12 months, other than as described above, CTI has not been subject to any other criminal, civil, governmental or tax litigation.

20.9	Significant change in the issuer’s financial or commercial position

Please see chapter 3 for the changes in CTI’s financial position between December 31, 2005 and December 31, 2006. There has been no significant change in CTI’s commercial position during the year ended December 31, 2006 or the nine months ended September 30, 2007.

CHAPTER 21 ADDITIONAL INFORMATION

21.1	Share Capital

CTI has 100,000,000 shares of authorized common stock and 10,000,000 shares of authorized preferred stock as of the date of this Prospectus. On April 10, 2007, CTI held a special meeting of the shareholders, with the sole purpose being to increase the number of authorized shares of common stock by 200,000,000, for a total of 400,000,000 authorized shares.

Additionally, in February 2007, our Board of Directors authorized a one-for-four reverse split of our common stock which took effect on April 15, 2007. The reverse stock split transaction was carried out for the purposes of increasing the price per share of our common stock to make it more available to a broader range of investors in the secondary market, including institutional investors who are restricted from buying securities if the price of such security falls below a certain amount.

As of October 31, 2007, there are 50,615,159 Common Shares issued and fully paid, and 30,514 shares of outstanding Series A, Series B and Series C preferred stock. In addition there are 789,106 shares of common stock issued but not fully paid. These shares represent restricted stock issued to CTI’s employees that has not yet vested. The Company also issued 6,500 shares of Series D preferred stock on December 3, 2007. As of December 7, 2007, 4,700 shares of the Series D preferred stock were outstanding.

CTI’s common stock has no par value. The Preferred Shares have a stated value equal to $1,000 per Preferred Share.

CTI does not have any shares paid in kind.

Below is a table detailing the number of authorized common stock and preferred stock as of the date of this Prospectus:

Authorized Common Shares	Authorized Preferred Shares
100,000,000	10,000,000

Below is a table detailing the number of shares of CTI common and preferred stock outstanding as of October 31, 2007:

Common Shares Outstanding	Series A Preferred Shares Outstanding	Series B Preferred Shares Outstanding	Series C Preferred Shares Outstanding
51,404,265	6,850	15,380	8,284

The Company also issued 6,500 shares of Series D preferred stock on December 3, 2007. As of December 7, 2007, 4,700 shares of the Series D preferred stock were outstanding.

21.1.2	If there are shares not representing capital, state the number and main characteristics of such shares.

CTI has not issued shares not representing the share capital.

21.1.3	Treasury stock.

There is no treasury stock of CTI outstanding.

21.1.4	The amount of any convertible securities, exchangeable securities or securities with warrants, with an indication of the conditions governing and the procedures for conversion, exchange or subscription.

As of September 30, 2007, the following convertible securities and warrants were outstanding:

Convertible Notes

The following table summarizes the changes in the principal balances of CTI’s convertible notes during the years ended December 31, 2006 and 2005 and the nine months ended September 30, 2007 (in thousands of US dollars):

	7.5% Convertible Senior Notes	6.75% Convertible Senior Notes	4% Convertible Senior Subordinated Notes	5.75% Convertible Senior Subordinated Notes	5.75% Convertible Subordinated Notes
Balance at January 1, 2005	$—	$—	$75,000	$85,459	$29,640
Issued	—	82,000	—	—	—
Converted	—	(3,000)	(19,850)	(18,530)	—

Balance at December 31, 2005	—	79,000	55,150	66,929	29,640
Issued	66,312	—	—	—	—
Converted	(17,560)	(69,345)	—	(4)	—
Redeemed	—	(2,655)	—	—	—
Exchanged	—	—	—	(39,518)	(1,150)

Balance at December 31, 2006	48,752	7,000	55,150	27,407	28,490
Converted	(15,294)	—	—	—	—

Balance at September 30, 2007	$33,458	$7,000	$55,150	$27,407	$28,490

7.5% convertible senior notes

In April 2006, CTI issued approximately $66.3 million aggregate principal amount of its 7.5% notes, approximately $33.2 million of which was issued in a registered offering for cash with net proceeds of approximately $31.2 million, after deducting expenses and the initial purchaser’s discounts and commissions. Approximately $33.2 million was issued in a private exchange for approximately $39.5 million aggregate principal amount of its 5.75% convertible senior subordinated notes and approximately $1.2 million aggregate principal amount of its 5.75% convertible subordinated notes. CTI recognized a net gain of $8.0 million on the early extinguishment and exchange of these notes which is based on the carrying value of the exchanged notes less the fair value of the new notes, net of issuance costs of $0.4 million and accrued interest of $0.9 million attributable to the exchanged notes. CTI recorded issuance costs related to 7.5% notes of approximately $2.0 million which are recorded in other assets and are being amortized to interest expense using the effective interest method over the five-year life of the notes.

The notes are due April 30, 2011 with interest payable semi-annually in April and October. The notes are convertible, at the option of the holder, into shares of our common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 478.519 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustments in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $2.09 per share. On or after April 30, 2009, CTI has the option to redeem all of the notes for cash at any time at a redemption price equal to par plus accrued and unpaid interest up to but not including the redemption date. Subject to certain conditions, the notes will automatically convert if, at any time after June 26, 2006 and prior to maturity, the closing price per share of CTI’s common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. In addition, upon certain non-stock changes in control, the holder can require CTI to repurchase the notes at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the repurchase date. Upon any automatic conversion of the notes, or if the holder exercises their right to require CTI to repurchase notes in connection with a non-stock change of control, CTI will pay the holder of the notes a make-whole interest payment equal to $225 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

As of December 31, 2006, a total of $17.6 million of CTI’s 7.5% notes had been converted into 8.4 million shares of common stock. In connection with the conversion of $7.4 million of these notes in May 2006, CTI made a discretionary interest make-whole payment of approximately $1.7 million which is included in make-whole interest expense for the year ended December 31, 2006.

For the nine months ended September 30, 2007, $15.3 million of CTI’s 7.5% notes were converted into 1.8 million shares of common stock (post-split) and we had $33.5 million principal amount of 7.5% notes outstanding as of September 30, 2007. In connection with the conversion of $6.2 million of these notes during the three months ended March 31, 2007 and $7.4 million of 7.5% notes on April 2, 2007, we made discretionary interest make-whole payments of approximately $2.3 million which is included in make whole interest expense for the nine months ended September 30, 2007.

6.75% convertible senior notes

In November 2005, CTI completed the issuance of $82 million of 6.75% convertible senior notes due October 31, 2010 with interest payable semi-annually in April and October. Net proceeds to CTI were approximately $77.7 million, after deducting expenses and the initial purchaser’s discounts and commissions. CTI recorded issuance costs related to the notes of approximately $4.9 million which includes approximately $0.6 million related to the Black-Scholes estimated fair value of warrants issued to the initial purchaser of the notes. These issuance costs are recorded in other assets and are being amortized to interest expense using the effective interest method over the five-year life of the notes.

The notes are convertible, at the option of the holder, into shares of CTI’s common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 380.37 shares of common stock per $1,000 principal amount of the notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $2.63 per share. We also issued warrants to purchase 350,000 shares of common stock within five years at an exercise price of $3.50 per share to the initial purchaser of these notes. CTI has the option to redeem all of the notes if the closing price per share of its common stock has exceeded 125% of the conversion price then in effect for at least 20 trading days within any 30-consecutive trading day period. The redemption price will be par including accrued and unpaid interest up to but not including the redemption date. Upon any conversion of the notes, CTI will pay the holder of the notes a make-whole interest payment equal to $337.50 per $1,000 principal amount of the notes so converted, less any interest paid on such notes prior to the conversion date.

On April 30, 2006, holders of the notes had the right to cause CTI to redeem in cash up to 30% of the aggregate amount of the notes, or approximately $24.6 million, on a pro-rata basis, excluding any accrued and unpaid interest. Certain holders of the notes exercised their right and CTI redeemed approximately $2.7 million in aggregate principal of these notes. For the year ended December 31, 2006 and 2005, $69.3 million and $3.0 million of the 6.75% notes had been converted into 26.4 million and 1.1 million shares of common stock, respectively. This resulted in make-whole interest payments of $23.1 million and $1.0 million for the year ended December 31, 2006 and 2005, respectively. There were no note conversions during the nine months ended September 30, 2007.

Conversion and Placement Agreement

In November 2005, in conjunction with issuance of the 6.75% convertible senior notes, CTI entered into a Conversion and Placement Agreement, or CAP agreement, with two existing holders of approximately $18.5 million of our outstanding 5.75% Convertible Senior Subordinated Notes, or 5.75% notes, and approximately $19.9 million of our 4% Convertible Senior Subordinated Notes, or 4% notes. Pursuant to the original terms of the agreement, the CAP holders agreed to exercise their right to convert their 5.75% notes and 4% notes into approximately 3.3 million shares of our common stock. In connection with the conversion, CTI also issued to the CAP holders a $23.6 million conversion inducement which consisted of 3.4 million shares of common stock and 6.5 million shares issuable upon exercise of zero strike price warrants. The shares and warrants were valued based on the trading price of CTI’s common stock on the effective date of the agreement. The conversion inducement was recorded as debt conversion expense during the year ended December 31, 2005.

Under the terms of this agreement CTI was required to file a resale registration statement with respect to these shares which was required to be declared effective by November 30, 2005. CTI filed the resale registration statement on November 30, 2005, however it was not declared effective until December 2005 and as a result, CTI was required to make a liquidated damages payment of approximately $1.2 million which is included in interest expense for the year ended December 31, 2005.

Convertible senior subordinated notes

In June 2003, CTI issued $75.0 million principal amount of 4.0% convertible senior subordinated notes due July 1, 2010 with interest payable semi-annually in January and July. Net proceeds to CTI were approximately $72.1 million, after deducting expenses and the initial purchaser’s discounts and commissions. CTI recorded issuance costs related to the notes of approximately $2.9 million. These issuance costs are recorded as other assets and are being amortized to interest expense using the effective interest method, over the seven-year life of the notes.

The notes are convertible, at the option of the holder, into shares of CTI’s common stock at any time prior to maturity, redemption or repurchase at an initial conversion rate of 74.0741 shares of common stock per $1,000 principal amount of notes, which is subject to adjustment in certain circumstances. This conversion rate is equivalent to a conversion price of approximately $13.50 per share. Prior to maturity, CTI may redeem the notes upon certain conditions, the most significant of which is that the closing price of CTI’s common stock must exceed 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days. Upon such redemption, CTI would make an additional payment of $280.00 per $1,000 note, less any interest previously paid on the notes. The holder may elect to convert their notes prior to any such redemption.

In connection with the exchange of convertible subordinated notes in December 2002 as described below, CTI issued $85.5 million of 5.75% convertible senior subordinated notes with maturity date as of June 15, 2008 and recorded additional issuance costs of approximately $2.1 million, which are recorded in other assets and are being amortized to interest expense using the effective interest method, over the remaining life of the notes. The terms of the new notes are similar to the convertible subordinated notes except for the conversion price and provisional redemption provision. The conversion rate for these notes is 100 shares per $1,000 principal note; this is equivalent to a conversion price of $10.00 per share. CTI can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The holder may elect to convert their notes prior to any such redemption.

Convertible subordinated notes

In June and September 2001, CTI issued a total of $175.0 million principal amount of 5.75% convertible subordinated notes due June 15, 2008 with interest payable semi-annually in June and December. Net proceeds to CTI were approximately $168.0 million, after deducting expenses and the initial purchaser’s discounts and commissions. CTI recorded issuance costs related to the notes of approximately $7.0 million. Issuance costs are recorded in other assets and amortized to interest expense over the life of the notes using the effective interest method.

The notes are convertible, at the option of the holder, into shares of CTI common stock at any time prior to maturity or redemption at a conversion rate of 29.4118 shares per each $1,000 principal note, subject to adjustment in certain circumstances. This is equivalent to a conversion price of $34.00 per share. CTI can redeem the notes at specified redemption prices ranging from 103.286% to 100% of the principal amount. The redemption prices will vary depending on the year redeemed. The holder may elect to convert their notes prior to any such redemption.

In December 2002, CTI completed an exchange offer for the 5.75% convertible subordinated notes, in which approximately $145.4 million of CTI’s convertible subordinated notes were tendered in exchange for approximately $85.5 million of its new convertible senior subordinated notes. CTI recognized a net gain of $55.3 million on the early extinguishment of these notes. This net gain is based on the carrying value of the exchanged notes less the fair value of the new notes, net of issuance costs of $4.6 million attributable to the exchanged notes. In addition, $1.2 million of these notes were exchanged for CTI’s 7.5% notes in April 2006 as described above.

Warrants Outstanding at December 31, 2006 and September 30, 2007

In 1998, CTI issued contingently exercisable warrants to purchase 350,000 shares of our common stock in connection with a license agreement with PG-TXL Company, L.P. at a per share exercise price of $20.00. The warrants expire in November 2008. In October 2001, CTI entered into a licensing agreement with Chugai Pharmaceutical Co, Ltd., or Chugai, allowing them to develop XYOTAX within certain territories. The signing of this agreement qualified as an exercise event, and the PG-TXL warrants became exercisable at an exercise price of $20.00. No warrants have been exercised as of December 31, 2006 or September 30, 2007.

In 2002, CTI entered into an agreement with The Hope Heart Institute for research services. In connection with this agreement, CTI issued fully-vested warrants to purchase 100,000 shares of common stock at an exercise price of $10.00 per share. The warrants expire in November 2007. Phillip M. Nudelman, Ph.D., is the chairman of CTI’s board of directors, and a member of its audit, compensation, and nominating and governance committees, and President, Chief Executive Officer and a member of the board of directors of the Hope Heart Institute. No warrants have been exercised as of December 31, 2006 or September 30, 2007.

In connection with CTI’s November 2005 6.75% convertible senior notes offering, CTI issued warrants to purchase 350,000 shares of common stock within five years at an exercise price of $3.50 per share to the initial purchaser of these notes. The estimated fair value of the warrants of approximately $0.6 million was capitalized as a debt issuance cost and is being amortized over the life of the convertible senior notes of five years. No warrants have been exercised as of December 31, 2006 or September 30, 2007.

In connection with the CAP agreement, in November 2005 CTI issued 6.5 million zero strike price warrants as well as 3.4 million shares to two investors of its 6.75% convertible senior notes for an inducement to convert

$38.4 million of our outstanding convertible senior subordinated notes. The conversion inducement was recorded as a debt conversion expense. These warrants expire in October 2010. All warrants were exercised during 2006.

Convertible Securities issued after December 31, 2006 – Preferred Stock and Warrants

3% Convertible Preferred Stock

Series A

In February 2007, CTI issued 20,000 shares of its Series A 3% Convertible Preferred Stock, or Series A preferred stock, at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The offering was registered pursuant to an effective shelf registration statement the Company had on file with the SEC. While a registered offering is considered a “public offering” in the US, the Series A offering was a “registered direct” offering, in which the Company engaged a placement agent to market the Series A preferred stock to institutional investors, and the Company sold the Series A preferred stock only to institutional investors. The Series A preferred stock is convertible at any time into a number of shares of common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is initially $6.69 (post-split). The initial conversion price is subject to adjustment in certain events. The Series A preferred stock will vote on an as-converted basis with the common stock.

In connection with the Series A preferred stock issuance, CTI issued warrants to purchase an additional 1,494,766 shares of its common stock at an exercise price of $6.44 per post-split share. At issuance, the warrants maintained a provision that would not allow them to become exercisable until an increase in the number of authorized shares was obtained from CTI’s shareholders. CTI obtained shareholder approval to increase the number of authorized share of common stock from 200 million (50 million post-split) to 400 million (100 million post-split) and on April 16, 2007 CTI filed amended and restated articles of incorporation effecting that increase. The warrants became exercisable on that date and will terminate two years after the date they became exercisable, or April 16, 2009.

As of September 30, 2007, 13,150 shares of Series A preferred stock had been converted into 1,965,619 shares of common stock. As of this date CTI accrued $51,000 of Series A preferred stock dividends which were paid in October 2007.

Series B

In April 2007, CTI issued 37,200 shares of its Series B 3% convertible preferred stock, or Series B preferred stock, at an issue price of $1,000 per share with an annual dividend rate of 3%, payable quarterly. The offering was registered pursuant to an effective shelf registration statement the Company had on file with the SEC. While a registered offering is considered a “public offering” in the US, the Series B offering was a “registered direct” offering, in which the Company engaged a placement agent to market the Series B preferred stock to institutional investors, and the Company sold the Series B preferred stock only to institutional investors. CTI also issued warrants to purchase an additional 2,763,731 shares of common stock at an exercise price of $6.48 per share. The warrants will not be exercisable until six months after the date of issuance and will terminate on the second anniversary of the date upon which they become exercisable.

The Series B preferred stock is convertible at any time into a number of shares of common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is initially $6.73. The initial conversion price is subject to adjustment in certain events. The Series B preferred stock will vote on an as-converted basis with the common stock.

As of September 30, 2007, 21,820 shares of Series B preferred stock had been converted into 3,242,190 shares of common stock. As of that date we had approximately $115,000 of Series B preferred stock dividends accrued which were paid in October 2007.

Series C

In July 2007, the Company received $20.25 million in gross proceeds upon the issuance of 20,250 shares of its Series C 3% convertible preferred stock at an issue price of $1,000 per share, and warrants to purchase an additional 2,596,148 shares of CTI’s common stock, no par value at an exercise price of $4.53 per share. The offering was registered pursuant to an effective shelf registration statement the Company had on file with the SEC. While a registered offering is considered a “public offering” in the US, the Series C offering was a “registered direct” offering, in which the Company engaged a placement agent to market the Series C preferred stock to institutional investors, and the Company sold the Series C preferred stock only to institutional investors.

The Series C preferred stock is convertible at any time into a number of shares of our common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is initially $3.90 (the “Defined Conversion Price”). The initial conversion price is subject to adjustment in certain events. The series C preferred stock has voting rights similar to, but not exactly the same as, the Series A and Series B preferred stock. As described above, the holders of the Series A and Series B preferred stock vote on an as-converted basis, while the holders of the Series C preferred stock vote on an as-converted basis with a different conversion price for purposes of the voting rights (the conversion price for purposes of the voting rights of the Series C preferred stock holders is $4.53, subject to adjustment under certain circumstances, instead of the Defined Conversion Price). The conversion price is higher for purposes of the voting rights of the Series C holders because the Defined Conversion Price was lower than the fair market value of the Company’s common stock on the day the agreement to sell the Series C preferred stock was signed. The conversion price for purposes of the voting rights of the Series C preferred stock is equal to the fair market value on the date of signing in order to ensure that the holders of the Series C preferred stock will not have superior voting rights to the holders of the Company’s common stock.

As of September 30, 2007, 11,966 shares of Series C preferred stock had been converted into 3,068,195 shares of common stock. As of this date, CTI accrued $45,000 of Series C preferred stock dividends which were paid in October 2007.

Series D

In December 2007, the Company received $6.5 million in gross proceeds upon the issuance of 6,500 shares of its Series D 7% convertible preferred stock at an issue price of $1,000 per share, and warrants to purchase an additional 1,244,016 shares of CTI’s common stock, no par value at an exercise price of $2.55 per share. The offering was registered pursuant to an effective shelf registration statement the Company had on file with the SEC. While a registered offering is considered a “public offering” in the US, the Series D offering was a “registered direct” offering, in which the Company engaged a placement agent to market the Series D preferred stock to institutional investors, and the Company sold the Series D preferred stock only to institutional investors.

The Series D preferred stock is convertible at any time into a number of shares of common stock determined by dividing the stated value of the preferred stock to be converted, which is $1,000 per share, by the conversion price, which is initially $2.6125. The initial conversion price is subject to adjustment in certain events. The Series D preferred stock will vote on an as-converted basis with the common stock.

As of December 7, 2007, 1,800 shares of Series D preferred stock had been converted into 688,994 shares of common stock. As of this date, CTI accrued $4,064 of Series D preferred stock dividends.

21.1.5	Information about and terms of any acquisition rights and or obligations over authorized but unissued capital or an undertaking to increase the capital.

See discussion of the Company’s stock option plans in Chapter 17, section 17.3.1 and convertible securities in Chapter 21, section 21.1.4 of this Prospectus.

21.1.6	Information about any stock of entity which is under option or agreed conditionally or unconditionally to be put under option and details of such options including those persons to whom such options relate.

Not applicable.

21.1.7	A history of the changes in the Issuer’s share capital, highlighting information about any changes for the period going from January 1, 2003 to September 30, 2007.

CTI’s share capital increased from 33,054,176 Common Shares as of January 1, 2003 to 34,339,040 Common Shares as of December 31, 2003 as a result of the following transactions:

•	the issuance of 602,560 Common Shares for options exercised and stock sold via the employee stock purchase plan;

•	the issuance of 504,200 Common Shares due to restricted stock granted to employees;

•	the issuance of 133,839 Common Shares for warrants exercised;

•	the issuance of 44,165 Common Shares for the Series D preferred stock dividend (the series D preferred stock is no longer outstanding);

•	the issuance of 100 Common Shares related to the conversion 5.75% convertible senior subordinated notes.

CTI’s share capital increased from 34,339,040 Common Shares as of December 31, 2003 to 63,862,658 Common Shares as of December 31, 2004 as a result of the following transactions:

•	the issuance of 15,629,138 Common Shares for the acquisition of Novuspharma;

•	the issuance of 10,350,000 Common Shares sold through a public offering;

•	the issuance of 2,585,915 Common Shares sold through a direct registered offering to several institutional investors;

•	the issuance of 594,902 Common Shares for options exercised and stock sold via the employee stock purchase plan;

•	the issuance of 314,632 Common Shares due to 355,082 shares of restricted stock granted to employees, offset by 40,450 shares of restricted stock cancelled;

•	the issuance of 26,667 Common Shares due to restricted stock granted to consultants;
•	the issuance of 22,364 Common Shares for warrants exercised.

CTI’s share capital increased from 63,862,658 Common Shares as of December 31, 2004 to 73,421,721 Common Shares as of December 31, 2005 as a result of the following transactions:

•	the issuance of 3,323,370 Common Shares due to the conversion of convertible senior subordinated notes;

•	the issuance of 3,377,932 Common Shares to induce conversion of convertible senior subordinated notes;

•	the issuance of 1,636,148 Common Shares due to 2,328,224 shares of restricted stock granted to employees, offset by 692,076 shares of restricted stock cancelled;

•	the issuance of 1,141,110 Common Shares due to the conversion of convertible senior notes;

•	the issuance of 80,503 Common Shares for options exercised and stock sold via the employee stock purchase plan;

CTI’s share capital increased from 73,421,721 Common Shares as of December 31, 2005 to 145,588,923 Common Shares as of December 31, 2006 as a result of the following transactions:

•	the issuance of 26,376,751 Common Shares due to conversions of 6.75% convertible senior notes;

•	the issuance of 23,121,394 Common Shares through an offering of common stock and the subsequent repurchase of 1,094,000 of these shares;

•	the issuance of 8,670,520 Common Shares under a securities purchase agreement with Novartis;

•	the issuance of 8,402,789 Common Shares due to conversions of 7.5% convertible senior notes;

•	the issuance of 6,595,000 Common Shares for warrants exercised;

•	the issuance of 87,999 Common Shares due to the exercise of restricted share rights;

•	the issuance of 15,364 Common Shares for options exercised and stock sold via the employee stock purchase plan;

•	the issuance of 400 Common Shares due to the conversion of senior subordinated notes;

•	the net cancellation of 9,015 shares of restricted stock due to 134,105 shares cancelled offset by 125,090 shares granted to employees.

CTI’s post-split share capital increased from 36,397,230 Common Shares as of December 31, 2006 to 51,404,265 Common Shares as of September 30, 2007 as a result of the following transactions:

•	the issuance of 20,000 shares of Series A 3% Convertible Preferred Stock;

•	the issuance of 37,200 shares of Series B 3% Convertible Preferred Stock;

•	the issuance of 20,250 shares of Series C 3% Convertible Preferred Stock;

•	the issuance of 1,965,619 Common Shares due to the conversion of 13,150 shares of Series A 3% Convertible Preferred Stock

•	the issuance of 3,242,190 Common Shares due to the conversion of 21,820 shares of Series B 3% Convertible Preferred Stock;

•	the issuance of 3,068,195 Common Shares due to the conversion of 11,966 shares of Series C 3% Convertible Preferred Stock;

•	the issuance of 1,829,616 Common Shares due to the conversion of 7.5% convertible senior notes;

•	the issuance of 4,211,856 Common Shares in connection with the acquisition of Systems Medicine, Inc. on July 31, 2007;

•	the issuance of 689,559 Common Shares due to 797,654 shares of restricted stock granted to employees, offset by 108,095 shares of restricted stock cancelled.

21.2	MEMORANDUM AND ARTICLES OF ASSOCIATION

21.2.1	A description of the issuer’s objectives and purposes and where they can be found in the memorandum and articles of association.

The Company’s Amended and Restated Articles of Incorporation currently in force do not address the Company’s objective and purposes. Pursuant to Washington law, the corporate purpose of the Company is to engage in any lawful business under the laws and regulations of the State of Washington.

21.2.2	A summary of any provisions of the issuer’s articles of association, statutes, charter or bylaws with respect to the members of the administrative, management and supervisory bodies.

Washington law provides that a company must have at least one director. CTI’s bylaws sets the size of the board to be twelve, but the number of directors may be increased or decreased by resolution of either the shareholders or the directors at any annual, regular or special meeting. There are currently eight directors on the board.

The shareholders elect directors. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Any director may resign at any time by giving written notice to the company. Washington law provides that the shareholders may remove any or all directors with or without cause, unless the articles of incorporation provide that directors may be removed only for cause. If one or more series or classes of shares elect the directors, only the holders of those shares may remove them. CTI’s amended and restated articles of incorporation currently in force provide that directors may be removed only for cause, and only if the number of votes cast to remove the director by holders of shares then entitled to vote in an election of directors exceeds the number of votes cast not to remove the director.

Vacancies on the board of directors and newly created directorships may be filled by a vote of the directors remaining in office, unless the articles of incorporation or bylaws provide otherwise.

Washington law provides that a company’s articles of incorporation may provide for the board of directors to be divided into up to three classes with staggered terms. CTI’s amended and restated articles of incorporation currently in force provide that the directors shall be divided into three approximately equal classes with staggered terms of three years for each class. The board of directors will remain classified in three classes with staggered terms.

With regard to the authority of the Board of Directors, the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, please see Chapter 14 of this Prospectus.

CTI does not currently maintain and has no present intention to establish an Executive Committee of the board of directors.

21.2.3	A description of the rights, preferences and restrictions attaching to each class of the existing shares.

Common Shares

Pursuant to Article V, Section 2 of the Articles of Incorporation, each holder of Common Shares is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Shares are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of Common Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Shares. All outstanding Common Shares are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that CTI may designate in the future.

Series A, B, C and D Preferred Shares

The holders of CTI’s Series A, B and D Preferred Shares have the right to the number of votes equal to the number of shares of common stock issuable upon conversion of the Preferred Shares, and shall vote with the common stock as a single class except where a separate class vote is required by law.

CTI’s Series C Preferred Shares have the right to the number of votes equal to the stated value, or $1,000 per share, divided by $4.53 in all matters as to which shareholders are required or permitted to vote. The Preferred Shares also vote with the common stock as a single class except where a separate class vote is required by law.

The terms of Preferred Shares restrict the payment of dividends on the Common Shares unless the Company has paid or set aside the cumulative dividends then owed on the Preferred Shares. In addition, each Preferred Shares is entitled to a liquidation preference equal to the stated value of such holder’s Preferred Shares plus any accrued and unpaid dividends and other payments that may be due on the shares before the holders of the Common Shares or any other junior securities of the Company receive any payments upon such liquidation. The Board of Directors, in its sole discretion, determines the terms of any class of preferred stock and may issue up to 10,000,000 shares of preferred stock without obtaining stockholder approval (except as may be required by the Nasdaq Marketplace Rules).

The conversion prices of the Preferred Shares are described under Chapter 21, paragraph 21.1.4 of this Listing Prospectus.

Below is a summary of all of the rights of the Series A, B, C and D Preferred Shares (the rights of each class of Preferred Shares are the same except for the conversion ratio for purposes of voting for the Series C Preferred Shares described above and the conversion price for each class, which was determined at the time of the offering of each class):

Description of Rights, Privileges and Preferences of Series A, B, C and D Preferred Shares

Rank

The Series D Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank junior to our Series A Preferred Shares, our Series B Preferred Shares and our Series C Preferred Shares. The Series C Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank junior to our Series A Preferred Shares and our Series B Preferred Shares. The Series B Preferred Shares, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank junior to our Series A Preferred Shares. All Preferred Shares rank senior to our Common Shares and the Company may not redeem, purchase or otherwise acquire any common stock or other securities of the company junior to the convertible preferred stock except for repurchases of shares of common stock from employees, officers, directors, consultants or others who perform services for the company and who are subject to an agreement with the company providing a right of repurchase of such shares at cost or on the occurrence of certain events, such as termination of employment.

Dividends

Holders of the Series A, B and C Preferred Shares are entitled to receive cumulative dividends at a rate of 3% per annum of the stated value of the convertible preferred stock, to be paid quarterly on each January 1, April 1, July 1 and October 1. Holders of the Series D Preferred Shares are entitled to receive cumulative dividends at a rate of 7% per annum of the stated value of the convertible preferred stock, to be paid quarterly on each January 1, April 1, July 1 and October 1. The initial stated value of the Preferred Shares is $1,000 per share. Dividends will also be paid on the date any Preferred Shares are converted with regard to such shares being converted and on the redemption date with regard to shares being redeemed under the optional redemption provisions of the Company’s articles of incorporation. The dividends started accruing on the date of the first issuance of the Preferred Shares and will be calculated on the basis of a 360-day year, consisting of twelve 30-day periods, and will accrue daily from the date of the closing of the offering of the shares.

The dividends will be deemed to accrue whether or not earned or declared and whether or not there are profits, surplus or other funds of the company legally available for the payment of dividends. If the Company does not have funds legally available for payment of any dividend, that dividend will accrete to and increase the stated value of the Preferred Shares. If a dividend is not paid within three trading days following the date on which such dividend was to be paid, the dividend shall accrue a late fee, payable in cash, of 18% per annum from the date such payment was due through and including the date such payment is made.

In the event that any dividends due on the Preferred Shares remain unpaid, the Company may not redeem any stock that is junior to or on parity with the Preferred Shares, nor may it set aside any funds or contribute to a sinking fund for such purpose.

Provisions of Washington Law Regarding Dividend Distributions

The board of directors of a Washington corporation may make distributions to its shareholders in its discretion, subject to two statutory restrictions. First, following the distribution, the corporation must have the ability to pay its liabilities as they become due in the usual course of business. Second, following the distribution, the corporation’s total assets must equal or exceed the sum of its total liabilities.

Under Washington law, the board of directors of a company may base a determination that a distribution is not prohibited under the second test set forth above either on financial statements prepared on the basis of accounting practices and principles that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances. The statute does not specify any particular method of valuing the business, but case law in Washington indicates that, absent special circumstances, the business should be valued as on ongoing enterprise.

Liquidation Preference

Upon the Company’s voluntary or involuntary dissolution, liquidation or winding up, holders of the Preferred Shares will be entitled to receive the stated value of such holder’s Preferred Shares plus any accrued and unpaid dividends and other payments that may be due on the shares before the holders of common stock or any other junior securities of the company receive any payments from such liquidation. In the event the amount available for payment of this liquidation preference is less than the full amount of the stated value of all shares of Preferred Shares then outstanding, the assets to be distributed to the holders of the Preferred Shares will be ratably distributed among such holders in accordance with the respective amounts that would be payable on such holder’s shares if the liquidation preference was paid in full.

Conversion

Optional Conversion.

The Preferred Shares shall be convertible at the option of the holders thereof into registered shares of the Company’s common stock at anytime after the closing of the transaction in which the Preferred Shares were issued into the number of shares of common stock determined by dividing the aggregate stated value of the convertible preferred stock being converted by the conversion price then in effect. The right to convert is limited by the beneficial ownership limitation described below.

Mandatory Conversion.

At any time after the 6-month anniversary of the closing of the offering in which the Preferred Shares were issued, if the volume weighted average price of the Company’s common stock exceeds 200% of the fair market value of the Common Shares on the date the offering was signed, subject to adjustment for reverse and forward stock splits, stock combinations, stock dividends and the like, for each of 20 consecutive trading days, then the Company shall have the right to force the investors to convert up to 100% of the outstanding Preferred Shares into the number of registered shares of the Company’s common stock determined by dividing the stated value of the shares to be converted by the conversion price in effect at that time.

Beneficial Ownership Limitation.

The Company may not effect any conversion and the holder may not request conversion of the convertible preferred stock if following such conversion the holder and its affiliates would beneficially own in excess of 4.99% of the Company’s outstanding Preferred Shares after giving effect to such conversion, unless the holder has elected to not have such limitation be applicable to their investment. The amount of beneficial ownership of the holder and its affiliates will be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations of that section, except that any convertible preferred stock not being converted will not be included in the calculation of the holder’s beneficial ownership. A holder may waive the beneficial ownership limitation one time upon not less than 61 days’ notice to the Company, and if such limitation is waived, the holder will be allowed to convert shares of the Preferred Shares provided that such holder and its affiliates do not own more than 9.99% of the Company’s outstanding common stock after giving effect to such conversion.

Conversion Price Adjustment.

Stock Dividends and Stock Splits. If the Company pays a stock dividend or otherwise makes a distribution payable in shares of the common stock on the shares of the common stock or any common stock equivalents, subdivides or combines its outstanding common stock, or reclassifies its common stock in such a way that it issues additional shares of capital stock of the company, the conversion price will be adjusted by multiplying the then existing conversion rate by a fraction the numerator of which is the number of shares outstanding immediately before the distribution, dividend, adjustment or recapitalization and the denominator of which is the number of shares outstanding immediately after such action.

Rights Offerings. If the Company issues rights, options or warrants to holders of the common stock giving such holders a right to subscribe for or purchase shares of common stock at a price per share lower than the volume weighted average price of the common stock on the record date for such issuance and does not offer the same rights to the holders of the Preferred Shares, the conversion price will be adjusted to reflect the rights offering by multiplying such conversion price by a fraction the numerator of which is the number of shares outstanding before such record date plus the number of shares which the aggregate offering price (assuming full subscription) would purchase at the value weighted average price of the common stock on such record date and the denominator of which is the number of shares of common stock outstanding on the record date plus the aggregate number of shares offered for subscription or purchase.

Pro Rata Distributions. If the Company distributes evidences of its indebtedness, assets (including cash or cash dividends), warrants or other rights to subscribe for its securities (other than common stock) to the holders of the common stock, then the conversion price will be adjusted by multiplying the conversion price in effect immediately prior to the record date for such distribution by a fraction the numerator of which is the volume weighted average price of the common stock on such record date minus the fair market value at such record date of the distributed evidence of indebtedness, asset, warrant or other right applicable to one share of common stock, such fair market value to be determined by the board in good faith, and the denominator of which is the volume weighted average price of the common stock on such record date.

Fundamental Transaction. If the company effects a “fundamental transaction” (as defined below), then upon any future conversion of the Preferred Shares, the holders will have the right to receive, for each share of common stock they would have received upon such conversion, the same kind and amount of securities, cash or property as such holder would have been entitled to receive in the transaction had it been the holder of a share of common stock immediately prior to the transaction. The term fundamental transaction means any of the following:

•	a merger or consolidation of the company with or into another entity;

•	the sale of all or substantially all of the assets of the company in one transaction or a series of related transactions;

•	any tender offer or exchange offer allowing holders of the common stock to tender or exchange their shares for cash, property or securities, regardless of who makes such offer; or

•	any reclassification of the common stock or any compulsory share exchange by which the common stock is effectively converted into or exchanged for other securities, cash or property.

If the holders of the common stock are given a choice as to the securities, cash or property to be received in a fundamental transaction, the holders of the convertible preferred stock will be given the same choice on conversion of such holder’s shares.

Redemption

Optional Redemption.

On the second anniversary of the closing of the offering of the Preferred Shares, the Preferred Shares shall be redeemable by any investor at the stated value plus any accrued but unpaid dividends or other payments due on the shares being redeemed. The initial stated value of the all classes of the Preferred Shares is $1,000 per share.

Redemption on Triggering Event.

At any time after the occurrence of a “triggering event”, as defined below, the holders of the Preferred Shares will be entitled to require redemption of all Preferred Shares then held by such holder for a redemption amount equal to the greater of (a) 130% of the stated value or (b) the product of (1) the volume weighted average price of the common stock on the trading day immediately preceding the conversion multiplied by (2) the stated value divided by the conversion price; plus all accrued but unpaid dividends or other payments due on such shares. The term “triggering event” means the occurrence of any of the following:

•	the Company fails to provide an effective registration statement for the common stock issuable on conversion of the convertible preferred stock, subject to a grace period of 20 calendar days;

•	the Company fails to deliver stock certificates for the common stock issued on a conversion of the Preferred Shares before the fifth trading day after the certificates are required to be delivered;

•	the Company provides notice to the holders or public notice that it does not intend to comply with requests for conversion of the Preferred Shares;

•	the Company fails to have available a sufficient number of authorized and unreserved shares of common stock for issuance on conversion of the Preferred Shares;

•

the Company fails to observe or perform a covenant, agreement or warranty contained in, or otherwise commits a breach, of the purchase agreement and related transaction documents under which the convertible preferred stock are being sold, and such failure or breach is not cured within 30 calendar days after the company receives notice of such failure or breach;

•

the Company is a party to a change of control transaction which transfers control of greater than 33% of the legal or beneficial ownership of the Company or which is a merger, consolidation, sale of assets or similar transaction following which the shareholders of the Company immediately prior to the transaction own less than 66% of the aggregate voting power of the surviving or acquiring entity;

•

the Company enters into voluntary or involuntary bankruptcy proceedings that are not dismissed within 60 days, is adjudicated bankrupt or insolvent, has a custodian appointed for any significant part of its assets, makes a general assignment for the benefit of creditors, calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, or acts or fails to act in such a manner that it expressly indicates its consent to, approval of or acquiescence in any such proceedings;

•	the company’s common stock is not listed or quoted for trading on the NASDAQ Global Market or NASDAQ Capital Market for more than 5 trading days, even if such days are not consecutive; or

•

any monetary judgment, writ or similar final process is entered or filed against the company or a subsidiary or any of its property or assets for greater than $50,000 and such judgment, writ or similar final process is not vacated, bonded or stayed within 45 calendar days.

Voting Rights

The Preferred Shares shall have the voting rights as described above. However, the Company cannot take any of the following actions without the approval of holders of a majority of the convertible preferred stock:

•	alter or adversely change the rights of Preferred Shares;

•	authorize or create any class of senior or parity preferred stock with respect to dividends, redemption or distribution of assets on liquidation;

•	amend the Company’s articles of incorporation or other charter documents in such a way that it would adversely affect the rights of the Preferred Shares; or

•	increase the number of authorized Preferred Shares without the approval of holders of a majority of the Preferred Shares.

In addition, the company has agreed to not to take any of the following actions without the approval of 67% in stated value of the then outstanding Preferred Shares:

•	amend the articles of incorporation, bylaws or other charter documents of the Company so as to materially adversely affect the rights of any holder of the Preferred Shares;

•	repay, repurchase or offer to repay or repurchase or otherwise acquire any of its common stock, common stock equivalents or securities junior to the Preferred Shares except

•	transactions permitted by the purchase agreement and related agreements under which the Preferred Shares is being sold; or

•

the repurchase of up to 1,000,000 shares of common stock in any 12-month period from employees, officers, directors, consultants or others performing services for the Company or any of its subsidiaries under agreements approved by a majority of the board of directors or under which the Company has the option to repurchase such shares at cost or at cost on the occurrence of certain events such as termination of employment;

•	pay cash dividends or distributions on any securities of the company junior to the Preferred Shares; or

•	enter into any agreement or understanding to take any of the actions listed above.

21.2.4	A description of what action is necessary to change the rights of holders of the shares, indicating where the conditions are more significant than is required by law.

The rights of holders of common stock of the Company cannot be changed without an affirmative vote of the holders of a majority of the outstanding shares of the Company. No separate meetings of the holders of Preferred Shares are required by the Company’s charter documents.

21.2.5	A description of the conditions governing the manner in which annual general meetings and special meetings of shareholders are called including the conditions of admission.

The modalities in which CTI’s annual general meetings and extraordinary general meetings of shareholders are called, are governed by US law and CTI’s amended and restated bylaws. Moreover, at the time of its listing on the Nuovo Mercato (now MTAX), CTI has undertaken certain obligations for the purposes of providing adequate disclosure to those shareholders who hold CTI shares vis-à-vis Monte Titoli S.p.A. (the “Italian Shareholders”), as described in the 2003 Listing Prospectus (the “2003 Listing Prospectus”).

Generally, all shareholders who hold shares of CTI stock on the record date set for the particular meeting have the right to vote at such meeting.

Generally, there are two ways that shareholders can hold shares in a US public company: as record holders (these are the shareholders registered in the Company’s books), or through a nominee which is generally a broker, where they continue to remain as beneficial holders. The transfer agent (is the

Company’s transfer agent is Computershare at the date of this Listing Prospectus) can provide to the Company, at its request, with a list of record holders. In the US, the single largest record holder for most public companies is CEDE & Co., the nominee name for the Depositary Trust Company (“DTC”).

As described in more detail below, the Company does not have direct access to information pertaining to all of the beneficial holders who hold shares through intermediaries, such as brokers or banks. Those beneficial holders are represented in the books of CTI under CEDE & Co. DTC is the depositary that holds shares on behalf of underlying custodian participants, including brokerages and banks. Monte Titoli S.p.A., the central securities depositary in Italy (“Monte Titoli”), is also a custodian participant under DTC. These custodian participants hold shares on behalf of the beneficial holders. These beneficial holders, or those that are not record holders, include individuals and Italian intermediary banks. Although the Company does not list the beneficial holders as record holders, they have the right to vote at each meeting, and DTC grants voting authority to the custodian participants who then pass this authority along to the beneficial holders. In the case of Monte Titoli, DTC provides an omnibus proxy as described under point B) below.

The following paragraphs provide a description of A) US laws and regulations governing shareholders’ meetings, B) disclosure requirements under Italian law regarding the exercise of voting rights in the context of the shareholders’ meeting and C) difficulties faced by CTI in conducting its shareholders’ meetings and prospective solutions going forward.

A)	US laws and regulations

Calling of CTI’s shareholders’ meetings

Article II, Section 5 of CTI’s amended and restated bylaws currently in force provide that, for every shareholders’ meeting, a written notice of the time and place must be mailed to each shareholder entitled to vote at the meeting not more than sixty and not less than ten days before the meeting, unless such notice is waived by the shareholder pursuant to Article II, Section 12 of CTI’s amended and restated bylaws in writing or by the shareholder’s presence at the meeting.

In compliance with Washington state law and with Article II, Section 5 of its amended and restated bylaws currently in force, CTI shall call:

•	the annual shareholders’ meeting with a notice given not more than 60 days before the meeting and not less than 10 days before a meeting;

•

extraordinary shareholders’ meetings concerning a plan of merger or share exchange, a proposed sale of assets other than in the regular course of business or the dissolution of the corporation with a notice given not more than 60 days and not less than 20 days before the meeting date; and

•	any other extraordinary shareholders’ meetings with a notice given not more than 60 days before the meeting and not less than 10 days before a meeting.

For the purposes of the meeting call, the CTI Board of Directors shall determine: (a) the meeting date and (b) the “record date” that is the reference date on which it is determined who are the shareholders entitled to vote at the meeting; as a matter of practice, the record date is usually fixed at the discretion of the Board of Directors approximately one month in advance of the meeting date, however, pursuant to Article II, Section 6 of CTI’s amended and restated bylaws, the record date may be any date not more than 70 days before the meeting and not less than ten days before the meeting.

CTI shall give notice of the meeting date in the U.S. in compliance with the U.S. applicable law by mailing to each shareholder a meeting call notice, as described above. A complete list of shareholders entitled to notice of, and to vote at, the meeting will be open to examination by the shareholders beginning ten days prior to the meeting for any purpose germane to the meeting during normal business hours at the office of the Secretary of the Company in Seattle.

Shareholder proposals (including nominations of directors of CTI) may be considered at an annual meeting only if CTI receives written notice in a timely manner. In order to be timely, a shareholder’s notice must be delivered to the Secretary of CTI not later than ninety days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Under the rules of the SEC, if CTI changed the date of an annual meeting by more than thirty days from the date of the previous year’s meeting, the notice must be received by CTI a reasonable time before it begins to print and mail its proxy materials. A shareholder’s notice must set forth:

•	the name and address of the shareholder who intends to make the proposal;

•

a representation that the shareholder is a holder of record of CTI common stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the proposal; and

•	such other information as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC.

In addition, a nomination for a director of CTI must include:

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder; and

•	the consent of the nominee to serve as a director of CTI if so elected.

Washington law provides that the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting may call a special meeting if they deliver to the secretary an executed dated record for the meeting describing the purpose for which the meeting is to be held. The articles of incorporation or bylaws may require a higher percentage (not in excess of 25%), and the articles of incorporation may limit or deny this right.

Article II, Section 4 of CTI’s amended and restated bylaws currently in force provide that special meetings of shareholders may be held only upon notice given by or at the direction of the president, the board of directors or the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting. Such notice must state the time, place and purposes of the special meeting. In order to call a special meeting, the holders of at least 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting must execute one or more demands to the secretary of CTI set forth in an executed and dated record describing the purpose for which it is to be held. CTI’s amended and restated articles of incorporation currently in force do not limit or deny the right of holders of at least 10% of the votes entitled to be cast on a matter to call a special meeting as provided by Washington law.

CTI has typically held its shareholders’ meetings in Seattle, Washington, however, shareholders’ meetings are not required to be held in Seattle, Washington, and from time to time have been held in Italy such as the most recent annual meeting which was held at the Borsa Italiana in Milan on September 25, 2007.

Proxy materials

CTI must file with the SEC and mail a proxy statement, to shareholders at least ten days in advance of its annual shareholders meeting (or twenty business days if information is being incorporated by reference to other documents filed with the SEC, as permitted in certain circumstances) each year, which proxy statement includes material information (including the recommendation of the board of directors) about the matters to be considered at the annual shareholders’ meeting. The proxy statement must also include detailed disclosure about executive compensation.

SEC Requirements and Procedures

CTI must file with the SEC and mail a proxy statement to shareholders in advance of any special (extraordinary) shareholders meeting (final version is due to be filed with the SEC no later than twenty days in advance of the meeting), which proxy statement includes material information (including the recommendation of the board of directors) about the matters to be considered at the meeting. The proxy statement must supply all information required by Section 14 of the Exchange Act, which sets forth detailed requirements depending upon the type of proposals being considered at the meeting, including the recommendation of the board of directors on each proposal.

Pursuant to the above Section 14 of the Exchange Act, a proxy statement relating to an annual meeting may generally include:

•	information about the annual meeting (e.g., date, time and place and matters to be voted on);

•	information about each class of CTI’s voting securities (e.g., number of shares outstanding and number of votes per share);

•	any limitations or restrictions imposed on shareholders’ abilities to revoke proxies following the granting of the same to representatives of CTI;

•	information about any legal proceedings to which CTI’s directors and executive officers are a party;

•	information about material transactions between CTI and its directors and officers;

•

descriptions of the committees of CTI’s board of directors, including a list of each committee member, the number of committee meetings held by each committee during the last fiscal year and the functions performed by such committees;

•

additional information about CTI’s audit committee, including a report of the audit committee on CTI’s financial statements, a copy of the audit committee’s charter, if any, and disclosure as to whether the members of CTI’s audit committee are “independent” for purposes of Nasdaq’s listing standards;

•	the number of meetings of the board of directors held during the last full fiscal year and information on the attendance of the board members;

•	certain information about directors who resign or decline to stand for re-election to the board due to a disagreement with CTI on any matter related to CTI’s operations, policies or practices; and

•	information about the auditors selected or being recommended to shareholders for election, approval or ratification for the current year.

For annual meetings where the only proposals for shareholder action are routine proposals, such as election of directors, approval of equity compensation or employee stock purchase plans and ratification of the Company’s independent auditors, the Company will generally not need to file a preliminary proxy statement with the SEC and can file the final or “definitive” proxy statement with the SEC no later than the date that its mails such proxy statement to its shareholders. However, if the Company includes proposals in the proxy statement on extraordinary matters that require the filing of a preliminary proxy statement, such as an amendment to the articles of incorporation or a merger or other significant transaction, the Company must first file a preliminary proxy statement with the SEC and allow the SEC ten days to determine whether or not it wishes to review such proxy statement. If the SEC decides not to review or not to comment on the proxy statement, the Company may, not less than 10 calendar days after the filing of the preliminary proxy, file a definitive proxy statement and mail such definitive proxy statement to the shareholders. If the SEC chooses to comment on a preliminary proxy statement, then the comment process can take anywhere from approximately 30-90 days (or sometimes even longer), depending on the extent of the SEC comments and the amendments required in the proxy (as well as other public filings of the Company) as well as the subject matter of the special meeting (for example, a proxy statement to approve a merger will generally undergo a substantial greater review than a proposal to amend the charter to increase the authorized shares). Typically, a public company in the United States would not include the date of the meeting in the proxy statement until it had completed the SEC review process and filed its definitive proxy statement. However, because CTI will provide meeting information to its Italian shareholders in connection with the custody transfer process described below, CTI may need to set the meeting date prior to filing its definitive proxy statement. In the event that the SEC has comments that delays the filing of the definitive proxy statement, CTI may have to postpone the meeting. The SEC comment process is the means by which the SEC oversees the shareholder meeting process in advance of a meeting, however in certain circumstances the SEC may review a proxy statement subsequent to a meeting with respect to disclosure about executive compensation or otherwise with the general outcome that it will request that further information be provided on a future basis in the following year’s proxy statement. The decision whether or not to review a preliminary proxy statement and whether or not to provide comments on a preliminary proxy statement is solely in the discretion of the Securities and Exchange Commission.

If the shareholder listed in CTI’s records is a clearing agency such as DTC, which is the main centralized clearing system in the U.S., Rule 14a-13 of the Exchange Act promulgated by the SEC requires a company to make inquiry to the clearing agency at least twenty business days in advance of the record date of a meeting (or, if twenty business days is impracticable in the case of a special meeting, as soon as practicable in advance of the special meeting) in order to learn the identity of the brokerages (i.e., intermediaries) that hold shares on DTC’s records (and are obligated to provide to the shareholders’ the company’s materials as explained below). CTI must then arrange for a sufficient number of proxy statements to be provided to those brokerages (intermediaries) so that they can re-deliver the (through Broadridge) materials to the ultimate beneficial owners of the shares (as described in greater detail below). SEC rules (Exchange Act Rules 14b-1 and 14b-2) require U.S. intermediaries to forward the company’s materials to the persons shown on their records as holding the shares. The procedures described in this paragraph are the modalities by which shareholders who are not registered in the Company’s books receive the shareholders meeting call because such shareholders would be listed in the Company’s records via the listing of the clearing agency, such as DTC.

The Company shall make available the proxy statement relating to the meeting on the both the Company’s and SEC’s Internet website which the Company does by filing the proxy statement electronically with the SEC at http://www.sec.gov/.

Beginning on July 1, 2007, public companies in the U.S. may begin using new proxy solicitation rules recently promulgated by the SEC, referred to as the “notice and access” model, under which proxy solicitation may be satisfied by sending notice to shareholders of how to access an electronic version of the required proxy materials rather than mailing out the full set of proxy materials. As part of the “notice and access” requirements, companies will need to post proxy materials on a website that does not track any information regarding visitors to that site (other than to log numeric IP addresses) and may not use any email addresses collected solely for the purpose of providing electronic copies of the proxy statement for any other reason (with the intent of such restrictions to maintain the privacy of those US holders who hold their shares with intermediaries or brokerage firms and hold less than 5% of the outstanding shares of the Company). Beginning on January 1, 2008, certain large public companies in the U.S. will be required to use the “notice and access” model, and beginning on January 1, 2009, all companies, including CTI, will be required to use the “notice and access” model, however, any company may voluntarily use the new rules at any time prior to that date. Under these new rules, the Company may either alternatively (a) mail written notice of the meeting, the proposals to be voted on at the meeting and instructions for accessing the proxy materials, along with information for shareholders on how to request printed copies of the proxy materials to be sent to them by first-class mail or electronic copies to be sent to them via electronic mail or (b) mail out the full set of proxy materials to shareholders as has been done in traditional mailings and additionally provide a website where the proxy material can be accessed electronically. In addition, companies that do not send a full set of soliciting material may choose to provide for proxies to be executed via the internet, a telephone number or on proxy cards that can be downloaded, printed and mailed to the company or the agent soliciting proxies on behalf of the company.

In connection with the shareholder’s meeting to be held on January 28, 2008, CTI is not changing any of its procedures because it is not required to under these new rules.

Distribution of proxy materials and exercise of voting rights

Pursuant to Washington State Law (the law to which CTI is subject), the individuals who are entitled to exercise their voting rights at the shareholders’ meetings are (i) those who at a given date (record date) are recorded in the shareholders’ books of CTI (including those shareholders who are clearing agencies, such as DTC) as CTI shareholders and (ii) those third parties to whom these shareholders have conferred an appropriate power of attorney, which includes, but is not limited to a proxy (through a US intermediary holding the shares). A power of attorney is a legal instrument that is used to delegate legal authority to another. The power of attorney gives legal authority to another person to make property, financial and other legal decisions for the person who grants the power of attorney. The power of attorney can be granted in a number of ways, and as discussed above, would include the granting of a proxy.

When the Company holds a shareholder meeting, an entity acting as agent for banks and US brokers who is legally obliged to distribute proxy materials to its customers (currently the Company utilizes Broadridge, an independent third party who provides, on a professional basis, shareholder meeting services to issuers) will (i) collect from US brokers the personal data of CTI shareholders holding their interests with the same US brokers, following the determination of the record date and of the meeting date (which data would include the numbers of shares held by such person as of the record date as well as their mailing address or email address if they have elected to receive communications electronically), and (ii) assign a security code (“security code”) to each shareholder for the purposes described below. The Company is responsible for paying Broadridge’s fee, which is in accordance with SEC rules. The Company also instructs its transfer agent to provide to Broadridge information concerning its registered shareholders (the registered holders are the record holders). This information is obtained for purposes of distributing material for the meeting. Once the material for the meeting is finalized, the Company provides the material to Broadridge, who works with the brokers to send the material to the beneficial holders; the information is directly sent to the record holders by either a third party agent such as Broadridge or by the transfer agent.

CTI shareholders are entitled to vote in person, by naming a substitute proxy (other than the proxy designated by CTI), by any other means permitted by Washington law and our bylaws, by the proxy designated by CTI, according to its amended and restated bylaws currently in force, by sending via mail to the Company a proxy card contained in the proxy statement (In Italy, an Italian shareholder must obtain a Certification—as defined below—from its Italian intermediary bank and present it along with a copy of the proxy card, in order to vote) or by voting on the Internet or by telephone.

Under the latter circumstance (voting on the Internet or by telephone), the security code (note that this number is a unique number for each shareholder – and changes with each meeting) assigned by Broadridge and included on the proxy statement which is sent by mail (or e-mail to those shareholders who elect to receive the proxy statements via e-mail) ad personam to each shareholder as included in Broadridge’s list, will allow such shareholder to vote on the Internet or by telephone, stating his/her security code.

The proxy statement sent to the shareholders generally includes a proxy card which permits each shareholder to designate specified representatives of the company (which may be also members of the Board of Directors) as proxies and instructs the proxies to vote on the shareholder’s behalf for, against or abstaining on the proposals to be voted on at the meeting, in the manner directed by the shareholder in the proxy card. The proxy card may specify that if the relevant shareholder sends the proxy card without any specific voting instruction, the proxy may be voted in favor of the relevant proposal. CTI’s proxy cards always contains a designated proxy. Under U.S. federal law and Washington state law, a shareholder may designate anyone as a proxy; however, as a matter of practice, companies generally designate individuals affiliated with the company as the proxy.

Also, as an alternative modality of voting by proxy, the shareholders may name as a substitute proxy by any other means permitted by Washington law and our bylaws, any other person at their own discretion. Under Washington law, a shareholder or its agent or attorney-in-fact may name a substitute proxy by (i) executing a signed writing naming such proxy, (ii) affixing the shareholders signature to a proxy (including any manual, conformed, facsimile, or electronic signature), or (iii) transmitting or authorizing the transmission of a recorded telephone call, voice mail or other electronic transmission to the person or agent for the person who will be the holder of the proxy provided that such transmission either sets forth or is submitted with information, including any security or validation controls used, from which it can be reasonably determined that the transmission came from the shareholder. An appointment of proxy is revocable by the shareholder unless the proxy states that it is irrevocable and the proxy is coupled with an interest. CTI’s bylaws do not impose any additional requirements on naming a substitute proxy, however, pursuant to the bylaws such proxy is effective on receipt by the person authorized to tabulate votes and such proxy, if not revoked, will be deemed to be valid for eleven months unless a longer period is expressly provided for in the appointment form.

The tally procedures in connection with the voting are supervised by an inspector of elections, who is appointed by the Company. The Board of Directors can appoint the inspector for the meeting or can delegate the appointment of the inspector to one or more officers of the Company. The appointment of an inspector of elections is required under Washington law for a public company such as CTI. The inspector of elections is generally a third party, such as a representative from Broadridge or the transfer agent, having sufficient experience to carry out such role (although no specific professional requirements are required by law and the inspector may be an employee or officer of the Company). The inspector passes on the validity of proxies submitted for tally and certifies as to the accuracy of the tally (and the resulting quorum) and is granted the ability to do this by its appointment by the Board of the Company (including appointment by an officer to whom that duty has been delegated). In carrying out such activity, the Inspector of Elections will generally rely on the accuracy of the information received from Broadridge and the transfer agent and will attend the shareholders’ meeting to record the voting expressed therein.

B)	Disclosure obligations relating to the exercise of the voting rights on the part of the Italian Shareholders

Agreement between the Company and Monte Titoli

With reference to the shares held with Monte Titoli, in light of the fact that only Monte Titoli has a position in DTC register as holding such shares and in order to enable CTI shareholders to exercise their voting rights, at the time of the admission of CTI’s shares to listing on the MTAX (previously, New Market), CTI and Monte Titoli set up an internal operational procedure aimed at providing rules for the compliance with the following obligations:

1)	CTI shall notify Monte Titoli of the date and of the time of each CTI shareholders’ meeting within the periods mentioned under Paragraph A “Calling of CTI Shareholders Meetings” above;

2)	DTC shall grant an Omnibus Proxy (i.e., a general proxy representing all CTI’s shares held by Monte Titoli vis-à-vis DTC) to Monte Titoli;

3)	Monte Titoli, in its turn, shall execute an Omnibus Proxy delegating the voting rights to the CTI beneficial shareholders who are named in the certification for attendance at the shareholder meetings issued by the intermediaries participating in Monte Titoli’s system upon CTI’s beneficial shareholders request (the “Certification”). This Certification certifies that the person named in the Certification is a CTI beneficial shareholder at the record date and, therefore, its production at the meeting entitles the persons named in the Certification or his/her proxy, on the basis of the Omnibus Proxy mechanism mentioned above, to vote at the meeting.

4)	Furthermore, Monte Titoli will transmit to CTI the executed Omnibus Proxy and the list of the intermediaries adhering to the centralized management System and holding CTI shares;

5)	Monte Titoli shall provide information to the brokers participating in the Monte Titoli System in relation to the meeting call and the grant to the intermediaries or to those named in the Certifications of the Omnibus Proxy sent to CTI; and

6)	CTI will send directly to the intermediaries adhering to the centralized management System, holding CTI shares and indicated by Monte Titoli (as above mentioned at point 4), the documentation (proxy statement included) in relation to the meeting that has been called and the relevant matter concerning the exercise of the voting rights. The intermediaries shall make such documentation and information available to CTI shareholders named in the Certifications upon request by the latter, except as described below.

In order to call a special meeting as described under Paragraph A) “Calling of CTI’s Shareholders Meeting” above, the holders of at least 10% of the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, who are Italian holders, shall also send to CTI ‘s secretary adequate evidence of their ownership interests in the Company (including a certification of their ownership of CTI shares which may be provided by their Depositary Bank), in addition to the other documentation required as described above under Paragraph A). While there is no specific statutory requirement to provide such a certification under Washington law and no requirement to do so under the Company’s bylaws, the Company would need to confirm that the shareholders seeking to call the meeting are actually shareholders of the Company. A certification from the Depositary Bank would serve this purpose, or alternatively, the shareholders could provide an affidavit of ownership. However, the certification would still be required to vote.

Publication and availability of meeting documentation to Italian shareholders

On the basis of the procedure mentioned above and as indicated in the 2003 Listing Prospectus, in Italy, the meeting call notice is sent by CTI, together with a copy of the proxy statement in English, within the terms mentioned under Paragraph A “Calling of CTI Shareholders Meetings” (i.e., at least 20 days or 10 days in advance, according to whether the meeting which is being called is an annual or a special one), to Borsa Italiana S.p.A. and (through the centralized management system Monte Titoli as far as the meeting call notice only is concerned), to the authorized intermediaries adhering to the said system.

CTI will also publish the meeting call notice in an Italian newspaper. Please note that the publication deadline will be the same as its mailing commencement deadline (i.e., at least 10 or 20 days in advance of the meeting). The publication will state where the proxy statement is available and will instruct shareholders, who wish to vote, to contact their Depositary Banks (as defined below) to receive the meeting documentation, including the proxy card, and instruct them regarding how to vote their shares.

For the purposes of facilitating the Internet/Phone Voting Procedure (as defined below), CTI will also publish (pursuant to the same modalities as those used for the publication of the meeting call notice) a preliminary notice in an Italian newspaper indicating CTI’s intention to call a shareholders’ meeting. Such preliminary notice will have to be published at least ten days before the relevant record date. This preliminary notice will facilitate the Internet/Phone Voting Procedure as well as remind Italian shareholders the possibility for the same to be registered in the Company’s shareholders books.

The Italian Shareholders may obtain a copy of the meeting notice and of the proxy statement in the following manner:

(i)	at the office of Borsa Italiana S.p.A.;

(ii)	at the office of CTI Europe in Via L. Ariosto 23, Bresso (MI)

(iii)	at the office of the intermediaries having CTI shares on their accounts (the “Depositary Banks”). The Depositary Banks shall make such documentation and information available to CTI shareholders named in the Certifications upon request by the latter. Whether the Italian Shareholder is entitled to directly obtain the relevant meeting documentation from the Depositary Bank, on an on-going basis without any specific request by the former, depends upon the specific terms and conditions governing the contractual relationship between the relevant shareholder and its Depositary Bank;

(iv)	on the SEC’s website (www.sec.gov);

(v)	on the Company’s website (www.cticseattle.com);

the meeting call notice is also published on an Italian newspaper as mentioned above.

The proxy statement will be available to Italian shareholders at least 20 days or 10 days in advance of the meeting, depending on which meeting is being called (i.e., annual or special).

Voting modalities

Italian Shareholders, after having requested and received the relevant Certification by their Depositary Banks, may vote in the following manner:

1.	vote in person, presenting his/her Certification to the inspector of elections at the meeting together with an ID card;

2.	name another person as a substitute proxy by any other means permitted by Washington law and our bylaws (as described under A) above. Such person must provide at the meeting the relevant shareholder’s Certification (or a complete copy thereof) together with the relevant proxy. Please note that pursuant to art. 31 of the Italian Law Decree n. 213 of 1998, “the intermediary a) shall exercise the right relating to the securities, in the name and on behalf of the beneficial holder of the account, if the latter confer a mandate in this connection […]”. In connection with the substitute proxy, please also see Paragraph A “Distribution of Proxy Materials and Exercise of Voting Rights” above;

3.	submitting the proxy card included with the proxy statement (as described under section A) above), as duly filled in and executed, to the Company (at the address shown on the proxy card), together with the Certification, via mail or via fax.

The voting modalities under item 1, 2 and 3 above are available to Italian shareholders without the need for the latter to set up a custody transfer to US accounts.

Internet and telephone voting

With reference to the setting up of the voting modalities over the Internet and over the phone (“Internet/Phone Voting Procedure”), in the 2003 Listing Prospectus, the Company stated that voting modalities over the Internet and over the phone were available to Italian shareholders as well. The Company has been trying to facilitate the voting by its Italian shareholders in this manner, but Italian laws prevent the Company from knowing the names of all its shareholders (save in case and until such shareholders express their intention to participate to the meeting). Also, for the details of the shareholders to be accepted and taken into account by Broadridge, the same would need to be provided to Broadridge by an intermediary having a contractual relationship with Broadridge itself. As the identification of each shareholder and the existence of a contractual relationship between Broadridge and the intermediary providing the information are conditions to allow Broadridge to assign a security code (as a matter of fact, for US shareholders Broadridge collects the personal data of CTI shareholders from US brokers who are allowed to disclose such information to Broadridge and have a contractual relationship with Broadridge but such information is not made available to CTI preserving such US holders privacy) and, therefore, to vote over the Internet or by phone, the Company has not been in a position to provide such facility to its Italian shareholders.

Nevertheless, Italian Shareholders who would like to vote over the Internet or by phone shall be allowed to vote so if they follow the procedure as described below.

After the publication of the preliminary notice of call (which will be published in Italy prior to the setting of the record date and in time for the shareholders to exercise their rights) and before the record date set for each meeting, any Italian Shareholder should give instructions to its Italian Depositary Bank to immediately transfer to its US correspondent bank the shares that he wishes to vote via Internet or by phone (i.e., to make book entry of the shares to the Cede Participant account of their US broker-dealer affiliate) on a separate customer account in the name and for the account of the Italian Shareholders, to be maintained at the U.S. broker-dealer affiliate of that US correspondent bank, and held in custody by the broker-dealer affiliate through the close of business on the record date. The instructions to the Italian Depositary Bank should be given early enough for the Italian Depositary Bank to make the custody transfer in time for the shares of the Italian Shareholder to be held in custody by the broker-dealer affiliate by the record date.

Once the shares of the Italian Shareholder are held in custody by the broker-dealer affiliate, the latter shall be in a position to provide the Italian Shareholder’s details to Broadridge so that the shareholder information compiled by Broadridge (for the purposes of allowing shareholders to vote via Internet or by phone) can include the details of the Italian Shareholder. A computer-generated control number is then included on the proxy card (which is mailed with the proxy statement) and forwarded to each shareholder (including the Italian Shareholder) by mail (or e-mail to those shareholders who elect to receive the proxy statements via e-mail), allowing the shareholder to vote by logging on to proxyvote.com or calling the number provided on the voting card (as this control number identifies him as a shareholder of CTI having the right to vote on the proposals). Italian Shareholders willing to use the Internet/Phone Voting Procedure will need to inquire of their banks as to the time required for the transfer of the shares (which will have to precede the record date and the custody transfer, the latter being generally carried out the day before the record date). Please note that the costs deriving from the transfer, including those debited or claimed by the U.S. broker for the management of the account in the US, may be charged to the Italian shareholder requesting the transfer of its shares.

The setting up of the aforesaid procedure was and is aimed at enabling CTI shareholders resident in Italy to validly exercise their voting rights at CTI’s meetings via internet and telephone voting.

Registration in the Company’s shareholders book

Italian or US Shareholders may also request to be registered in the Company’s shareholders book at any time as a record holder by submitting the relevant request to be conveyed (directly or through the Depository Banks or broker or other intermediary holder of record of such shares) to the Company’s transfer agent (whose details are available on the Company website at its address set forth on the website). The Shareholder or its bank shall attach to the relevant registration request a certification of their ownership to be requested to their Depositary Banks or broker or other intermediary holder of record of such shares.

For an Italian Shareholder, in order to submit a request this way, the Italian Shareholder would first have to contact his/her Italian Depositary Bank in which his/her shares are held, and then the Italian Depositary Bank would have to arrange with Monte Titoli and DTC the completion of the registration procedure in order to remove those shares from the Monte Titoli account and transfer them to the transfer agent in the United States in the name of the shareholder directly. Once the shareholder’s holdings have been put into the direct registration system of the transfer agent via book entry, the transfer agent will provide the shareholder with either a statement of his/her shares or, on request of such shareholder, a paper stock certificate for such shares.

As a consequence of the procedure mentioned above, such shares will be maintained by the transfer agent in the United States in the name of the relevant shareholders who have requested to become a CTI “record holder”. Upon registration, the transfer agent requires to be provided with certain information (for example, the shareholder’s address, and a Form W-8 for non-US holders). .

Once an Italian Shareholder is registered with CTI’s shareholders’ book as a record holder, such shareholder will receive the shareholders’ materials at the address indicated upon registration. Such shareholder will also show as a “registered shareholder” or record holder (as described above) at the Record Date.

In order to sell the shares subsequent to the registration, the shareholder would then need either transfer the securities (direct registration) to the broker or bank of the shareholder’s choice, such that the shares are sold through such broker or bank, or would need to request sale be made by the transfer agent directly, which may limit the shareholder’s ability to control the price at which such shares are sold as the transfer agent is not able to use order limits or other mechanisms that may limit the price at which stock can be sold but must instead sell the stock at prevailing market price within a certain period of time after the request to sell is made.

Payments made to the shareholders in connection with the shares (which would be limited to proceeds from the sale of shares since the Company does not pay dividends on its common stock), are generally made by check for proceeds of the sale after certain transaction fees are withheld. If the shareholder prefers, proceeds may be paid via wire transfer (though wire fees may apply) if the shareholder provides account information to the transfer agent.

The relevant shareholder is cancelled as record holder from the Company’s books when he/she requests to re-register his/her holdings with a broker or a bank or when he/she disposes of them.

Timetable

The following tables summarize the main steps and the indicative timing prior to annual and special shareholders meeting for US and Italian shareholders (“X” is the date of the shareholders’ meeting):

1.	Annual shareholders meeting

US Shareholders		Italian Shareholders*
Action	Date	Action	Date
Request to DTC of list of intermediaries holding shares on DTC’s records	Record Date - 20	Request to Monte Titoli of list of intermediaries holding shares on Monte Titoli’s records.	Because the process is not statutory, there are no specific timing requirements for this action, but the Company historically has sent this request prior to the record date.

-	-	Publication of preliminary notice in Italian newspaper and on the Company’s website in Italian.	Record date – 10

-	-	Deadline for transfer of CTI shares to US accounts, upon instructions of the shareholders to its Depositary Bank, for the purposes of the Internet/Telephone Voting Procedure (allowing voting by phone or Internet).	Record date -1

Record date	X-70 **	Record Date	Between X-70 to X-10**

Deadline for filing with SEC, publication on the Company’s website and mailing to each shareholders of the meeting call notice and proxy statement.	X-10***	Deadline for making available to Borsa Italiana S.p.A. and to Italian intermediaries of meeting call notice and proxy statement, and publication on the Company’s website.	X-10

-	-	Deadline for publication of the meeting call notice on Italian newspaper.	X-10

Availability at CTI’s premises of list of shareholders as at the record date.	X-10	Availability at CTI’s premises of list of shareholders as at the record date.	X-10

Ultimate deadline for shareholders to vote using their proxy card, over the internet or telephone.****	X	Ultimate deadline for shareholders to vote using their proxy card, over the internet or telephone.****	X

Shareholders’ meeting.	X	Shareholders’ meeting.	X

*	Please note that Italian Shareholders may request to be registered in the Company’s shareholders books at any time. For the purposes of being considered as a registered shareholder as at a given record date in connection with a given shareholders meeting, the Italian Shareholder shall ensure to instruct its Depositary Banks for the purposes of the registration procedure and submit the relevant request in time prior to such record date.

**	Article II, Section 6 of CTI’s bylaws provides that the record date is to be not more than seventy days and not less than ten days prior to the date of the shareholders meeting. Typically, the record date is approximately thirty days prior to the meeting, but the date can be set at any point between ten and seventy days prior to the meeting.
***	If the action to be taken at the annual meeting of the shareholders includes a vote to amend the articles of incorporation or a vote on a plan of merger or share exchange, a proposed sale of assets other than in the regular course of business or the dissolution of the corporation, then pursuant to Article II, Section 5 of CTI’s bylaws, notice of the meeting shall be sent to the shareholders not more than 60 days and not less than 20 days prior to such meeting.
****	In general, votes received prior to the closing of the polls at the shareholder meeting will be counted toward the final tally of votes, however, in some instances intermediaries who provide telephone and internet voting services to beneficial owners require votes to be submitted via those means prior to midnight on the day before the shareholder meeting.

2.	Special shareholders meeting

US Shareholders		Italian Shareholders*
Action	Date	Action	Date
Request to DTC of list of intermediaries holding shares on DTC’s records	Record Date - 20	Request to DTC of list of intermediaries holding shares on DTC’s records.	Record Date - 20

-		Publication of preliminary notice on Italian newspaper and on the Company’s website in Italian.	Record Date – 10

-	-	Deadline for transfer of CTI shares to US accounts, upon instructions of the shareholders to its Depositary Bank, for the purposes of the Alternative Voting Procedure (allowing voting by phone or Internet).	Record Date -1

Record date	X-70 **	Record Date	Between X-70 to X-10**

Deadline for filing with SEC, publication on the Company’s website and mailing to each shareholders of the meeting call notice and the proxy statement.	X-10 or X-20, depending on the purpose of the meeting	Deadline for making available to Borsa Italiana S.p.A. and to Italian intermediaries of meeting call notice and proxy statement and publication on the Company’s website.	X-10 or X-20, depending on the purpose of the meeting

	-	Publication of the meeting call notice on Italian newspaper	X-10

	X-10	Availability at CTI’s premises of list of shareholders as at the record date.	X-10

Ultimate deadline for shareholders to vote using their proxy card, over the internet or telephone.***	X	Ultimate deadline for shareholders to vote using their proxy card, over the internet or telephone.***	X

Shareholders’ meeting	X	Shareholders’ meeting	X

*	Please note that Italian Shareholders may request to be registered in the Company’s shareholders books at any time. For the purposes of being considered as a registered shareholder as at a given record date in connection with a given shareholders meeting, the Italian Shareholder shall ensure to instruct its Depositary Banks for the purposes of the registration procedure and submit the relevant request in time prior to such record date.
**	Article II, Section 6 of CTI’s bylaws provide that the record date is to be not more than seventy days and not less than ten days prior to the date of the shareholders meeting. Typically, the record date is approximately thirty days prior to the meeting, but the date can be set at any point between ten and seventy days prior to the meeting.
***	In general, votes received prior to the closing of the polls at the shareholder meeting will be counted toward the final tally of votes, however, in some instances intermediaries who provide telephone and internet voting services to beneficial owners require votes to be submitted via those means prior to midnight on the day before the shareholder meeting.

C) Difficulties have arisen over the time in connection with the Italian Shareholders’ exercise of voting rights and custody transfer to US accounts.

C.1	Issues

For the purposes of the annual meeting quorum, CTI is subject to the corporate laws under which it was incorporated. In particular, under Washington state law an absolute majority (greater than 50 percent of the outstanding shares) of Company shareholders’ votes must be represented at an annual meeting before the Company can take action on proxy items.

During the first two years after the admission to listing on the Nuovo Mercato, the composition of the Company’s shareholdings remained fairly balanced between the Nasdaq and the Nuovo Mercato, the US component being however slightly prevalent over the Italian one. The annual shareholders’ meeting voting quorum (i.e., the minimum number of shareholders which are required to be present in person or by proxy at a meeting in order to validly take action at the meeting) was easily reached in both years because most of shareholders holding CTI’s shares in their accounts in the US (the “US Shareholders”) attended personally or provided voting proxies valid for the purposes of the quorum as it is customary in the US, while – with regard to shares held on accounts in Italy – three funds, holding substantial shareholdings in the Company, ensured an adequate representation of CTI’s common stock held on Italian accounts.

Between 2005 and 2006 the above three funds, however, substantially reduced their shareholdings in the Company so that, based on the information provided by Italian Depositary Banks, as of today most of CTI’s shares held on Italian accounts result to be owned by retail investors.

At the beginning of 2006, following the survey made upon the instructions of the Company, as it is customary in the US, for the purposes of the annual shareholders’ meeting, it came to light that many CTI shares were held on Italian accounts managed by the Italian depositary banks and opened with Monte Titoli; in the light of the particular quorum provided for by the Washington Business Corporation Act with respect to shareholders’ meetings having among the items in their agenda the adoption of certain resolutions, the above change in the Company’s shareholdings composition made the vote of the Italian Shareholders an essential condition for the purposes of validly adopting the above resolutions; these resolutions were among the items in the agenda of the impending 2006 annual shareholders’ meeting.

During the last two years the Company has been trying to hold an annual meeting of its shareholders, as required by the laws of the State of Washington, United States, where it is domiciled, as well as the listing requirements of The Nasdaq Stock Market where its shares are traded in the United States. In addition to electing directors, ratifying its auditors and certain other actions that would generally occur at such an annual meeting, CTI had been seeking shareholder approval of certain other actions, including an amendment to its articles to authorize an increase in the number of authorized shares. At its two scheduled annual meetings in 2006, one in June and one in November held at the Borsa Italiana, CTI was unable to reach a quorum to conduct business and thus no action could be taken. This is because the majority of CTI’s outstanding shares are held by the Italian Shareholders and only about 7% of these shares were actually voted.

Notwithstanding the small number of votes given by the Italian Shareholders (as defined below), CTI could not contact directly such shareholders since – as anticipated above—the Company cannot have access to any information relating to its shareholders, unlike the US. For the same reason, the delivery of the documentation relating to each shareholders meeting is left completely with the Depository Banks which believe that they are not under any obligation to transmit such documentation unless so provided by the terms and conditions governing their relationship with their clients (while in the US brokerages are under the obligation to transmit voting materials to shareholders).

C.2	Description of the custody transfer to US accounts carried out in connection with the Special Meeting held on April 2007

On April 10, 2007, (following publication of the meeting call notice on an Italian newspaper on 2 March, 2007 and the setting of a record date on March 12, 2007the Company was eventually able to hold a special meeting of its shareholders and increase its authorized common stock with the assistance of certain Italian Depositary Banks which agreed—subject to the relevant shareholder not taking any action— to make book entry transfer of their share positions at Monti Titoli to their U.S. correspondent banks, which on their turn transferred the shares to an account of the Italian bank at its U.S. affiliate broker-dealer (each correspondent bank may have a U.S. affiliate broker-dealer different from those of other correspondent banks) on the record date set for that meeting. This permitted such broker-dealers under the securities laws of the United States and the rules of the New York Stock Exchange to vote these shares at the Special Meeting, to the extent that the Italian Shareholders did not instruct their brokers, to vote the shares pursuant to the modalities provided in the proxy statement (as described under Section B above) or did not instruct the U.S. affiliate broker-dealer, through their brokers, to abstain from taking any action in relation to the shares, including the attendance to the meeting and the exercise of voting rights.

Please note that, following the custody transfer with the U.S. affiliate broker-dealer on the record date, Italian Shareholders have maintained the right to vote at the meeting with the modalities described under Section B above (except for the Internet/Telephone Voting Procedure) or to provide instruction to U.S. affiliate broker-dealer, through their Depository Banks to abstain from taking any action in relation to the shares, including the exercise of voting rights.

Under such circumstance, the Company gave in the second half of February 2007 to the Depository Banks (i) an operational memorandum including the necessary instructions to carry out the above mentioned custody transfer and (ii) a letter from the CEO of the Company to its shareholders for the purposes of (a) mainly inviting the shareholders to vote with the modalities described under Section B above and (b) describing the timetable and the consequences resulting from the custody transfer in case of failure to take any action on the part of the relevant shareholder. The Company undertook to reimburse the Depository Banks and certain Affiliate Brokers Dealers of any cost borne by the same for the purposes of the delivery of the abovementioned letter to the shareholders.

The shareholders meeting was held on April 10, 2007, and the shareholders approved the amendment to CTI’s amended and restated Articles of Incorporation to increase the number of authorized shares from 210,000,000 to 410,000,000 and to increase the number of authorized shares of the common stock from 200,000,000 to 400,000,000 which, after giving effect to the reverse split of the Company’s common stock on April 15, 2007, resulted in 110,000,000 authorized shares of the Company, of which 100,000,000 shares were designated as common stock.

C.3	Description of the custody transfer to US accounts carried out in connection with the Annual Meeting held on September 2007

The Company convened the Annual Shareholders Meeting at the offices of Borsa Italiana on September 25, 2007 with a record date set on July 31, 2007 and publication of the meeting call notice on an Italian newspaper on 19 July 2007. The Company used the same process adopted at the special meeting held in April (see Section C.2. above) for the proposals in connection with which was possible to apply the custody transfer.

Such proposals included the election of five directors, including three directors who were nominated for election in 2006 and those other directors eventually appointed in the Board of Directors prior to the distribution of the proxy statement, approval of certain equity plans and the ratification of the appointment of Stonefield Josephson, Inc. as the Company’s independent auditors for 2006 and 2007.

At the shareholders meeting held on September 25, 2007, took the following actions:

•

two Class III directors, Dr. Mary O. Mundinger, Dr. PH and Dr. Jack W. Singer, M.D. were elected to serve until the 2009 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

•

two Class I directors, Dr. Philip M. Nudelman, Ph.D. and Mr. John H. Bauer, were elected to serve until the 2010 Annual Meeting of Shareholders and until their respective successors are elected and qualified;

•	one Class I director, Dr. Frederick W. Telling, Ph.D., was elected to serve until the 2008 Annual Meeting of Shareholders and until his successor is elected and qualified;

•	the 2007 Employee Stock Purchase Plan, or the ESPP, and the reservation of 250,000 shares of common stock for issuance under the ESPP was approved;

•

the amendment and restatement of our 2003 Equity Incentive Plan as our 2007 Equity Incentive Plan, or 2007 Plan, to, among other things, remove provisions of the existing 2003 Equity Incentive Plan requiring mandatory grants of specific amounts to directors and increase the number of shares of common stock available for issuance under the 2007 Plan by 5,000,000 shares was approved; and

•	the selection of Stonefield Josephson, Inc. as our independent auditors for the years ending December 31, 2006 and 2007 was ratified.

In light of the above, the Company contacted all the Depository Banks which were registered with Monte Titoli as holding CTI shares on the basis of a list provided by Monte Titoli for the purposes of obtaining, on an individual negotiation basis, their necessary collaboration. Only part of the contacted Depository Banks agreed to the custody transfer to the US accounts.

The Company gave in the second half of June 2007 to the Depositary Banks which agreed to the custody transfer (i) an operational memorandum including the necessary instructions to carry out the above mentioned custody transfer and (ii) a letter from the CEO of the Company to CTI’s shareholders. The letter of the CEO, James Bianco, mainly encouraged the shareholders to attend in person the meeting or to vote by sending a proxy card. Such letter also summarized the custody transfer procedure, describing the timetable and the consequences resulting from the custody transfer in case of failure to take any action on the part of the relevant shareholder (stating that, if the shareholder consented to the custody transfer and did not provide voting instructions, the US broker/dealer could exercise its discretionary voting authority in connection with certain subject matters in the agenda). Most of the Banks confirmed that they had sent the letter mentioned above to their clients/shareholders prior to the record date. The letter did not include a description of the access modalities to the meeting documentation as, at the time of the delivery of the letter to the Depository Banks, the relevant proxy statement was not in a definitive form, had not been filed with the SEC and therefore was not accessible. The Company undertook again to reimburse the Depository Banks and certain Affiliate Broker Dealers of any cost borne by the same for the purposes of the delivery of the abovementioned letter to the shareholders.

On the basis of the procedure described in the memorandum above, each Monte Titoli participating Depository Bank which agreed to the custody transfer, made a book entry transfer of that bank’s customer holdings to the Cede participant account of their US correspondent Bank. Instructions were also given by the Italian Depository Bank to their U.S. correspondent Bank to immediately transfer the same shares to a separate customer account for the Italian Bank, to be maintained and held in custody by the broker-dealer affiliate through the close of business on the record date. In accordance with NYSE Rule 452, in the absence of the receipt of separate voting instructions from the Italian customers of such Depositary Bank or the Italian Depository Bank (according to the contractual arrangements with the client), the Italian Bank’s entire account position, as of record date, was voted by Broadridge, on matters for which brokers had discretionary authority, as proxy agent for the US broker-dealer affiliate. The broker-dealer affiliates had legal discretion to vote as they chose, although in most cases they followed the recommendations of the Board of Directors.

Therefore, in accordance with NYSE Rule 452 (which also applies to Nasdaq-listed companies), with regard to those Italian Shareholders whose Depository Banks agreed to the custody transfer, after having received the relevant documentation mentioned above (i.e., the operational memorandum and the letter from the CEO of CTI), (i) if they did not instruct their brokers to vote the shares pursuant to the modalities provided in the proxy statement (as described under Section B above) or (ii) did not instruct the U.S. affiliate broker-dealer, through their brokers, to abstain from taking any action in relation to the shares, including the attendance to the meeting or the exercise of voting rights, the relevant shares were taken into account for the purposes of calculating the achievement of the quorum and the affiliate broker-dealers were permitted to vote these shares at the Annual Meeting for the proposals in connection with which it was possible to apply the custody transfer on the basis of the discretionary authority provided to them by US law. Please note that Italian Shareholders consented to the custody transfer procedure by a mechanism of “silent-consent”.

Please note that, following the custody transfer with the U.S. affiliate broker-dealer on the record date, Italian Shareholders maintained the right to vote at the meeting with the voting modalities described under Section B above (i.e. in person, by proxy or by means of the proxy card) or to provide instruction to the U.S. affiliate broker-dealer, through their Depository Banks, to abstain from taking any action in relation to the shares, including the attendance to the meeting or the exercise of voting rights. Please note that if a shareholder provided instructions to abstain from voting, those shares still counted towards the establishment of a quorum.

Once the custody transfer had been activated, the US affiliate broker was allowed to receive specific voting instructions to be voted at the meeting by a Depositary Bank (acting on behalf of a client, upon his/her specific voting instructions). Such voting instructions can be provided at any time up until the time of meeting even if initial instructions have already been provided.

The transfer procedure mentioned above does not imply any additional charge/burden on the part of, nor does it limit the right of disposal of the shares by the Italian shareholders whose Depositary Bank agreed to such transfer.

The following table summarizes the activities that Italian shareholders may carry out in connection with the custody transfer procedure and the indicative deadlines:

Activity	Deadline
Instructions to the relevant Depository Bank not to carry out the custody transfer	Prior to the record date as indicated by Depository Banks on a case-by-case basis

Provide the relevant Affiliate Broker-Dealer (through the Depository Bank if that is the case) with instructions to abstain from taking any initiative (including voting)	On or prior to the Shareholders’ Meeting as indicated by Depository Banks on a case-by-case basis

Providing voting instructions (also through the Depository Bank *	Shareholders’ Meeting

*	Note that whether or not the Italian shareholder has asked the Depository Bank to hold its shares out of the custody transfer, the Italian shareholder still retains the right to vote his or her own shares by providing instructions to the Company regarding voting (or abstaining from voting). In the event the Company receives directions on voting shares directly from an Italian shareholder, the inspector of elections must determine whether or not such shares have already been included in the calculations regarding shares voted by the U.S. Affiliate Broker/Dealer on behalf of the bank through which such Italian shareholder holds his or her shares and, if such shares have been voted by such U.S. Affiliate Broker/Dealer, to remove the relevant number of votes from those cast by the U.S. Affiliate Broker/Dealer on behalf of the Italian bank.

Conditions to the exercise of discretionary authority under NYSE Rule 452

NYSE Rule 452 describes how US brokers are permitted to vote on matters when given proxies. Brokers are required to vote as instructed on proxies, and if no instructions are provided may exercise discretion in voting, except in cases where they are prohibited from exercising discretionary authority. Pursuant to NYSE Rule 452, generally speaking, brokers may not exercise discretionary authority if a matter: (i)is not submitted to stockholders by means of a proxy statement comparable to that specified in Schedule 14-A of the Securities and Exchange Commission; (ii) is the subject of a counter-solicitation, or is part of a proposal made by a stockholder which is being opposed by management (i.e., a contest); (iii) relates to a merger or consolidation (except when the company’s proposal is to merge with its own wholly owned subsidiary, provided its shareholders dissenting thereto do not have rights of appraisal); (iv) involves right of appraisal; (v) authorizes mortgaging of property; (vi) authorizes or creates indebtedness or increases the authorized amount of indebtedness; (vii) authorizes or creates a preferred stock or increases the authorized amount of an existing preferred stock; (viii) alters the terms or conditions of existing stock or indebtedness; (ix) involves waiver or modification of preemptive rights; (x) changes existing quorum requirements with respect to stockholder meetings; (xi) alters voting provisions or the proportionate voting power of a stock, or the number of its votes per share; (xii) authorizes the implementation of any equity compensation plan, or any material revision to the terms of any existing equity compensation plan; (xiii) authorizes a new profit-sharing or special remuneration plan, or a new retirement plan, the annual cost of which will amount to more than 10% of average annual income before taxes for the preceding five years, or the amendment of an existing plan which would bring its cost above 10% of such average annual income before taxes; (xiv) changes the purposes or powers of a company to an extent which would permit it to change to a materially different line of business and it is the company’s stated intention to make such a change; (xv) authorizes the acquisition of property, assets, or a company, where the consideration to be given has a fair value approximating 20% or more of the market value of the previously outstanding shares; (xvi) authorizes the sale or other disposition of assets or earning power approximating 20% or more of those existing prior to the transaction; (xvii) authorizes a transaction not in the ordinary course of business in which an officer, director or substantial security holder has a direct or indirect interest; or (ix) reduces earned surplus by 51% or more, or reduces earned surplus to an amount less than the aggregate of three years’ common stock dividends computed at the current dividend rate.

The requirement under the first bullet is satisfied by including the item (on which the discretionary authority is to be exercised) in a proxy statement that meets the SEC’s requirements regarding the content of such proxy statement.

As mentioned above the US broker-dealers are permitted to vote on certain matters on a discretionary basis pursuant to Rule 452, which means that the broker-dealers may vote as they choose on such matters and they are not required to vote in any particular way. The pre-requisite of such authority is that the US broker-dealers hold in custody securities for the account of their clients in the context of the provision of broker-dealing services.

In exercising their discretionary authority, US broker-dealers will generally vote as recommended by the board of directors. Broker-dealers are, however, completely free to vote as they choose and do not have any liability vis-à-vis their clients and how they decide to vote.

Broker-dealers in the United States are not compensated or reimbursed by their clients or any other parties for voting on behalf of their clients pursuant to Rule 452. They are compensated from their clients for their services as broker-dealers only.

C.4	Outlook and further undertakings by the Company

The Company currently expects that action to be taken at a subsequent special meeting or annual meeting would be substantially similar to the procedures set forth above so long as more than a majority of the Company’s shares remain held by Italian shareholders, subject to the cooperation of the banks holding CTI shares vis-à-vis Monte Titoli. However, the Company is also currently exploring alternative solutions to further facilitate the participation to shareholders’ meeting (including the exercise of voting rights) by Italian Shareholders and the reaching of quorums to validly conduct business at its shareholders’ meetings. For the time being and failing the finding of any alternative solution, the Company does not exclude to use the same process adopted in connection with the meeting held in April and September 2007, subject to the cooperation of the banks holding CTI shares vis-à-vis Monte Titoli. With respect to the custody transfer (the “Custody Transfer Procedure”), the Company is, nevertheless, willing to review the modalities thereof for the purposes of providing even more information to Italian shareholders and facilitate their participation and voting in the context of shareholders’ meeting.

Below is a description of how the Company intends to improve the custody transfer’s modalities for the above purposes, as well as of two further procedures that the Company intends to propose to the Depositary Banks.

A)	Review of the custody transfer

As anticipated, for the purposes of providing even more information to its shareholders and facilitate their participation and voting in the context of the shareholders’ meetings, the Company is reviewing the custody transfer modalities. In particular, the Company will:

1) amend the CEO’s letter to shareholders (which is delivered to the Depositary Banks at least 20 days prior to the record date and distributed by the Depositary Bank to their clients at least 10 days prior to the record date so that this will inform Italian shareholders in advance of the meeting:

- of how to have access to the proxy materials which will be available at least 20 or 10 days prior to the shareholders meeting, according to the meeting (i.e., by accessing the SEC or the Company’s website, by requesting their Depositary Bank, by requesting the Company’s Italian offices directly or by requesting Borsa Italiana);

- of how to exercise their voting rights, including how to resort to the Internet/Telephone Voting procedure (for the purposes of voting by phone or by Internet);

- that the Company will request the Depositary Banks to carry out the custody transfer for the purposes of reaching the quorum;

- of how to prevent their Banks from carrying out the custody transfer and of how to prevent the US broker-dealer from exercising its discretionary authority once the custody transfer has been carried out;

- of how to have their shares registered in the Company’s shareholders book;

- that the US broker-dealers are permitted to vote on certain matters on a discretionary basis pursuant to Rule 452;

- that the transfer procedure does not imply any additional charge/burden on the part of the Italian shareholders whose Depositary Bank agreed to such transfer.

2) amend the operational memorandum so that this will:

- expressly request the Depositary Banks to provide the Company CEO’s letter to their clients within at least 10 days prior to the record date and to warn the latter that, failing any explicit prohibition to the custody transfer, their Banks will proceed with transferring their shares on the US accounts;

- expressly refer to this Listing Prospectus and to the sections hereof which describe, in particular, the custody transfer, the Internet/Telephone Voting Procedure and the modalities for registration of the shares with the Company’s shareholders book;

- expressly request the Depositary Banks to make the proxy materials available to their clients upon request by the latter.

3) request the Depositary Banks to provide their clients after the record date with a second notice informing them of where they can have access to the proxy materials (meeting call notice and proxy statements), including at the Depository Banks themselves.

All the above improvements have already been implemented upon the calling of the Company shareholders’ meeting to be held on January 28, 2008.

B)	Potential Additional procedures

As mentioned above, CTI is currently not able to contact its Italian shareholders who do not own their CTI shares in registered name directly since – essentially because of a prohibition based on Italian privacy laws—it cannot have access to any information relating to them. For the same reason, the delivery of the documentation relating to each shareholders meeting is left completely with the Depository Banks which believe that they are not under any obligation to transmit such documentation unless so provided by the terms and conditions governing their relationship with their clients (while in the US brokerages are under the obligation to transmit voting materials to shareholders and the cost of mailing such materials is borne by the Company).

B1) For the purposes of, in particular, (i) providing the Italian shareholders at their own address with information on the shareholders’ meetings and (ii) allowing them to vote by Internet or by phone (in cases where such shareholders are not willing to resort to the Internet/Telephone Voting Procedure described under B) above or to be registered in the Company’s shareholders book), the Company will explore the possibility of requesting the Depositary Banks to enter into an agency voting agreement with Broadridge (or any other company that provides agency voting services) so that Broadridge or such other company providing agency voting services can receive, as of the record date set for each shareholders’ meeting, the personal data of Italian shareholders (on the condition that Italian shareholders authorize the Depositary Banks to disclose their details to Broadridge pursuant to Italian privacy laws). In other words, if the Depositary Banks were in a position to validly disclose their clients’ (i.e., CTI shareholders’) details to Broadridge (or another agency voting service), the latter (on the basis of a specific agreement with the Depositary Banks) would be able to (i) provide the Italian shareholders at their own address with information on the shareholders’ meetings and (ii) assign a Security Code to each of them, so allowing Italian Shareholders to vote by Internet or by phone.

The effectiveness of the above procedure will ultimately rely on the availability and willingness of the Depositary Banks to enter into an agency voting agreement with Broadridge or another company providing such services, as well as on the Italian shareholders’ consent to the disclosure of their details to Broadridge by the Depositary Banks.

The Company will also continue to explore the possibility of requesting the Depositary Banks to enter into framework agreements for the purposes of governing the technical modalities and the terms and conditions of any future custody transfer the Company may decide to use.

* * * * *

With respect to the registration of Italian shareholders in the Company’s shareholders book as well as US record holders, the Company will contract with a third party, such as Broadridge or the Company’s transfer agent, for all future special and annual meetings so that shareholders registered in the Company shareholders book held by the transfer agent will be permitted to avail themselves of the voting modalities over the internet and over the phone.

21.2.6	A brief description of any provision of the issuer’s articles of association, statutes, charter or bylaws that would have an effect of delaying, deferring or preventing a change in the control of the issuer.

Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a change in control of the company. Chapter 23B.17 of the Washington Business Corporation Act (the WBCA) prohibits, subject to certain exceptions, a merger, sale of assets or liquidation of the company involving an “interested shareholder” (defined as a person or group of affiliated persons who own beneficially 20% or more of the company’s voting securities) unless the transaction is determined to be at a “fair price” or otherwise approved by a majority of the company’s disinterested directors or is approved by holders of two thirds of the company’s outstanding voting securities, other than those held by the interested shareholder. A Washington corporation may, in its articles of incorporation, exempt itself from coverage of this provision, but the company has not done so. In addition, Chapter 23B.19 of the WBCA prohibits the company, with certain exceptions, from engaging in certain significant business transactions with an “acquiring person” (defined as a person or group of persons who acquire 10% or more of the company’s voting securities without the prior approval of the company’s board of directors) for a period of five years following the acquiring person’s share acquisition date. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, or otherwise allowing the acquiring person to receive any disproportionate benefit as a shareholder. The company may not exempt itself from coverage of this statute. These statutory provisions may have the effect of delaying, deterring or preventing a change in control of the company.

CTI’s board of directors is divided into three approximately equal classes of directors serving staggered three–year terms. In addition, CTI’s Amended and Restated Articles of Incorporation currently in force provide that directors may be removed from office only at a meeting of shareholders called expressly for that purpose and only for cause. CTI’s Amended and Restated Articles of Incorporation currently in force limit “cause” to willful misfeasance having a material adverse effect on the company or conviction of a felony, provided that any action by a director shall not constitute “cause” if, in good faith, the director believed the action to be in or not opposed to the best interests of the company or if the director is entitled to be indemnified with respect to such action under applicable law, CTI’s Amended and Restated Articles of Incorporation currently in force or Amended and Restated Bylaws currently in force, or a contract with the company. Further, CTI’s Amended and Restated Bylaws currently in force require a shareholder to provide notice to the company of such shareholder’s intent to nominate a person or persons for election as directors not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders or, in the case of an election to be held at a special meeting of shareholders for the election of directors, the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. A shareholder must also provide CTI with notice of such shareholder’s intent to make any proposal at an annual meeting of shareholders not later than 90 days prior to the first anniversary of the previous year’s annual meeting of shareholders. These provisions may have the effect of deterring hostile takeovers or delaying change in control or management of the Company.

21.2.7	An indication of the articles of association, statutes, charter or bylaw provisions, if any, governing the ownership threshold above which shareholder ownership must be disclosed.

Directors and officers of the Company and any 10% or greater beneficial owner of shares of Company stock are required to file reports with the U.S. Securities and Exchange Commission to reflect any change in ownership of such shares.

21.2.8	A description of the conditions imposed by the memorandum and articles of association statutes, charter or bylaw governing changes in the capital, where such conditions are more stringent than is required by law.

An amendment to the articles of incorporation of CTI, including an amendment of its authorized share capital, requires the approval of CTI shareholders, which would be obtained at an annual or special meeting. CTI shall disclose the recommendation of the board regarding shareholder proposals in an English version of the proxy statement at least 10 days before the shareholders’ meeting. The proxy statement will be filed with the SEC and available to the public also on the SEC’s website over the Internet. The Company will file with its registered offices in Italy and with Borsa Italiana the proxy statement, which shall include the new articles of incorporation to be approved by the shareholders.

CHAPTER 22 MATERIAL CONTRACTS

22.1	Relevant contracts other than those entered into in the normal course of business

22.1.1	Agreements with Novartis

22.1.1.1 CO-DEVELOPMENT AGREEMENT

In September 2006, CTI entered into an exclusive worldwide licensing agreement with Novartis International Pharmaceutical Ltd., or Novartis, for the development and commercialization of XYOTAX.

Under this agreement, Novartis has the right to elect to participate and control the future development and commercialization of XYOTAX (the “XYOTAX Election”) at any time until thirty (30) days after the approval of XYOTAX in the U.S. or Europe which satisfies certain conditions (the “ “). If Novartis makes the XYOTAX Election, then it would be obligated to pay 100% of development and commercialization costs incurred after the election; provided that CTI would reimburse Novartis for 20% of development costs associated with label expansion or regulatory required post-approval trials. Additionally, if Novartis makes the XYOTAX Election, then subject to certain conditions, CTI would (i) have the right to devote up to 35 full-time employees to XYOTAX commercialization efforts, (ii) receive a royalty on XYOTAX worldwide net sales, and (iii) be eligible to receive up to $270 million of milestone payments if all milestones are achieved. Milestone payments are based on a mix of targets regarding sales levels (dollar thresholds) and regulatory approvals for various indications.

The table of the milestones targets in connection with the XYOTAX Election is set forth under Section 8.2 (a) of the Novartis Co-Development Agreement (which is available to the public as indicated below) and reported below (please refer to the Agreement for the definitions used in the table):

MILESTONE

Product Approvals in the US:

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in the US for First Line treatment of NSCLC or Second Line treatment of NSCLC.

•	Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in the US for the treatment of Ovarian cancer

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in the US for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

Product Approvals in Europe:

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Europe for First Line treatment of NSCLC or Second Line treatment of NSCLC

•	Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Europe for the treatment of Ovarian cancer

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in Europe for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

Product Approvals in Japan:

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Japan for First Line treatment of NSCLC or Second Line treatment of NSCLC

•	Receipt by Novartis or receipt by Licensor and transfer to Novartis of Product Approval for the Product with an Acceptable Label in Japan for the treatment of Ovarian cancer

•

Receipt by Novartis or receipt by Licensor and transfer to Novartis of the first Product Approval for the Product with an Acceptable Label in Japan Label in Japan for the treatment of any one of the following cancers: Breast, Prostate, Head and Neck or Radiosensitization

Sales Milestones:

•	The first achievement of Net Sales of Product in the Territory in any Calendar Year of US$1 billion

•	The first achievement of Net Sales of Product in the Territory in any Calendar Year of US$1.5 billion

•	The first achievement of Net Sales of Product in the Territory in any Calendar Year of US$2 billion

In addition, Novartis has an option to enter into an exclusive worldwide license to develop and commercialize pixantrone (the “Pixantrone Option”) at any time until the later to occur of (i) three hundred sixty-five (365) days after the database on CTI’s ongoing phase III study of pixantrone is locked or (ii) thirty (30) days after the expiration of the Xyotax Participation Period. If Novartis exercises its Pixantrone Option, then CTI and Novartis are obligated to use commercially reasonable efforts to negotiate in good faith the details of a definitive agreement, based on certain agreed terms. These agreed financial terms vary depending on whether Novartis has also made the XYOTAX Election. In general, if Novartis has decided not to make the XYOTAX Election, then CTI would be eligible to receive (i) a customary royalty on pixantrone worldwide sales and (ii) up to $71 million of milestone payments (if all milestones were achieved). If Novartis decides to exercise its Pixantrone Option and at such time has exercised, or has not given up, its rights with respect to XYOTAX, then CTI would be eligible to receive (i) up to $104 million of milestone payments if all milestones were achieved, (ii) a $7.5 million license fee, (iii) a customary royalty on pixantrone worldwide net sales and (iv) expense reimbursement and future expense sharing on terms similar to those related to the XYOTAX Election. Milestone payments under the Pixantrone Option are also based on a mix of targets regarding sales levels and regulatory approvals.

The additional milestone payments that will be due to CTI on election of the Pixantrone option if Novartis has decided not to make the XYOTAX Election range from $3 million to $18 million based on regulatory approvals in each of the US and Europe for two different designated therapeutics areas as well as additional milestones ranging from $10 million to $25 million based on the achievement of two specific net sales thresholds in the US. The additional milestone payments that will be due to CTI on election of the Pixantrone option if Novartis has made the XYOTAX Election (or has not given up its rights with respect to XYOTAX) range from $3 million to $18 million based on regulatory approvals in each of the US and Europe for five different designated therapeutics areas as well as additional milestones ranging from $5 million to $20 million based on the achievement of three specific net sales thresholds in the US.

No election or exercise of any option under the Novartis Co-Development Agreement has yet occurred, and therefore no payments have yet been made under the agreement. The Novartis Co-Development Agreement is available (save for the omitted confidential information as agreed with the SEC) on Form 8-K filed with the SEC on September 18, 2007, on the Company’s website www.cticseattle.com and on the SEC’s website www.sec.org.

22.1.1.2 SECURITIES PURCHASE AGREEMENT

In connection with the co-development agreement, CTI also entered into a securities purchase agreement with Novartis, under which CTI agreed to sell and Novartis agreed to purchase an aggregate of 8,670,520 shares of our common stock for a total purchase price of $15 million.

In October 2006, both the co-development and securities purchase agreements became effective upon the receipt of antitrust regulatory clearance, and accordingly, CTI closed the sale of the shares of common stock to Novartis. Expenses related to this sale were approximately $0.2 million and were recorded in common stock as an offset to proceeds received.

22.1.1.3 REGISTRATION RIGHTS AGREEMENT

In connection with the sale of its common stock, CTI entered into a registration rights agreement with Novartis, under which CTI agreed to prepare, file and have declared effective a shelf registration statement with the Securities and Exchange Commission, or SEC, covering the resale of this common stock and to maintain the effectiveness of such registration statement. If CTI fails to achieve either of these obligations CTI is required to make certain payments to Novartis of up to 1% of the purchase price of the common stock per month for each that CTI is not in compliance with these requirements. The registration statement was declared effective in November 2006.

CTI analyzed the default payment requirement related to the continuing registration effectiveness obligation in accordance with FSP EITF 00-19-2 which specifies that the contingent obligation to make future payments under a registration payment arrangement should be separately recognized and accounted for under SFAS 5. As CTI has never had a registration rights agreement lose effectiveness after its initial effectiveness has been declared, it was determined that the probability of payment under the registration rights agreement is remote under SFAS 5 guidance. As such, CTI did not recognize a liability related to the registration payment arrangement.

22.1.2	Equity Financing Agreement

On June 21, 2006, CTI entered into a Step-Up Equity Financing Agreement, as amended on December 15, 2006, with Société Générale. Subject to certain conditions, the agreement (as amended) allows CTI to issue to Société Générale shares of our common stock in a series of tranches until January 31, 2009, unless extended by the parties. Under the agreement, CTI can initially issue up to €45 million worth of its common stock based on a pre-determined formula and has the right to increase the total amount of all issuances to up to €60 million worth of its common stock. Any issuance of CTI common stock pursuant to this agreement is at CTI’s election and CTI is not required to issue any common stock.

For each tranche under the Step-Up Equity Financing Agreement, the number of New Common Shares issued by the Issuer and subscribed by Société Générale shall be determined by Société Générale at the end of the Reference Period, between a minimum and a maximum threshold calculated on the basis of the volume and volatility of market prices recorded during the Reference Period.

In particular, the minimum threshold corresponds to:

(i)	if the volatility of the price of the Common Shares, calculated on the ten days preceding the last day of the Reference Period, is equal to or less than 45%, the lower of (a) the double of the average daily trading volume, excluding block trades, of the Common Shares on the Italian Stock Exchange during the Reference Period (the “Average Volume”) and (b) 2,400,000 Common Shares;

(ii)	if the volatility of the price of the Common Shares, calculated on the ten days preceding the last day of the Reference Period, is greater than 45%, then the lower of (a) 1.5 times the Average Volume and (b) 1,800,000 Common Shares.

The maximum threshold corresponds to the higher of (a) 8 times the Average Volume, and (b) 10,000,000 Common Shares. The maximum threshold cannot exceed the maximum amount of New Common Shares that the Issuer is willing to issue for each tranche, as disclosed in the Share Issue Notice.

Within five business days of CTI and Société Générale’s satisfaction that Société Générale will be able to comply with its registration notice requirements in a manner customary for offerings on the Italian Stock Exchange, CTI is required to pay a fee of approximately $1.1 million and, including this payment, have incurred total expenses related to this agreement of approximately $1.2 million which are recorded in other assets as of December 31, 2006. In addition, on each settlement of a share issuance, CTI must pay a subscriber fee equal to 3.5% of the selling price as well as 2.0% of the aggregate selling amount raised during each fiscal quarter. As of the date of this Prospectus, there have not been any shares of common stock issued under this agreement.

Please also see Chapter 30 of the Prospectus. This description of the Step-Up Equity Financing Agreement does not purport to be complete and is qualified in its entirety by the full text of the Step-Up Equity Financing Agreement, which is attached as Annex B hereto, together with its Italian translation.

22.1.3	Divestiture of TRISENOX and Certain Proteasome Assets

On July 18, 2005, CTI completed the divestiture of TRISENOX® (arsenic trioxide), an anti-cancer compound, and certain proteasome assets to Cephalon Inc., or Cephalon. Proceeds from the divestiture, net of broker fees, were approximately $71.9 million which includes proceeds received from transition services provided. In addition, in the future CTI may potentially receive up to an additional $100 million if Cephalon is successful in achieving certain sales and development milestones, although achievement of such milestones is uncertain. As TRISENOX was CTI’s only commercial product, it no longer has revenues from product sales.

22.1.4	PharmaBio Royalty Obligation

In December 2004, CTI entered into a royalty interest financing arrangement with PharmaBio for $25.0 million in financing and $5.0 million in services to be provided by PharmaBio and its affiliates and paid by PharmaBio. Upon the divestiture of TRISENOX, CTI made a payment to PharmaBio of $39.4 million from the proceeds received from the divestiture, terminating its obligations under the financing agreement with PharmaBio. PharmaBio’s obligation to provide to CTI the remainder of the $5.0 million in services survived the termination of its obligations, of which $4.4 million has been provided as of December 31, 2006.

22.1.5	Acquisition of Systems Medicine, Inc.

On July 24, 2007, the Company announced it had entered into an Acquisition Agreement (the “Acquisition Agreement”) by and among CTI, Cactus Acquisition Corp., a Delaware corporation and direct, wholly-owned subsidiary of CTI (“Cactus Sub”), Saguaro Acquisition Company LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of CTI (“Saguaro Sub”), Systems Medicine, Inc., a Delaware corporation (“SMI”) and Tom Hornaday and Lon Smith as Stockholder Representatives (as that term is defined in the Acquisition Agreement), pursuant to which (1) Cactus Sub will merge with and into SMI in a statutory reverse triangular merger (the “First Merger”) with SMI as the surviving corporation of the First Merger, and (2) immediately following the effectiveness of the First Merger, SMI shall merge with and into Saguaro Sub in a statutory forward triangular merger (the “Second Merger” and collectively or in seriatim with the First Merger, as appropriate, the “Merger”) with Saguaro Sub as the surviving entity as a direct, wholly-owned subsidiary of CTI.

The Acquisition Agreement is available on Form 8-K filed with the SEC on July 27, 2007, on the Company’s website www.cticseattle.com and on the SEC’s website www.sec.org.

On July 31, 2007, we completed the acquisition of Systems Medicine, Inc., or SMi, in a stock for stock merger. Pursuant to the terms of the acquisition, we issued to SML stockholders an aggregate of 4,211,856 shares of our common stock in exchange for outstanding SMi common stock. Of the total shares issued, 421,186 remain in an escrow account subject to any claim for indemnification made by us.

Upon the twelve month anniversary of the closing date, the acquisition agreement provides instructions on the release of the remaining escrowed shares. Under the agreement, Systems Medicine, Inc. became Systems Medicine, LLC, or SM, and now operates as a wholly-owned subsidiary of CTI.

The total cost of the acquisition is estimated to be approximately $20.4 million, based on the fair value of our common stock of $4.718, the average price of our common stock during a 5-business day period prior to the date of the acquisition agreement (July 17, 18, 19, 20 and 23, 2007) and related transaction costs, consisting primarily of financial advisory, legal and accounting fees. The direct transaction costs are estimated, pending resolution of certain accruals as of September 30, 2007, related to the acquisition.

SMi’s stockholders as of the date of acquisition could also receive a maximum of $15 million in additional consideration (payable in cash or stock at our election, subject to certain Nasdaq limitations on issuance of stock) upon the achievement of certain FDA regulatory milestones in the development of brostallicin. Milestone payments will be due upon each of (a) receipt of written acknowledgement by Systems Medicine or CTI or any of their affiliates from the U.S. Food and Drug Administration regarding the acceptability of pivotal trial(s) for NDA approvability of brostallicin (such NDA to be based on “context of vulnerability” studies focused on indications such as, but not limited to, fibrosarcoma (t12/16), tumors with DNA mismatched repair defects or GSH/.GST over-expressing tumors), and (b)receipt by Systems Medicine or CTI of notice from the U.S. Food and Drug Administration of approval of a new drug application for brostallicin. At this time, it is not possible to predict whether these milestones will be achieved; accordingly, the following estimated purchase price does not reflect the payment of this contingent consideration.

22.2	Other relevant contracts involving obligation or rights for the member of the CTI group that could significantly affect the Issuer’s ability to meet its obligations vis-a –vis the shareholders

Not applicable.

CHAPTER 23 THIRD PARTY INFORMATION AND STATEMENT BY EXPERTS AND

DECLARATIONS OF ANY INTEREST

23.1	Opinions and reports of experts

This Prospectus contains no opinion or report of third parties acting as experts.

23.2	Faithful reproduction of information concerning the Issuer provided by third parties

Third-party information contained in this Section of the Prospectus and generally in the entire Prospectus has been faithfully reported and, as far as the Issuer knows or could know based on the information published by the aforesaid third parties, no fact or part of this information, which would make the information reproduced inaccurate or deceitful have been omitted. The relevant source is indicated every time that the aforesaid information from third parties is cited in this Prospectus.

CHAPTER 24 DOCUMENTS AVAILABLE TO THE PUBLIC

The following documents are available to the public during the life of this prospectus:

1.	All financial information publicly filed, including CTI’s audited consolidated annual financial statements for the fiscal years ended December, 31 2004, 2005 and 2006 in its annual reports and CTI’s quarterly reports for the quarters ended March, 31 2006 and 2007 can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

2.	CTI’s amended and restated bylaws currently in force can be found in appendix H of the Registrant’s Registration Statement on Form S-4 (no. 333-106906), which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

3.	CTI’s amended and restated articles of incorporation currently in force, as amended can be found in an exhibit to the Registrant’s Current Report on Form 8-K filed on April 16, 2007 (with amendments to the articles in exhibits to the Registrant’s Current Reports on Form 8-K filed on July 27, 2007, August 21, 2007 and December 3, 2007), which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

4.	CTI’s Step-Up Equity Financing Agreement and related amendments can be found on the Company’s website at www.cticseattle.com/investors_sec.htm as follows:

•	The Step-Up Equity Financing Agreement can be found in exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on June 23, 2006.

•	Amendment No. 1 to the Step-Up Equity Financing Agreement can be found in exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on August 3, 2006.

•	Amendment No. 2 to the Step-Up Equity Financing Agreement can be found in exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2006.

•	Amendment No. 3 to the Step-Up Equity Financing Agreement can be found in exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 21, 2006.

5.	A copy of Grant Thornton LLP’s letter to the SEC dated September 1, 2005 can be found in exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed on September 2, 2005, which can be found on the Company’s website at www.cticseattle.com/investors_sec.htm.

CHAPTER 25 INFORMATION ON HOLDING

The organizational structure of the Company is represented in the table in Chapter 7 above.

The Group headed by CTI is made up of the wholly-owned following subsidiaries:

•

CTI Technologies, Inc. is a Nevada, U.S., based company that owns certain patents. The registered office is 101 Convention Center Drive, Suite 850, Las Vegas, Nevada 89109. Share capital at December 31, 2006 amounts to $12,500,010 issued and fully paid. CTI Technologies, Inc’s share capital is wholly held by CTI

•

Cell Therapeutics Europe S.r.l, is an Italian company that performs certain research and development activities. The registered office is Via Ariosto, 23 – 20091 Bresso (MI), Italia. Share capital at December 31, 2006 amounts to $142,406,129 issued and fully paid. CTI Therapeutics Europe S.r.l’s share capital is wholly held by CTI

•

CTI Corporate Development, Inc. held the lease for the airplane used by CTI for corporate travel. The airplane lease was terminated in November 2005 and this subsidiary is inactive. The registered office is 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. There was no share capital at December 31, 2006.

•

Cell Therapeutics (Ireland) Holding Limited is an Ireland company created to license and market certain intellectual property. The registered office was at 38 Main Street, Swords, Co. Dublin, Ireland This company was liquidated in December 2006 and there was no share capital at December 31, 2006.

•

In May 2007, CTI formed Aequus Biopharma, Inc., and contributed to Aequus a license to develop CTI’s Genetic Polymer ™ technology in exchange for 70% of the equity ownership of Aequus. The Gentic Polymer technology was created at CTI to speed the manufacture, development and commercialization of novel biopharmeceuticals. The registered office of Aequus Biopharma is 11042 Forest Lane NE, Bainbridge Island, WA 98110.

•

In July 2007, CTI acquired Systems Medicine, Inc., a privately held oncology company. Systems Medicine will continue to operate as a wholly-owned subsidiary of CTI, utilizing its genomic-based platform to guide development of CTI’s oncology products, including brostallicin. The registered office is 4320 N. Campbell Avenue, Suite 226, Tuscon, AZ 85718. For more information on this acquisition, see Section 5.1.5 of this Prospectus.

CHAPTER 26 PERSONS RESPONSIBLE FOR THIS PROSPECTUS

26.1	Persons responsible for this Prospectus

Please see Chapter 1, paragraph 1.1.

26.2	Statement of responsibility for this Prospectus

Please see Chapter 1, paragraph 1.2.

CHAPTER 27 RISK FACTORS

The detailed description of the specific Issuer’s Risks Factors within the market where its activity is carried out and regarding the listing of its Shares are described in Chapter 4.

CHAPTER 28 KEY INFORMATION

28.1	Working Capital Statement

Cash and cash equivalents, securities available-for-sale and interest receivable are approximately $38.3 million as of September 30, 2007. In addition, in December 2007, we closed a Series D 7% convertible preferred stock and common stock warrant financing generating proceeds of approximately $6.1 million, net of placement agency fees. Before December 2007, CTI had approximately $55.9 million in principal due on our convertible subordinated and senior subordinated notes in June 2008 and this net amount is not sufficient to repay these notes and to fund our planned operations for the next twelve months, which raises substantial doubt about our ability to continue as a going concern. On the other hand, CTI planned to restructure these notes and in December 2007, the Company exchanged approximately $36.08 million of its existing 5.75% convertible subordinated notes and 5.75% convertible senior subordinated notes due in 2008 for approximately $23.25 million of a new series of 5.75% senior convertible notes due in 2011 and also issued 5,459,574 shares of its common stock, no par value. The new 5.75% convertible senior notes bear an annual interest rate of 5.75 percent and are initially convertible into shares of CTI’s common stock at a rate of 333.333 shares per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of $3.00 per share, as may be automatically adjusted from time to time if certain events, such as a stock split or other change in the capitalization of the Company, were to occur. As of December 31, 2007, we have approximately $19.8 million of convertible notes remain outstanding and mature in June 2008 together with additional outstanding indebtedness. Accordingly, we will need to raise additional funds and are currently exploring alternative sources of equity or debt financing.

While we have a €60 million (approximately $80 million) Step-Up Equity Financing Agreement with Société Générale which we may be able to utilize to provide additional equity funding for the purposes of financing our operations, which primarily includes clinical development of drug candidates, including XYOTAX, pixantrone and brostallicin, as well as commercialization activities and general corporate purposes, including working capital, repayment of debt and research expenses, additional funding may not be available on favorable terms or at all. If additional funds are raised by issuing equity securities, substantial dilution to existing shareholders may result.

For additional information on capital resources, please see Chapter 10 of this Prospectus. For additional information on liquidity, please see Section 20.6.1 of this Prospectus.

28.2	Capitalization and indebtedness

The following table provides a description of the issuer’s capitalization and indebtedness as of September 30, 2007 and December 31, 2006, 2005 and 2004 (in thousands of US dollars):

	September 30,	December 31,
	2007	2006	2005	2004
Current portion of long-term obligations	$1,698	$2,816	$2,880	$1,382
Current portion of derivative liability	—	2,270	—	—
Current portion of convertible senior subordinated notes	27,407	—	—	—
Current portion of convertible subordinated notes	28,490	—	—	—
Current portion of convertible senior notes	—	—	6,900	—

Total current debt	57,595	5,086	9,780	1,382

Long-term obligations, less current portion	3,921	4,667	7,326	5,053
Royalty obligation	—	—	—	25,123
7.5% convertible senior notes	32,155	45,916	—	—
6.75% Convertible senior notes	6,926	6,945	72,146	—
Convertible senior subordinated notes	55,150	82,557	122,079	160,459
Convertible subordinated notes	—	28,490	29,640	29,640

Total non-current debt	$98,152	$168,575	$231,191	$220,275

The following table provides the amount of the issuer’s shares issued and outstanding as of September 30, 2007 and December 31, 2006, 2005 and 2004:

	September 30,	December 31,
	2007 (1)	2006	2005	2004
Series A 3% Convertible Preferred Stock	6,850	—	—	—
Series B 3% Convertible Preferred Stock	15,380	—	—	—
Series C 3% Convertible Preferred Stock	8,284	—	—	—
Common Stock	51,404,265	145,588,923	73,421,721	63,862,658

(1) The Company’s financial information reflects a one-four-four reverse stock split for the Company’s Common Stock that occurred on April 15, 2007. Shares outstanding and per share information has been adjusted to reflect this reverse stock split.

The following table provides a description of the issuer’s net indebtedness as of October 31, 2007, September 30, 2007 and December 31, 2006, 2005 and 2004 (in thousands of US dollars):

	October 31,	September 30,	December 31,
	2007	2007	2006	2005	2004
Net Financial Standing
Cash and cash equivalents	(10,315)	(11,700)	(17,129)	(50,022)	(105,033)

Restricted cash	—	—	—	(25,596)	__

Securities available-for-sale	(20,148)	(26,251)	(36,708)	(18,858)	(10,840)

Long term obligations, current portion	1,253	1,698	2,816	2,880	1,382

Current portion of derivative liability	—	—	2,270	—	—

Current portion of convertible senior subordinated notes	27,407	27,407	—	—	—

Current portion of convertible subordinated notes	28,490	28,490	—	—	—

Convertible senior notes, current portion	—	—	—	6,900	—

Net Financial Standing, current portion	26,687	19,644	(48,751)	(84,696)	(114,491)

Convertible senior subordinated notes	55,150	55,150	82,557	122,079	160,459

Convertible subordinated notes	—	—	28,490	29,640	29,640

Long term obligations, less current portion	4,236	3,921	4,667	7,326	5,053

Convertible senior notes, less current portion	39,111	39,081	52,861	72,146	__

Net Financial Standing, less current portion	98,497	98,152	168,575	231,191	195,152

Net Financial Indebtedness	125,184	117,796	119,824	146,495	80,661

28.3	Interest of natural and legal persons involved in the issue/offer

There are no interests relevant for the Offers which are the subject matter of this Prospectus.

28.4	Reasons for the offer and use of proceeds

CTI will retain broad discretion over the use of the net proceeds from the sale of its securities under the Offers. CTI currently anticipates using the net proceeds from the sale of its securities hereby primarily for clinical development of drug candidates, including XYOTAX, pixantrone and brostallicin, as well as commercialization activities and general corporate purposes, including working capital, repayment of debt and research expenses. Specifically, CTI intends to focus research and development capabilities on continued application of CTI’s patented polymer drug delivery technology to expand its portfolio of improved versions of currently marketed anti-cancer drugs, and actively investigate approaches to improving current therapeutic agents against validated drug targets in order to discover novel agents with improved side effect and efficacy profiles compared to competitor drugs.

CTI also might use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies.

Pending the use of the net proceeds, CTI intends to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

CHAPTER 29 INFORMATION CONCERNING THE SECURITIES TO BE OFFERED/ ADMITTED TO

TRADING

29.1	Type and class of the securities being offered and/or admitted to trading

Any New Common Shares offered in the Offers will be Common Shares and have ISIN code US1509344040.

29.2	Legislation under which the securities have been created.

The shares will be issued pursuant to the U.S. Legislation and will be admitted to listing on Nasdaq pursuant to Nasdaq Rules and to MTAX [Standard 1] pursuant to Borsa Italiana Rules.

29.3	An indication whether the securities are in registered form or bearer form and whether the securities are in certificated form or book-entry form. In the latter case, name and address of the entity in charge of keeping the records.

Any New Common Shares issued will be in registered form and may be issued in either certificated form or book-entry form. If shares are issued in book-entry form, the record will be kept by Computershare Investor Services, LLC, 250 Royall Street, Canton, Massachusetts, 02021.

29.4	Currency of the securities issued

The value of the shares to be issued is expressed in USD.

29.5	Description of the rights attached to the securities, including any limitations of those rights, and procedure for the exercise of those rights

Each holder of Common Shares is entitled to one vote for each share held on all matters to be voted upon by the shareholders and there are no cumulative voting rights. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Shares are entitled to receive ratably the dividends, if any, that are declared from time to time by the board of directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Shares are entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of Common Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Shares. All outstanding Common Shares are fully paid and nonassessable. The rights, preferences and privileges of the holders of Common Shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that CTI may designate in the future.

29.6	In the case of new issues, a statement of the resolutions, authorizations and approvals by virtue of which the securities have been or will be created and/or issued.

Any issuance of New Common Shares in the context of a Share Capital Increase will be approved by resolution of the Board of Directors at the time of such issuance. Any Share Capital Increase may be approved by the Board of Directors within the limit of the authorized shares set in the Company’s Amended and Restated Articles of Incorporation currently in force.

29.7	In the case of new issues, the expected issue date of the securities.

In the case of any Offer, New Common Shares will be issued, in accordance with the provisions of the Step-Up Equity Financing Agreement, not later than the settlement date (which shall occur not later than the third business day following termination of the Reference Period).

29.8	A description of any restrictions on the free transferability of the securities.

The Company’s Amended and Restated Articles of Incorporation and Amended and Restated Bylaws currently in force do not provide for any restriction on the free transferability of Common Shares. Any restrictions on the free transferability of any New Common Shares that may be issued will be determined at the time of issuance and will depend on factors such as contractual terms and statutory or regulatory restrictions.

29.9	An indication of the existence of any mandatory takeover bids and/or squeeze-out and sellout rules in relation to the securities.

29.9.1	US regime:

There are no rules regarding mandatory takeover bids and/or squeeze-outs and sellouts in relation to the New Common Shares under Washington law.

29.9.2	Italian regime:

This section has been intentially omitted.

29.10	An indication of public takeover bids by third parties in respect of the issuer’s equity, which have occurred during the last financial year and the current financial year. The price or exchange terms attaching to such offers and the outcome thereof must be stated.

There have been no takeover bids by third parties in respect of the Company’s equity securities during the previous fiscal year or current fiscal year.

29.11	In respect of the country of registered office of the issuer and the country(ies) where the offer is being made or admission to trading is being sought:

The Company encourages each investor to consult with his, her or its own tax advisor as to particular tax consequences to it of holding and disposing of the Company’s Common Shares, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

In general, dividend payments, or other taxable distributions, made within the United States to a shareholder will be subject to backup withholding tax if the shareholder is a non-corporate U.S. Holder and the shareholder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the Internal Revenue Service that it has failed to report all interest or dividends required to be shown on its federal income tax returns; or

•	in certain circumstances, fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you sell your stock to or through a United States office or broker, the payment of the proceeds is subject to United States backup withholding unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your stock through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then backup withholding generally will not apply to that payment.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

29.12	Italian tax regime

This section has been intentionally omitted.

CHAPTER 30 TERMS AND CONDITIONS OF THE OFFERS

This listing prospectus covers the issuance from time to time of new shares of common stock of CTI in a single transaction or series of transactions either pursuant to Société Générale in an amount not to exceed Euro 60 million (approximately $80.7 million US dollars, using the exchange rate as of May 31, 2007) and to be issued pursuant to the terms of the Step-Up Equity Financing Agreement (the “Offers”).

30.1	Conditions, offer statistics, expected timetable and action required to apply for the offers.

30.1.1	Conditions to which the offers are subject.

The obligations of Société Générale to subscribe for the New Common Shares are subject to standard condition precedents set forth in the Step-Up Equity Financing Agreement, including inter alia: (i) the Issuer has performed in all respects its duties and obligations under the above mentioned agreement; (ii) the Issuer’s representations and warranties included in the above mentioned agreement are true and correct in all respects as of the date of the Share Issue Notice; (iii) listing of the Common Shares has not been suspended or threatened to be suspended on any market or exchange, including without limitation, by Consob, the Italian Stock Exchange, the SEC or the Nasdaq; (iv) no Event of Default (as defined in the Step-Up Equity Financing Agreement) has occurred; (v) registration statements and prospectuses as defined in the mentioned agreement are effective and no order suspending the effectiveness of the same has been issued as well as no proceeding for such purposes have been initiated or threatened by the SEC; (vi) registration statements and prospectus as defined in the mentioned agreement, shall not contain an untrue statement of a material fact or omit material information and (vii) no Take-Over Bid (as defined in the Step-Up Equity Financing Agreement) is under way.

30.1.2	Total amount of the Offers.

Any Offer will be carried out pursuant to the Step-Up Equity Financing Agreement according to which the Issuer may issue to Société Générale New Common Shares worth up to Euro 45 million, in one or more tranches, and has the right to increase (the “Increase Option”) the total amount of all issuances up to Euro 60 million of New Common Shares (“Maximum Amount”). Any issuance of New Common Shares under this facility is at the Issuer’s election. The aggregate amount of New Common Shares to be issued in each tranche or in the aggregate is dependent on the issue price for each issuance (as determined pursuant to the Step-Up Equity Financing Agreement and described below) and therefore cannot be determined at this time.

30.1.3	The offer period and description of the modalities of subscription.

Any Offer will take place no later than January 31, 2009, unless extended by the parties. The subscription of the New Common Shares will be carried out by payment in cash by Société Générale.

30.1.4	An indication of when, and under which circumstances, the offer may be revoked or suspended and whether revocation can occur after dealing has begun.

Both the Issuer and Société Générale have the right to postpone any issue/subscription of New Common Shares in the event, inter alia, that the closing price of the Common Shares recorded on the second business day of a Reference Period is lower by more than 4% than the closing price of the Common Shares recorded on the date of the Share Issue Notice, and in such a case the relevant issue may be postponed from one to five business days, except in case the Issuer and Société Générale decide to cancel it or the above situation ceases to exist prior to the end of the five-days extension period. In the event that the above situation lasts for more than five days, the issue is automatically cancelled.

The Issuer and Société Générale have the right to postpone any issue/subscription of New Common Shares also in the event that the daily Volume-Weighted Average Price for any trading day during the three-day Reference Period exceeds by more than 5% the lowest daily Volume-Weighted Average Price during such three-day Reference Period, and in such a case the relevant issue may be postponed from one to five business days, except in case the above situation cease to exist prior to the end of the five-days extension period. In the event that the above situation lasts for more than five days, the issue is automatically cancelled.

30.1.5	Reduction of the subscription amount and refunding.

Not applicable.

30.1.6	Minimum and/or maximum amount of application.

For each tranche under the Step-Up Equity Financing Agreement, the number of New Common Shares issued by the Issuer and subscribed by Société Générale shall be determined by Société Générale at the end of the Reference Period, between a minimum and a maximum threshold calculated on the basis of the volume and volatility of market prices recorded during the Reference Period.

In particular, the minimum threshold corresponds to

(i)	if the volatility of the price of the Common Shares, calculated on the ten days preceding the last day of the Reference Period, is equal to or less than 45%, the lower of (a) the double of the average daily trading volume, excluding block trades, of the Common Shares on the Italian Stock Exchange during the Reference Period (the “Average Volume”) and (b) 2,400,000 Common Shares;

(ii)	if the volatility of the price of the Common Shares, calculated on the ten days preceding the last day of the Reference Period, is greater than 45%, then the lower of (a) 1.5 times the Average Volume and (b) 1,800,000 Common Shares.

The maximum threshold corresponds to the higher of (a) 8 times the Average Volume, and (b) 10,000,000 Common Shares. The maximum threshold cannot exceed the maximum amount of New Common Shares that the Issuer is willing to issue for each tranche, as disclosed in the Share Issue Notice.

30.1.7	Withdrawal of the subscription.

Not applicable.

30.1.8	Payment for and delivery of the New Common Shares.

The payment of the New Common Shares issued in an Offer shall be carried out on the date of the delivery of such shares by the Issuer to Société Générale’s account at the relevant depositary.

The settlement date shall occur not later than three Business Days following the end of each Reference Period, unless another date is agreed by the Issuer and Société Générale.

30.1.9	Results of the Offers.

The results of any Offer will be made public via a press release to the market, simultaneously in Italy and the U.S., on the first business day following the end of the Reference Period and provided that the New Common Shares have been effectively issued, disclosing the number of the New Common Shares issued and the relevant Share Issue Price. In any event, the above information will also be disclosed pursuant to Section 9 of Consob Regulation. Moreover, the Issuer will promptly disclose to the market any related variation to its share capital.

The execution of the Step-Up Equity Financing Agreement was disclosed on June 21, 2006.

30.1.10	The procedure for the exercise of any right of pre-emption, the negotiability of subscription rights and the treatment of subscription rights not exercised.

Not applicable.

30.2	Plan of distribution and allotment

30.2.1	The various categories of potential investors to which the securities are offered.

Any Offer will be made to Société Générale.

30.2.2	Major shareholders or members of the issuer’s management, supervisory or administrative bodies intending to subscribe to the offer, or persons intending to subscribe for more than five per cent of the Offer.

Société Générale will be subscribing to the full amount of any Offer.

30.2.3	Pre-allotment disclosure

Not applicable.

30.2.4	Process for notification to applicants of the amount allotted.

Not applicable.

30.2.5	Over-allotment and green shoe

Not applicable.

30.2.6	Resale of New Common Shares by Société Générale

Following any Offer, Société Générale will resell the shares of common stock it purchases for its own account. CTI will not receive any proceeds from the sale of shares of common stock by Société Générale. Société Générale may, from time to time, sell all or a portion of those shares:

•	in privately negotiated transactions;

•	in sales “at the market” to or through a market maker;

•	by delivery of shares in settlement of option/short sales transactions;

•	in block trades;

•	in any combination of such methods of sale; and

•	in any other legal method of disposition.

Société Générale will make such sales at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing prices, or at negotiated prices. Société Générale is not restricted as to the price at which it may resell our shares. Société Générale may effect sales by selling to or through one or more broker-dealers. Broker-dealers that purchase shares from Société Générale may resell such shares from time to time in any of the manners described above. In connection with such resales, broker-dealers may pay or receive commissions.

30.3	Pricing

30.3.1	Pricing

The price of the New Common Shares issued in any Offer will be determined pursuant to the criteria set forth in the Step-up Equity Financing Agreement. In particular, the share issue price will be 94% of the lowest volume weighted average price (block trades excluded) of the Common Shares on the Italian Stock Exchange during the relevant Issue Reference Period and rounded down to 0.01 (the “Volume Weighted Average Price”).

30.3.2	Disclosure of the offer price.

Please see Sections 30.1.9 and 30.3.1 above.

30.3.3	If the issuer’s equity holders have pre-emptive purchase rights and this right is restricted or withdrawn, indication of the basis for the issue price if the issue is for cash, together with the reasons for and beneficiaries of such restriction or withdrawal.

Under Washington state law and the Company’s Amended and Restated Articles of Incorporation currently in force, the Company’s shareholders do not have any pre-emptive purchase rights.

30.3.4	Where there is or could be a material disparity between the public offer price and the effective cash cost to members of the administrative, management or supervisory bodies or senior management, or affiliated persons, of securities acquired by them in transactions during the past year, or which they have the right to acquire, include a comparison of the public contribution in the proposed public offer and the effective cash contributions of such persons.

Not applicable.

30.4	Placing and Underwriting

30.4.1	Name and address of the co-ordinator(s) of the global offer.

This Section is not applicable to the Offer.

30.4.2	Name and address of any paying and depository agents.

This Section is not applicable to the Offer.

30.4.3	Placing and underwriting agreement.

For the Step-Up Equity Financing Agreement, please see Chapter 22, Section 22.2.1 of this Prospectus

30.4.4	When the placing/underwriting agreement has been or will be reached.

The Step-Up Equity Financing Agreement is dated June 21, 2006. Other than the Step-Up Equity Financing Agreement and related amendments, the Company does not expect to enter into any further agreements for the purposes of any Offer.

CHAPTER 31 ADMISSION TO TRADING AND DEALING ARRANGEMENTS

31.1	Listing markets.

The shares of the Company were admitted to listing on the MTAX, Standard 1 (prior Nuovo Mercato), organized and managed by Borsa Italiana S.p.A, with notice n. 3187 of 10 December 2003.

As of the date of publication of the Prospectus, the Offers provide for the issue of up to Euro 60 million in a series of Offers which amounts to more than 10% of the Issuer’s share capital already admitted to trading. Therefore, the Issuer could not be exempted from the obligation to publish a listing prospectus in relation to the issue of the New Common Shares under any Offer pursuant to art. 57, point a) of Consob Regulation; such publication was authorized by Consob by notice n. 8001861 of January, 8 2008.

Pursuant to the Article 2.4.1 of the Borsa Instructions, the New Common Shares issued under any Offer will be automatically admitted to listing on the MTAX Standard 1 subject to the existence of all conditions required under applicable law.

31.2	All the regulated markets or equivalent markets on which, to the knowledge of the issuer, securities of the same class of the securities to be offered or admitted to trading are already admitted to trading.

As of the date hereof, the Common Shares of the Issuer are also admitted to trading on the Nasdaq Stock Exchange in the U.S.

The Issuer has notified the Nasdaq of the execution of the Step-Up Equity Financing Agreement and will provide Nasdaq with a copy of any press release announcing the issuance of Shares pursuant to any Offer.

31.3	If simultaneously or almost simultaneously with the creation of the securities for which admission to a regulated market is being sought, securities of the same class are subscribed for or placed privately or if securities of other classes are created for public or private placing, give details of the nature of such operations and of the number and characteristics of the securities to which they relate.

The Issuer does not exclude that in the future it will carry out other subscription transactions or private placements of shares of the same class of those which are the subject matter of this Offer.

31.4	Intermediary.

Not applicable.

31.5	Stabilization.

No stabilization activity is envisaged by the Issuer or other entities appointed by the Issuer in connection with any Offer.

CHAPTER 32 SELLING SHAREHOLDERS

32.1	Selling Shareholders

Not applicable.

32.2	Number and classes of the New Common Shares offered by the Selling Shareholders

Not applicable.

32.3	Lock-up agreement

With reference to the Step-up Equity Financing Agreement, from the date of the Share Issue Notice through the Reference Period, (i) Société Générale has undertaken not to engage in any short sales or hedging transactions with respect to any of the New Common Shares to be issued on the succeeding settlement date (as defined in the above mentioned agreement) through any trade of the Issuer’s Common Shares directly on the Italian Stock Exchange or any other market or exchange upon which Common Shares are then traded (except trades by the Société Générale’s affiliated banking and brokerage businesses on their own behalf and on behalf of their customers), and (ii) the Issuer has undertaken not to trade any Common Shares directly on the Italian Stock Exchange or any other market or exchange upon which Common Shares are then traded.

During each Reference Period and each Minimum Time Interval (meaning the period beginning with the first Business Day following any settlement date (as defined in the above mentioned agreement) and ending on the trading day where 15% of the total cumulative trading volume on the Issuer’s Common Shares since the end of most recent Reference Period exceeds the number of New Common Shares issued on the most recent settlement date(as defined in the above mentioned agreement)) the Issuer shall not issue, offer, lend, sell or contract to sell, place, pledge, create liens over, charge, assign, create any other security interest or equity over Common Shares, or issue options, warrants, derivative instruments or other instruments linked to or in respect of Common Shares, or otherwise dispose of, directly or indirectly, or announce an offering or sale of, any Common Shares or any other securities exchangeable for, convertible into, representing, or substantially similar to, Common Shares (or any interest therein or in respect thereof), or deposit any Common Shares in any depositary receipt program or enter into any transaction with an equivalent or comparable economic effect as, or agree to do, any of the foregoing, except with the prior written consent of Société Générale, except for (i) the issuance of Common Shares in accordance with terms of options or warrants issued prior to such Reference Period or Minimum Time Interval, (ii) the issuance of options to employees, directors and consultants in the ordinary course of business pursuant to plans adopted prior to such Reference Period or Minimum Time Interval, (iii) the issuance of Common Shares upon the exercise or conversion of, and in accordance with the terms of, warrants and convertible notes issued prior to such Issue Reference Period or Minimum Time Interval, and (iv) the issuance of securities in connection with bona fide strategic partnership arrangements with pharmaceutical or biopharmaceutical companies specifically approved by the Issuer’s Board of Directors.

CHAPTER 33 EXPENSE OF THE ISSUE/OFFERS

The expenses related to any Offer cannot be determined at this time. Please note that any Offer includes a subscriber fee to be paid to Société Générale equal to 3.5% of the selling price as well as a commitment fee equal to 2.0% of the aggregate selling amount raised during each fiscal quarter, and that CTI paid Société Générale a fee of Euro 800,000 upon the effectiveness of the Step-Up Equity Financing Agreement. Assuming that under the Offer, the Issuer will issue and Société Générale will subscribe for the Maximum Amount (also considering the increase option) of Euro 60 million, expenses connected to the above mentioned fees would amount to at least Euro 3,300,000. Other estimated expenses connected with this Prospectus, including accounting, legal, translation and other miscellaneous fees will be approximately $670,000.

CHAPTER 34 DILUTION

The Share Capital Increases will have a dilution effect on the net assets value per share (patrimonio netto per azione) as a consequence, in particular, of the discount applied on the issue price of the New Common Shares. The amount of such dilution depends, in particular, on the amount of any share capital and on the issue price paid at the time of the subscription.

CHAPTER 35 ADDITIONAL INFORMATION

35.1	Advisors mentioned in the Listing Prospectus.

No advisor is mentioned in the Listing Prospectus.

35.2	Other information included in the Listing Prospectus subject to limited review by the auditors

Not applicable

35.3	Opinions and reports of experts

Please see Chapter 23, Section 23.1 of the Prospectus

35.3	Faithful reproduction of information concerning the Issuer provided by third parties

Please see Chapter 23, Section 23.2 of the Prospectus.

APPENDICES

A.	Step-Up Equity Financing Agreement and related amendments

B.	Consolidated Financial Statements of the Company

C.	Chapter 12.6 of the 2003 Listing Prospectus

D.	Chapter 12.5 of the 2003 Listing Prospectus Updated to Reflect Changes in the Relevant Laws and Regulations